SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

DALEEN TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(DALEEN LOGO)

                    , 2002

Dear Stockholder:

      You are cordially invited to attend a Special Meeting of Stockholders of Daleen Technologies, Inc. to be held on                     , 2002, at our offices located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487. The meeting will begin promptly at 9:00 a.m., local time.

      At the special meeting, you will be asked to consider and approve (i) an asset purchase agreement dated October 7, 2002, between us, Daleen Solutions, Inc., one of our indirect, wholly-owned subsidiaries, and Abiliti Solutions, Inc. and the transactions contemplated thereby, whereby Daleen Solutions will purchase substantially all of the assets and assume certain of the liabilities of Abiliti in exchange for shares of our common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock, and (ii) an investment agreement dated October 7, 2002, between us, Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P., and the transactions contemplated thereby, pursuant to which we will sell to Behrman Capital and Strategic Entrepreneur Fund in a private placement transaction shares of our common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock. Behrman Capital and Strategic Entrepreneur Fund will pay an aggregate purchase price of $5.015 million in the private placement.

      In a related proposal, we are asking you to approve amendments to our Certificate of Incorporation to increase the number of authorized shares of our series F convertible preferred stock and to amend the terms of the series F convertible preferred stock so that the transactions contemplated by the asset purchase agreement and the investment agreement will not cause an adjustment to the conversion price of the series F convertible preferred stock or give rise to any redemption rights in favor of the holders of series F convertible preferred stock.

      Our stockholders must approve each of the foregoing proposals as described in Proposals 1, 2 and 3 in the attached proxy statement in order for Daleen to consummate the asset purchase and the private placement.

      Our board of directors carefully considered the proposed asset purchase and the private placement and recommends that you vote in favor of these transactions, as well as the other matters to be voted upon at the special meeting. The accompanying proxy statement provides detailed information about the transactions and the other matters to be voted upon at the special meeting.

      Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting. Please date, sign, and return your appropriate proxy card(s) promptly in the enclosed envelope to assure that your shares will be represented and voted at the special meeting, even if you cannot attend. If you attend the special meeting, you may vote your shares in person even though you have previously signed and returned your proxy card.

      On behalf of your board of directors, thank you for your continued support of and interest in Daleen Technologies, Inc.

Sincerely,

JAMES DALEEN
Chairman, President and Chief Executive Officer

(DALEEN LOGO)

DALEEN TECHNOLOGIES, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2002

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Daleen Technologies, Inc. will be held at our offices located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, on                          , 2002, at 9:00 a.m., local time, for the following purposes:

(1) To approve an asset purchase agreement between us, Daleen Solutions, Inc., and Abiliti Solutions, Inc. and the transactions contemplated thereby, including the issuance by us to Abiliti of shares of our common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock;

(2) To approve an investment agreement between us, Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P. and the transactions contemplated thereby, including the issuance and sale by us in a private placement to Behrman Capital and Strategic Entrepreneur Fund of shares of common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock for an aggregate purchase price of approximately $5.015 million and the adoption of a new Long-Term Incentive Compensation Plan;

(3) To approve an amendment to our Certificate of Incorporation to (i) increase our authorized shares of series F convertible preferred stock from 356,950 shares to 588,312 shares, and (ii) amend the terms of the series F convertible preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F convertible preferred stock or (B) give rise to redemption rights in favor of the holders of series F convertible preferred stock; and

(4) To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only the holders of record of our common stock and series F convertible preferred stock at the close of business on                     , 2002, are entitled to notice of and to vote at the special meeting and any adjournment thereof. A list of stockholders as of the close of business on                     , 2002, will be available at the special meeting for examination by any stockholder, stockholder’s agent, or stockholder’s attorney.

      Your attention is directed to the proxy statement provided with this Notice.

By Order of the Board of Directors,

JEANNE PRAYTHER
Chief Financial Officer and Secretary

Boca Raton, Florida

                    , 2002

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE APPLICABLE ENCLOSED PROXY CARD(S) AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS	vii
WHERE YOU CAN FIND MORE INFORMATION	viii
SUMMARY TERM SHEET	1
The Companies	1
Daleen	1
Daleen Solutions	1
Abiliti	1
The Transactions	1
Recommendation of the Board of Directors	2
Opinion of Our Financial Advisor	2
The Asset Purchase	2
Terms of the Asset Purchase Agreement	2
General	2
Agreement Not to Solicit Other Offers	3
Conditions Precedent	3
Termination	3
Survival of Representations and Warranties	3
Indemnification	3
Escrow	4
The Private Placement	4
Terms of the Investment Agreement	4
General	4
Termination	4
Indemnification	4
Survival of Representations and Warranties	5
Long-Term Incentive Compensation Plan	5
Accounting Treatment	5
Interests of Certain Persons in the Transactions	5
Voting Agreements	6
Regulatory Approvals	6
Dissenters’ Rights	6
The Supplemental Voting Agreement	6
Board of Directors and Management	6
The Registration Rights Agreement	7
Lock-up Provisions	7
QUESTIONS ABOUT THE ASSET PURCHASE AND THE PRIVATE PLACEMENT	8
RISK FACTORS	11
THE SPECIAL MEETING	18
General	18
Date, Time and Place	18
Matters to be Considered at the Special Meeting	18
Record Date and Voting Rights	18
Quorum, Abstentions and Broker Non-Votes	18

i

Votes Required for Approval	19
Proxies	19
How to Vote	20
Dissenters’ Rights	20
THE COMPANIES	21
Daleen	21
Daleen Solutions	21
Abiliti	21
Overview	21
Abiliti’s Strategy	22
Products and Services	23
Customers	24
Competition	24
Professional Consulting Services, Maintenance, Technical Support and Training	25
Sales and Marketing	25
Research and Development	26
Intellectual Property	26
Employees	26
THE TRANSACTIONS	27
Background of the Transactions	27
Our Reasons for the Transactions	32
The Asset Purchase	33
The Private Placement	33
Factors Relevant to the Transactions	34
Recommendation of Our Board of Directors	34
Opinion of Our Financial Advisor	35
Calculation of Consideration to Abiliti	38
Analysis of Selected Comparable Acquisition Transactions	38
Comparable Transaction Analysis	39
Analysis of Selected Publicly Traded Companies	39
Discounted Cash Flow Analysis	41
Analysis of Value to Our Security Holders After the Transactions	42
Contribution Analysis	43
Accretion or Dilution Analysis	44
Compensation	44
Other Relationships	44
Regulatory Approvals Relating to the Transactions	44
Management of Daleen after the Transactions	45
Board of Directors	45
Management	45
Interests of Certain Persons in the Transactions	46
Interests of Abiliti’s Management and Directors in the Transactions	47

PROPOSAL 1 — APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF OUR CAPITAL STOCK AND WARRANTS IN THE ASSET PURCHASE	49
General	49
Acquired Assets	49
Retained Assets	50
Assumed Liabilities	50
Retained Liabilities	51
Effective Time of the Asset Purchase	52
Delivery of Share Certificates	52
Limitations to Dissolution of Abiliti	52
Abiliti Name	52
Pre-Closing Casualty to Assets	52
Representations and Warranties	53
Access to Information and Confidentiality	54
Notification	54
Required Approvals	54
Conduct of Business Prior to the Asset Purchase	54
Nasdaq Listing	56
Agreement Not to Solicit Other Offers	56
Financial Statements; Financial Reporting Obligations	56
Commercially Reasonable Efforts/ Further Assurances	56
Conditions Precedent	57
Conditions to the Obligations of Each Party	57
Additional Conditions to Our Obligations	57
Additional Conditions to Abiliti’s Obligations	58
Employee Benefits	59
Noncompetition, Non-solicitation	60
Restrictions in Conversion and Exercise of Purchase Price	61
Termination	61
Abiliti’s Indemnification Obligations; Escrow	61
Our Indemnification Obligations	62
Public Announcements	63
Fees and Expenses	63
Extension/ Waivers	63
Amendments	63
Escrow Agreement	63
The Registration Rights Agreement	64
General	64
Terms of the Series F Preferred Stock	65
Restrictions on Transfer of the Common Stock and Series F Preferred Stock	67
Terms of the Warrants	67
Voting Agreement	68
Past Contacts, Transactions or Negotiations	68
Material Federal Income Tax Consequences of the Asset Purchase	69

Accounting Treatment of the Asset Purchase	69
Recommendation of our Board of Directors	69
PROPOSAL 2 — APPROVAL OF THE INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF CAPITAL STOCK AND WARRANTS IN THE PRIVATE PLACEMENT AND THE ADOPTION OF THE LTIP	70
The Investment Agreement	70
General	70
Termination	70
Indemnification	70
Fees	70
Use of the Proceeds	70
Other Terms of the Investment Agreement	70
Long-term Incentive Compensation Plan	72
Survival of Representations and Warranties	73
Terms of the Series F Preferred Stock	74
Terms of the Warrants	74
The Supplemental Voting Agreement	74
The Registration Rights Agreement	75
Voting Agreement	75
Past Contacts, Transactions or Negotiations	75
Recommendation of our Board of Directors	75
PROPOSAL 3 — AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION	76
Description of Amendment	76
Increase in Number of Authorized Shares of Series F Convertible Preferred Stock	76
Amendment to the Terms of the Series F Preferred Stock	76
Reasons for the Amendments; Effect of the Amendment	77
Recommendation of our Board of Directors	78
STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS	78
Executive Compensation	82
Option Grants in Last Fiscal Year	84
Aggregated Option Exercises in Last Fiscal Year-End Option Values	85
Employment Agreements	85
Stock Option and Other Compensation Plans	86
Securities Authorized for Issuance Under Equity Compensation Plans	87
Limitation of Liability and Indemnification of Officers and Directors	87
Compensation Committee Interlocks and Insider Participation	88
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	88
General	88
Compensation of Executive Officers Generally	88
Compensation of the Chief Executive Officer	89
Policy with Respect to Qualifying Compensation for Deductibility	90
Compensation of Directors	90
Option Awards	90
Annual Retainer	91
Meeting Fees	91

Section 16(a) Beneficial Ownership Reporting Compliance	91
STOCK PERFORMANCE GRAPH	92
SELECTED FINANCIAL DATA OF ABILITI	93
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ABILITI	95
Overview of Business Operations	95
Critical Accounting Policies and Use of Estimates	97
Results of Operations	98
Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001	99
Year Ended December 31, 2001, Compared to Year Ended December 31, 2000	100
Liquidity and Capital Resources	101
Recent Accounting Pronouncements	102
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF DALEEN TECHNOLOGIES, INC	104
Unaudited Pro Forma Condensed Consolidated Balance Sheet	105
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 30, 2002	106
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 2001	107
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	108
COMPARATIVE PER SHARE DATA AND DIVIDEND INFORMATION	111
COMPARATIVE PER SHARE DATA	111
High and Low Stock Prices	112
OTHER MATTERS	112
Annual Report on Form 10-K and Quarterly Report on Form 10-Q	112
Proposals Intended to be Presented at the Next Annual Meeting	113
Other Matters	113
Expenses of Solicitation	113
INCORPORATION OF INFORMATION BY REFERENCE	113
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	FIN-1

Annex A	Asset Purchase Agreement, dated October 7, 2002, by and between Daleen, Daleen Solutions and Abiliti	A-1
Annex B	Investment Agreement, dated October 7, 2002, by and between Daleen and the Behrman Funds	B-1
Annex C	Registration Rights Agreement, dated October 7, 2002, by and between Daleen, Abiliti and the Behrman Funds	C-1
Annex D	Form of Indemnity Escrow Agreement to be entered into between Daleen, Abiliti and SunTrust Bank, as escrow agent	D-1
Annex E	Form of Initial Warrant	E-1
Annex F	Form of Additional Warrant	F-1
Annex G	Form of Voting Agreement between Abiliti and certain stockholders of Daleen	G-1
Annex H	Supplemental Voting Agreement, dated October 7, 2002, between HarbourVest Partners V — Direct Fund L.P., HarbourVest Partners VI — Direct Fund, L.P., Abiliti Solutions, Inc., Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P.	H-1
Annex I	Fairness Opinion, dated October 4, 2002, of Kaufman Bros	I-1

v

Annex J	Daleen Technologies, Inc. Long-Term Incentive Compensation Plan Form of Certificate of Amendment to Certificate of Incorporation of Daleen	J-1 K-1
Annex K

      Except as otherwise specifically noted, references to “Daleen,” “we,” “our,” “us” and similar words in this proxy statement refer to Daleen Technologies, Inc. References to “Daleen Solutions” are to Daleen Solutions, Inc., our indirect, wholly-owned subsidiary. References to the “transactions” refer to the transactions contemplated by the asset purchase agreement and the investment agreement, including without limitation the issuance of our capital stock and warrants pursuant to each agreement. References to “Abiliti” refer to Abiliti Solutions, Inc.

      ©Daleen Technologies, Inc. All rights reserved. Daleen, the Daleen logo, RevChain and IIA are trademarks, or service marks, of Daleen Technologies, Inc. in the United States and other countries. NetworkStrategies, BillingCentral, Rate IT and Simpliciti.net are trademarks or service marks of Abiliti Solutions, Inc. in the United States and other countries. All other trademarks and registered trademarks are property of their respective owners.

FORWARD-LOOKING STATEMENTS

      The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “will”, “should”, “estimates”, “predicts”, “potential”, “continue”, “strategy”, “believes”, “anticipates”, “plans”, “expects”, “intends” and similar expressions. The forward-looking statements regarding Abiliti and us, including the company following our integration of Abiliti’s assets pursuant to the asset purchase agreement, in this proxy statement include information relating to:

•	financial condition and results of operations of the applicable company, including revenue and revenue visibility;

•	Abiliti’s and our technology;

•	the market for Abiliti’s and our products and services, including selling opportunities to potential and existing customers;

•	business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing services and products and plans and objectives of management including growth and other business plans;

•	the market for our securities;

•	Nasdaq SmallCap Market listing status;

•	use of third-party marketing sources; and

•	the financial and regulatory environment in which Abiliti and we operate.

      You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. These statements are based upon current expectations. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. All forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected. Important factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	the risk of whether the transactions close;

•	the effect of the transactions on the market price of our common stock, including the impact of the issuance of additional shares of our series F convertible preferred stock;

•	our ability to continue as a going concern, including our ability to continue as a going concern following the transactions;

•	the fact that neither Abiliti nor we have achieved profitability on a quarterly basis;

•	the extent of our ability to integrate the assets and operations of Abiliti with ours;

•	our ability to retain Abiliti’s customers, as well as our own customers, after the transactions and our ability to increase revenues after the transactions;

•	variance of quarterly operating results;

•	the lengthy sales cycle for our and Abiliti’s products and timing of contract awards;

•	the effects of vigorous competition with larger and better-established companies in the markets in which Abiliti and we operate;

•	our use of strategic third party relationships to implement and sell our and Abiliti’s products;

•	the market position and financial condition and resources of our customers and potential customers;

•	the impact of technological change on our business and that of Abiliti, and new entrants and alternative technologies in our respective markets and businesses;

•	Abiliti’s financial ability after the transactions to indemnify us against any liabilities that Daleen Solutions does not assume;

•	the low price and volatility of our common stock;

•	the impact of the change in our management following the closing of the transactions;

•	the effect of the on-going securities class action against us and the underwriters in our initial public offering;

•	the effect of the transactions on the status of our listing on The Nasdaq SmallCap Market and our ability to satisfy the applicable listing requirements;

•	the factors discussed under “Risk Factors,” beginning on page 11; and

•	other risks referenced from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including our annual report on Form 10-K for our fiscal year ended December 31, 2001, and our quarterly report on Form 10-Q for the period ended June 30, 2002, copies of which accompany this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 450 Fifth Street, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You also may obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, at prescribed rates. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

      We have supplied all information in this proxy statement relating to Daleen and Daleen Solutions. Abiliti has supplied all information in this proxy statement relating to Abiliti. Kaufman Bros., L.P., our investment advisor, has supplied the information regarding its fairness opinion.

DALEEN TECHNOLOGIES, INC.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

To Be Held                     , 2002

      A Special Meeting of Stockholders of Daleen Technologies, Inc. will be held on                     , 2002, at our offices located at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, beginning promptly at 9:00 a.m., local time. The enclosed proxy is solicited by our board of directors. It is anticipated that this proxy statement and the accompanying proxy card(s) will first be mailed to holders of our common stock and series F convertible preferred stock (the “series F preferred stock”) on or about                               , 2002.

SUMMARY TERM SHEET

      The following summary, together with the previous question and answer section, provides an overview of the transactions discussed in this proxy statement and presented in the attached annexes. The summary also contains cross-references to the more detailed discussions elsewhere in the proxy statement. You should carefully read this entire proxy statement and the attached annexes in their entirety.

The Companies (pages 21 through 26)

     Daleen

      We are a global provider of high performance billing and customer care software solutions that manage the revenue chain for traditional and next-generation communication service providers, retailers and distributors of digital media, and technology solutions providers.

     Daleen Solutions

      Daleen Solutions, Inc. is an indirect, wholly-owned subsidiary of Daleen. It was formed for the purpose of purchasing the assets and assuming certain liabilities of Abiliti pursuant to the asset purchase agreement.

     Abiliti

      Abiliti is a provider of billing, rating and event management and customer care solutions to network service providers.

The Transactions (pages 27 through 48)

      Pursuant to the asset purchase agreement, Daleen Solutions will purchase substantially all of the assets and assume certain of the liabilities of Abiliti. As consideration for the asset purchase, we will issue to Abiliti 11,492,136 shares of our common stock, 115,681 shares of our series F preferred stock, and warrants to purchase an additional 5,666,069 shares of our common stock at an exercise price of $0.906 per share (the “Asset Purchase Warrants”).

      Pursuant to the investment agreement, we will issue and sell to Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. (Behrman Capital and Strategic Entrepreneur Fund are referred to collectively as the “Behrman Funds”) in a private placement an aggregate of 10,992,136 shares of our common stock, 115,681 shares of our series F preferred stock, warrants to purchase an additional 5,666,069 shares of our common stock at an exercise price of $0.906 per share, (the “Investment Warrants,” and collectively with the Asset Purchase Warrants, the “Initial Warrants”) and warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $0.17 per share (the

“Additional Warrants”). The Behrman Funds will pay to us an aggregate purchase price of $5.015 million in the private placement.

Recommendation of the Board of Directors (pages 34 through 35; page 69; page 75; and page 78)

      Our board of directors has determined that the terms of the asset purchase agreement and the investment agreement, including the issuance of shares of our capital stock and warrants as described in Proposals 1 and 2 as consideration in the transactions and the adoption of the Daleen Technologies, Inc. Long-Term Incentive Compensation Plan (the “LTIP”) as described in Proposal 2, are fair to, and in the best interests of, us and our stockholders, and recommends that our stockholders vote FOR the asset purchase agreement, the investment agreement and the transactions contemplated thereby, including the issuance of shares of our capital stock and warrants and the adoption of the LTIP as described in Proposals 1 and 2, and FOR the related amendments to our Certificate of Incorporation described in Proposal 3.

      To review the background and reasons for the transactions in detail, see “The Transactions — Background of the Transactions” beginning on page 27 and “The Transactions — Our Reasons for the Transactions” beginning on page 32.

Opinion of Our Financial Advisor (pages 35 through 44)

      In connection with the transactions, our board of directors received a written opinion from Kaufman Bros., L.P. as to the fairness, from a financial point of view and as of the date of the opinion, of the transactions taken together and not separately. The full text of the written opinion delivered by Kaufman Bros. is attached to this proxy statement as Annex I. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken.

The Asset Purchase (pages 49 through 63)

     Terms of the Asset Purchase Agreement

      The asset purchase agreement is attached to this proxy statement as Annex A. You should read the asset purchase agreement carefully. Our board of directors has approved the asset purchase agreement, and it is the binding legal agreement that governs the terms of the asset purchase.

     General

      Pursuant to the asset purchase agreement, our indirect, wholly-owned subsidiary, Daleen Solutions, will purchase substantially all of the assets and assume certain liabilities of Abiliti. In consideration for the assets, we will issue to Abiliti:

•	11,492,136 shares of common stock;

•	115,681 shares of our series F preferred stock; and

•	Asset Purchase Warrants to purchase an additional 5,666,069 shares of our common stock at an exercise price of $0.906 per share.

      The Asset Purchase Warrants are not exercisable until six months after the closing of the asset purchase. The asset purchase agreement provides that ten percent of the shares of common stock, series F preferred stock and Asset Purchase Warrants to be issued to Abiliti will be held in escrow for at least one year from closing in order to provide us protection in the event we have a claim for indemnification against Abiliti. The closing of the asset purchase is scheduled to occur immediately subsequent to, and conditioned upon, the closing of the private placement.

     Agreement Not to Solicit Other Offers

      Pursuant to the asset purchase agreement, we have agreed that we, our subsidiaries and our representatives will not do any of the following:

•	solicit, initiate or facilitate any alternative business combination proposal; or

•	participate in any discussions or negotiations regarding, or furnish any person with any non-public information with respect to, or enter into any agreement, arrangement or understanding requiring us to abandon, terminate or fail to consummate the transactions contemplated by the asset purchase agreement.

     Conditions Precedent

      The completion of the asset purchase depends on the satisfaction of a number of conditions, including conditions relating to:

•	approval by our stockholders of Proposals 1, 2 and 3;

•	approval of the asset purchase agreement and the transactions contemplated thereby by Abiliti’s stockholders;

•	absence of legal prohibitions to the completion of the asset purchase; and

•	the accuracy of both parties’ representations and warranties as of the date of the asset purchase agreement.

     Termination

      In addition to terminating upon mutual consent or in the event the private placement is not consummated, a party may terminate the asset purchase agreement under the following circumstances:

•	if a material breach of any provision of the asset purchase agreement has been committed by the other party;

•	if any of the conditions precedent to a party’s obligation to close have not been satisfied as of the closing date or if satisfaction of a condition precedent is or becomes impossible (other than through such party’s failure to comply with its obligations under the asset purchase agreement) and the other party has not waived the condition precedent; or

•	if the closing has not occurred on or before February 28, 2003, or a later date as the parties may agree (unless the failure to close is the result of a breach by the party seeking termination).

     Survival of Representations and Warranties

      The representations and warranties of each party must be accurate in all material respects only as of the date of the asset purchase agreement, and not as of the date the transactions are consummated. The representations and warranties of each party will expire on the date that is one year after the closing date of the asset purchase or upon termination of the asset purchase agreement in accordance with its terms.

     Indemnification

      We have agreed to indemnify Abiliti and its directors, officers, employees, agents and affiliates for any “damages” (as defined in the asset purchase agreement) incurred by them resulting from or arising out of our breach of any representation or warranty, or covenant or agreement contained in the asset purchase agreement. We will have no liability for indemnification unless the total of all “damages” exceeds $250,000. In addition, our indemnification will be limited to an amount equal to the value of 3,013,313 shares of our common stock, based on the value of such number of shares at the time of payment of a claim for indemnification. In the event we are obligated to pay any amount for indemnification claims, we will be permitted to pay such claims, at our discretion, in cash or in shares of our common stock.

      Abiliti has agreed to indemnify us and our directors, officers, employees, agents and affiliates for any “damages” incurred by us or them resulting from or arising out of Abiliti’s breach of any representation or warranty, or covenant or agreement contained in the asset purchase agreement. Abiliti will have no liability for indemnification unless the total of all “damages” exceeds $250,000. In addition, our recourse against Abiliti for its indemnification obligations will be limited to recovery of the shares of capital stock and Warrants held in the escrow account discussed below.

     Escrow

      The asset purchase agreement provides that Abiliti will indemnify us against any loss, resulting from or arising out of any breach of Abiliti’s representations and warranties, subject to certain limitations. Pursuant to the asset purchase agreement, of the total number shares of our series F preferred stock, common stock and Asset Purchase Warrants to be issued pursuant to the asset purchase agreement at closing, we will deposit 1,149,214 shares of common stock, 11,568 shares of series F preferred stock and Asset Purchase Warrants to purchase 566,607 additional shares of common stock into an escrow account, with SunTrust Bank as escrow agent, to secure Abiliti’s indemnification obligations. However, Abiliti’s indemnification obligation will be limited to claims made within one year after the closing of the asset purchase and our recovery for such claims will be limited, absent a claim of fraud, to the capital stock and Asset Purchase Warrants held in escrow. Additionally, if no claims for indemnity are made within the one year period, the shares of capital stock and Asset Purchase Warrants held in escrow will be distributed to Abiliti. We will enter into an escrow agreement with Abiliti and SunTrust that will govern the terms of the escrow. A copy of the form of escrow agreement is attached as Annex D to this proxy statement. You should read the escrow agreement carefully.

The Private Placement (pages 70 through 75)

     Terms of the Investment Agreement

      The investment agreement is attached to this proxy statement as Annex B. You should read the investment agreement carefully. Our board of directors has approved the investment agreement, and it is the binding legal agreement that governs the private placement.

     General

      The investment agreement provides that we will issue and sell to the Behrman Funds an aggregate of 10,992,136 shares of our common stock, 115,681 shares of our series F preferred stock, Investment Warrants to purchase an additional 5,666,069 shares of common stock at an exercise price of $0.906 per share and Additional Warrants to purchase an additional 500,000 shares of common stock at an exercise price of $0.17 per share. The Investment Warrants may not be exercised until six months after the closing of the private placement. The Additional Warrants may not be exercised until after the first anniversary of the closing of the private placement. The investors in the private placement are Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P., which are affiliated entities, and collectively are the largest stockholders and creditors of Abiliti. The closing of the private placement is scheduled to occur immediately prior to, and conditioned upon, the closing of the asset purchase.

     Termination

      The investment agreement shall terminate only upon the termination of the asset purchase agreement pursuant to its terms. The asset purchase agreement may only be terminated upon mutual consent, or by a party in certain specific circumstances. See “Proposal 1 — Termination” on page 61 for the termination provisions of the asset purchase agreement.

     Indemnification

      We have agreed to indemnify the Behrman Funds and their respective directors, officers, employees, agents and affiliates for any “damages” (as defined in the investment agreement) incurred by them resulting from or arising out of our breach of any representation or warranty, or covenant or agreement contained in the investment agreement. We will have no liability for indemnification unless the total of all “damages” exceeds $250,000. In addition, our indemnification will be limited to an aggregate of $1,000,000.

     Survival of Representations and Warranties

      All of our representations, warranties and indemnities made in the investment agreement will survive until the date that is one year from the closing date of the private placement.

     Long-Term Incentive Compensation Plan

      Pursuant to the terms of, and as required by, the investment agreement, our board of directors has authorized a Long-Term Incentive Compensation Plan, or LTIP, to be effective upon the closing of the transactions. A copy of the LTIP is attached as Annex H to this proxy statement. Your approval of Proposal 2 will be deemed to constitute stockholder approval of the LTIP. Certain of the material terms of the LTIP include:

•	A bonus pool, equal to 15% of our value in excess of $20 million, up to $100 million, plus 10% for the value that exceeds $100 million, shall be created for distribution to the LTIP participants upon the occurrence of certain “payout events” (as defined in the LTIP).

•	The LTIP participants will include Gordon Quick, whose participation shall be no less than 38% of the bonus pool, James Daleen, whose participation shall be 15% of the bonus pool, and certain other management team members and other employees and consultants as may be determined by our board of directors.

•	The bonus pool interests will be distributed to the participants upon the occurrence of certain “payout events,” which include: (i) the sale of all or substantially all of our assets to a third party; (ii) our merger or consolidation with another company whereby our stockholders receive cash or other securities for their capital stock and our stockholders immediately prior to the merger or consolidation own less than 50% of the combined voting power of the surviving company; (iii) the sale of 60% or more of the voting power of our company to a single person or group; or (iv) our liquidation, dissolution or winding up.

•	Payments to LTIP participants may be in cash or, subject to certain limitations, the same consideration received by our stockholders in connection with the payout event.

•	Payments will be reduced by the value of certain options to purchase our common stock held by the participant. The value will be based on the fair market value of our common stock, less the exercise price of the vested options held by the participant. The options will include all options granted to participants prior to the closing of the transactions and all options granted to a participant in the future that our board of directors designates as “plan options” at the time of grant.

•	Our board of directors may elect to replace the LTIP in its entirety with a new equity-based compensation plan, provided, however, that any such new plan shall be substantially equivalent to or more favorable than this plan for the participants from a financial and tax standpoint.

Accounting Treatment (page 69)

      The asset purchase will be treated as a “purchase” for accounting purposes. Upon closing of the asset purchase and the private placement, we will be treated as the continuing reporting entity.

Interests of Certain Persons in the Transactions (pages 46 through 47)

      Some members of our board of directors and certain of our executive officers have interests in the transactions that may differ from your interests as a holder of our common stock and series F preferred stock, and that may present, or appear to present, a conflict of interest. For example, it is expected that James Daleen, our current chairman of the board, president and chief executive officer will resign upon consummation of the transactions, whereupon he will receive severance payments pursuant to the terms of his employment agreement.

Voting Agreements (pages 68 and 75)

      Certain of our stockholders have entered into voting agreements with Abiliti pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock and series F preferred stock, as applicable, in favor of the asset purchase, the private placement and the issuance of shares of our common stock, series F preferred stock and Warrants in the asset purchase and private placement and any other matter necessary to effect the asset purchase and the private placement. A form of the voting agreement is attached to this proxy statement as Annex G. The shares subject to the voting agreements represent, in the aggregate, more than 66 2/3% of the outstanding voting power of our common stock and series F preferred stock (with the series F preferred stock voting on the basis of 100 votes per share) entitled to vote at the special meeting and more than a majority of the voting power of our outstanding series F preferred stock.

Regulatory Approvals (page 44)

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than filing of (1) the certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware as described in Proposal 3 and (2) this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Dissenters’ Rights (page 20)

      None of our stockholders are entitled to exercise dissenters’ rights in connection with the asset purchase, the private placement or any other proposal to be considered at the special meeting.

The Supplemental Voting Agreement (pages 74 through 75)

      Abiliti, HarbourVest Partners V — Direct Fund, L.P., HarbourVest Partners VI — Direct Fund, L.P. (referred to herein collectively as the “HarbourVest Funds”) and the Behrman Funds have entered into a supplemental voting agreement, effective upon consummation of the asset purchase agreement. The supplemental voting agreement is attached to this proxy statement as Annex H. You should read the supplemental voting agreement carefully.

      The supplemental voting agreement provides that each party will vote their shares of our common stock and series F preferred stock at our 2003 Annual Meeting of Stockholders for the election of two directors designated by the Behrman Funds and one director designated by the HarbourVest Funds. In addition, each party will not transfer any of its shares of our capital stock until the termination of the supplemental voting agreement. Abiliti, the HarbourVest Funds and the Behrman Funds will control a sufficient amount of our voting power to elect directors as contemplated by the supplemental voting agreement.

      The supplemental voting agreement will terminate on the earlier of the final adjournment of our 2003 Annual Meeting of Stockholders or the termination of the asset purchase agreement in accordance with its terms.

Board of Directors and Management (pages 45 and pages 70 through 71)

      Immediately prior to the completion of the transactions, our board of directors will take all corporate action necessary to cause our full board of directors, at and immediately following the completion of the transactions, to consist of seven directors who will be designated as set forth in the investment agreement. This will involve the resignation of certain members of our board of directors and the designation of replacement directors by the remaining directors. Pursuant to the investment agreement, (1) four directors to be designated by us prior to the consummation of the transactions, (2) our chief executive officer, who will be Gordon Quick following completion of the transactions, and (3) two directors to be designated by the Behrman Funds. It is anticipated that we will designate James Daleen, Daniel J. Foreman, Stephen J. Getsy, and Ofer Nemirovsky to serve as our designated directors. The Behrman Funds have indicated that they will designate Dennis Sisco as one of their designated directors. Pursuant to the investment agreement, the Behrman Funds will designate their second director prior to the completion of the transactions. Messrs. Daleen, Foreman, Getsy and Nemirovsky currently serve on our board of directors. In the event that any of these individuals are not available, for any reason, to serve as directors our board of directors or the Behrman Funds, as the case may be, will designate another person to serve as a director or will leave the vacancy open for designation by the board of directors at a later date.

      In addition, upon completion of the transactions, our board of directors will take all corporate action necessary to cause Gordon Quick, currently Abiliti’s president and chief executive officer, to be appointed our president and chief executive officer. James Daleen our current chairman of the board, president and chief executive officer will continue to serve as our chairman of the board. Jeanne Prayther, our current chief financial officer, will continue to serve as our chief financial officer. The remainder of the management team will be comprised of senior level executives from us and Abiliti.

The Registration Rights Agreement (pages 64 through 65 and page 75)

      We have entered into a registration rights agreement with Abiliti, the Behrman Funds and Kaufman Bros. pursuant to which we have agreed to file up to three registration statements at any time after the later of November 8, 2002 and the closing of the transactions upon the demand of a majority of, and covering, the following: (i) the common stock issued in the transactions; (ii) the common stock issuable upon conversion of the series F preferred stock issued in the transactions; and (iii) the common stock issuable upon exercise of the Warrants issued in the transactions. In addition, we have granted to the Behrman Funds “piggyback” rights generally entitling them to require that we register their shares of common stock, including the shares issuable upon conversion of the series F preferred stock and upon exercise of the Warrants, when we are registering our equity securities. The piggyback rights apply only to shares of our common stock issued in the private placement and shares issuable upon conversion or exercise of series F preferred stock and Warrants issued in the private placement.

Lock-up Provisions

      We have entered into voting agreements with the Behrman Funds and certain other stockholders of Abiliti. Pursuant to the voting agreements, the Behrman Funds and the other parties to the voting agreements have agreed to certain transfer restrictions on the shares of our capital stock they receive pursuant to the asset purchase and the private placement. These restrictions include the following:

•	for six months from the closing date of the transactions, they will not convert the series F preferred stock into common stock;

•	for six months from the closing date of the transactions, they will not exercise any of the Initial Warrants;

•	for one year from the closing date of the transactions, they will not exercise any of the Additional Warrants.

      The Behrman Funds and the other parties to the voting agreements have also agreed that from the date of the voting agreement until the date that is six months from the closing date of the transactions, they will not purchase or otherwise acquire any of our capital stock, other than the shares they receive pursuant to the asset purchase and the private placement.

QUESTIONS ABOUT THE ASSET PURCHASE AND THE PRIVATE PLACEMENT

Why am I receiving this proxy statement and proxy card(s)?

      You are receiving a proxy statement and proxy card(s) because you own shares of common stock and/or series F preferred stock of Daleen Technologies, Inc. This proxy statement describes the issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

What am I voting on?

      You are being asked to vote on the following matters:

      Proposal 1 — To approve an asset purchase agreement dated October 7, 2002, between us, Daleen Solutions, and Abiliti and the transactions contemplated thereby, including the issuance to Abiliti of shares of our common stock, series F preferred stock and warrants to purchase additional shares of common stock;

      Proposal 2 — To approve an investment agreement dated October 7, 2002, between us and the Behrman Funds and the transactions contemplated thereby, including the issuance and sale to the Behrman Funds of shares of our common stock, series F preferred stock and warrants to purchase additional shares of common stock for an aggregate purchase price of $5.015 million and the adoption of the LTIP; and

      Proposal 3 — To approve amendments to our Certificate of Incorporation to (i) increase our authorized shares of series F preferred stock from 356,950 shares to 588,312 shares and (ii) amend the terms of the series F preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F preferred stock or (B) give rise to redemption rights in favor of the holders of series F preferred stock.

      Each of the asset purchase and the private placement is conditioned upon our receipt of stockholder approval of each of Proposals 1, 2 and 3. If we do not obtain stockholder approval of each of these proposals, we will not be able to consummate the asset purchase or the private placement. Stockholders representing more than 66 2/3% of our outstanding voting rights have entered agreements with Abiliti to vote in favor of the asset purchase; the private placement, the amendment to our Certificate of Incorporation and the transactions contemplated thereby.

What will happen in the asset purchase?

      Pursuant to the asset purchase agreement, our indirect, wholly-owned subsidiary, Daleen Solutions, will purchase substantially all of the assets and assume certain of the liabilities of Abiliti. As consideration for the asset purchase, we will issue to Abiliti 11,492,136 shares of our common stock, 115,681 shares of our series F preferred stock, and Asset Purchase Warrants to purchase an additional 5,666,069 shares of our common stock at an exercise price of $0.906 per share.

What will happen in the private placement?

      Pursuant to the investment agreement, we will issue and sell to the Behrman Funds in a private placement an aggregate of 10,992,136 shares of our common stock, 115,681 shares of our series F preferred stock, Investment Warrants to purchase an additional 5,666,069 shares of our common stock at an exercise price of $0.906 per share and Additional Warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $0.17 per share. The Behrman Funds will pay to us an aggregate purchase price of $5.015 million as consideration in the private placement. In addition, as part of the consideration we will pay to Kaufman Bros. for acting as our financial advisor in the asset purchase and the private placement, we will issue warrants to purchase 250,000 shares of our common stock, at an exercise price per share equal to the closing sale price on the day immediately prior to the closing date of the transactions (the “Advisor Warrants” and together with the Initial Warrants and Additional Warrants, the “Warrants”).

What are the terms of the series F preferred stock?

      The shares of series F preferred stock that we will issue in the asset purchase and the private placement will have the same terms, rights and preferences as the currently outstanding shares of our series F preferred stock. The terms of the series F preferred stock are set forth in our Certificate of Incorporation. A summary description of the terms of the series F preferred stock is included under “Proposal 1 — Terms of the Series F Preferred Stock” beginning on page 49 of this proxy statement.

When do you expect the transactions to be completed?

      We plan to complete the transactions as soon as possible after the special meeting, subject to the approval of our stockholders.

How will we use the net proceeds of the private placement?

      We will use the net proceeds for working capital purposes, including continued developments and enhancements to our products and technology, marketing and sales, expansion of our strategic alliances and expansion of our international operations.

What risks should I consider in evaluating the transactions?

      You should consider the risks described under the heading “Risk Factors” beginning on page 11.

What are the U.S. federal income tax consequences of the transactions to us and our stockholders?

      For federal income tax purposes, we intend that neither we nor our stockholders will recognize any gain or loss as a result of the transactions. No formal request for a ruling or other determination was or will be obtained. Each stockholder should consult with his or her own tax advisor.

How many votes are required to approve the transactions and the other proposals to be considered at the special meeting?

      The votes required to approve each proposal are set forth below:

•	Proposals 1 and 2 require (i) the affirmative vote of a majority of the total votes cast at the meeting with the common stock and the series F preferred stock voting together as a single class (with the series F preferred stock voting on the basis of 100 votes per share), and (ii) the affirmative vote of the holders of a majority of the outstanding shares of series F preferred stock voting as a separate class; and

•	Proposal 3 requires (i) the affirmative vote of 66 2/3% of our outstanding shares of common stock and series F preferred stock voting together as a single class (with the series F preferred stock voting on the basis of 100 votes per share), and (ii) the affirmative vote of the holders of a majority of the outstanding shares of series F preferred stock voting as a separate class.

      Only persons who are stockholders of record on                     , 2002, the record date for the special meeting, are entitled to vote. Certain of our stockholders who hold sufficient voting power to approve the transactions and the amendments to the terms of the series F preferred stock have signed agreements with Abiliti pursuant to which they have agreed to vote in favor of each of Proposals 1, 2 and 3.

Who will be our management following completion of the transactions?

      Upon completion of the transactions, our board of directors will consist of seven members who will be designated as follows: (1) four directors to be designated by us prior to the completion of the transactions; (2) our chief executive officer, who will be Gordon Quick following completion of the transactions; and

(3) two directors to be designated by the Behrman Funds prior to the consummation of the transactions. It is anticipated that we will designate James Daleen, Daniel J. Foreman, Stephen J. Getsy, and Ofer Nemirovsky to serve as our designated directors. The Behrman Funds have indicated that they will designate Dennis Sisco to serve as one of their designated directors. Pursuant to the investment agreement, the Behrman Funds will designate their second director prior to the completion of the transactions. Messrs. Daleen, Foreman, Getsy and Nemirovsky currently are members of our board of directors. In the event that any of these individuals are not available, for any reason, to serve as directors, our board of directors or the Behrman Funds, as the case may be, will select another person to serve as a director or will leave the vacancy open. In addition, upon completion of the transactions, our board of directors will take all corporate action necessary to cause Gordon Quick, currently Abiliti’s president and chief executive officer, to be appointed our president and chief executive officer. James Daleen our current chairman of the board, president and chief executive officer will continue to serve as our chairman of the board. Jeanne Prayther, our current chief financial officer, will continue to serve as our chief financial officer following the completion of the transactions. The remainder of the management team will be comprised of senior level executives from us and Abiliti.

Does the board of directors recommend approval of the transactions and the other proposals to be considered at the special meeting?

      Yes. After careful consideration, our board of directors recommends that our stockholders vote FOR each of the matters presented in Proposals 1, 2 and 3.

Who can help answer my questions about the transactions?

      If you have additional questions about these transactions, you should contact Jeanne Prayther, our chief financial officer and secretary, at (561) 999-8000.

RISK FACTORS

      In addition to the other information included and incorporated by reference in this proxy statement, our stockholders should carefully consider the matters described below in voting on the proposals to be voted on at the special meeting. Please see the “Risk Factors” section in each of our annual report on Form 10-K, filed April 1, 2002 and incorporated herein by reference, and our latest quarterly report on Form 10-Q, filed August 12, 2002, for additional risk factors you should be aware of regarding Daleen.

Risk Factors Relating to the Transactions

          If we are unable to complete the transactions, our business will be adversely affected.

      If the asset purchase and the private placement are not completed, our business and, likely, our stock price, will be adversely affected. We currently anticipate that our cash and cash equivalents may be sufficient to fund our operations through June 30, 2003. If we are unable to complete the transactions, we may be unable to continue to operate our business. Costs related to the transactions, such as legal and accounting, must be paid even if the transactions are not completed. In addition, even if we have sufficient funds to continue to operate our business but the transactions are not completed, the current market price of our common stock may decline.

          The terms of the asset purchase agreement prohibit us from considering alternative transactions.

      Under the terms of the asset purchase agreement, we, our board of directors, and our representatives are prohibited from (1) soliciting, initiating or encouraging any alternative business combination proposal or (2) participating in, encouraging any discussions or negotiating with, or furnishing information with respect to, any inquiries or the making of any alternative business combination proposals. This prohibition may prevent us from considering or entering into an alternative arrangement that may provide more value to our stockholders than the asset purchase.

          The transactions will result in substantial dilution to our current stockholders.

      The issuance of shares of our capital stock in the asset purchase and the private placement will significantly dilute the voting power and ownership percentage of our existing stockholders. We will issue in the transactions a total of 231,362 shares of our series F preferred stock, 22,484,272 shares of our common stock, Initial Warrants to purchase an additional 11,332,138 shares of common stock at an exercise price of $0.906 per share, Additional Warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $0.17 per share and Advisor Warrants to purchase 250,000 shares of our common stock at an exercise price per share equal to the closing sale price of our common stock the day immediately prior to the closing date of the transactions. Immediately following completion of the transactions, our existing stockholders are expected to represent approximately 50.6% of our equity, assuming no conversion of any shares of series F preferred stock and no exercise of any Warrants.

          The holders of the series F preferred stock have rights that are senior to those of the holders of our common stock and the liquidation preference of the series F preferred stock is structured in a manner that may prevent the holders of our common stock from realizing any proceeds upon a merger, acquisition, liquidation or dissolution of our company.

      The holders of the series F preferred stock will have a claim against our assets senior to the claim of the holders of our common stock in the event of our merger, acquisition, liquidation, dissolution or winding up. If any of these events occur, the holders of our series F preferred stock will be entitled to receive $110.94 per share of series F preferred stock. Based on the number of shares of series F preferred stock that will be outstanding after the closing of the transactions, the holders of our common stock will not be entitled to any consideration for their shares in the event of a merger, acquisition, liquidation, dissolution or winding up unless and until the consideration payable to our stockholders (net of amounts payable under the LTIP) exceeds approximately $51.3 million.

          The holders of series F preferred stock have voting and other rights that are senior to our common stock.

      The holders of the series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class and on the basis of 100 votes per share of series F preferred stock, subject to adjustment for any stock split, stock dividend, reverse stock split, reclassification or consolidation of or on our common stock. Following the conversion of the series F preferred stock, the holders will be entitled to vote the number of shares of common stock issued upon conversion. Additionally, the holders of the series F preferred stock are entitled to vote as a separate class on certain matters, including:

•	the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the series F preferred stock as to payment of amounts distributable upon dissolution, liquidation or winding up of our company;

•	the issuance of any additional shares of series F preferred stock;

•	the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the series F preferred stock;

•	the amendment, alteration, or repeal of any rights of the series F preferred stock; and

•	the payment of dividends on any other class or series of capital stock of our company, including the payment of dividends on the common stock.

      The holders of the series F preferred stock have other rights and preferences, including the right to convert the series F preferred stock into an increased number of shares of common stock as a result of anti-dilution adjustments.

          The holders of series F preferred stock have voting power of our capital stock sufficient to control or significantly influence all major corporate decisions.

      Upon the closing of the transactions, we will have outstanding an aggregate of 462,724 shares of series F preferred stock and approximately 45,468,544 shares of common stock (excluding shares issued or issuable upon exercise of outstanding options and warrants to purchase series F preferred stock and common stock). As of the closing of the transactions, the voting rights of the holders of the series F preferred stock, when combined with the common stock owned by such holders and their affiliates, will represent approximately 83.6% of the voting power of our company, and would represent approximately 86.8% if the current holders of series F preferred stock and their affiliates exercise their warrants to purchase series F preferred stock and warrants to purchase common stock and Abiliti and the Behrman Funds exercise their Warrants to purchase common stock.

      As a result of the Behrman Funds’ ownership and other economic interests in Abiliti, the Behrman Funds will be deemed to beneficially own the common stock, series F preferred stock and Warrants that we issue to Abiliti in the asset purchase. After the closing of the transactions, the Behrman Funds will beneficially own approximately 49.7% of the voting power of our company.

          The series F preferred stock is automatically convertible only in limited circumstances and, as a result could be outstanding indefinitely.

      The series F preferred stock will convert automatically into common stock only if, after March 30, 2002, the closing price of our common stock on The Nasdaq National Market or a national securities exchange is at least $3.3282 per share for any ten trading days out of any 20 trading day period. Otherwise, the shares of series F preferred stock are convertible only at the option of the holder. The series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange. Our common stock is currently listed for trading on The Nasdaq SmallCap Market, and therefore, the series F preferred stock is currently not subject to automatic conversion. As a result of these provisions, the series F preferred stock may remain outstanding indefinitely.

          The number of shares issued as consideration in the asset purchase and in the private placement will not be adjusted, even if there is an increase or decrease in the price of our common stock.

      The price of our common stock at the time the transactions close may vary from its price at the date of this proxy statement and at the date of the special meeting. Therefore, in the transactions, the shares of capital stock that we issue may have a greater or lesser value than the value of the same number of shares on the date of this proxy statement or the date of the special meeting and could materially increase or decrease the value that we will transfer to the Behrman Funds in the private placement and to Abiliti in the asset purchase. Variations in the price of our common stock before the completion of the transactions may result from a number of factors that are beyond our control, including actual or anticipated changes in our business, operations or prospects, market assessments of the likelihood that the transactions will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the shares that we will issue in the transactions.

Risk Factors Relating to Daleen After the Transactions

          If Nasdaq determines that the proposed transactions constitute a “reverse merger” under the Nasdaq Rules, then we may not be able to maintain the listing of our common stock on The Nasdaq SmallCap Market.

      The staff of The Nasdaq Stock Market has provided oral notice that it believes the asset purchase and the private placement together constitute a “reverse merger” as set forth in Nasdaq Marketplace Rule 4330(f). We anticipate that we will request a hearing on these matters before a Nasdaq Listing Qualifications Hearing Panel. If Nasdaq determines that the transactions constitute a “reverse merger” under the Nasdaq Rules, to remain listed we will be required to meet the initial listing requirements for inclusion on The Nasdaq SmallCap Market rather than the continued listing requirements. The initial listing requirements are more stringent than the continued listing requirements and it is likely that we will not satisfy these requirements. If we are not successful in maintaining our listing on The Nasdaq SmallCap Market, our common stock will be quoted on the OTC Bulletin Board Service, which is generally considered a less liquid market. There can be no assurances that our appeal will be successful. Even if our appeal is successful, we are currently not in compliance with the Nasdaq Marketplace Rules for continued listing on The Nasdaq SmallCap Market and our grace period to regain compliance expires February 10, 2003. There can be no assurances that we will regain compliance by that date, or that our common stock will continue to be listed on The Nasdaq SmallCap Market.

          If we are unable to successfully integrate the assets, operations and executive officers and senior management of Abiliti after the asset purchase, we will not realize the anticipated potential benefits from the asset purchase and our business could be adversely affected.

      The asset purchase involves the integration of assets, operations and management teams that have previously operated independently. Successful integration of Abiliti’s assets, operations and management teams with ours will depend on our ability to consolidate operations, systems and procedures, eliminate redundancies and reduce costs. If we are unable to do so, we will not realize the anticipated potential benefits of the asset purchase, and our business and results of operations could be adversely affected. Difficulties could include the loss of key employees and customers, the disruption of Abiliti’s and our ongoing businesses and possible inconsistencies in standards, controls, procedures and policies. Our integration of Abiliti’s assets, operations and management teams will be complex and time-consuming. Additionally, the realization of expected efficiencies and cost savings could be adversely affected by a number of factors beyond our control, and may not materialize after the asset purchase.

      James Daleen, our current chairman of the board of directors, president and chief executive officer will resign as president and chief executive officer, but will continue as chairman of the board and as a consultant. The new president and chief executive officer of our company will be Gordon Quick, the current president and chief executive officer of Abiliti. In addition, certain current senior management of Abiliti will become a part of our senior management. Integration of the new senior management with the current executive officers and senior management may result in changes in our business plans, strategies and product development cycles, which may adversely affect our results of operations and financial condition. The loss of any executive officers or senior management may have an adverse effect on our business and results of operations.

          If we continue to experience losses after the transactions are completed, we could experience difficulty meeting our business plan, and our stock price could be negatively affected.

      After the transactions, we expect to continue to experience operating losses and negative cash flow from operations. Any failure to achieve or maintain profitability and positive cash flow could negatively impact the market price of our common stock and our ability to continue as a going concern. Neither Abiliti nor we has been profitable or cash flow positive on a quarterly or annual basis, and we anticipate that after completion of the transactions, we will incur net losses and negative cash flow for the foreseeable future. As a result, we will need to generate significant quarterly revenues if we are to achieve and maintain profitability and positive cash flow. A failure to achieve profitability or positive cash flow in the near term could make it difficult or impossible for us to grow our business. If our business strategy is not successful, we may not generate significant revenues or achieve profitability.

          Future sales of substantial amounts of our common stock could cause the market price for our common stock to significantly decline.

      After the transactions, sales of substantial amounts of our common stock in the public market (or the public perception that such sales might occur) could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. Additionally, Abiliti and the Behrman Funds will have the right to demand registration of the common stock issued to them in the transactions, including the shares of common stock issuable upon conversion of the series F preferred stock and exercise of the Warrants issued to them in the transactions. In the event Abiliti and the Behrman Funds exercise such right, the number of shares of our common stock available for resale would be significantly increased.

Risks Related to Abiliti’s Business

          Abiliti depends upon two customers for substantially all of its revenues, and the continuation of these customer relationships prior to or subsequent to consummation of the transactions is not assured.

      During the six months ended June 30, 2002, an aggregate of approximately 91% of Abiliti’s revenues were received from two customers. We would be required to consummate the transactions, if all other conditions to the asset purchase and the investment agreement are satisfied, even if Abiliti lost either or both of these customers. There can be no assurance that Abiliti or, after the consummation of the transactions, we will be able to retain any significant portion of the business currently represented by these customers. One of these customers, which represents approximately 66% of Abiliti’s revenues during the six months ended June 30, 2002, stated publicly that it will implement a competitive product for billing of new customer accounts, but Abiliti expects its products will continue to be used to bill such customers’ existing customers accounts. Abiliti’s contract with this customer permits termination by the customer, and the grant to the customer of a non-exclusive license of Abiliti’s source code, in the event of certain material adverse changes in Abiliti’s business. The customer has acknowledged that the transactions, on their own, will not be considered a material adverse change.

          Abiliti has not achieved profitability on a quarterly basis, and its business may incur net losses for the next several quarters.

      Abiliti incurred net losses of $15,501,306, $14,829,510 and $7,094,758 for the fiscal years ending December 31, 1999, 2000 and 2001, respectively, and incurred a net loss of approximately $1,087,000 for the six months ending June 30, 2002. Abiliti has not realized any profit on a quarterly basis since 1998, and its business may not achieve profitability in the near future. Abiliti has undertaken cost reduction measures, including a reduction in work force effective October 8, 2002, but there can be no guarantee that further cost reductions or reductions in operations will not be required, nor that any such reductions will result in Abiliti’s business achieving profitability. If Abiliti’s operations achieve profitability, there can be no guarantee that such profitability could be sustained or increased on a quarterly or annual basis in the future.

          Abiliti faces significant competition from companies that have greater resources than Abiliti and we possess either individually or together, and the markets in which Abiliti competes are relatively new, intensely competitive, highly fragmented and rapidly changing.

      The markets in which Abiliti competes are relatively new, intensely competitive, highly fragmented and rapidly changing. Abiliti’s principal competitors include other Internet enabled billing and customer care system providers, operation support system providers, systems integrators and service bureaus, and the internal information technology departments of larger communications companies that may elect to develop functionalities similar to those provided by Abiliti’s products and services rather than buy them from Abiliti or, after consummation of the transactions, us. Several of Abiliti’s competitors have recently gone through business combinations with other competitors that may result in an advantage for them due to combinations in technology, experience, financial resources and other economic synergies. Many of Abiliti’s current and future competitors may have advantages over Abiliti and us, including:

•	longer operating histories;

•	larger customer bases;

•	substantially greater financial, technical, research and development and sales and marketing resources;

•	a lead in expanding their business internationally;

•	greater name recognition; and

•	the ability to more easily provide a comprehensive hardware and software solution.

      The current and potential competitors of Abiliti have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties, including telecommunications hardware vendors, and system implementers, that would increase their ability to compete with Abiliti. In addition, competitors may be able to adapt more quickly than Abiliti or we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If Abiliti or we fail to adapt to market demands and to compete successfully with both our and Abiliti’s existing and new competitors, our business and financial performance would suffer.

          Many of the current and potential customers for Abiliti’s products and services lack financial resources, and if they cannot secure adequate financing, we may not maintain their business, which would negatively impact our revenue and results of operations after the transactions.

      Many of the current and potential customers of Abiliti’s products and services lack significant financial resources. These companies rely to a large degree, on access to the capital markets for growth, which has been significantly cut back over the past year. Their failure to raise capital has hurt their financial viability and caused many to reduce their information technology spending, which has adversely affected their ability to purchase the products and services offered by Abiliti and us.

      The revenue growth and profitability of Abiliti’s business depends significantly on the overall demand for billing software products and services, particularly in the product and service segments in which Abiliti and we compete. Softening demand for these products and services caused by worsening economic conditions, may result in decreased revenues or growth rates. The weakening in the U.S. economy has resulted in companies delaying or reducing expenditures, including expenditures for information technology. Highly publicized bankruptcies such as those at Global Crossing, Kmart, Enron and WorldCom have caused further tightening of the credit and equity markets overall. Telecommunication providers are among the most affected by these changes. The credit and equity situation has caused many of the telecommunication providers to significantly cut back capital spending on information technology.

      In addition, the ability of Abiliti’s current customers to generate revenues or otherwise obtain capital could adversely impact their ability to purchase additional products and services or renew maintenance and support agreements. If they go out of business there will be no future licenses or services to support continuous revenue. The lack of funding available in these customers’ markets, the recent economic downturn in the technology market and customers shutting down operations, combining or declaring bankruptcy may cause the accounts receivable associated with Abiliti’s operations to continue to increase. There is no assurance Abiliti or we will be able to collect all outstanding receivables associated with Abiliti’s operations.

          Abiliti’s lengthy sales cycle makes it difficult to predict the timing of sales and the resulting revenue, and revenue may vary from period to period, which may adversely affect our common stock price.

      The sales cycle associated with the purchase of Abiliti’s products and services is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year. Abiliti’s products and services involve a commitment of capital that may be significant to the customer, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. These delays may reduce the revenues in a particular period associated with operations that we have agreed to acquire from Abiliti, without a corresponding reduction in costs, which could hurt our results of operations for that period.

          The success of the products and services acquired from Abiliti will depend in part upon our ability to continually enhance those offerings to meet the changing needs of service providers, and if we are not able to do so we will lose future business to its competitors.

      We believe that the future success of the products and services that we have agreed to acquire from Abiliti will depend to a significant extent upon our ability to enhance these offerings and to introduce new products, features and services to meet the requirements of our customers in a rapidly developing and evolving market. The requirements of the current and prospective customers for Abiliti’s products and services may change and these or our future products or services may not satisfy the evolving needs of our target markets. We have significantly reduced the amount of cash we will utilize for research and development. This reduction may make it more difficult to enhance our future offerings. If we are unable to anticipate or respond adequately to customer needs, we may lose business and our financial performance may suffer.

          If we cannot continue to obtain or implement the third-party software that is incorporated into Abiliti’s offerings of products and services, we may have to delay our development or redesign efforts, which could have an adverse effect on our revenue and results of operations.

      The products and services that we have agreed to purchase from Abiliti involve integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our offerings of products and services, or fail to be supported by their vendors, it would be necessary for us to redesign our offerings of products and services. We might encounter difficulties in accomplishing any necessary redesign in a cost-effective or timely manner. We also could experience difficulties integrating our offerings of products and services with other hardware and software. Furthermore, if new releases of third-party products and systems occur before we develop products and services compatible with these new releases, we could experience a decline in demand for our offerings, which could cause our business and financial performance to suffer.

          We may be unable to protect the proprietary technology acquired from Abiliti, and our competitors may infringe on this technology, or develop competitive technology, any one of which could harm the value of this proprietary technology.

      Any misappropriation of the technology that we acquire from Abiliti or the development of competitive technology could seriously harm our business. Abiliti has relied, and we will rely, on a combination of patent, copyright, trademark and trade secret laws, customer license agreements and employee and third-party agreements to protect our respective proprietary rights. These steps may not be adequate, and we do not know if they will prevent misappropriation of this intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

          Claims by others that Abiliti’s products or services infringe their proprietary technology could be costly and harm our business.

      Third parties could claim that the products, technology or services that we have agreed to purchase from Abiliti infringe their proprietary rights. An infringement claim against us or Abiliti could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling these or other offerings. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or modify our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling these or other products or services and could seriously harm our business.

          Product defects or software errors in the products acquired from Abiliti could adversely affect our business due to costly redesigns, production delays and customer dissatisfaction.

      Design defects or software errors in the products that we have agreed to purchase from Abiliti may cause delays in product introductions or damage customer satisfaction, either of which could seriously harm our business. Software products of these types are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. Although the license agreements with Abiliti’s customers contain provisions designed to limit Abiliti’s, and upon consummation of the transactions our, exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against all claims. In addition, claims and liabilities arising from customer complaints could significantly damage our reputation and hurt our business.

THE SPECIAL MEETING

General

      This proxy statement is furnished in connection with the solicitation of proxies from the holders of our common stock and series F preferred stock by the board of directors for use at a special meeting of our stockholders to be held on the date and time set forth below and any adjournment or postponement of that meeting.

      This proxy statement is first being mailed to our stockholders on or about                     , 2002.

Date, Time and Place

      Our special meeting will be held at our offices at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487, on                     , 2002 at 9:00 a.m., local time.

Matters to be Considered at the Special Meeting

      At the special meeting, our stockholders will be asked:

(1)	To approve an asset purchase agreement between us, Daleen Solutions and Abiliti and the transactions contemplated thereby, including the issuance by us to Abiliti of shares of our common stock, shares of series F preferred stock and Asset Purchase Warrants;

(2)	To approve an investment agreement between us and the Behrman Funds and the transactions contemplated thereby, including the issuance and sale by us in a private placement to the Behrman Funds of shares of common stock, shares of series F preferred stock and Investment Warrants for an aggregate purchase price of $5.015 million and the adoption of the LTIP;

(3)	To approve an amendment to our Certificate of Incorporation to (i) increase our authorized shares of series F preferred stock from 356,950 shares to 588,312 shares and (ii) amend the terms of the series F preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F preferred stock or (B) give rise to redemption rights in favor of the holders of series F preferred stock; and

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date and Voting Rights

      Our board of directors has fixed the close of business on                          , 2002, as the record date for the special meeting. Only persons who are holders of record of our outstanding common stock and series F preferred stock as of the record date are entitled to vote. As of the record date,                          shares of common stock and                          shares of series F preferred stock were issued, outstanding, and entitled to vote at the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. Each holder of record of series F preferred stock on the record date will be entitled to 100 votes for each share held on all matters to be voted upon at the special meeting and will vote with the holders of common stock as a single class as well as a separate class on Proposals 1, 2 and 3. As a result, an aggregate of                               votes are eligible to be cast on each of the proposals at the special meeting.

Quorum, Abstentions and Broker Non-Votes

      To hold the special meeting, we need a quorum, which means a majority of our outstanding shares of common stock and series F preferred stock (voting on a 100 for 1 basis) counted as a single class as of the record date, and a majority of the outstanding shares of our series F preferred stock counted as a separate class as of the record date must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are also considered part of the quorum.

      Abstentions and broker non-votes will have the following effects on the outcome of each of the proposals to be considered at the special meeting:

•	With respect to Proposals 1 and 2, abstentions and broker non-votes will have no impact on the outcome of the vote, except that abstentions and broker non-votes with respect to series F preferred stock will have the effect of a vote AGAINST Proposals 1 and 2 in connection with the approval of such proposals by the series F preferred stock voting as a separate class.

•	With respect to Proposal 3, abstentions and broker non-votes will have the same effect as a vote AGAINST the proposal.

Votes Required for Approval

      The following votes are required for the approval of each proposal:

•	Proposal 1 (to consider and vote on the asset purchase, the related asset purchase agreement and the transactions contemplated thereby, including the issuance of shares of our common stock, series F preferred stock and Asset Purchase Warrants in the asset purchase) and Proposal 2 (to approve the investment agreement and the transactions contemplated thereby, including the issuance of shares of common stock, shares of series F preferred stock and Investment Warrants in the private placement and the adoption of the LTIP) require (i) the affirmative vote of a majority of the total votes cast at the special meeting with the holders of our common stock and series F preferred stock (voting on a 100 for 1 basis), voting together as a single class, and (ii) the affirmative vote of the holders of a majority of our outstanding series F preferred stock voting as a separate class.

•	Proposal 3 (to approve amendments to our Certificate of Incorporation) requires (i) the affirmative vote of 66 2/3% of our outstanding shares of common stock and series F preferred stock (voting on a 100 for 1 basis), voting together as a single class, and (ii) the affirmative vote of the holders of a majority of our outstanding series F preferred stock voting as a separate class.

      Certain of the holders of our common stock and series F preferred stock have entered into voting agreements with Abiliti pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of common stock and series F preferred stock in favor of the asset purchase agreement, the investment agreement and the transactions contemplated thereby, including the issuance of shares of our common stock, series F preferred stock and Warrants in the transactions, the amendments to our Certificate of Incorporation described in Proposal 3, and any other matter necessary to effect the transactions. The shares subject to the voting agreements represent in the aggregate more than 66 2/3% of the outstanding voting power of our common stock and series F preferred stock entitled to vote at the special meeting and more than a majority of our outstanding shares of series F preferred stock.

Proxies

      We request that our stockholders complete, date and sign the accompanying proxy cards and promptly return it in the accompanying envelope. If you receive more than one proxy card, it means that you either have common stock and series F preferred stock, or multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

      If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the election of directors, but do not include other matters, including approval of the asset purchase, the private placement and the proposed amendments to our Certificate of Incorporation. Brokers will provide instructions to beneficial owners on how to direct the broker to vote the shares. Broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are counted only for purposes of establishing a quorum.

      All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated (other than broker non-votes), your proxy will be voted FOR each of the proposals described in this proxy statement. Our board of directors does not currently intend to bring any other business before the special meeting and our board of directors is not aware of any other matters to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

      You may revoke your proxy and change your vote at any time before the polls close at the special meeting. You may do this by:

•	sending written notice to our corporate secretary at 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487;

•	signing another proxy with a later date and delivering the proxy to our corporate secretary; or

•	voting again at the special meeting.

How to Vote

      You may vote your proxy by mail, or by attending the special meeting in person.

•	You may vote by mail. There is a proxy card for common stock and a proxy card for series F preferred stock. We have enclosed proxy card(s) that represent your shares. You may vote by mail by signing your proxy card(s) and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. You may vote “FOR,” “AGAINST” or “ABSTAIN” for Proposals 1, 2 and 3.

•	A properly executed proxy card marked “ABSTAIN” as to any proposal will not be voted with respect to that proposal, although it will be counted for purposes of determining whether there is a quorum. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” all of the proposals.

•	You may vote in person at the meeting. Written ballots will be passed out to stockholders who wish to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your broker in order to vote at the meeting.

Dissenters’ Rights

      None of our stockholders are entitled to exercise dissenters’ rights in connection with any of the proposals to be considered at the special meeting.

THE COMPANIES

Daleen

      We are a global provider of billing and customer care software solutions that manage the revenue chain for traditional and next generation communication service providers, retailers and distributors of digital media, and technology solutions providers. Offering integration with leading customer relationship management (CRM) and other legacy enterprise systems, our RevChain software and Internet Integration Architecture (IIA) leverage the latest open Internet technologies to enable providers to achieve enhanced operational efficiency while driving revenue from their product and service offerings. RevChain applications deliver proven interoperability and scalability, making the software highly adaptable and ready for the future. As a result, service providers are able to accelerate their time-to-revenue, adapt to new technologies, and extend the value of their technology investment.

      Our RevChain product family is composed of individual applications that are built on our IIA, an Internet computing architecture. The RevChain product line includes the following:

•	RevChain Commerce — a convergent billing and customer care solution;

•	RevChain Interact — an Internet interface for customer service representatives;

•	RevChain Care — web-based customer account management and self-care with electronic bill presentment and payment (EBPP);

•	RevChain mCommerce — customer account management and billing on the mobile device;

•	RevChain Express — flat-rate billing and customer care; and

•	RevChain Select — original equipment manufacturer (OEM) versions of RevChain applications.

      We can configure our products to address service and feature requirements for specific industry segments. We offer these pre-configured applications as packaged industry suites.

      We also offer professional services, product support and customer training related to the RevChain product family and other products we previously licensed to customers.

      We originally were incorporated in Illinois in 1989 and later changed our domicile and became incorporated in Florida. In 1999, we changed our domicile and became incorporated in Delaware.

Daleen Solutions

      Daleen Solutions, Inc. is our indirect, wholly-owned subsidiary. It was formed for the purpose of purchasing the assets and assuming certain liabilities of Abiliti pursuant to the asset purchase agreement.

Abiliti

     Overview

      Abiliti is a provider of billing, rating and event management and customer care, or BREM&CC, solutions to network service providers. Since its inception, Abiliti has provided billing services to a diverse group of carriers — wholesale providers, inter-exchange carriers, or IXCs, competitive local exchange carriers, or CLECs, and integrated communications providers, or ICPs — including SBC Long Distance, Allegiance Telecom, Inc., Onvoy Inc. and Williams Global Voice Services. Abiliti was incorporated in Missouri in 1987 as Intertech Management Group operating as an engineering consulting firm focused on telecommunications. In the early 1990’s, Abiliti began to do extensive work in the billing and customer care area, which has become its sole focus. In addition to custom development of billing solutions, Abiliti provided outsourced services to some of its customers.

      While Abiliti also provides site licenses to those customers who wish to maintain an in-house billing operation, its core competency and most significant competitive differentiation is in providing solutions through its BillingCentral outsourcing model. Abiliti’s approach is differentiated from its competitors in that (a) where its competitors rely on the more traditional service bureau model, Abiliti operates as a billing application service provider, or ASP, providing a tailored billing solution for each customer based on its core NetworkStrategies billing product, and (b) while competing software vendors can have their software “hosted” by third parties, Abiliti’s customers deal with Abiliti as a single source for application software, hosting, billing operations, customization, and support.

      Abiliti also offers Rate IT a stand-alone rating capability that adds functionality to existing billing systems, allowing service providers to meet recent competitive challenges, avoiding the cost, time and complexity involved in fully replacing a legacy billing system.

      In addition to its billing offerings, Abiliti recently introduced its new event management product called Simpliciti.net. Based on the strength and flexibility of the product, new market opportunities are being pursued in network event management. The initial implementation occurred with SBC Long Distance.

     Abiliti’s Strategy

      Abiliti’s strategy has two primary growth areas — organic growth and growth through aggregation. The first two elements described below are part of the organic growth strategy, while the last is the aggregation strategy.

      Expand the Core Outsourcing Business. Abiliti has a core product suite that can meet the needs of a cross section of network service providers. While also providing site licenses, Abiliti has chosen to focus on providing outsourced services. Abiliti is using a somewhat unique approach in operating as a billing ASP — hosting its own applications, in its own data center, and providing all the necessary support services to provide a “one source, one call” solution. Abiliti has focused on differentiating this product further by providing an Internet based front end for its customers to use in having visibility into, and effectively having oversight of, the billing process — but without doing the work. The recurring revenue model of the outsourced services business results in somewhat slower revenue growth, but provides sustainability over a longer period of time.

      Broaden the Revenue Base. The introduction of Rate IT and Simpliciti.net enabled Abiliti to expand its product suite while increasing its target market. The rating and event management applications offer increased revenue opportunities from existing customers while creating sales opportunities with customers not looking to replace their legacy billing systems. In addition, these products were created with the scalability and flexibility to support the largest Tier 1 service providers, anywhere in the world, thereby creating a larger target market for Abiliti’s sales effort.

      Implement the Aggregation Strategy. The aggregation strategy involves combining the resources of Abiliti with other billing and operational support systems (OSS) vendors serving the telecom marketplace. This strategy is responsive to the current economic conditions in the telecom industry, where a large number of vendor firms were created to support a level of carrier growth and spending that was occurring in the late 1990’s, but which no longer exists, and is highly unlikely to return in the foreseeable future. As such, Abiliti believes many firms are likely to fail or be at best marginally viable over the next 18 months or more. The unprecedented investments made in the 1990’s in products and technology, acquisition of customers, and development of distribution channels to address the then rapidly growing market cannot be replicated in the current economic climate. Abiliti believes these assets can be developed much more cost effectively through targeted “aggregations” of other billing and/or OSS companies. These aggregations could be accomplished through mergers or acquisitions.

     Products and Services

      Design and Technology. Today’s network service providers must have the flexibility to react quickly to changing market conditions. Abiliti has moved away from reliance on the “hard coding” dynamic factors as is frequently found in other systems, including factors such as product and service definitions, market bundles, and rules for computing charges and discounts. This flexible design of the products allows customers to customize the solution according to their needs without changing the underlying code of the product. Instead, they use a graphical user interface, or GUI, to define decision processes and actions through user interfaces. To simplify and accelerate the initial setup, the products include extensive libraries of standard rules and service templates that can often be applied with few or no changes.

      Abiliti’s products are built on Microsoft’s Windows 2000® and SQL Server 2000® platforms. Unlike its principal competitors, Abiliti is exclusively focused on the Microsoft Windows technology base. In taking this approach, Abiliti believes that it gains a competitive advantage by creating a highly optimized, and more easily supported code base built around a specific operating system, and by taking advantage of the functionality built into the Microsoft platforms.

      The Product Suite. Abiliti offers a product suite comprised of Rate IT, NetworkStrategies, BillingCentral, and Simpliciti.net.

      Rate IT — In the billing process, this application computes charges on individual network service events. Rate IT combines extensive flexibility with exceptional performance and scalability. Rate IT can compute charges on individual network service events delivered in virtually any voice and data format, using any unit of measure, rating various types of events, including content, quality of service, and other non-traditional metrics. Using a GUI, business rules are user definable without code changes. Rate IT was designed for scalability, both up and out, by supporting multi-processor and multi-server configurations. Using a low cost three server configuration, it has been benchmarked at a processing rate of 62 million events per hour. Additionally, the architecture of the application allows it to scale out to significantly higher volumes.

      NetworkStrategies — This application accepts rated events from Rate IT, aggregates them, and applies account-level charges, discounts, taxes, and other adjustments. NetworkStrategies emphasizes customer control and the ability to quickly respond to changing market needs, giving the customer the ability to quickly configure account hierarchies, define new products, create product bundles, and implement complex pricing and discount structures, without having to wait for costly and time consuming software development. With its open architecture, NetworkStrategies can interface with other OSS vendors. NetworkStrategies has the scalability to support up to 500 concurrent workstations.

      BillingCentral — BillingCentral is Abiliti’s implementation of billing services as an outsourced solution that integrates both Rate IT and NetworkStrategies into a unified outsourced billing solution. Other billing solution providers offer a more traditional service bureau solution where customers must fit into a standard offering. Abiliti hosts its own applications in its data center where each customer is serviced by dedicated equipment, thereby allowing a tailored billing solution for each customer, including interfaces to third-party applications, special access arrangements, and other customized services.

      BillingCentral services are scalable across a large number of customers through the use of Abiliti’s proprietary automation tools and a secure Internet site. The tool set provides benefits to both Abiliti and its customers. Abiliti’s staff utilizes the tool set to efficiently manage an extensive array of billing tasks across all customers. It is comprised of two primary user modules that enable the BillingCentral group to develop and execute customized billing sequences for each customer. The staff moves seamlessly between customer servers as they execute, manage, monitor, and approve billing tasks. The tools further enable BillingCentral to incorporate standard, as well as customer specific, revenue assurance and metric reporting routines. And, much of the billing stream data from the system is eligible for reporting to the customer via the BillingCentral.net web site.

      For customers, BillingCentral services provide Internet based visibility into the entire billing process. Through a standard Internet browser, Abiliti’s products allow customers to have complete visibility and full control of the billing process, without having to do the work. Customers gain access through a secure Internet portal that allows them to view customer information and approve various phases of the billing cycle. Because the billing process is automated, with verifications and revenue assurance checks tailored to each customer, users receive automatic alerts when there are problems or when their approval is required to begin the next phase in the billing cycle. Once approved by a customer, the next phase begins automatically.

      By using BillingCentral rather than purchasing a site license, customers not only minimize the work on their part, but they can also realize significant savings. When a site license is purchased the customer must pay not only for the license, but also the hardware needed to run the product, labor costs associated with staff to oversee the billing process, third party software used for taxes, tariffs and invoice creation and maintenance expenses. Abiliti and the customer share in the benefits of better utilization of resources, both facilities and people, as well as a much higher level of expertise in both Abiliti’s application and the overall billing process itself.

      Simpliciti.net — Abiliti’s highly configurable Simpliciti.net event management software offers service providers an immediate return on their investment by simplifying the business and operational complexity caused by today’s heterogeneous networks, multiple downstream OSSs and continually emerging services. Powered by Abiliti’s proven rules-driven architecture, Simpliciti.net’s dynamic nature allows service providers to quickly and efficiently support new services and event data formats, without complex programming. By giving service providers a comprehensive, enterprise-wide view of the data flowing through their network, Simpliciti.net is designed to improve revenue assurance and allow service providers to make strategic business decisions that enable them to rapidly respond to changing market conditions.

Customers

      Abiliti’s customer base includes wholesale providers (e.g., Williams Global Voice Services, Inc.), inter-exchange carriers (e.g., SBC Long Distance, Global Crossing Telecom, Inc.), CLECs (e.g., Allegiance Telecom, Inc.) and ICPs (e.g., Onvoy, Inc., U.S. Signal Company, Inc., Clear Rate Communications, Inc., Data Integration Systems). The current users of Abiliti’s products and services report a high degree of satisfaction from their respective customers.

Competition

      The markets in which Abiliti competes are intensely competitive, highly fragmented, and rapidly changing. Abiliti’s products compete on the basis of product functionality, performance, scalability, extensibility, ease of integration and cost of ownership. Abiliti also is evaluated on its responsiveness to the needs of customers, specific product features and functionalities, the timeliness of implementations, quality and reliability of products, pricing strategies, project management capability, financial condition and technical expertise.

      Abiliti’s main event management competitors include:

•	Intec Telecom Systems PLC;
•	Narus, Inc.; and
•	Openet.Telecom

      Abiliti’s main billing competitors include:

•	Daleen;
•	Billing Concepts, Inc.;
•	ADC Telecommunications, Inc;
•	EUR Systems, Inc.; and
•	Convergys, Inc.

      Abiliti’s main stand alone rating competitors include:

•	RateIntegration, Inc.

      Abiliti also competes with the internal information technology departments of large communications companies, that may elect to develop functionality such as those provided by Abiliti’s products in-house rather than buying from outside suppliers.

      Abiliti believes that its ability to compete depends in part on the performance of its competition, including the development by others of software that is competitive with Abiliti’s products and services, the price at which others offer competitive software and services, the extent of competitors’ responsiveness to customer needs and the ability of its competitors to hire, retain and motivate key personnel.

Professional Consulting Services, Maintenance, Technical Support and Training

      Abiliti’s customer services are designed to provide customers with superior services and support while giving them the tools and knowledge they need to independently run their day-to-day operations. The following services are provided:

      Professional Consulting Services. Abiliti provides a variety of professional consulting services to assist customers in the implementation, modification and customization of products and market-based packages. Abiliti provides these services under services agreements with its customers. Abiliti works with customers to establish business models and processes that utilize Abiliti’s products to increase their customer’s market power and lower their operating costs.

      Maintenance. Abiliti has maintenance and support programs that provide customers with timely maintenance and support services for Abiliti’s products. Abiliti provides these services under maintenance agreements with its customers. The maintenance agreement entitles customers to multiple levels of telephone and email technical support for prompt and professional response to maintenance issues during and after normal business hours.

      Third-party Software Fulfillment. When customers require it, Abiliti provides a complete solution by offering third-party software products related to its NetworkStrategies, Rate IT, and Simpliciti.net applications. Abiliti provides platform products, such as the Windows NT® operating system running an SQL® database. Abiliti also provides complementary products that integrate with its applications, such as Doc1 from Group 1 Software for invoice rendering; and tools that support development and reporting, such as Crystal Decisions, Inc.’s Crystal Reports.

      Training. Abiliti offers training programs using a variety of media to provide customers with the skills needed to use its software. For customers who are more comfortable with traditional instructor-led sessions, Abiliti offers a full suite of technical and end-user training programs. A training consultant is assigned to each customer to tailor the training of a customer’s staff during the life cycle of the project.

Sales and Marketing

      Sales. Nearly all of Abiliti’s sales are through a direct sales force. The sales force works closely with targeted customers to define and determine how their needs can be fulfilled with Abiliti’s products and services. As of October 8, 2002, Abiliti’s sales force consisted of four individuals, all of whom are based in North America.

      Due to the sophisticated nature of Abiliti’s products and services and the current economic environment, the duration of a sales cycle can typically range anywhere from several months to one year or longer.

      Marketing. Abiliti’s marketing function provides target market publicity for the company, as well as sales lead generation and any other activity needed to support corporate goals. Publicity is provided through interaction with industry analysts, press, and the media to ensure prospects are aware of Abiliti and its capabilities prior to sales calls. Lead generation activities, including trade shows and advertising, are conducted to provide the sales force with leads in support of revenue goals for the year.

      The marketing function also provides and administers direct mail campaigns, telemarketing, tradeshow participation, public relations advertising, web-site maintenance, product collateral, case studies and white papers and presentations, in support of sales and marketing programs.

Research and Development

      Abiliti’s product development capabilities are essential to enhancing its core technology, developing additional applications, incorporating that technology and maintaining the competitiveness of its products. Abiliti recognizes that its ability to create and extend its products with each release comes from investing in exceptionally talented software engineers, quality assurance testers and billing and telecommunications specialists. In addition, Abiliti has used, and may use in the future outside programming resources to perform contract labor on research and development. Abiliti also has created a structured process for both platform and market package releases that serves as a framework for minimizing its product development cycle times and ensuring quality software releases that meet or exceed customers’ requirements.

      Abiliti’s research and development expenses totaled approximately $2.0 million for the first six months of 2002, $3.1 million for 2001, and $7.5 million in 2000. In connection with a reduction in workforce that took place on October 8, 2002 (the “October 2002 Restructuring”), approximately 10 positions related to research and development were eliminated, resulting in 38 employees engaged in research and development activities, all located at Abiliti’s corporate headquarters in St. Louis, Missouri.

Intellectual Property

      Abiliti’s success and ability to compete are dependent upon continuous improvements of its existing product portfolio and the continued development of new solutions. To protect its technology, Abiliti relies primarily on copyright, trade secret and trademark laws. In the ordinary course of business, Abiliti enters into confidentiality or license agreements with its employees, consultants and corporate partners. These agreements control access to and distribution of its software, documentation and other proprietary information. In addition, Abiliti licenses its products to end users in object code, machine-readable format and its license agreements generally allow the use of its products solely by the customer for internal purposes without the right to sublicense or transfer the products.

Employees

      As of October 8, 2002, Abiliti had 72 full-time employees, of whom 38 were engaged in research and development, nine in sales and marketing, 19 in services and support and six in executive, finance, human resources and administration. None of Abiliti’s employees are represented by a labor union. Abiliti believes that its employee relations are good.

THE TRANSACTIONS

Background of the Transactions

      Over the last two years, we have considered strategic business alternatives extensively, and have held discussions with various parties regarding the same. Most of our discussions resulted from efforts initiated by our investment bankers, although we directly communicated with certain parties as well. From time to time various parties expressed an interest in pursuing an opportunity with us, but by early 2001, no serious discussions regarding a strategic business combination materialized.

      In early January 2001, we reported preliminary results of operations indicating that we missed our fourth quarter revenue and earnings estimates. Additionally, the faltering of the telecommunications sector and the downturn in general economic conditions was having an adverse impact on our revenue and use of cash. It became clear that we needed to respond quickly to complete a financing transaction, or alternatively to enter into a business combination that addressed our needs.

      In April 2001, we reached an agreement for a $27.5 million private placement of our series F preferred stock. This transaction closed in June 2001. Subsequent to the closing of this private placement we continued our efforts to explore various strategic alternatives.

      In May 2001, we engaged Salomon Smith Barney, Inc. as our financial advisor to explore strategic opportunities for us. The process targeted approximately 20 prospects, including potential business combination partners and financial investors, that were determined to be the most likely candidates for a transaction. Although a few prospects showed interest, no serious discussions ensued.

      In late July 2001, our management, working with Salomon Smith Barney, Inc., renewed discussions with a party that previously expressed an interest in forming a business combination with us. While we made progress toward consummating a transaction, in the end the party decided not to continue with the process, citing its concerns over our financial condition and operating results.

      On November 9, 2001, Salomon Smith Barney, Inc. held a meeting at our corporate headquarters in Boca Raton, Florida, with a potential merger candidate from the billing and customer care industry, referred to here as “Party A.” James Daleen, our chairman and chief executive officer, Salomon Smith Barney, Inc. and the president and chief executive officer of Party A attended the meeting. During the meeting, the parties discussed their respective businesses, products, strategies, and target markets. At the conclusion of the meeting, the parties agreed to continue to evaluate the merits of a business combination.

      During January 2002, faced with continued weak sales, an increasingly difficult telecommunications market and reduced cash reserves, our management team began a process to more aggressively seek strategic alternatives. We created a list of more than ten additional prospects and Salomon Smith Barney and our management began to contact these prospects to determine their level of interest.

      In late January 2002, Salomon Smith Barney, Inc. notified us that our primary contact at Salomon Smith Barney, Inc. had been transferred and would no longer be able to provide services to us. On January 23, 2002, we terminated our relationship with Salomon Smith Barney, Inc. and commenced a search for a new investment banking firm.

      In February 2002, our board of directors elected to engage Kaufman Bros. to assist, expand, and expedite our process for pursuing strategic alternatives. During the second week of February 2002, we executed an engagement letter with Kaufman Bros., which shortly thereafter began to contact prospects identified by Kaufman Bros. and us.

      Kaufman Bros. contacted approximately 50 parties that we viewed as potential business combination partners or financial investors or buyers. Thirty-three parties had software operations in communications software, Internet infrastructure software, network infrastructure or software development and integration. Seventeen of the parties were financial institutions with investments in communications software. Ten parties visited us, met with our management or had conference calls to discuss our operations and a potential transaction. Four parties conducted due diligence investigations beyond a general presentation, which included technical reviews, meetings with product management personnel and reviews of financial information.

      During the second half of February 2002 and early March 2002, two opportunities developed that appeared promising. The first opportunity was the renewed discussions with Party A. Our management and Party A’s management conducted several teleconferences and held meetings to discuss the rationale for the proposed business combination, as well as the merits of continuing discussions. The second opportunity was with a large company, which we refer to here as “Party B,” that has a division that performs billing and customer care services. Party B was exploring ways to leverage its billing and customer care division’s performance. Initial discussions with Party B focused on a new service offering Party B planned to launch, and the parties initially considered a business combination in the form of a partnering transaction. After further discussions, the parties determined to look at a possible combination as being strategic in nature, in the form of a merger of us with Party B’s billing and customer care division or an acquisition of us. Both parties engaged management, finance, and investment banking team members, and conducted significant work and due diligence to study the business combination. However, upon review of the work completed by both parties, both parties decided to curtail further strategic discussions.

      During the first week of March 2002, the Abiliti opportunity emerged. Kaufman Bros. held a teleconference with Mr. Daleen and a representative of Behrman Capital, L.P. regarding a possible transaction with Abiliti. During the call, Mr. Daleen described our strategy and the opportunities we perceived to be in the market, and the parties discussed our and Abiliti’s industry, trends in the market, and the benefits to exploring discussions between Abiliti and us. The parties determined that we should meet directly with Abiliti to discuss possible opportunities.

      On March 20, 2002, Mr. Daleen and Jeanne Prayther, our chief financial officer, met with Gordon Quick, Abiliti’s president and chief executive officer, and Mark Wright, Abiliti’s vice president of finance, at Abiliti’s headquarters in Chesterfield, Missouri. Both parties concluded that significant synergies between the companies appeared to exist, and that the parties should continue to evaluate the merits of a strategic combination. The companies and Kaufman Bros. began work evaluating the business strategy and preparing and reviewing financial information for a combined entity.

      On April 4, 2002, we held a teleconference with Party A during which the parties discussed the need for Party A to become more engaged in the process of determining the structure of a business combination between Party A and us, including management composition, facilities, headcount, and financial information for the combined company. Party A’s president and chief executive officer requested a meeting with our board of directors to present Party A’s business combination proposal.

      On April 9, 2002, the president and chief executive of Party A met via teleconference with our board of directors to discuss a possible business combination. Prior to this meeting, Ofer Nemirovsky, a managing director of HarbourVest Partners, LLC and one of our directors, had discussed Party A’s level of interest in a possible business combination with a Party A investor and board member. Additionally, the president and chief executive officer of Party A and Mr. Nemirovsky spoke directly. During these discussions, Party A’s president and chief executive officer discussed possible terms of a business combination between Party A and us. Party A’s presentation to our board of directors provided little detailed information regarding potential synergies, revenue growth potential, marketing position, potential product offerings and the management structure of the combined company.

      On April 9, 2002, Mr. Quick, the president and chief executive officer of Abiliti, made a separate presentation to our board of directors. Abiliti’s presentation contained a comprehensive overview of the rationale for the proposed business combination, strategic plans for the combined company, various strengths with respect to the business combination, potential synergies, revenue growth potential, marketing position, potential product offerings, management structure of the combined company, pro forma financials, and a proposed post-combination capital structure. Mr. Quick described the basic terms of the proposed transaction. The basic terms included a merger between Abiliti and us, with an additional investment of approximately $5 million in Abiliti by an existing Abiliti stockholder to be conducted immediately prior to the merger. Upon consummation of the merger, Abiliti’s stockholders and our existing stockholders would each own approximately 50% of the surviving entity’s issued and outstanding capital stock, including 50% of our outstanding common stock and series F preferred stock.

      Following the presentations Kaufman Bros. presented to our board of directors a synopsis of each company’s strengths and weaknesses and helped answer questions from our board of directors regarding each company. After all discussions, our board of directors elected to pursue discussions with both Party A and Abiliti, and directed our management to continue to conduct discussions with both companies.

      On April 11, 2002, Party A sent a letter to us outlining the terms of a proposed acquisition of us. The letter contained little detail and left several issues open. The consideration offered by Party A was considerably less than we anticipated. After conferring with Kaufman Bros., we requested further information from Party A and expressed our concerns that Party A was undervaluing our company. The parties exchanged correspondence over the following week to try to clarify the details of Party A’s proposal.

      On April 18 and 19, 2002, Abiliti visited our Boca Raton, Florida headquarters, and the parties held meetings and conducted due diligence on each other’s products. The meetings were attended by Messrs. Quick and Daleen, as well as technical leaders from each company, and covered topics included in each company’s products, product architecture, and customers as well as internal processes for development, implementation, and product management. Due to the apparent product synergies and findings upon the product due diligence, between April 20, 2002 and April 26, 2002, we worked with Abiliti to determine the proposed structure of a merger between the companies. The executive, finance, and operational teams of both parties held numerous meetings to prepare financial information, to discuss strategic rationales and product rationalizations, and to continue conducting due diligence.

      Between April 24 and April 26, 2002, we continued discussions with Party A. While we worked extensively with Kaufman Bros. to demonstrate to and convince Party A that it should improve the economic terms of its proposal, Party A’s final proposal was not materially different than its initial proposal, so that Abiliti’s proposal remained the superior offer. Additionally, several issues with Party A’s structure and terms of the proposal remained open, making it difficult for our advisors and us to evaluate accurately the value of Party A’s proposal.

      On April 29, 2002, our board of directors held a meeting at our headquarters in Boca Raton, Florida. The board of directors reviewed the status of strategic discussions and proposals presented by Abiliti and Party A. Present at the board meeting was the entire board of directors, Ms. Prayther, our outside legal counsel, Kaufman Bros. and VM Advisors, a mergers and acquisitions consulting firm. Kaufman Bros. presented a comparative analysis of three alternatives available to us: a business combination with Party A; a business combination with Abiliti; and prospects for our business should we engage in neither business combination. Additionally, Kaufman Bros. discussed with the board of directors pro forma financial information and valuation considerations of each proposal. The board of directors again expressed its view that the Abiliti proposal was superior to the other two alternatives. Our board of directors discussed the alternatives with our advisers and with our management and instructed each to continue to pursue the Party A and the Abiliti proposals, in an effort to improve both proposals as much as possible.

      Beginning in early May 2002, Abiliti and we, as well as our respective advisors, maintained frequent contact to discuss and negotiate the terms of the Abiliti transaction. On May 6, 2002, our board of directors met telephonically. During this meeting, the board of directors reviewed the status of the contact process initiated by Kaufman Bros., discussed each of the contacts made to approximately 50 potential combination targets, and discussed extensively the status of the Party A and Abiliti proposals. Mr. Nemirovsky reported that he met with a representative of Behrman Capital, reviewed the terms of Abiliti’s proposal with him and confirmed that Abiliti’s proposal was contingent on Behrman Capital’s making an approximate $5.0 million investment in Abiliti immediately prior to the business combination. Party A made no changes to its proposal, so it continued to appear that Abiliti presented the superior proposal. Our board of directors directed that our management and our advisors continue to work toward the negotiation and completion of the Abiliti proposal, but also directed our management and our advisors to continue discussions with Party A to determine whether Party A’s proposal could be improved.

      In early May 2002, during informal meetings with our directors, the directors agreed that it was appropriate to create a special committee of directors for the purpose of reviewing and considering our strategic alternatives. On May 10, 2002, the special committee of our board of directors, consisting of Paul Cataford, Stephen J. Getsy and Ofer Nemirovsky, conducted a meeting. The special committee noted that Party A did not appear willing to improve the terms of its proposal; therefore, we should continue focusing on completing the Abiliti transaction, although we should remain open to an enhanced proposal by Party A in the event such a proposal was offered.

      On May 13, 2002, our board of directors formally approved the creation of the special committee consisting of Messrs. Cataford, Getsy and Nemirovsky and ratified the committee’s actions to date. The board of directors created the special committee to allow its independent directors to provide guidance with respect to the transactions to management in an efficient manner and on a frequent basis, in order to respond promptly to transaction issues that may arise and strategic alternatives that may present themselves from time to time. Also at the May 13, 2002 meeting, Kaufman Bros. reviewed with the board the consideration proposed to be issued in connection with the Abiliti proposal, including shares of our common stock, series F preferred stock and warrants to purchase additional capital stock.

      On May 17, 2002, we delivered a term sheet to Abiliti, together with a memorandum discussing the open issues. On May 20, 2002, the special committee conducted a meeting, in which Mr. Nemirovsky reported on additional discussions with a representative from Behrman Capital regarding the Abiliti proposal. The special committee noted that no progress had been made with Party A, despite our continued efforts to obtain an improved proposal from Party A.

      On May 24, 2002, our board of directors held a meeting, at which certain advisors and members of our management were present. Kaufman Bros. reviewed in detail pro forma combined financial information in connection with an analysis of the Abiliti proposal and discussed the synergies between the two companies and other aspects of the proposal. Mr. Daleen and Ms. Prayther updated the board on their conversations with Mr. Quick and reviewed information on the cost and revenue sides of the pro forma combined financial information. Mr. Nemirovsky reviewed with the board of directors additional conversations that he had with the president and chief executive officer of Party A relating to the restructuring of Party A’s proposal, and noted that Party A was not inclined to modify its proposal.

      On June 3, 2002, our counsel delivered to Abiliti and its counsel a draft of a merger agreement for the Abiliti transaction, which included a requirement that the Behrman funds make an investment in Abiliti prior to the merger. The parties promptly began reviewing, discussing and negotiating the draft merger agreement.

      The board of directors conducted a meeting telephonically on June 11, 2002. The board discussed the status of our listing on The Nasdaq National Market and the proposed move to The Nasdaq SmallCap Market, including the impact that such a move would likely have on the proposed transaction with Abiliti. The board reviewed an update on the status of negotiations with Abiliti and the pro forma financial information of the combined company after the consummation of the Abiliti transaction. The board noted that Party A had made no change to its proposal.

      On June 18, 2002, Mr. Nemirovsky met with Party A’s president and chief executive officer, and discussed the need for Party A to provide an enhanced proposal. Party A declined to provide such proposal. On the same day, Mr. Daleen met with Mr. Quick and discussed the status of the transaction with Abiliti.

      On July 10, 2002, Messrs. Foreman and Daleen met with Mr. Quick at a significant customer of Abiliti. The purpose of the meeting was to conduct due diligence on the nature and stability of Abiliti’s relationship with the customer, and to determine whether a business combination between Abiliti and us would adversely affect the combined company’s relationship with the customer. Based on the discussion with the customer, Messrs. Foreman and Daleen concluded that Abiliti’s relationship with its customer was unlikely to be materially adversely affected by the proposed transaction.

      On July 18, 2002, the special committee of our board conducted a meeting, to discuss the terms of the Abiliti proposal, in particular Abiliti’s requirements relating to provisions prohibiting us or our board of directors from considering alternative transactions once the parties executed the definitive transaction agreement for the Abiliti transaction. Also discussed was the fact that the parties’ respective representations and warranties would be effective only at the time of the signing of the definitive transaction documents and would not be “brought down” or otherwise be deemed a effective as of the closing date of the Abiliti transaction, certain economic terms of the Abiliti transaction, including those related to the parties’ respective indemnification obligations and the narrow scope of conditions precedent to the closing of the Abiliti transaction. For various business reasons, and in light of our current financial circumstances, the special committee determined that it remained in our best interests to continue to pursue the Abiliti transaction on the terms and conditions negotiated to date, including the requirements of Abiliti discussed above. The special committee then adjourned, and a meeting of the full board of directors convened. The special committee reported to the board on its progress, and made its recommendation regarding the Abiliti transaction. The board determined that it was in our best interests to accept the special committee’s recommendation and proceed with the negotiation of the Abiliti transaction.

      On August 1, 2002, Messrs. Quick, Sisco, Daleen and Nemirovsky held a teleconference to discuss long-term incentive compensation strategies for the combined company and to discuss future board composition and compensation issues for the combined company. Subsequent to that meeting and during the following weeks, we negotiated the terms of the LTIP and Mr. Quick’s employment agreement. Also on that date, the special committee of the board conducted a meeting to discuss certain issues relating to the Abiliti transaction, including issues related to Abiliti’s outstanding indebtedness and certain threatened litigation matters relating to Abiliti. The special committee discussed the status of the transaction and possible alternative structures for the transaction.

      On August 6, 2002, Messrs. Getsy and Daleen joined Mr. Quick at the offices of another significant customer of Abiliti to discuss Abiliti’s relationship with the customer, and to conduct due diligence on the nature and stability of the relationship. Based on their discussion with the customer, Messrs. Daleen and Getsy determined that it was unlikely that the combined company’s relationship with the customer would be materially adversely affected by the proposed transaction.

      On August 7, 2002, the special committee of the board held a meeting at which it discussed the terms and conditions of the latest version of the draft transaction documents, as well as outstanding issues regarding the transaction. Based on the terms and conditions of the agreements to date, the special committee recommended to the board of directors that we to continue to proceed with the negotiation of the Abiliti transaction.

      Our board of directors met on August 15, 2002, and discussed the status of the proposed transaction and reviewed the terms of the transaction documents. At that meeting, our board discussed business reasons for changing the structure of the transaction so that it would be a purchase of Abiliti’s assets with a separate investment in us by the Behrman Funds.

      Subsequent to that meeting, Abiliti’s and our management teams discussed our proposal to restructure the transaction from a merger to an asset acquisition. The parties agreed in principle to the current structure of the transactions, and on August 23, 2002, Abiliti’s counsel delivered to us a draft asset purchase agreement. Pursuant to the asset structure, Daleen Solutions would acquire substantially all of Abiliti’s assets and assume certain of its liabilities in consideration for shares of our common stock, series F preferred stock and Asset Purchase Warrants to purchase our common stock. Additionally, the Behrman Funds would purchase approximately $5 million of our equity securities in the private placement. The parties promptly began reviewing, discussing and negotiating the terms of the asset purchase agreement and the investment agreement.

      Our board of directors held a meeting telephonically on September 5, 2002. The board further discussed the status of the transaction, including the status of Abiliti’s indebtedness. Based on various business reasons, our board of directors determined that it would be in our best interest to restructure the

Abiliti transaction from a merger to an acquisition of Abiliti’s assets and a separate investment in us by the Behrman Funds.

      On September 10, 2002, management presented forms of the agreements to our board of directors and our outside legal counsel reviewed the material terms of the transactions.

      On September 20, 2002, our board of directors conducted a meeting telephonically. Also present were our legal counsel and Kaufman Bros. The board discussed the transactions and reviewed the drafts of the transaction documents pursuant to which the transactions were to be consummated. Kaufman Bros. then discussed with the board of directors its process and analysis used in preparing a fairness opinion for us, drafts of which were delivered to the board members. Based on the information provided in connection with the transactions and its review and analysis of the information, Kaufman Bros. delivered its oral opinion that the transactions, viewed together and not separately, are fair to our stockholders, from a financial point of view.

      During the week of September 30, 2002, Abiliti began the process of soliciting certain of our stockholders for voting agreements in support of the transactions.

      On October 3, 2002, our special committee conducted a meeting telephonically to review and discuss the transactions and the material provisions of each of the transaction agreements prior to making a formal determination to approve or disapprove the transactions. Immediately following the special committee meeting, our full board of directors met to consider the transactions. Also present at the meetings were certain of our advisors, including Kaufman Bros. and our legal counsel. Kaufman Bros. and our legal counsel noted the changes in the transaction agreements since the board last discussed the agreements and fairness opinion with the board on September 30, 2002, and Kaufman Bros. confirmed that the transactions remained fair to our stockholders, from a financial point of view. A motion to approve the transactions and all of the transaction documents pursuant to which the transactions are to be consummated, was moved, seconded, and ratified unanimously by the special committee which recommended the transactions for approval by the full board of directors. Likewise, a motion to approve the transactions and all of the transaction documents pursuant to which the transactions are to be consummated, was moved, seconded, and ratified unanimously by the board of directors.

      By October 7, 2002, Abiliti received executed voting agreements from stockholders representing approximately 65% of our outstanding voting stock entitled to vote in connection with the transactions and by October 9, 2002 it had received voting agreements representing more than 66 2/3% of our outstanding voting stock. During the same period and prior to October 7, 2002, we received executed voting agreements in support of the transactions from Abiliti’s stockholders holding in excess of 66 2/3% of the Abiliti shares entitled to vote in connection with the transactions.

      On October 7, 2002, Abiliti, the Behrman Funds and we executed the transaction documents and exchanged signature pages. That evening we released a joint press release with Abiliti announcing the parties’ execution of the transaction documents and the transactions.

Our Reasons for the Transactions

      In reaching its decision to approve the asset purchase and the private placement and to recommend approval of the transactions, including the issuance of shares of our capital stock and Warrants in connection with the asset purchase and the private placement by our stockholders, our board of directors consulted with our president and chief executive officer and advisors, and considered information provided by the other members of our management team and independently considered the proposed asset purchase agreement, the investment agreement and the transactions contemplated by such agreements.

      Our board of directors considered the following factors as reasons that the asset purchase and the private placement will be beneficial to us and our stockholders.

     The Asset Purchase

1.	We believe that the combination of our RevChain product with Abiliti’s Simpliciti.net and Billing Central products and services, together with our combined service and delivery capabilities in professional services, application hosting and outsourcing solutions, will meet a significant customer need we currently do not address.

2.	We believe that integrating our RevChain product with Abiliti’s Simpliciti.net and Billing Central products and services will increase the functionality of, and demand for, such products and services.

3.	Abiliti’s mediation technology event processor provides a greater end-to-end solution that will assist us with faster implementations and lower integration costs for customers, which we believe will result in a solution preferable to certain current and potential customers.

4.	Because Abiliti and we have no customer overlap, we believe the asset purchase will serve to expand our customer base, as well as reduce customer concentration.

5.	Because Abiliti has certain preferred vendor relationships, we anticipate that we will have certain benefits, including lower costs.

6.	We believe that after the closing of the asset purchase the combined North American customer base, as well as our international customer base, will help solidify our position as a leading provider of billing and customer care solutions to the telecommunications industry.

7.	We believe our capitalization and increased revenue following the transactions will likely reduce concerns of our customers and potential customers regarding our financial viability.

•	As market conditions for our products and services have worsened, customers have increasingly made vendor viability a requirement in purchasing decisions.

•	We believe that Abiliti’s outsourced billing services will continue to provide recurring revenue that will provide us with greater revenue, cash receipts visibility and an increased flow of cash receipts on a continuing basis.

8.	Our declining liquidity position would cause us to become unable to fund continuing obligations as anticipated, past June 30, 2003, without achieving profitable operations, improving cash flows or receiving new funding.

9.	After an extensive search by us and our investment bankers for financing investors and business combination partners, Abiliti and the Behrman Funds provided us with what we believe was the most favorable proposal with respect to a business combination and financing.

     The Private Placement

      Prior to approving the private placement, our board of directors considered various alternatives to the private placement, including public equity offerings, high yield debt issuances and other private placements of equity securities as well as the possible sale of Daleen and other strategic alternatives. In approving the private placement, our board of directors concluded that the sale of a combination of our common stock, series F preferred stock, Investment Warrants and Additional Warrants to the Behrman Funds, in connection with the issuance of shares of common stock, series F preferred stock and Asset Purchase Warrants to Abiliti in the asset purchase, presented the best course of action for us at this time.

      The material factors considered by our board of directors in making its determination to pursue the private placement include the following:

1.	the price to be paid for the capital stock and Warrants by the Behrman Funds in the private placement; and

2.	our need, following the completion of the asset purchase, for additional capital.

Factors Relevant to the Transactions

      In the course of its deliberations, our board of directors reviewed with our management and our advisors a number of other factors relevant to the transactions. In particular, our board of directors considered, among other things:

1.	information relating to the business, assets, management, financial condition, customers, competitive position and operating performance of us and Abiliti, including the prospects of us and Abiliti if either of us were to continue business as independent companies;

2.	the terms of the transactions; and

3.	the financial presentation of Kaufman Bros., including its opinion described under “Opinion of Our Financial Advisor” on page 35, to the effect that, as of the date of the opinion, the transactions considered together and not separately are fair to our stockholders, from a financial point of view.

Recommendation of Our Board of Directors

      At its meeting held on October 3, 2002, our board of directors, (1) determined that the asset purchase agreement, the investment agreement and the transactions contemplated thereby are fair to and in the best interests of us and our stockholders and (2) determined to recommend that our stockholders approve the proposals related to the transactions. Accordingly, our board of directors recommends that our stockholders vote FOR the asset purchase agreement, the investment agreement, the issuance of shares of our capital stock and Warrants to Abiliti in connection with the asset purchase agreement and to the Behrman Funds in connection with the investment agreement and the other transactions contemplated thereby, including the adoption of the LTIP.

      In connection with the foregoing actions, our board of directors discussed the terms of the transactions and information relating to the transactions with members of our management team, including our president and chief executive officer, as well as our financial advisor and legal counsel. The board of directors considered the following material factors:

1.	all the reasons described above under “Our Reasons for the Transactions”;

2.	the judgment, advice and analyses of our president and chief executive officer, including the favorable recommendation of the transactions and his analysis of conditions in the billing and OSS industry;

3.	alternatives to the transactions;

4.	the lack of other suitable strategic business combination partners for us;

5.	the lack of alternative financing sources;

6.	the impact on our stockholders of the issuance of additional shares of capital stock, including the issuance of additional shares of series F preferred stock and the adoption of the LTIP;

7.	the presentations by and discussions with our management team, including our president and chief executive officer, and representatives of our counsel and Kaufman Bros. regarding the terms and conditions of the asset purchase and the private placement;

8.	that while the transactions are likely to be completed, there are risks associated with completing the transactions and, as a result of limited closing conditions, it is possible that the transactions may not be completed even if approved by our stockholders and Abiliti’s stockholders;

9.	that although our relationships with customers, partners and employees may be affected negatively because of uncertainty surrounding our future status and direction, the belief of our board of directors that any negative effect would be reduced once the transactions are completed;

10.	that Gordon Quick would become our new president and chief executive officer;

11.	that we would not be cash flow or EBITDA (as defined below) positive immediately after the transactions;

12.	the risk that the synergies and benefits sought in the transactions might not be fully achieved; and

13.	the interests that our executive officers and directors may have with respect to the transactions in addition to their interests as our stockholders generally. See “Interests of Our Directors and Executive Officers in the Transactions.”

      Our board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our board of directors considered, among other things, the analysis, experience, expertise and recommendation of our president and chief executive officer, information from certain members of our management team members, and the analysis of Kaufman Bros., our financial advisor, of the financial terms of the transactions. See “Opinion of Our Financial Advisor.”

      In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather our board of directors conducted an overall analysis of the factors described above, including discussions with our management team and legal, financial and accounting advisors. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

      Our board of directors considered all these factors as a whole, and overall considered the factors to be favorable and to support its determination. However, the general view of our board of directors was that factors 6, 8, 11 and 12 described above were uncertainties, risks or drawbacks relating to the transactions, but that the other reasons and factors described above were generally considered favorable.

Opinion of Our Financial Advisor

      In connection with its consideration of the transactions, our board of directors requested Kaufman Bros.’ opinion, as investment bankers, as to the fairness, from a financial point of view, to our stockholders of the consideration to be paid by us in connection with the asset purchase and to be received by us in connection with the private placement, taken as a whole.

      We selected Kaufman Bros. for a number of reasons, including its familiarity with us and its experience and reputation in the areas of valuation and financial advice, particularly in relation to transactions of the size and nature of the transactions. Kaufman Bros. is an investment banking firm that is regularly engaged in the valuation of businesses and their securities in connection with transactions and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. In the normal course of its business, Kaufman Bros. trades our common stock for its own account or for the account of its customers and, accordingly, may, from time to time, hold long or short positions in our common stock.

      On September 20, 2002, Kaufman Bros. reviewed with our board of directors the financial analyses performed by Kaufman Bros. On October 3, 2002, Kaufman Bros. reviewed with our board of directors certain updated information (none of which had a material effect on its opinion) and delivered to the board of directors an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated October 4, 2002, to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of October 3, 2002, the consideration to be paid by us in connection with the asset purchase and to be received by us in connection with the private placement, taken as a whole, was fair, from a financial point of view, to our stockholders.

      The following summary of Kaufman Bros.’ opinion may not include all of the information important to you. The full text of the opinion letter, dated October 4, 2002, delivered by Kaufman Bros. to our board of directors, which sets forth in full the assumptions made, general procedures followed, matters considered and limits on the scope of review undertaken, is included as Annex I to this proxy statement and is incorporated herein by reference. Kaufman Bros. has consented to the inclusion of the full text of its opinion as Annex I to this proxy statement. The summary of Kaufman Bros.’ opinion set forth below is qualified in its entirety by reference to the full text of such opinion. Holders of our common stock and series F preferred stock are urged to read Kaufman Bros.’ opinion carefully and in its entirety.

      We did not place any limitation upon Kaufman Bros. with respect to the procedures to be followed or factors to be considered in rendering its opinion. In conducting its investigation and analysis and in arriving at its opinion, Kaufman Bros. reviewed information and took into account the financial and economic factors it deemed relevant and material under the circumstances. In connection with its analysis, Kaufman Bros., among other things:

•	reviewed a draft of the Asset Purchase Agreement, dated October 3, 2002, and the schedules and exhibits attached thereto;

•	reviewed a draft of the Investment Agreement, dated October 3, 2002, and the schedules and exhibits attached thereto;

•	reviewed the terms of the series F preferred stock in our Certificate of Incorporation;

•	reviewed the proposed forms of warrant agreements representing the Warrants to be issued to Abiliti and the Behrman Funds;

•	reviewed our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as filed with the SEC;

•	reviewed certain internal information relating to us provided to Kaufman Bros. by our management, including historical financial information and financial forecasts;

•	reviewed certain internal information relating to Abiliti provided to Kaufman Bros. by Abiliti’s management, including historical financial information and financial forecasts;

•	held discussions with Abiliti’s and our respective managements regarding the respective businesses, operations and prospects of Abiliti and us;

•	prepared and analyzed pro forma financial information for us, giving effect to the transactions, based upon discussions with, and information provided by the managements of, both companies;

•	visited Abiliti’s facilities in Chesterfield, Missouri;

•	reviewed the historical trading prices and volumes of our common stock;

•	reviewed certain publicly available information concerning certain other companies engaged in businesses which Kaufman Bros. believed to be reasonably comparable to Abiliti;

•	reviewed information concerning certain other business transactions which Kaufman Bros. believed to be reasonably comparable to the asset purchase;

•	performed various valuation analyses as Kaufman Bros. deemed appropriate using generally accepted analytical methodologies; and

•	performed such other financial studies, analyses, inquiries and investigations as Kaufman Bros. deemed appropriate.

      In arriving at its opinion, Kaufman Bros. assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of Abiliti or us, or obtained by Kaufman Bros. from publicly available sources, and upon the assurance of Abiliti’s and our management that they were not aware of any information or facts that would make any such information incomplete or misleading. Kaufman Bros. did not attempt to independently verify such information. In conducting its review, Kaufman Bros. did not conduct or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Abiliti or us, nor was it furnished with any such evaluation or appraisal. Kaufman Bros. assumed, with our consent, that:

•	the transactions will be consummated in accordance with the terms set forth in the drafts of the asset purchase agreement and the investment agreement, respectively, reviewed by it without any amendment thereto and without waiver by the parties thereto of any of the conditions to their respective obligations thereunder; and

•	all regulatory and other approvals and third-party consents required for consummation of the transactions will be obtained without material cost to us or Abiliti.

      Kaufman Bros. assumed that the financial forecasts examined by it were reasonably prepared and were based upon the best available estimates and good faith judgments of Abiliti’s and our respective senior managements as to the future performance of Abiliti and us. Where Kaufman Bros. prepared forecasts based upon information provided by Abiliti or us, Kaufman Bros. obtained the assurance of the management of Abiliti or us, as the case may be, that such forecasts were reasonable.

      Kaufman Bros. noted that its opinion was necessarily based upon the financial, economic, market and other conditions as they existed and could be evaluated by Kaufman Bros. on, and the information made available to it as of, the date of its opinion. Kaufman Bros. has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that is brought to its attention after the date of its opinion. Although Kaufman Bros. evaluated the consideration to be paid by us in the asset purchase and received by us in the private placement from a financial point of view, Kaufman Bros. did not recommend the specific consideration payable or receivable in the transactions, which was determined through negotiations between Abiliti and us and the Behrman Funds.

      Kaufman Bros.’ opinion is for the information of our board of directors for its use in evaluating the fairness, from a financial point of view, to our stockholders of the consideration to be paid by us in the asset purchase and to be received by us in connection with the private placement, taken as a whole. Such opinion does not constitute a recommendation as to any action our board of directors or any stockholder should take in connection with the transactions or any aspect thereof. Kaufman Bros.’ opinion is not an opinion as to the structure, terms or effect of any other aspect of the transactions or as to the merits of our underlying decision of to enter into the transactions, or any other transaction or business strategies discussed by our board of directors as alternatives to the transactions.

      In preparing its opinion, Kaufman Bros. performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Kaufman Bros.’ opinion or of the presentation by Kaufman Bros. to our board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Kaufman Bros. did not attribute particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Kaufman Bros. believes that its analysis must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the preparation of its opinion. In its analysis, Kaufman Bros. made numerous assumptions with respect to Abiliti and us, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Abiliti’s and our control. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of the actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Kaufman Bros.’ opinion and analyses were only one of many factors considered by our board of directors in its evaluation of the transactions and should not be viewed as determinative of the view of our board of directors or management with respect to either transaction or the consideration to be paid and received by us in connection therewith.

      The following is a summary of the material financial analyses performed by Kaufman Bros. in connection with rendering its opinion.

     Calculation of Consideration to Abiliti

      Kaufman Bros. analyzed the value of the consideration paid to Abiliti in connection with the asset purchase using a price of our common stock of $0.14 per share, which represented the 10-day trailing average closing stock price as of September 16, 2002. Kaufman Bros. valued the series F preferred stock to be issued in the asset purchase on both an as converted into common stock basis and on an as converted basis plus a premium for the liquidation preference. Kaufman Bros. calculated the liquidation premium of the series F preferred stock as the difference between (a) the price to be paid by the Behrman Funds for the securities in the private placement and (b) the market price multiplied by the number of common stock equivalents of the equity securities on an as converted basis plus the value of the Warrants to be issued in the private placement. Kaufman Bros. determined the value the Warrants to be issued in the transactions using the Black-Scholes option valuation model. Kaufman Bros. used the following inputs to the Black-Scholes option valuation model.

Inputs to Black-Scholes Option Valuation Model

Daleen Common Stock Price	$0.140
Option Strike Price	$0.906
Days to Expiration	1461
Volatility	167.26%
Risk Free Interest Rate	2.42%
Annual Dividend	$0.0

      This analysis resulted in a range of the value for the consideration paid to Abiliti in the asset purchase of between $4.2 million to $5.1 million.

     Analysis of Selected Comparable Acquisition Transactions

      Using publicly available information, Kaufman Bros. analyzed certain financial and operating information relating to the following eight selected merger and acquisition transactions in the telecommunications software sector (“Comparable Transactions”), each of which was announced in calendar year 2001 or 2002. The Comparable Transactions were chosen as they involved acquired companies that Kaufman Bros. believed possessed general business, operating and financial characteristics representative of companies in the industry in which Abiliti operates. Kaufman Bros. noted that none of the Comparable Transactions reviewed was exactly comparable to the transactions and that the range of information available for each Comparable Transaction varied from detailed information relating to publicly registered companies, to limited and summary information contained in public press releases relating to private companies. The Comparable Transactions reviewed by Kaufman Bros. were (the purchaser is listed first, followed by the acquired company and the nature of the transaction (i.e. cash for stock, stock for stock or a combination of the two)):

Purchaser	Acquired Company	Nature of Transaction

Calendar Year 2002
CSG Systems	IBM (Telecom billing assets)	Cash
Convergys Corp.	iBasis (Price Interactive div)	Cash
Convergys Corp.	TelesensKSCL	Cash
MetaSolv, Inc.	Nortel (Architel division)	Cash

Calendar Year 2001
CSG Systems	Lucent (Kenan division)	Cash
Amdocs Ltd.	Nortel (Clarify division)	Cash
The Management Network Group	Tri-Com Computer Services	Cash
Illuminet	BellSouth Int’l Wireless Svcs	Cash

      For each Comparable Transaction, Kaufman Bros. calculated multiples of the market value plus total debt minus total cash (“Enterprise Value”) of the acquired company compared to its last twelve months (“LTM”) revenue, operating income before interest, taxes, depreciation and amortization (“EBITDA”) and net income which were based upon the most recent publicly available information prior to the closing of the respective Comparable Transaction. Kaufman Bros. then applied these multiples of revenues to the projected financial results of Abiliti for the period ending December 31, 2002 using both the projected financial information provided by Abiliti’s management and the projected annualized revenues based upon Abiliti’s actual revenues for the six month period ended June 30, 2002 (“2002 Annualized”). Kaufman Bros. applied multiples to the EBITDA and net income of Abiliti for the same periods above, but as these results were less than zero, they did not yield a meaningful result. The following table reflects the material results of these analyses.

     Comparable Transaction Analysis

	Median		Mean		Low-High

	($ in Millions)
Enterprise Value to LTM revenue	1.0	x	1.1	x	0.4x – 2.1x
Implied Enterprise Value of Abiliti based on:
Enterprise Value to FY2002 projected revenue	$12.5		$14.0		$4.6 – $26.0
Enterprise Value to 2002 Annualized revenue	$11.7		$13.1		$4.4 – $24.4

      The analysis of Comparable Transactions showed that the value of the consideration to be paid by us to Abiliti in the asset purchase was, in each case, within the range or lower than the implied Enterprise Value of Abiliti and lower than the median and mean values implied by such analysis.

     Analysis of Selected Publicly Traded Companies

      Kaufman Bros. reviewed publicly available financial information, as of the most recently reported period, and stock market information as of September 16, 2002, for the following sixteen publicly traded companies that Kaufman Bros. deemed reasonably comparable to Abiliti as these companies derive a significant portion, if not all, of their revenues from the sale of telecommunications software (the “All OSS Companies” or “Total Sample”):

       1. Ace*COMM Corp.

       2. Boston Communications

       3. CSG Systems International

       4. Cellular Tech Services

       5. Convergys Corp.

       6. Daleen

       7. Amdocs Ltd.

       8. DSET Corp.

       9. DST Systems

      10. INTASYS Corp

      11. Lightbridge Systems Corp.

      12. Mobile Data Solutions

      13. Mind CTI Ltd.

      14. Metasolv Inc.

      15. Portal Software

      16. Veramark Technologies

      Kaufman Bros. noted that several of the above companies have businesses that operate nearly exclusively in the billing software industry, a subset of the larger telecommunications software industry, and offer products and solutions that are more closely comparable to Abiliti from a product perspective. Accordingly, Kaufman Bros. conducted a parallel analysis of the following billing software companies independent of the other OSS companies (the “Billing Companies Sample”). The eleven companies included in the Billing Companies Sample are:

       1. Boston Communications

       2. CSG Systems International

       3. Convergys Corp.

       4. Daleen

       5. Amdocs Ltd.

       6. DST Systems

       7. INTASYS Corp

       8. Lightbridge Systems Corp.

       9. Mind CTI Ltd.

      10. Portal Software

      11. Veramark Technologies

      For each company in the Total Sample, Kaufman Bros. calculated multiples of Enterprise Value to LTM revenue, fiscal year 2002 (“FY2002”) revenue estimates and fiscal year 2003 (“FY2003”) revenue estimates. Kaufman Bros. then applied these multiples to Abiliti’s LTM revenues for the period ended June 30, 2002, and to the projected financial results of Abiliti for the periods ending December 31, 2002 and December 31, 2003. Kaufman Bros. then applied a 45% discount to the multiples derived from the analysis in recognition of Abiliti’s status as a private company, the general lack of liquidity for securities of public companies with revenues comparable to those of Abiliti and the lower multiples of the smaller companies in the All Billing Companies Sample. The chart below summarizes the results of these analyses:

     Comparable Company Analysis

	Median		Mean		Low-High

	($ in Millions)
All OSS Companies Sample
Enterprise Value/LTM revenue	0.49	x	0.56	x	0.05x – 1.49x
Enterprise Value/FY2002 revenue	0.62	x	0.67	x	0.05x – 1.76x
Enterprise Value/FY2003 revenue	0.53	x	0.56	x	0.04x – 0.97x

All Billing Companies Sample
Enterprise Value/LTM revenue	0.64	x	0.68	x	0.14x – 1.49x
Enterprise Value/FY2002 revenue	0.70	x	0.79	x	0.03x – 1.76x
Enterprise Value/FY2003 revenue	0.63	x	0.72	x	0.15x – 0.97x

Implied Enterprise Value of Abiliti based on:

All OSS Companies Sample
Enterprise Value/LTM revenue	$6.0		$6.9		$0.60 – $18.5
Enterprise Value/FY2002 revenue	$7.7		$8.4		$0.06 – $21.9
Enterprise Value/FY2003 revenue	$6.7		$7.0		$0.06 – $12.1

All Billing Companies Sample
Enterprise Value/LTM revenue	$7.9		$8.4		$1.7 – $18.5
Enterprise Value/FY2002 revenue	$8.7		$9.5		$1.6 – $21.9
Enterprise Value/FY2003 revenue	$7.9		$8.9		$1.9 – $12.1

The analysis of comparable public companies showed that the value of the consideration to be paid by us to Abiliti in the asset purchase was, in each case, within the range of the implied Enterprise Value of Abiliti and slightly lower than the median and mean values implied by such analyses.

     Discounted Cash Flow Analysis

      Kaufman Bros. performed a discounted cash flow analysis of Abiliti, on a stand-alone-basis. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of a corporate entity by calculating the estimated future cash flows of such entity and discounting such cash flow results back to the present. Kaufman Bros. performed this analysis to estimate the net present value of Abiliti’s enterprise value and to compare it to the value of the consideration to be paid by us to Abiliti in the asset purchase. The analysis was based upon financial projections for the five year period ending 2007. Kaufman Bros. calculated EBITDA and free cash flow for Abiliti. EBITDA is earnings before interest, taxes, depreciation and amortization and other items. Free cash flow as used by Kaufman Bros. is net income plus depreciation and amortization, after tax, net of interest expense, less changes in working capital (excluding cash) and capital expenditures. Kaufman Bros. calculated the terminal value of Abiliti at the end of the forecast period by applying a range of estimated EBITDA multiples selected by Kaufman Bros. The terminal value estimates are a hypothetical approximation of the value of an enterprise’s cash flows beyond the end of the five year period covered by management’s projections.

      In its discounted cash flow analyses, Kaufman Bros. estimated a terminal value of Abiliti using a terminal value multiple range of 4.0x to 6.0x EBITDA and discounted the stream of free cash flows during the forecast period together with the estimated terminal value at discount rates ranging from 25.0% to 35.0%. Selection of an appropriate discount rate is an inherently subjective process and is affected by numerous factors. The discount rates used by Kaufman Bros. were selected based upon Abiliti’s historical financial results, current financial condition and the risk associated with Abiliti achieving its financial projections. This range of discount rates also reflects an estimate of the cost of capital for Abiliti and the current valuation parameters for comparable public companies. Such analysis produced Enterprise Values for Abiliti that ranged from $4.5 million to $9.4 million. The chart below summarizes the results of this analysis:

Abiliti Discounted Cash Flow Analysis

($ in Millions)

Range of Free Cash Multiples	4.0x – 6.0x
Discount Rates	25.0% – 35.0%

	Mean	Median	Low-High

Implied Total Enterprise Value of Abiliti	$5.5	$7.7	$4.5 – $9.4

The discounted cash flow analysis of Abiliti showed that the value of the consideration to be paid by us to Abiliti in the asset purchase was within the range of the implied Enterprise Value of Abiliti.

      Kaufman Bros. also performed discounted cash flow analyses of both us, on a stand alone basis, without giving effect to the transactions, and based upon financial projections for the five year period ending 2007. Kaufman Bros. performed these analyses to estimate the net present value of the Enterprise Value for us both before and after giving effect to the transactions in order to compare the Enterprise Value of us as a stand alone entity to the pro rata ownership of our stockholders in the Enterprise Value of us after the transactions, giving effect to the issuance of securities in the asset purchase and the private placement. In performing these analyses, Kaufman Bros. used discount rates ranging from 20% to 30% and projected 2007 estimated EBITDA multiples ranging from 4.0x to 6.0x. Projections for us giving effect to the transactions included estimated synergies from combination and the effects of pro forma accounting for the transactions. The chart below summarizes the results of these analyses and displays the mean and median implied Total Enterprise Value:

Discounted Cash Flow Analysis

($ in Millions)

	Daleen	Daleen
	After the	Pro Rata Ownership in	Daleen
	Transactions	Combined Company	Stand-Alone

Discount Rate Range	20% – 30%	20% – 30%	20% – 30%
2007 EBITDA Range	4.0x – 6.0x	4.0x – 6.0x	4.0x – 6.0x
Implied Total Enterprise Value	$17.7 – $23.9	$8.9 – 12.0	$3.6 – $6.0

     Analysis of Value to Our Security Holders After the Transactions

      Kaufman Bros. analyzed the value of us giving effect to the transactions using an average of the results derived from all of the methods described in above, in each case using the same sample sets and multiples as those applied in the analysis of Abiliti. This analysis produced a range of total enterprise values for us giving effect to the transactions from $19.3 million to $21.6 million and a pro rata Enterprise Value attributable to the pre-transaction Daleen stockholders of $9.7 million to $10.9 million. Kaufman Bros. also analyzed the value of us as a stand-alone company using an average of the results derived using these same methods, again in each case using the same sample sets and multiples as those applied in the analysis of Abiliti. This analysis produced a range of Enterprise Values for us giving effect to the transactions of from $7.4 million to $8.3 million.

      Kaufman Bros. compared the pro rata enterprise value for us giving effect to the transactions to the enterprise value attributable to the series F preferred stock and to the common stock under two different scenarios: (i) assuming the series F preferred stock exercised its liquidation preference; and (ii) treating the series F preferred stock on an as converted into common stock basis. The results of that analysis is summarized in the following table using mean and median values:

Value to Daleen Security Holders of Company After the Transactions

($ in Millions)

	Daleen	Daleen
	After the	Pro Rata Ownership	Daleen
	Transactions	After the Transactions	Stand-Alone

Enterprise Value	$19.3 – $21.6	$9.7 – $10.8	$7.4 – $8.3

Value to Daleen Security Holders After the Transactions

	Scenario 1		Scenario 2
	Exercise of Liquidation Preference		As Converted

	($ in Millions)		($ Per Share)
	Pre-Transactions	Post-Transactions	Pre-Transactions	Post-Transactions

Series F Preferred Stock	$7.4 – $8.3	$9.7 – $10.8	$0.13 – $0.14	$0.19 – $0.21
Common Stock	$0.0 – $0.0	$0.0 – $0.0	$0.13 – $0.14	$0.19 – $0.21

      The analysis of the value of us after giving effect to the transactions to our security holders shows that, under either scenario, the implied post-transactions value of the series F preferred stock would be greater. The implied value of the common stock under the first scenario would be zero, both pre- and post-transactions; and under the second scenario, the implied value would be greater post-transactions than pre-transactions.

     Contribution Analysis

      Kaufman Bros. analyzed the relative contributions of Abiliti and us to the estimated pro forma income statement and balance sheet of us after giving effect to the transactions. This analysis was based on actual results for the six month period ended June 30, 2002 and projected results for the fiscal year ending December 31, 2002. The analysis for both the six month period ended June 30, 2002 and the projected fiscal year ending December 31, 2002 excluded the effects of the additional cash from the private placement, non-recurring expenses relating to the transactions, and the effects of any synergies that may be realized as a result of the transactions. The chart below summarizes selected financial results from the pro forma analyses:

	Six Months		Estimated
	Ended June 30, 2002		FY2002

	Daleen	Abiliti	Daleen	Abiliti

Total Revenues	40%	60%	33%	68%
Gross Profit	31%	69%	23%	76%
Operating Loss	95%	5%	101%	(1)%
Accounts Receivable, Net	52%	48%	40%	60%
Other Current Assets	91%	9%	44%	56%
Fixed Assets, Net	55%	45%	38%	62%

      These contribution percentages were then compared with the ownership percentage following the transactions of Abiliti’s and our pre-transactions stockholders of 50.3% and 49.7%, respectively.

      The contribution analysis shows that, in general, the ownership percentage of our pre-transactions stockholders in our past transactions compares favorably to our contribution to the post transactions company’s selected financial results.

     Accretion or Dilution Analysis

      Kaufman Bros. computed the basic earnings per share (“EPS”) and EPS as if the series F preferred stock was converted to common (“As converted EPS”) for us on a stand-alone basis and for us on a post transactions pro forma basis. The comparison of the two illustrates the accretive or dilutive impact of the transactions to us as a stand-alone company. Based upon the analysis below, the transactions are expected to be immediately accretive to our EPS. (Numbers may not add due to rounding.)

	Six Months
	Ended	Estimated	Estimated
	June 30, 2002	FY2002	FY2003

Daleen Stand Alone
Basic EPS	$(0.22)	$(0.38)	$(0.13)
As converted EPS	$(0.09)	$(0.17)	$(0.06)

Pro Forma Combination
Basic EPS	$(0.14)	$(0.27)	$(0.07)
As converted EPS	$(0.06)	$(0.12)	$(0.03)

Accretion/ Dilution
Basic EPS	$0.09	$0.11	$0.06
As converted EPS	$0.04	$0.05	$0.03

      The accretion/dilution analysis shows that the transactions would be accretive to us on an EPS basis. However, the source of the accretion is from a higher number of shares outstanding in both the basic and as converted calculation and not from an increase in the amount of net income to which the share amounts were applied. Consequently, Kaufman Bros. did not place much weight upon this analysis in arriving at its opinion.

     Compensation

      Pursuant to the terms of Kaufman Bros.’ engagement, we have paid to Kaufman Bros. $20,000 and have agreed to pay Kaufman Bros., upon the closing of the transactions, a cash fee of $500,000 less any amounts previously paid and to issue to Kaufman Bros. warrants to purchase 250,000 shares of common stock at an exercise price equal to the closing price of our common stock on the day prior to the closing date of the transactions. We also have agreed to reimburse Kaufman Bros. for its reasonable out-of-pocket expenses incurred in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Kaufman Bros. and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Other Relationships

      Kaufman Bros has performed investment banking services for us in the past for which it has received customary fees. In particular, in 2001 Kaufman Bros. acted as a placement agent for us in connection with a private placement of series F preferred stock.

Regulatory Approvals Relating to the Transactions

      We are not aware of any federal or state regulatory requirements that must be complied with or approvals that must be obtained to consummate the transactions, other than (1) filing of the certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware increasing our authorized series F preferred stock and waiving the adjustment of the series F preferred stock conversion price pursuant to the issuance of series F preferred stock in the asset purchase and the private placement and (2) filing of this proxy statement with the SEC. If any additional approvals or filings are required, we will use our commercially reasonable efforts to obtain those approvals and make any required filings before completing the transactions.

Management of Daleen after the Transactions

     Board of Directors

      Upon completion of the transactions, our board of directors will consist of seven members who will be designated as follows: (1) four directors will be designated by us prior to the completion of the transactions, (2) our chief executive officer, who will be Gordon Quick following completion of the transactions, and (3) two directors to be designated by the Behrman Funds prior to the consummation of the transactions. It is anticipated that we will designate James Daleen, Daniel J. Foreman, Stephen J. Getsy, and Ofer Nemirovsky to serve as our designated directors. The Behrman Funds have indicated that they will designate Dennis Sisco to serve as one of their designated directors. Pursuant to the investment agreement, the Behrman Funds will designate their second director prior to the completion of the transactions. Messrs. Daleen, Foreman, Getsy, and Nemirovsky currently are members of our board of directors. In the event that any of these individuals are not available, for any reason, to serve as directors, our board of directors or the Behrman Funds, as the case may be, will select another person to serve as a director or will leave the vacancy open. In addition, Abiliti, the Behrman Funds and the HarbourVest Funds have entered into a supplemental voting agreement regarding the election of directors at our 2003 Annual Meeting of Stockholders. At such meeting, each of Abiliti, the Behrman Funds and the HarbourVest Funds have agreed to vote their shares of series F preferred stock and common stock in favor of two individuals nominated by the Behrman Funds and in favor of one individual nominated by the HarbourVest Funds, each to serve for a term expiring at our 2006 Annual Meeting of Stockholders.

     Management

      Upon completion of the transactions, our board of directors will take all corporate action necessary to cause Gordon Quick, currently Abiliti’s president and chief executive officer, to be appointed our president and chief executive officer. James Daleen our current chairman of the board, president and chief executive officer will continue to serve as our chairman of the board.

      Pursuant to his employment agreement, Mr. Daleen will be entitled to severance upon his termination as our president and chief executive officer. We have also entered into a six-month consulting agreement with Mr. Daleen, which will be effective upon the termination of his employment. The terms of Mr. Daleen’s severance payments as well as the consulting agreement and his participation in the LTIP are described under “Interests of Certain Persons in the Transactions — James Daleen” beginning on page 46.

      Pursuant to the terms of the investment agreement, we have entered into an employment agreement with Mr. Quick, effective upon completion of the transactions. The terms of Mr. Quick’s employment agreement are described under “Proposal 2-Other Terms of the Investment Agreement-Employment Agreements” beginning on page 71.

      Jeanne Prayther, our current chief financial officer, will continue as our chief financial officer after the completion of the transactions. Effective upon completion of the transactions, her current employment agreement will be amended. The principal terms of the amendment to her employment agreement are described under “Interests of Certain Persons in the Transactions — Jeanne Prayther” beginning on page 46.

      David McTarnaghan, our senior vice president of global sales, will continue in such role after the completion of the transactions. Effective upon completion of the transactions, his current employment agreement will be amended. The principal terms of the amendment to his employment agreement are described under “Interests of Certain Persons in the Transactions — David J. McTarnaghan” beginning on page 46.

      The remaining members of our senior management team will include an equal number of current team members from each of Abiliti and us. Pursuant to the terms of the investment agreement, we have entered in employment agreements with two current members of Abiliti’s senior management team, effective upon completion of the transactions.

      In addition, our board of directors has authorized the LTIP as required by the investment agreement. Members of our management team, including Mr. Quick, Mr. Daleen, Ms. Prayther, and Mr. McTarnaghan will be eligible to participate in the LTIP. The LTIP is described under “Proposal 2 — Long-Term Incentive Plan” beginning on page 72. A copy of the LTIP is attached as Annex J to this proxy statement.

Interests of Certain Persons in the Transactions

      In considering the recommendations of our board of directors with respect to the transactions, our stockholders should be aware that certain members of our board of directors and executive officers may have interests in the transactions that are in addition to the interests of our stockholders generally. These interests include the following:

      James Daleen. Mr. Daleen is our founder and current chairman, president and chief executive officer. Upon completion of the transactions, it is anticipated that Mr. Daleen will resign as our president and chief executive officer. He will remain as chairman of the board. Pursuant to the terms of his employment agreement, Mr. Daleen will be entitled to severance upon the termination of his employment as president and chief executive officer. Mr. Daleen’s severance benefits will include (i) a lump sum payment of $328,900, which is equal to 12 months of his current base salary, to be paid within five days after the date of his termination as our president and chief executive officer, (ii) an additional payment of $328,900 to be paid in equal installments on a monthly basis over a period of 24 months, with the first payment on the first day of the thirteenth month following the date of his termination as president and chief executive officer and the last payment on the first day of the thirty-sixth month following the date of termination, and (iii) a pro rata portion of the performance bonus, if any, for the year in which his employment terminates based upon his performance and our performance of the objectives previously determined by the compensation committee of our board of directors and the number of days Mr. Daleen worked in the year in which his employment was terminated, such pro rata portion to be paid at the same time we pay annual bonuses, if any, to our other executive employees. We do not anticipate that Mr. Daleen will be entitled to any performance bonus payment. We also will reimburse Mr. Daleen and his eligible dependents’ COBRA premiums payable under our major medical group health plan on a monthly basis for a period of 18 months after the date of termination. We have entered into a consulting agreement with Mr. Daleen, effective upon termination of his employment. Pursuant to the consulting agreement, for a period of six months, Mr. Daleen will assist us in the transition, strategic initiatives and other services as directed by the new chief executive officer and our board of directors. As consideration, we will pay him $13,500 per month and reimburse him for certain expenses, and he will be eligible to receive a participation percentage in our LTIP. Mr. Daleen will receive 15% of the bonus pool upon a payout event, subject to vesting requirements.

      Jeanne Prayther. Ms. Prayther is, and upon completion of the transactions will continue to be, our chief financial officer. We have entered into an amendment to her employment agreement, to be effective upon completion of the transactions. The terms of the amendment provide that Ms. Prayther will be entitled to four weeks vacation per year, her severance benefits were increased to 12 months and may include a pro rata bonus, her target bonus eligibility was increased to 35% per year, she will be eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus, there is a 30-day termination notice period, and she may be entitled to receive severance benefits in the event of a material breach of the agreement by us. In addition, as a member of our senior management team, Ms. Prayther will be eligible to participate in the LTIP, subject to the discretion of the compensation committee of our board of directors.

      David J. McTarnaghan. Mr. McTarnaghan is, and upon completion of the transactions will continue to be, our senior vice president of global sales. We have entered into an amendment to his employment agreement, to be effective upon completion of the transactions. The terms of the amendment provide that Mr. McTarnaghan will be entitled to four weeks vacation per year, his severance benefits were increased to 12 months and may include a pro rata bonus, he will be eligible to receive certain severance benefits in the event of disability including six months base salary and in some circumstances a pro rata bonus, there is a

30-day termination notice period, and he may be entitled to receive severance benefits in the event of a material breach of the agreement by us. In addition, as a member of our senior management team, Mr. McTarnaghan will be eligible to participate in the LTIP, subject to the discretion of the compensation committee of our board of directors.

      The HarbourVest Funds. Ofer Nemirovsky, a member of our board of directors, is an affiliate of the HarbourVest Funds. The HarbourVest Funds have entered into a supplemental voting agreement with Abiliti and the Behrman Funds. The supplemental voting agreement provides that each party will vote all of their respective shares of our capital stock at our 2003 Annual Meeting of Stockholders in favor of two individuals nominated as director by the Behrman Funds and one individual nominated as director by the HarbourVest Funds.

Interests of Abiliti’s Management and Directors in the Transactions

      Certain members of Abiliti’s board of directors and management may have interests in the transactions that are different from or in addition to the interests of our and Abiliti’s stockholders generally. These interests include the following:

      Interests as Creditors. Under the terms of the asset purchase agreement, Abiliti will retain all liabilities in respect of its promissory notes dated March 16, 2000 and January 17, 2001. The promissory notes dated January 17, 2001 (the “January 2001 Notes”) are held by the Behrman Funds. The January 2001 Notes rank senior by their terms to the other outstanding debt and equity of Abiliti. It is anticipated that, after making provision for the costs of winddown and for liabilities other than the aforementioned promissory notes, Abiliti’s remaining assets will be insufficient to pay the full principal and accrued and unpaid interest on the January 2001 Notes. As a result, the holders of the January 2001 Notes will be entitled by their terms to the whole of Abiliti’s distributable assets, and no assets are expected to be distributed to any stockholder of Abiliti in their capacity as such.

      The Behrman Funds are under common control. Dennis Sisco and William Matthes, who are directors of Abiliti, are affiliated with the Behrman Funds. Both Mr. Sisco and Mr. Matthes are limited partners of Behrman Capital II, L.P. Mr. Matthes is also a managing director of Behrman Brothers LLC, a general partner of Behrman Capital II, L.P.

      Less than half of the outstanding principal amount of the promissory notes dated March 16, 2000 (the “March 2000 Notes”) is held by the Behrman Funds. The remaining outstanding principal amount is held by seven investors who also hold shares of Abiliti stock. In order to induce those persons to support the proposed transactions, the Behrman Funds have agreed in writing that, contingent upon the execution and delivery by any holder of a March 2000 Note of satisfactory instruments of assignment and release, the Behrman Funds will purchase such holder’s March 2000 Note for consideration equal to (a) ten percent of the aggregate consideration (i) delivered directly to the Behrman Funds by us in respect of the Behrman Funds’ $5.015 million investment in us and (ii) distributed to the Behrman Funds by Abiliti from the proceeds of the asset sale in partial satisfaction of the January 2001 Notes, times (b) a fraction, the numerator of which is the outstanding principal amount of such holder’s March 2000 Note and the denominator of which is $7,500,000 (which is the aggregate principal amount of the outstanding March 2000 Notes).

      Holders of March 2000 Notes, other than the Behrman Funds, include Nichols Research Corporation, a subsidiary of Computer Sciences Corporation, Gateway Partners, L.P. and John S. McCarthy. Paul Tucker, a director of Abiliti, is a vice president of Computer Sciences Corporation. Mr. McCarthy, a director of Abiliti, is a general partner of the general partner of Gateway Partners.

      Employment Agreement. Upon consummation of the transactions, Gordon D. Quick, currently the president and chief executive officer of Abiliti, will assume the position of president and chief executive officer of Daleen. We have entered into an employment agreement with Mr. Quick which is described under “Proposal 2 — Other Terms of the Investment Agreement — Employment Agreements” beginning on page 71.

      Long-Term Incentive Compensation Plan. Mr. Quick will also participate in our new LTIP, to become effective at the time of the closing of the transactions, that provides for consideration to be allocated to the new management team and to other individuals in the event of certain significant transactions or events. See “Proposal 2 — Other Terms of the Investment Agreement — Employment Agreements” beginning on page 71 and “Proposal 2 — Long-Term Incentive Compensation Plan” beginning on page 72.

      Finder’s Fee. The Behrman Funds are under common control. As noted above, Dennis Sisco and William Matthes, who are directors of Abiliti, are affiliates of the Behrman Funds. Behrman Brothers L.P., a party under common control with the Behrman Funds will receive a $650,000 fee from us in connection with the consummation of the transactions, as well as reimbursement of up to $25,000 in out of pocket expenses incurred in connection with the transactions.

PROPOSAL 1 — APPROVAL OF THE ASSET PURCHASE AGREEMENT AND THE

TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF OUR CAPITAL STOCK AND WARRANTS IN THE ASSET PURCHASE

      We have entered into an asset purchase agreement, dated as of October 7, 2002, with Daleen Solutions, our indirect, wholly-owned subsidiary, and Abiliti. The asset purchase agreement is the agreement that governs the terms of the asset purchase. A copy of the asset purchase agreement is attached as Annex A to this proxy statement. You should read the asset purchase agreement carefully.

General

      The asset purchase agreement provides that Daleen Solutions will acquire substantially all of Abiliti’s assets and will assume certain of its liabilities. Abiliti will continue to exist as a corporation under the laws of the State of Missouri for a period of no less than one year after the closing of the asset purchase. As consideration for the asset purchase, we will issue to Abiliti 11,492,136 shares of our common stock, 115,681 shares of our series F preferred stock and Asset Purchase Warrants to purchase an additional 5,666,069 shares of our common stock at $0.906 per share, and assume certain of Abiliti’s liabilities. Of the shares to be issued, we will (a) issue to Abiliti directly 10,342,922 shares of our common stock, 104,113 shares of our series F preferred stock and Asset Purchase Warrants to purchase 5,099,462 shares of our common stock at an exercise price of $0.906 per share, (b) deliver to SunTrust Bank as escrow agent, 1,149,214 shares of our common stock, 11,568 shares of our series F preferred stock and Asset Purchase Warrants to purchase 566,607 shares of our common stock at an exercise price of $0.906 per share, all of which are issued in Abiliti’s name and will be held in the manner described in the escrow agreement between us, Abiliti and SunTrust Bank.

Acquired Assets

      Pursuant to the asset purchase agreement, Daleen Solutions will acquire substantially all of the assets used by Abiliti in its business of providing operations and business support software systems to ensure revenue optimization, including event management, billing and rating software (we refer to the description of Abiliti’s business as the “Abiliti business”). These assets include, but are not limited to, the following:

•	all of Abiliti’s tangible assets, wherever located and whether or not obsolete or carried on Abiliti’s books of accounts;

•	all of Abiliti’s cash in banks (other than certain cash reserved for liabilities retained by Abiliti as described in “Retained Assets” below), cash equivalents, bank and mutual fund accounts, trade and other notes and accounts receivable, deposits, investments, securities, advanced payments, rental deposits, security deposits, lock boxes, prepaid items and expenses, claims, deferred charges, rights of offset and credits and claims for refunds;

•	all of Abiliti’s books and records (other than books and records relating to the retained liabilities;

•	all of Abiliti’s rights under leases for real and personal property, and all of Abiliti’s rights under all other leases, contracts, agreements and purchase and sale orders, except those that relate to employees of Abiliti;

•	all of Abiliti’s claims, causes of action and judgments, except for those that relate to liabilities retained by Abiliti;

•	all of Abiliti’s intangible rights and property, including goodwill, rights in and to tradenames, trademarks, fictitious names, logos, copyrights or service marks, or variations of any of them (other than the name “Abiliti”), and in any other trade secrets, software, inventions and any applications therefore or registrations thereof, going concern value, domain names and email addresses, and any other forms of intellectual property, and all goodwill related thereto;

•	all insurance benefits, including rights and proceeds arising from and related to the assets purchased by us and the liabilities of Abiliti expressly assumed by us; and

•	all of Abiliti’s rights to the Abiliti business.

      Notwithstanding the foregoing, the transfer of the assets purchased by Daleen Solutions pursuant to the asset purchase agreement does not include the assumption of any liability related to the assets we purchase other than liabilities expressly assumed by us.

Retained Assets

      Certain of Abiliti’s assets are not part of the asset purchase, and will remain the property of Abiliti after the closing. These assets include:

•	the consideration to be delivered to Abiliti pursuant to the asset purchase agreement;

•	Abiliti’s other rights under the asset purchase agreement and the related transaction documents;

•	Abiliti’s original minute books, stock book, seal and records having exclusively to do with the corporate organization and capitalization of Abiliti and documents related to the assets and liabilities to be retained by Abiliti;

•	all right, claims, causes of action and judgments with respect to any liability to be retained by Abiliti;

•	Abiliti’s rights under certain stock purchase, management retention and voting agreements, and options on and warrants to purchase Abiliti’s capital stock;

•	all contracts with Abiliti’s employees and certain of Abiliti’s employee benefit plans (other than specific assumed liabilities);

•	all rights and obligations under contracts regarding indebtedness of Abiliti including without limitation, (a) Abiliti’s March 2000 Notes, in the aggregate amount of $7.5 million dollars plus all accrued and unpaid interest, penalties or other amounts owed thereon or (b) Abiliti’s January 2001 Notes, in the aggregate amount of $4.5 million dollars plus all accrued and unpaid interest, penalties or other amounts owed thereon;

•	$625,000 in cash (subject to adjustment) as a reserve for the payment by Abiliti of certain of its retained liabilities (such cash, as adjusted, is referred to as the “Reserved Cash”); and

•	all stock or other securities that Abiliti owns or has the right to acquire in or with respect to any other person.

Assumed Liabilities

      Pursuant to the asset purchase agreement, Daleen Solutions is assuming the following liabilities of Abiliti:

•	all liabilities of Abiliti under or arising out of any contract assumed by Daleen Solutions in the asset purchase (including liabilities in respect of warranties of Abiliti, but excluding liabilities for those contracts for which a third party fails to provide consent for the assignment of the contract from Abiliti to Daleen Solutions, except to the extent that we have received the benefit of such contract);

•	all liabilities of Abiliti for taxes relating to periods prior to the closing of the asset purchase (excluding income and similar taxes, if any, of Abiliti arising out of the transactions contemplated by the asset purchase agreement);

•	all liabilities of Abiliti relating to fees and costs arising prior to the closing date in connection with the transactions contemplated by the asset purchase agreement (including fees and costs of Abiliti’s accountants, brokers and legal counsel), and certain fees and costs of its accountants after the closing date;

•	all liabilities of Abiliti with respect to certain specified legal proceedings;

•	all liabilities of Abiliti with respect to its leased real properties (excluding liabilities in respect of leased real properties for which the lessor fails to provide consents for the assignment of the lease from Abiliti to Daleen Solutions);

•	certain liabilities of Abiliti with respect to its employees;

•	all liabilities of Abiliti with respect to its accounts payable;

•	encumbrances, if any, specifically identified by Abiliti as being associated with the contracts assumed by Daleen Solutions;

•	all liabilities of Abiliti incurred by Abiliti, or of which Abiliti did not have knowledge at or prior to the date of the asset purchase agreement and of which notice is first given to Abiliti between the date of the asset purchase agreement and the closing date that (a) arise out of the conduct by Abiliti of its affairs and the Abiliti business in the ordinary course of business or that, if known or existing as of the date of the asset purchase agreement, would have been of the type described in the asset purchase agreement as being assumed by Daleen Solutions, and (b) are set forth in reasonable detail in a certificate to be delivered to us not later than the second business date prior to the closing of the asset purchase, provided that we have the right to consent to the addition by Abiliti of liabilities to the assumed liability list under certain circumstances.

      Daleen Solutions is not assuming any liability that is identified as a liability to be retained by Abiliti, nor is Daleen Solutions assuming any liability to the extent that the failure to disclose the liability on any schedule to the asset purchase agreement, or a misrepresentation in respect of the liability in the asset purchase agreement, resulted in a breach of any of Abiliti’s representations and warranties in the asset purchase agreement for which we or certain of our affiliates and other related parties would be entitled to indemnification pursuant to the asset purchase agreement.

Retained Liabilities

      Daleen Solutions will not assume, and Abiliti has the sole responsibility for and shall retain, pay and discharge in due course, any liability of Abiliti that Daleen Solutions has not expressly assumed pursuant to the asset purchase agreement, including, without limitation:

•	Abiliti’s liabilities arising out of the asset purchase agreement and the related transaction documents;

•	liabilities under, arising out of, or in any way in respect of, (a) Abiliti’s March 2000 Notes, in the aggregate amount of $7.5 million dollars plus all accrued and unpaid interest, penalties or other amounts owed thereon or (b) Abiliti’s January 2001 Notes, in the aggregate amount of $4.5 million dollars plus all accrued and unpaid interest, penalties or other amounts owed thereon;

•	liabilities in respect of certain litigation threatened and claims asserted against Abiliti;

•	liabilities in respect of any asset retained by Abiliti;

•	liabilities related to the distribution by Abiliti to any of its creditors or stockholders of the consideration to be received by Abiliti pursuant to the asset purchase agreement;

•	liabilities related to the income, capital gains or other similar taxes, if any, of Abiliti arising out of the transactions contemplated by the asset purchase agreement;

•	liabilities related to Abiliti’s ownership and operation of its California subsidiary;

•	liabilities related to Abiliti’s acts or omission occurring after the closing date; or

•	liabilities related to certain investor rights, stock purchase, management retention and voting agreements.

Effective Time of the Asset Purchase

      The asset purchase agreement provides that the closing of the asset purchase will take place at such time as the parties specify, which is to be no later than three business days after the satisfaction or waiver of the conditions precedent set forth in the asset purchase agreement, provided that the asset purchase agreement may be terminated if the asset purchase has not closed on or before February 28, 2003. The closing of the asset purchase is conditioned upon the closing of the private placement, and the closing of the private placement is conditioned upon the closing of the asset purchase. The parties to each of the asset purchase and the private placement anticipate that the two transactions will close at approximately the same time. The asset purchase will become effective at 12:01 a.m. on the closing date.

      Completion of the asset purchase could be delayed if there is a delay in satisfying other conditions to the asset purchase. There can be no assurances as to whether, and on what date, the conditions will be satisfied or that the parties will complete the asset purchase. A party may not terminate the asset purchase agreement if that party’s failure to fulfill any of its obligations under the asset purchase agreement has been the cause of the asset purchase not being completed by that date.

Delivery of Share Certificates

      At the closing, we will deliver to Abiliti and the escrow agent certificates evidencing our common stock and our series F preferred stock, and Asset Purchase Warrants to purchase additional shares of our common stock in consideration for substantially all of Abiliti’s assets. If we change the number of shares of our common stock or series F preferred stock issued and outstanding as a result of a stock split, stock dividend, reverse stock split or similar recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction and the record date or the effective date for such an event is prior to the effective time of the closing of the asset purchase, the number of shares of our common stock or series F preferred stock, as applicable, and the number of shares of our common stock issuable upon exercise of the Asset Purchase Warrants and the exercise price of such Asset Purchase Warrants, to be delivered in connection with the asset purchase will be adjusted appropriately to reflect such an event.

Limitations to Dissolution of Abiliti

      Pursuant to the asset purchase agreement, Abiliti will not file articles of dissolution or otherwise dissolve pursuant to applicable Missouri corporate law prior to the date that is one year after the closing date. In the event Abiliti elects to dissolve, the dissolution must be in accordance with Missouri law, and Abiliti will discharge, or make provision for the discharge of all liabilities that are not assumed by Daleen Solutions prior to the distribution of any remaining assets to the holders of Abiliti’s capital stock. Abiliti will not distribute any of its assets to its stockholders prior to satisfying or making provisions to satisfy its creditors in accordance with applicable law.

Abiliti Name

      Simultaneous with the closing of the asset purchase, Abiliti will change its name to a name that does not contain the word “Abiliti” or derivatives thereof. From and after the closing date, we will have the right to use the name “Abiliti” in connection with the use and operation of the assets purchased from Abiliti, whether by itself or in combination with other words, for a period of one year from and after the closing date, during which time Abiliti will not use the business name.

Pre-Closing Casualty to Assets

      In the event of any loss, damage or destruction of or to the assets to be purchased due to theft, expropriation, seizure, destruction, damage, fire, earthquake, flood, lightning, storm, hurricane or other cause or casualty, at the closing Abiliti will assign any insurance proceeds and other compensation and any other rights thereto to us and will reasonably cooperate with us in collecting all insurance proceeds and other compensation related thereto.

Representations and Warranties

      Abiliti made customary representations and warranties in the asset purchase agreement, and we made substantially similar representations and warranties, relating to various aspects of our respective businesses and financial statements and other matters, including, among other things:

•	each party and their respective subsidiaries’ organization, qualification and good standing;

•	authority to enter into, and carry out the obligations under, the asset purchase agreement and the enforceability of the asset purchase agreement;

•	the absence of conflicts, violations or defaults under our organizational documents, applicable laws and agreements;

•	capital structure;

•	the accuracy of financial statements;

•	the accuracy of the information supplied for inclusion in any document to be filed, or incorporated by reference, by us with the SEC;

•	title, condition, operation and insurance status of properties and assets;

•	collectibility of accounts receivable;

•	compliance with tax laws and other tax matters;

•	pension, benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974;

•	compliance with applicable laws and agreements;

•	compliance with all applicable labor laws;

•	rights and obligations under certain contracts;

•	a listing of major vendors and customers;

•	rights and obligations under insurance policies;

•	ownership and licensing of intellectual property and software;

•	ownership and preservation of rights in proprietary information;

•	absence of certain agreements and/or other relationships with officers, directors and other related parties;

•	accuracy of disclosure of information relating to the asset purchase;

•	compliance with environmental laws and other environmental, health and safety matters;

•	approval and recommendation of the asset purchase by the respective board of directors of Abiliti and us in accordance with applicable law;

•	execution of voting agreements with specific stockholders of Abiliti and us concerning the approval of the asset purchase agreement and the transactions contemplated thereby;

•	adoption of a resolution by the directors of Abiliti and us to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the asset purchase; and

•	receipt of fairness opinions to the effect that the asset purchase is fair to Abiliti and us and our respective stockholders, from a financial point of view.

      The representations and warranties of each party must be accurate in all material respects only as of the date of the asset purchase agreement, and not as of the closing date. The representations and warranties of each party will expire on the date that is one year after the closing date of the asset purchase or upon termination of the asset purchase agreement in accordance with its terms.

Access to Information and Confidentiality

      The asset purchase agreement provides that we and Abiliti will, and will cause our respective officers, directors, employees, representatives and advisors to:

•	afford the other party reasonable access to personnel, properties, customers, contracts, books and records, and other documents and data;

•	furnish the other party with copies of all contracts, books and records, and other existing documents and data as it may reasonably request; and

•	furnish the other party with such additional financial, operating, and other data and information as it may reasonably request.

      All information delivered by the parties is subject to a non-disclosure agreement entered into by the parties on March 15, 2002.

Notification

      The asset purchase agreement provides that we and Abiliti shall promptly advise each other of:

•	any fact or condition that causes or constitutes a breach of the representations and warranties of the notifying party as of the date of the asset purchase agreement, or the notifying party becomes aware of the occurrence after the date of the asset purchase agreement of any fact or condition that would cause or constitute a breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of the fact or condition; and

•	the occurrence of any breach of any covenant of the notifying party or the occurrence of any event that may make the satisfaction of the conditions to the non-notifying party’s obligation to close impossible or unlikely.

Required Approvals

      As promptly as practical after the date of the asset purchase agreement, Abiliti and we will use our commercially reasonable efforts to make all filings required by applicable law to be made to consummate the transactions contemplated by the asset purchase (which include, with respect to us, amendments to our Certificate of Incorporation to increase the number of authorized shares of our series F preferred stock and such other amendments as may be necessary to consummate the asset purchase). Between the date of the asset purchase agreement and the closing date, each party will reasonably cooperate with the other with respect to all filings that the other party is required to make in connection with the transactions contemplated by the asset purchase agreement, and will use its commercially reasonable efforts to obtain and keep in full force and effect all consents required to be obtained by such party in connection with the asset purchase.

Conduct of Business Prior to the Asset Purchase

      Both we and Abiliti have agreed during the period from the date of the asset purchase agreement through the effective time of the asset purchase:

•	to carry on our respective businesses in the ordinary course of business consistent with prior practice;

•	to use all commercially reasonable efforts to preserve intact current business organizations, to keep available the services of current officers and employees and to preserve the current relationships with customers, suppliers, licensors and licensees and other persons with whom we have business dealings;

•	to confer with each other concerning operational matters of a materials nature; and

•	to otherwise periodically report and confer with each other concerning the status of its business, operations and finances; and

      In addition, we and Abiliti have agreed to operate pursuant to the terms of an alliance agreement, dated October 7, 2002. The alliance agreement provides a framework for us to engage in joint marketing efforts with Abiliti for our respective products and services. The agreement is based on our standard contract form with terms substantially similar to other agreements we have executed. The terms provide for lead registration, information sharing and cooperation for preparation of joint proposals, and demonstration licenses for our respective products. The agreement also contains terms for referral compensation to be paid in the event of sales of products or services.

      In addition, the asset purchase agreement places specific restrictions on each of Abiliti’s and our ability to, among other things and with some exceptions, take any action that would result in the following:

•	payment of a dividend to the holders of capital stock or the issuance of additional shares of capital stock (except as may be required under the terms of options granted pursuant to existing stock option plans or pursuant to warrants and other convertible securities that have been granted on or before the date of the asset purchase agreement);

•	other than in connection with a reverse stock split in respect of which Daleen is obligated to pay an aggregate of $50,000 or less in respect of fractional shares, a change in authorized or issued capital stock; the grant of any stock option or right to purchase shares of capital stock; the issuance of any security convertible into capital stock; the grant of any registration rights; the purchase, redemption, retirement, or other acquisition of any shares of any capital stock; or the declaration or payment of any dividend or other distribution of shares of capital stock;

•	an amendment to any organizational documents;

•	a payment or increase of any bonuses, salaries or other compensation to any stockholder, director, officer or employee (except in the ordinary course of business) or entry or amendment of the employment, severance, or similar contract with any director, officer or employee;

•	the adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employee;

•	damage to or destruction or loss of any assets, whether or not covered by insurance, materially or adversely affecting the properties, assets, business, financial conditions or prospects;

•	the entry into, termination of, or receipt of notice of termination of any material contract, license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, other than in the ordinary course of business;

•	the sale, lease, assignment, transfer or other disposition of any material asset or property or the mortgage, pledge, or imposition of any lien or other encumbrance on any material asset property, other than in the ordinary course of business;

•	the cancellation or waiver of any material claim or rights other than in the ordinary course of business;

•	a change in the accounting methods used, other than as may be required by generally accepted accounting principles or applicable laws;

•	a change in billing and collection practices and procedures;

•	an action to accelerate, amend or change the period of vesting or exercisability of stock options or other rights pursuant to benefits plans, except such changes that result from the transactions contemplated by the asset purchase agreement;

•	an agreement entered into pursuant to which any other party was granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope;

•	a payment, discharge, satisfaction, settlement or compromise of any case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, common discharge or satisfaction of liabilities specifically reflected or reserved against in financial statements or reports to the SEC;

•	A reevaluation of any assets, except as required by generally accepted accounting principles;

•	the execution of an agreement with any third party that limits in any manner the territory or scope of activities in which it may engage; or

•	the execution of any agreement, whether oral or written, to do any of the foregoing.

Nasdaq Listing

      We are to use commercially reasonable efforts to continue to cause our common stock to be listed on The Nasdaq SmallCap Market, and if our common stock is delisted from The Nasdaq SmallCap Market prior to the closing date of the asset purchase agreement, we are to use commercially reasonable efforts to cause our stock to be listed on a national securities exchange. If our common stock is not eligible for listing on any such market or exchange, we are required to use commercially reasonable efforts to cause our stock to be listed on the OTC Bulletin Board, which requires us to be covered by at least one market maker or specialist.

Agreement Not to Solicit Other Offers

      Except for the private placement, both parties have agreed not to solicit, initiate or facilitate any inquiries or proposals with respect to any recapitalization, merger, consolidation, or other business combination. Furthermore, both parties have agreed not to engage in the acquisition or sale of any capital stock or any material portion of assets (except as contemplated by the asset purchase agreement).

Financial Statements; Financial Reporting Obligations

      Between the date of the asset purchase agreement and the closing date, each party is to furnish to the other as soon as practicable at the end of each fiscal month, but in no event later than 15 days after the end of each fiscal month, unaudited consolidated balance sheets as of the end of each month, and unaudited consolidated statements of income and cashflow for each such month.

Commercially Reasonable Efforts/ Further Assurances

      We and Abiliti agree to use commercially reasonable efforts to take, or cause to be taken, all actions to consummate and make effective the asset purchase agreement and the transactions contemplated by the asset purchase agreement, including using commercially reasonable efforts to accomplish the following:

•	taking all reasonable acts necessary to cause the conditions to closing to be satisfied (including commercially reasonable efforts to satisfy all conditions to closing);

•	obtaining all necessary consents and approvals from governmental authorities, the making of all necessary registrations and filings, filings (including amendments to our certificate of incorporation to increase the number of authorized shares of series F preferred stock and such other amendments as may be necessary to consummate the asset purchase) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any governmental authority;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•	execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the asset purchase agreement.

Conditions Precedent

     Conditions to the Obligations of Each Party

      Our obligation and the obligation of Abiliti to effect the transactions contemplated by the asset purchase agreement are subject to the satisfaction or waiver of the following conditions:

•	there shall not be in effect any injunction or other order by a court of competent jurisdiction restraining or prohibiting the transactions contemplated by the asset purchase agreement; and

•	there shall have been no change in applicable law between the date of the asset purchase agreement and the closing date that would cause either the consummation or the performance of any of the transactions contemplated by the asset purchase agreement to contravene or conflict with or result in a violation of any applicable legal requirement or order.

     Additional Conditions to Our Obligations

      Our obligation to effect the transactions contemplated by the asset purchase agreement also is subject to the following conditions:

•	Abiliti’s representations and warranties in the asset purchase agreement must have been accurate in all material respects as of the date of the asset purchase agreement, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Abiliti, provided that should the failure of Abiliti’s representations and warranties in the asset purchase agreement to be accurate in all material respects as of the date of the asset purchase agreement be a result of any intentional or willful breach thereof by Abiliti, the material adverse effect exception would be deemed of no force and effect;

•	the covenants and obligations that Abiliti is required to perform or to comply with pursuant to the asset purchase agreement at or prior to the closing of the asset purchase must have been duly performed and complied with, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Abiliti or its ability to consummate the transactions contemplated by the asset purchase agreement, provided that should the failure to perform or comply with such covenants and obligations be as a result of any intentional or willful breach thereof by Abiliti, the foregoing material adverse effect exception shall be deemed to be of no force and effect;

•	the asset purchase agreement and the transactions contemplated thereby, including certain amendments to our certificate of incorporation to increase the number of authorized shares of our series F preferred stock and such other amendments as may be necessary to consummate the asset purchase, shall have been approved by our stockholders in accordance with all applicable law and our organizational documents;

•	our receipt, immediately prior to the closing of the asset purchase and conditioned upon the closing of the asset purchase, in exchange for certain of our equity securities, of an investment pursuant to the terms and conditions set forth in the investment agreement, and the obligations of the parties set forth in the investment agreement to be performed on or before the closing date shall have been performed;

•	each of the following documents shall have been received by us: (1) a bill of sale duly executed by an officer of Abiliti; (2) the registration rights agreement duly executed by an officer of Abiliti; (3) the escrow agreement duly executed by an officer of Abiliti; (4) a certificate executed by an executive officer of Abiliti to the effect that certain conditions preceding to our obligations to close have been satisfied in all respects; (5) a legal opinion of Abiliti’s (Missouri) legal counsel; (6) each of the consents to assignment and assumption required to transfer the assets purchased under the asset purchase agreement; (7) an assignment and assumption agreement duly executed by an officer of Abiliti; (8) with respect to each registered trademark, patent or application therefor included in the assets purchased pursuant to the asset purchase agreement, an assignment suitable for filing at the United States Patent and Trademark Office, or with foreign jurisdictions; and (9) such other documents as we may reasonably request;

•	Abiliti will not have (1) applied for or consented to the appointment of a receiver, trustee, custodian or liquidator of it or any of its assets, (2) made a general assignment for the benefit of its creditors, (3) filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, an arrangement with creditors or taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or any answer admitting the material allegations of a petition filed against it in any proceeding under any such law, (4) had commenced against it any proceeding seeking Abiliti’s reorganization or the appointment of a receiver, trustee, custodian or liquidator of Abiliti or of all or any substantial part of Abiliti’s assets, for which an order for relief shall have been entered with respect of such proceeding or such proceeding shall not have been dismissed or discharged within 60 days of the commencement thereof, (5) been adjudicated bankrupt or insolvent or be the subject of an order for relief under Title XI of the United States Code, or (6) taken or permitted to be taken any action and furtherance of for the purpose of effecting any of the foregoing; and

•	Abiliti will comply with all applicable notification and other requirements under the Workers Adjustment and Retraining Notification Act with respect to its employees.

     Additional Conditions to Abiliti’s Obligations

      Abiliti’s obligation to effect the transactions contemplated by the asset purchase agreement also is subject to the following conditions:

•	our representations and warranties in the asset purchase agreement must have been accurate in all material respects as of the date of the asset purchase agreement with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us, provided that should the failure of our representations and warranties in the asset purchase agreement to be accurate in all material respects as of the date of the asset purchase agreement be as a result of any intentional or willful breach thereof by us, the material adverse effect exception shall be deemed to be of no force and effect;

•	the covenants and obligations that we are required to perform or to comply with pursuant to the asset purchase agreement as or prior to the closing of the asset purchase must have been duly performed and complied with, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us, provided that should the failure to perform or comply with such covenants and obligations be a result of any intentional or willful breach thereof by us, the material adverse effect exception shall be of no force and effect;

•	the asset purchase agreement and the transactions contemplated thereby will have been approved by Abiliti’s stockholders in accordance with all applicable law and Abiliti’s organizational documents;

•	we must have caused the following documents to be delivered to Abiliti: (1) the assignment and assumption agreement duly executed by us; (2) the registration rights agreement duly executed by us; (3) the escrow agreement duly executed by the escrow agent and us; (4) a certificate executed by us to the effect that certain conditions have been satisfied in all respects; (5) legal opinions of our outside general counsel and our local (Missouri) counsel; (6) such other documents as Abiliti may reasonably request;

•	we will not have (1) applied for or consented to the appointment of a receiver, trustee, custodian or liquidator of us or any of our assets, (2) made a general assignment for the benefit of our creditors, (3) filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, an arrangement with creditors or taking advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against us in any proceeding in any such law, (4) had commenced against us in any proceedings seeking our reorganization or appointment of a receiver, trustee, custodian or liquidator of us or all or any substantial part of our assets, for which an order for relief shall have been entered in respect of such proceeding or such proceeding shall not have been dismissed or discharged within 60 days of the commencement thereof, (5) be adjudicated, bankrupt or insolvent or be the subject of an order of relief under Title XI of the United State Code, or (6) taken or permitted to be taken any action and furtherance of or for the purpose of effecting any of the foregoing;

•	we shall have received the private placement immediately prior to and conditioned upon the closing of the asset purchase, pursuant to the terms of the investment agreement, and the obligations of the parties set forth in the investment agreement to be performed on or before the closing of the asset purchase shall have been performed and the investment agreement shall not have been amended prior to the closing of the asset purchase other than with Abiliti’s prior written consent, which consent may not be unreasonably withheld (provided that the refusal of consent to any amendment, waiver or other modification of the investment agreement that would either (a) reduce the aggregate amount to be invested in us thereunder or (b) alter the agreements of the parties therein with respect to the post-closing management of us shall be conclusively deemed reasonable); and

•	we shall have delivered (a) to Abiliti (i) duly issued share certificates representing the shares of our common stock and series F preferred stock to be delivered to Abiliti and (ii) the Initial Warrants to be delivered to Abiliti, and (b) to the escrow agent, certificates representing shares of our common stock and our series F preferred stock to be delivered to the escrow agent and the Initial Warrants to be delivered to the escrow agent.

Employee Benefits

      All warrants and options to purchase Abiliti capital stock outstanding as of the effective time of the asset purchase will remain as retained liabilities of Abiliti, and will not be assumed by us. All warrants and options to purchase our capital stock outstanding as of the effective time of the asset purchase will continue in accordance with their terms. To the extent we hire employees of Abiliti, we will offer to such employees participation in our programs, including our stock option plans, upon terms and conditions that, when taken as a whole, are substantially similar to those afforded to similarly-situated employees of Daleen.

      We are not obligated to hire any employee of Abiliti presently employed by Abiliti (we refer to such employees as “active employees”), but will provide to Abiliti a list of active employees to whom we will make an offer of employment to be effective on the closing date of the asset purchase. Effective immediately before the closing, Abiliti will terminate the employment of all of the active employees to whom we have made an offer and such offer has been accepted. Our intention to extend offers of employment to active employees does not constitute any commitment, contract or understanding (expressed or implied) by us of any obligation on our part to an employment relationship after the closing of the asset purchase of any fixed term or duration or upon any terms or conditions other than those that we may establish pursuant to individual offers of employment and, unless an active employee hired by us enters into an employment agreement with us that provides otherwise, such employment offer by us is “at-will” and may be terminated by us or by an active employee hired by us at any time for any reason.

      Except to the extent expressly assumed by us, Abiliti will be responsible for the payment of wages and other remuneration due to its active employees with respect to their services as employees of Abiliti through the close of business on the closing date, including pro rata bonus payments and all vacation pay earned prior to the closing date, as well as the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4980B of the Internal Revenue Code, Section K, Chapter 100 of the Internal Revenue Code and ERISA Sections 601 through 608 (“COBRA”). The amount of the Reserved Cash will be increased by the amount of any of the foregoing payments that have not been paid by Abiliti prior to closing to the extent we do not assume such liabilities.

      Except to the extent expressly assumed by us, Abiliti will be liable for any claims made or incurred by its active employees and their beneficiaries through the closing date under Abiliti’s employee benefit plans. The amount of the Reserved Cash will be increased by an amount sufficient to satisfy Abiliti’s estimated obligations in respect of the foregoing liabilities as of the closing, to the extent that such liabilities are not, in Abiliti’s reasonable judgment, covered by a valid insurance policy or similar coverage.

      All active employees hired by us who are participants in Abiliti’s employee benefit plans will retain their accrued benefits under such plans as of the closing date, and, except to the extent expressly assumed by us, Abiliti (or such plans) will retain sole liability for the payment of the benefits as and when the active employees hired by us become eligible therefor under such plans. All active employees hired by us will become fully vested in their accrued benefits under Abiliti’s employee benefit plans as of the closing date and Abiliti will amend such plans if necessary to make such employees fully vested. Abiliti will cause its 401(k) plan to be amended in order to provide that the active employees hired by us will be fully vested in their accounts under the plan as of the closing date, and all payments thereafter will be made from the plan as provided by the plan.

      Except to the extent expressly assumed by us, we will not have any responsibility, liability or obligation, whether to the active employees, former employees, their beneficiaries or any other person, with respect to any employee benefit plans, practices, programs or arrangements maintained by Abiliti.

      Effective as of the closing of the asset purchase, we will assume Abiliti’s responsibility to provide COBRA continuation coverage insurance for those individuals whose qualifying event (as defined in Section 4980B(f)(3) of the Internal Revenue Code) occurs prior to or as of the closing of the asset purchase and who are, and would be entitled to such coverage under a group health plan of Abiliti and who are paying the applicable premium for such insurance. Except as expressly assumed by us, we will not be required to reimburse any COBRA qualified beneficiary of Abiliti for premiums payable for the COBRA continuation coverage.

      Effective as of the closing of the asset purchase, with respect to each active employee hired by us, we will honor any vacation time of such employee accrued with Abiliti as of the closing date, provided that the accrued vacation time is used in accordance with our standard vacation policy for employees. Effective as of the closing of the asset purchase, with respect to the active employees hired by us, we will cause such employees to receive credit for their service with Abiliti as if the service had been for us, for purposes of determining their participation in vesting under any pension, profit-sharing or stock bonus plans sponsored or maintained by us which is qualified under Section 401(a) of the Internal Revenue Code in accordance with the terms and conditions of the plan, provided that such credit for service with Abiliti will only be provided to the extent that it will not effect the tax qualified status of any of our plans and to the extent that it does not violate any applicable law.

Noncompetition, Non-solicitation

      For a period of five years after the closing date, Abiliti will not, anywhere within the St. Louis, Missouri metropolitan area, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to or guaranty the obligations of any person engaged in or planning to become engaged in a business the same as or substantially similar to the Abiliti business, provided that Abiliti may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of securities of any such person (but may not otherwise participate in any activities of such person) if such securities are listed on a national or regional securities exchange or have been registered under as Section 12(g) of the Exchange Act, and provided that the foregoing covenant is not intended to prohibit the holding of the purchase price by Abiliti.

      For a period of five years after the closing date, Abiliti will not, directly or indirectly, (a) solicit the business of any person who is our customer, (b) cause, induce or attempt to cause or induce any of our customers, suppliers, licensees, licensors, franchisees, employees, consultants or other business relations to cease doing business with us, to deal with any of our competitors or interfere with its relationship with us, (c) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Abiliti on the closing date or within the year preceding the closing to cease doing business with us, to deal with any of our competitors or interfere with its relationship with us, or (d) hire, retain or attempt to hire or retain any of our employees or independent contractors or in any way interfere with the relationship between us and any of our employees or independent contractors.

Restrictions in Conversion and Exercise of Purchase Price

      After the closing date, Abiliti will not convert the shares of our series F preferred stock it holds as a result of the asset purchase into shares of our common stock for a six month period. This restriction will not apply if we experience a change in control event. For purposes of the asset purchase agreement, a change in control event means our dissolution or liquidation, the consummation of the sale of all or substantially all of our assets, or the acquisition of a majority of our voting securities by another person by means of a stock sale, stock exchange or a merger (other than a merger which solely affects a change of domicile) or consolidation or other transaction, unless, after such stock sale, stock exchange, merger, consolidation or other transaction, our stockholders immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least 50% of the economic and voting power of the surviving entity.

Termination

      The asset purchase agreement may be terminated and the asset purchase may be abandoned at any time prior to the completion of the asset purchase:

•	by Abiliti or us if a material breach of any provision of the asset purchase agreement has been committed by the other party;

•	(1) by us if any of the conditions precedent to our obligation to close has not been satisfied as of the closing date or if satisfaction of a condition precedent is or becomes impossible (other than through our failure to comply with our obligations under the asset purchase agreement) and we have not waived the condition precedent; or (2) by Abiliti, if any of the conditions precedent to Abiliti’s obligation to close have not been satisfied as of the closing date or if satisfaction of a condition precedent is or becomes impossible (other than through the failure of Abiliti to comply with its obligations under the asset purchase agreement) and Abiliti has not waived the condition precedent;

•	by mutual consent of Abiliti and us; or

•	by either Abiliti or us if the closing has not occurred on or before February 28, 2003, or a later date as the parties may agree (unless the failure to close is the result of the party seeking termination).

      In the event either party becomes aware of any event that would give such party the right to terminate the asset purchase agreement, including: (a) any of the representations or warranties of the other party contained in the asset purchase agreement being or becoming untrue or incorrect; (b) the failure of the other party to perform any of its covenants or agreements contained in the asset purchase agreement; or (c) any of the conditions delegated to the other party being or becoming impossible to satisfy, then the party that became aware of such events shall deliver a written notice to the party in breach. The party in breach will then have the right to cure any such matter within ten days following the date of delivery of such notice, unless it is manifest that such matter is not curable.

Abiliti’s Indemnification Obligations; Escrow

      The asset purchase agreement provides that Abiliti will indemnify us against any loss resulting from or arising out of any breach of Abiliti’s representations, warranties, covenants and agreements set forth in the asset purchase agreement and any liability not expressly assumed by us, referred to as a “retained liability.”

      Of the shares of our common stock to be issued to Abiliti at closing, we will deposit 1,149,214 shares of our common stock, 11,568 shares of our series F preferred stock, and Asset Purchase Warrants to purchase 566,607 shares of our common stock with an escrow agent to secure Abiliti’s indemnification obligations. Abiliti’s indemnification obligations will be limited to claims made within one year after the closing of the asset purchase. Additionally, Abiliti will have no liability for indemnification (except with respect to its obligation for retained liabilities) until the total of all damages incurred by us exceeds $250,000, at which time Abiliti will be obligated for indemnification of all damages in excess of $250,000, up to Abiliti’s maximum indemnification liability. Abiliti’s maximum indemnification liability is limited to and will not exceed the aggregate value of the shares of our common stock, series F preferred stock and the Asset Purchase Warrants held in escrow. If no claims for indemnity are made within the one-year period, the shares of common stock, series F preferred stock and the Asset Purchase Warrants held in escrow will be distributed to Abiliti. At the end of one year, the escrow agent will release any portion of the escrow shares that exceeds the value of outstanding indemnification claims.

Our Indemnification Obligations

      The asset purchase agreement provides that we will indemnify Abiliti against any loss resulting from or arising out of any breach of our representations, warranties, covenants and agreements set forth in the asset purchase agreement, any liability expressly assumed by us, and any failure of Abiliti to comply with applicable bulk sales or comparable laws.

      Our indemnification obligations will be limited to claims made within one year after the closing of the asset purchase. Additionally, we will have no liability for indemnification (except with respect to our representation and warranty related to capitalization, with respect to our obligation to pay brokers’ or finders’ fees and for liabilities expressly assumed by us) until the total of all damages incurred by Abiliti exceeds $250,000, at which time we will be obligated for indemnification of all damages in excess of $250,000, up to our maximum indemnification liability. Our maximum indemnification liability is limited to and will not exceed 3,013,313 shares of our common stock (which we refer to herein as our “indemnification cap”).

      Subject to our indemnification cap, we will satisfy Abiliti’s indemnification claims by delivering to Abiliti, in our sole discretion, (a) cash, (b) shares of our common stock in an amount equal to the amount of damages to be paid by us with respect to a claim divided by our common stock’s current market price per share (as described below) or (c) a combination of cash and shares of our common stock with an aggregate value equal to the amount of damages to be paid by us with respect to the claim. Our common stock’s current market price per share for any date means the average of the closing prices of a share of our common stock during a period of 20 consecutive trading days ending five trading days before such date on the principal national securities exchange or The Nasdaq Stock Market (including The Nasdaq National Market and the Nasdaq SmallCap Market) on which our common stock is then listed or admitted to trading. If our common stock is not then listed on a national securities exchange or in a market system, our common stock’s current market price per share will be the average of the closing bid and asked prices of our common stock in the over-the-counter market as reported by The Nasdaq Stock Market, Inc. or other operator of the applicable over-the-counter market. If our common stock is not then listed on the national securities exchange market system or quoted on an over-the-counter market, its current market price per share will be the fair market value as determined in good faith by our board of directors.

      If we determine to pay all or part of a claim by delivering shares of our common stock to Abiliti, our indemnification cap will be reduced by an amount equal to the number of shares of our common stock so delivered. If we determine to pay all or part of a claim by delivering cash to Abiliti, we will be deemed to have delivered to Abiliti, and our indemnification cap will be reduced by, the number of shares of our common stock equal to the amount of the cash payment divided by the current market price per share of our common stock at the time of payment. The maximum amount of cash to be paid by us to Abiliti will not exceed, in the aggregate, the amount of cash determined by multiplying the then-current number of shares of our common stock in the indemnification cap by the current market price per share.

Public Announcements

      Any press release with respect to the asset purchase agreement or the transactions contemplated by the asset purchase agreement will be issued at such time and in such manner as we determine, after consultation with Abiliti.

Fees and Expenses

      We will pay the expenses incurred by us, as well as any unpaid expenses incurred by Abiliti, in connection with the preparation, execution and performance of the asset purchase, including all fees and expenses of agents, representatives, counsel and accountants. Although not required pursuant to the asset purchase agreement, Abiliti generally pays its expenses as they are incurred. However, in the event of termination of the asset purchase agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of the asset purchase agreement by another party.

Extension/ Waivers

      At any time prior to the effective time of the asset purchase, a party may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the asset purchase agreement or in any document delivered pursuant to the asset purchase agreement; or

•	subject to certain limited exceptions, waive compliance by the other party with any of the agreements or conditions contained in the asset purchase agreement.

To be effective, any waiver must be in writing and signed by each of the parties.

Amendments

      The asset purchase agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Escrow Agreement

      We will enter into an escrow agreement with Abiliti and SunTrust that will govern the terms of the escrow. A copy of the form of escrow agreement is attached as Annex D to this proxy statement. You should read the escrow agreement carefully. The asset purchase agreement provides that Abiliti will indemnify us against any loss, resulting from or arising out of any breach of Abiliti’s representations and warranties subject to certain limitations.

      Pursuant to the terms of the asset purchase agreement, of the shares of our common stock, series F preferred stock, and Asset Purchase Warrants to be issued pursuant to the asset purchase agreement at closing, we will deposit 1,149,214 shares of common stock, 11,568 shares of series F preferred stock and Asset Purchase Warrants to purchase 566,607 additional shares of common stock into an escrow account with SunTrust Bank as agent to secure Abiliti’s indemnification obligations. Abiliti’s indemnification obligation will be limited to claims made within one year after the closing of the asset purchase and our recourse for such claims will be limited, absent fraud, to the capital stock and Asset Purchase Warrants held in escrow. Additionally, if no claims for indemnity are made within the one year period, the shares of series F preferred stock, common stock and Asset Purchase Warrants held in escrow will be distributed to Abiliti. At the end of one year, the escrow agent will release any portion of the escrow shares that exceeds the value of any outstanding indemnification claims.

The Registration Rights Agreement

      We have entered into a registration rights agreement, dated as of October 7, 2002, with Abiliti, the Behrman Funds and Kaufman Bros., L.P., our financial advisor in the transactions. We refer to this group as the “registration rights holders.” The registration rights agreement is the agreement that governs the terms under which we have agreed to register under the Securities Act, (i) the common stock to be issued in the transactions, (ii) the common stock issuable upon conversion of the series F preferred stock to be issued in the transactions, and (iii) the common stock issuable upon exercise of the Warrants to be issued in the transactions (such securities are referred to collectively as the “registrable securities”), A copy of the registration rights agreement is attached as Annex C to this proxy statement. You should read the registration rights agreement carefully.

     General

      We have agreed to file up to three registration statements at any time after the later of November 8, 2002 and the closing of the transactions upon the demand of a majority of, and covering, the registrable securities.

      Upon receipt of a demand notice from the holders of a majority of the shares eligible to be registered pursuant to the registration rights agreement, and in the event we are eligible to file a registration statement on Form S-3, we will file a registration statement as a continuous offering, or “shelf ” registration statement. Once effective, the shelf registration statement will permit the registration rights holders who have elected to include their shares of registrable securities in the registration statement to sell their registered shares in the open market from time to time using the methods to be described in the shelf registration statement. We have agreed to use our best efforts to file a shelf registration statement within 45 days after receipt of the demand notice. If, other than as a result of a delay which is the result of a registration rights holder, we do not file a registration statement covering each of the registrable securities included in the first demand notice under the registration rights agreement within 90 days after receipt of the demand notice, then we will be required to pay to the Behrman Funds liquidated damages in an amount equal to one percent of the aggregate purchase price paid by the Behrman Funds pursuant to the investment agreement. We will not be required to pay liquidated damages in respect of shares issued to Abiliti pursuant to the asset purchase agreement.

      The shares of stock will be eligible for resale pursuant to the registration statement from the date it is declared effective by the SEC until the earliest of (i) the date as of which each holder of shares included in the registration statement may sell all of its registrable securities during a single three month period pursuant to Rule 144 (or successor thereto) promulgated under the Securities Act (“Rule 144”), (ii) the date as of which each holder of shares included in the registration statement may sell all of its registrable securities pursuant to paragraph (k) of Rule 144, (iii) the date on which (A) the holders of shares included in the registration statement have sold or otherwise disposed of all shares included in the registration statement and (B) there are no other shares of series F preferred stock, common stock or Warrants issued in the transactions that are held by a registration rights holder or any permitted transferee of the registration rights, or (iv) the date on which we are no longer required to file reports under the Exchange Act.

      In the event we receive a demand notice, but are not eligible, pursuant to SEC rules and regulations, to use a registration statement on a Form S-3, a majority in interest of the holders of the registrable securities proposed to be included in such registration statement may require us to register the stock on a form other than Form S-3. In such event, we will be required to file a registration statement within 90 days of receipt of the notice. However, we will not be required to file a registration statement on a form other than a Form S-3 as a “shelf ” registration.

      In the event the registration statement is an underwritten offering, and if the managing underwriter determines that marketing factors require a reduction in the number of shares included in such registration statement, the following shares shall be excluded from the registration statement:

•	first, all securities that are not contractually entitled to be included in the registration statement;

•	second, all securities that are entitled to be included in the registration statement pursuant to contractual rights, but by their terms are junior to the rights granted under the registration rights agreement; and

•	third, all securities entitled to be included in the registration statement that rank equal to the rights granted under the registration rights agreement.

      If the registration rights holders have 25% or more of the shares for which they have demanded registration excluded from the registration statement, other than due to market conditions, and if they provide notice to us, they may withdraw their demand notice. In that event, we will be required to pay all costs of the registration statement and the registration rights holders will not be deemed to have used one of their three demand rights.

      We have the right to delay the filing of any registration statement under the registration rights agreement, from time to time for up to an aggregate of 90 days in any 12-month period, if, in the good faith judgment of our board of directors, it would be seriously detrimental to us to file the registration statement on or before the filing deadline.

      Pursuant to the registration rights agreement, we have granted to the Behrman Funds “piggyback” rights generally entitling them to register their shares of common stock issued, and issuable upon conversion of the series F preferred stock, and upon exercise of the Warrants, issued pursuant to the investment agreement (collectively, the “investment shares”), held by them when we are registering our equity securities, either for our own account or the account of others. If the Behrman Funds indicate that they wish to have some or all of the investment shares included in the registration, we have agreed to include the shares of common stock, subject to certain restrictions. The exercise of these “piggyback” registration rights will be subject to notice requirements, timing restrictions and volume limitations that may be imposed by the underwriters of the applicable offering. We did not grant piggyback rights with respect to the shares to be issued to Abiliti in the asset purchase.

      The registration rights agreement contains customary obligations and indemnity provisions on the part of us and the registration rights holders relating to the registration process, and provides that we will pay the expenses incurred by us in any registration pursuant to the agreement. In addition, we will be required to pay the reasonable legal fees, up to $25,000, of one counsel selected by the demanding holders.

Terms of the Series F Preferred Stock

      The following is a summary of the principal terms of the powers, preferences and relative, participating, optional and other special rights of the series F preferred stock and the qualifications, limitations and restrictions thereof.

      Conversion and Conversion Price. Each share of series F preferred stock is convertible at any time at the option of the holder into shares of our common stock. The number of shares of common stock issuable upon conversion of a single share of series F preferred stock is determined by dividing the original price per share of the series F preferred stock, which is $110.94 (the “Original Price”), by the “conversion price” in effect on the date of conversion. The current conversion price is $0.906 after giving effect to a one-time reset following our earnings release for the quarter ended June 30, 2001.

      Based on the current conversion price, each share of series F preferred stock is currently convertible into 122.4503 shares of common stock, or an aggregate, including shares of series F preferred stock currently outstanding and shares of series F preferred stock to be issued in the asset purchase and the private placement, of approximately 56,660,692 shares of common stock.

      In the event we issue common stock or securities convertible into common stock at a price per share less than the conversion price of the series F preferred stock, the conversion price will be reduced to be equal to the price per share of the securities sold by us. This adjustment provision is subject to a number of exceptions, including the issuance of stock or options to employees and the issuance of stock or options in connection with acquisitions. It is a condition to the closing of the asset purchase and the private placement that our stockholders approve an amendment to our Certificate of Incorporation to provide that the issuance of our capital stock and Warrants in the transactions will not result in a change to the conversion price of the series F preferred stock. The conversion price also will be subject to adjustment as a result of stock splits, stock dividends and the like on the common stock.

      The series F preferred stock will automatically convert into common stock at any time, if our common stock trades on The Nasdaq National Market or a national securities exchange at a price per share of at least $3.3282 (three times the initial conversion price) for ten trading days within any twenty trading day period. The series F preferred stock is not subject to automatic conversion if our common stock is not then listed for trading on The Nasdaq National Market or a national securities exchange.

      Voting Rights. The holders of the series F preferred stock have voting rights entitling them to vote together with the holders of our common stock as a single class on all matters presented for a vote to the common stockholders. Each holder of series F preferred stock is entitled to cast 100 votes for each share of series F preferred stock held by such holder, subject to adjustment for any stock split, stock dividend, reverse stock split, reclassification or consolidation of or on our common stock. Additionally, so long as 50% of the series F preferred stock is still outstanding, holders of the series F preferred stock are entitled to have a class vote on certain matters, including the following:

•	the authorization or issuance of any other class or series of preferred stock ranking senior to or equal with the series F preferred stock as to payment of amounts distributable upon dissolution, liquidation or winding up of Daleen;

•	the issuance of any additional shares of series F preferred stock;

•	the reclassification of any capital stock into shares having preferences or priorities senior to or equal with the series F preferred stock;

•	the amendment, alteration or repeal of any rights of the series F preferred stock; and

•	the payment of dividends on any other class or series of our capital stock, including the payment of dividends on our common stock.

      Dividends. Holders of series F preferred stock will have rights to the payment of dividends only when and if dividends are declared on our common stock. In the event we pay dividends on our common stock, the holders of series F preferred stock would be entitled to dividends on an as-if-converted basis.

      Liquidation Preference. In the event of a dissolution, liquidation or winding up of us, after payment or provision for payment of debts, but before any distribution to the holders of our common stock or any other class or series of our then outstanding capital stock ranking junior to the series F preferred stock, the holders of the series F preferred stock then outstanding will be entitled to receive a preferential amount of $110.94 per share (the “Preferential Amount”), which is equal to the original price per share; provided however, that (i) if the assets to be distributed to the holders of our series F preferred stock are insufficient to permit the payment to such holders of the full Preferential Amount, then all of our assets to be distributed will be distributed ratably to the holders of the series F preferred stock, and (ii) if the amount distributable on each share of our common stock upon liquidation, dissolution or winding up (after taking into account all distributions that would be necessary to satisfy the Preferential Amounts due to holders of the series F preferred stock) is greater than the Preferential Amount payable on the series F preferred stock, we, in lieu of distributing the Preferential Amount to the holders of series F preferred stock, will make a distribution in an amount per share to the holders of series F preferred stock (on an as-converted basis) equal to the amount per share distributed to the holders of our common stock.

      Redemption Rights. Unless otherwise agreed by the holders of at least a majority of the outstanding shares of series F preferred stock, voting or consenting as a separate class, in the event of a “Sale of the Company,” we will be required to redeem all of the issued and outstanding shares of series F preferred stock for a redemption price equal to the Preferential Amount. A “Sale of the Company” means: (i) the acquisition of us by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of our capital stock for securities issued or other consideration paid by the acquiring entity or any parent or subsidiary thereof (except for a merger or consolidation after the consummation of which our stockholders immediately prior to such merger or consolidation own in excess of 50% of the voting securities of the surviving corporation or its parent corporation); or (ii) the sale or other disposition by us of substantially all of our assets (other than a sale or transfer of assets to one or more of our wholly-owned subsidiaries).

Restrictions on Transfer of the Common Stock and Series F Preferred Stock

      Except as provided in the registration rights agreement as to the registration of the shares of common stock issued in the transactions or issuable upon conversion of the series F preferred stock and exercise of Warrants, the common stock and series F preferred stock to be issued in the transactions has not been and is not being registered under the Securities Act or any state securities laws, and the common stock and series F preferred stock may not be offered for sale, sold, assigned or transferred unless:

•	the common stock and the series F preferred stock is subsequently registered under the Securities Act and applicable state securities laws;

•	Abiliti, the Behrman Funds, or such other holder of the common stock and series F preferred stock delivers to us an opinion of legal counsel, in a generally acceptable form, to the effect that such series F preferred stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from registration under the Securities Act; or

•	Abiliti, the Behrman Funds or such other holder of the common stock and series F preferred stock provides us with reasonable assurance that the common stock and series F preferred stock can be sold, assigned or transferred in accordance with Rule 144 or Rule 144A under the Securities Act.

      Each of the certificates and other instruments representing the series F preferred stock, and, until such time that the common stock issuable upon conversion of the series F preferred stock has been registered under the Securities Act as contemplated by the registration rights agreement, the stock certificates representing our common stock, will bear a restrictive legend with respect to the above-discussed limitation on transfer of the common stock and series F preferred stock.

Terms of the Warrants

      The following is a summary of the principal terms of the Initial Warrants that we will issue to Abiliti in the asset purchase and the Behrman Funds in the private placement. The following summary is qualified in its entirety by reference to the form of Initial Warrant, which is attached as Annex E to this proxy statement and is considered a part of this document.

      Pursuant to the asset purchase, we will issue to Abiliti Initial Warrants to purchase 5,666,069 shares of our common stock. Pursuant to the private placement, we will issue to the Behrman Funds Initial Warrants to purchase an aggregate of 5,666,069 shares of our common stock, along with Additional Warrants to purchase an aggregate of 500,000 shares of our common stock.

      The Initial Warrants will be exercisable for common stock at any time and from time to time commencing six months from the closing of the transactions and ending on June 7, 2006. The exercise period will be accelerated in the event of a “change of control” of Daleen. Pursuant to the terms of the Initial Warrant, a “change of control” means our dissolution or liquidation, the consummation of the sale of all or substantially all of our assets, or the acquisition of a majority of our voting securities by another person or entity by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other transaction (other than pursuant to a resale of securities either under Rule 144 promulgated under the Securities Act or a registered offering), unless, after such stock sale, stock exchange, merger, consolidation or other transaction, the persons and entities who were our stockholders immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least fifty percent (50%) of the economic and voting power of the surviving entity. The Initial Warrants will have an exercise price of $0.906 per share. The exercise price is equal to current conversion price of the series F preferred stock. The exercise price is subject to adjustment in the event of any dividend, reverse stock split, reclassification or consolidation of or on our common stock. Additionally, in the event of any adjustment of the conversion price of the series F preferred stock, (a) the number of shares issuable upon exercise of the Initial Warrants (the “Warrant Share Number”) will be adjusted to equal the number obtained by multiplying the Warrant Share Number, as in effect immediately prior to the adjustment to the conversion price of the series F preferred stock, by a fraction, the numerator of which will be the conversion price as in effect immediately prior to adjustment to the conversion price and the denominator of which is the conversion price after giving effect to the adjustment to the conversion price; and (b) the exercise price per share of the Initial Warrants will be adjusted to equal the conversion price as in effect immediately after the adjustment to the conversion price of the series F preferred stock.

      The Initial Warrants may be exercised by surrendering to us the warrant agreement evidencing such Initial Warrants with an accompanying notice of exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price by a holder may be made in the form of cash or a certified or official bank check, by wire transfer, or, to effect a “cashless exercise,” by the surrender of unexercised Initial Warrants, together with a written notice of election to effect such a cashless exercise. Upon surrender of the warrant certificate and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of shares of common stock or other securities to which such holder is entitled pursuant to such exercise. If less than all of the Initial Warrants evidenced by a warrant agreement are to be exercised, a new Initial Warrant will be issued for the remaining number of Initial Warrants.

      In addition to the Initial Warrants, we will issue to Kaufman Bros. Advisor Warrants to purchase an aggregate of 250,000 shares of our common stock. The Advisor Warrants will have the same terms as the Initial Warrants except that the exercise price of the warrants will be fixed at the fair market value per share of our common stock as of the day immediately prior to the closing date of the transactions. Further, the number of shares of common stock issuable upon exercise, and the exercise price per share, of the warrants to be issued to Kaufman Bros. will not be subject to adjustment except in the event of any dividend, reverse stock split, reclassification or consolidation of or on our common stock.

Voting Agreement

      Certain of our stockholders have entered into voting agreements with Abiliti, pursuant to which they have agreed, subject to the terms and conditions of the voting agreement, to vote all of their shares of series F preferred stock, as applicable, and common stock in favor of the asset purchase, the private placement, and the transactions contemplated thereby, including, the issuance of shares of our common stock, series F preferred stock and Warrants to purchase additional shares of common stock in the asset purchase and the private placement and the amendments to our Certificate of Incorporation described in Proposal 3 and any other matter necessary to effect the asset purchase and the private placement. The form of the voting agreement is included in this proxy statement as Annex G. The shares subject to the voting agreements represent in the aggregate more than 66 2/3% of the outstanding voting power of the common stock and series F preferred stock (voting on a 100 for 1 basis, with the common stock as single class) and a majority of the outstanding shares of series F preferred stock.

Past Contacts, Transactions or Negotiations

      Other than as described in the “Background of the Asset Purchase and the Private Placement” we have not had any past contacts, transactions or negotiations with Abiliti.

Material Federal Income Tax Consequences of the Asset Purchase

      Our issuance to Abiliti of shares of our common stock, shares of our series F preferred stock and Warrants to purchase shares of our common stock pursuant to the asset purchase agreement is intended to result in the recognition of no gain or loss by us for federal income tax purposes. Daleen Solutions is intended to recognize no gain or loss for federal income tax purposes upon its acquisition of substantially all of Abiliti’s net assets. No formal request for a ruling or other determination was or will be obtained. Each stockholder should consult with his or her own tax advisor.

Accounting Treatment of the Asset Purchase

      The asset purchase will be treated as a purchase for accounting purposes in accordance with generally accepted accounting principles. Transaction costs to be incurred by us are included in the total estimated purchase consideration as described above. Total estimated transactions costs to be incurred by us of $2.2 million have been reflected as accrued liabilities in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2002 on page 105 of this proxy statement. Transaction costs to be incurred by Abiliti are expensed as incurred. These costs are estimated to be approximately $800,000.

      In addition, we are developing a plan to integrate our operations with the assets and operations of Abiliti after the transactions. In connection with that plan, we anticipate that certain non-recurring charges will be incurred in connection with such integration. We cannot now identify the timing, nature and amount of these charges. These charges will be recorded as incurred and are not part of the purchase price. However, any charge could affect our results of operations in the period in which the charge is recorded.

Recommendation of our Board of Directors

      Our board of directors recommends that our stockholders vote FOR the asset purchase, the asset purchase agreement and the issuance of shares of our common stock, series F preferred stock and Asset Purchase Warrants to Abiliti in the asset purchase.

PROPOSAL 2 — APPROVAL OF THE INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF CAPITAL STOCK AND WARRANTS IN THE PRIVATE PLACEMENT AND THE ADOPTION OF THE LTIP

The Investment Agreement

      We have entered into an investment agreement, dated as of October 7, 2002, with the Behrman Funds. The investment agreement is attached to this proxy statement as Annex B. You should read the investment agreement carefully. It is the agreement that governs the terms of the private placement. The following summarizes the terms of the investment agreement.

General

      The investment agreement provides that, at the closing, we will issue and sell to the Behrman Funds in a private placement an aggregate of 10,992,136 shares of common stock, 115,681 shares of series F preferred stock, Investment Warrants to purchase 5,666,069 shares of common stock at an exercise price of $0.906 per share, and Additional Warrants to purchase 500,000 additional shares of common stock at an exercise price of $0.17 per share. In consideration, the Behrman Funds will invest $5.015 million in us. The closing of the private placement is scheduled to occur immediately prior to, and conditioned upon, the closing of the asset purchase.

Termination

      The investment agreement may only be terminated if the asset purchase agreement is terminated pursuant to its terms. See “Proposal 1 — Termination” for description of the termination provisions of the asset purchase agreement.

Indemnification

      We have agreed to indemnify each of the Behrman Funds and its affiliates to the fullest extent permitted by law from and against all “damages” (as defined in the investment agreement) incurred by them resulting from or arising out of our breach of any representation or warranty, covenant or agreement contained in the investment agreement. We will have no liability for indemnification unless the total of all “damages” exceeds $250,000. In addition, our indemnification will be limited to an aggregate of $1,000,000 and to claims made within one year of the closing date of the investment agreement.

Fees

      Pursuant to the terms of the investment agreement, we will pay a finders fee of $650,000 to Behrman Brothers, L.P., an affiliate of the Behrman Funds. This fee will be paid subsequent to the closing of the transactions. The fee will be paid in connection with the transactions contemplated by the asset purchase and the private placement. In addition, we have agreed to reimburse the Behrman Funds a total of $25,000 for costs and expenses relating to the asset purchase and the private placement.

Use of the Proceeds

      We will use the net proceeds to fund capital expenditures and for working capital purposes, including continued development and enhancements to our products and technology, marketing and sales, expansion of our strategic alliances and expansion of our international operations.

Other Terms of the Investment Agreement

      Board of Directors and Management. Upon completion of the transactions, the investment agreement provides that our board of directors will consist of seven members, as described under “The Transactions — Management of Daleen after the Transactions — Board of Directors” beginning on page 45. In addition, upon completion of the transactions, our board of directors will take all corporate action necessary to cause Gordon Quick, currently Abiliti’s president and chief executive officer, to be appointed our president and chief executive officer. James Daleen, our current chairman of the board, president and chief executive officer, will continue to serve as our chairman of the board. Jeanne Prayther, our current chief financial officer, will continue to serve as our chief financial officer. The remainder of our management team will be comprised of senior level executives from us and Abiliti.

      Employment Agreements. As required by the investment agreement, we have entered into employment agreements, to be effective immediately after the closing of the private placement, with certain officers of Abiliti including Gordon Quick, Abiliti’s president and chief executive officer. The terms of Mr. Quick’s employment agreement include the following:

•	He will be our chief executive officer.

•	He will perform his duties from St. Louis, Missouri, provided, however, that after nine months, our board of directors may require him to relocate to Boca Raton, Florida. In such event, we will reimburse Mr. Quick for his relocation expenses.

•	The initial term of his employment will be for a period of three years, with automatic one year extensions, unless at least 90 days prior to the end of any term, either party shall give written notice of the termination of the agreement.

•	He will receive a base salary of $350,000 for his services, which may be increased at the discretion of our board of directors or compensation committee.

•	He will be eligible to receive a bonus for meeting certain goals to be determined by our board of directors or compensation committee. The bonus will have an annual target of not less than 50% of Mr. Quick’s then-current base salary.

•	He will be eligible to receive compensation under the LTIP. His interest in the LTIP will vest 25% at grant and the balance will vest ratably on the last day of each of the first 36 months ending after the effective date of his employment agreement.

•	Subject to the vesting provisions, Mr. Quick will receive at least 38% of the total bonus pool allocated under our LTIP.

•	He will receive four weeks of vacation per year.

•	We will provide him with long-term disability and life insurance.

•	We will indemnify him to the full extent permitted by law.

•	Upon his termination without cause or if he terminates for good reason, he will be entitled to (i) payment of his base salary for 24 months, (ii) payment of his pro rata bonus, if earned and payable when bonuses paid to other officers of ours, and (iii) his interest in the LTIP will continue to vest for one year following termination. We may elect to either payout his LTIP interest or allow it to remain in place until a payout event. If his termination is related to a change of control he will be entitled to (i) payment of two times his base salary plus his pro rata average bonus in a lump sum, (ii) his interest in the LTIP will fully vest and we may elect to either pay out the LTIP interest or allow the interest to remain in place until a payout event, and (iii) we will gross-up all payments as necessary to cover excise taxes related to benefits that are determined to be subject to excise taxes. In either case, (i) we will pay all welfare benefits for 18 months, and (ii) his stock options will remain exercisable for one year after termination.

Long-Term Incentive Compensation Plan

      Our board of directors has authorized a Long-Term Incentive Compensation Plan, or LTIP, as required by the investment agreement. A copy of the LTIP is attached to this proxy statement as Annex J. Some of the material terms of the LTIP include:

•	A bonus pool, equal to 15% of our value in excess of $20 million, up to $100 million, plus 10% for the value that exceeds $100 million, shall be created for distribution to participants in the LTIP upon a payout event.

•	The bonus pool participants will include Gordon Quick, whose participation interest will be 38% of the bonus pool, James Daleen, whose participation interest will be 15% of the bonus pool, and certain management team members and other employees and consultants as may be determined by our board of directors or the compensation committee of our board.

•	The bonus pool interests will be distributed to the participants upon the occurrence of certain “payout events,” which shall include: (i) the sale of all or substantially all of our assets to a third party; (ii) our merger or consolidation with another company, whereby our stockholders receive cash or other securities for our capital stock and our stockholders immediately prior to the merger or consolidation own less than 50% of the combined voting power of the surviving company; (iii) the sale of 60% or more of our company to a single person or group; or (iv) our liquidation, dissolution or winding up.

•	Payments may be in cash or the same consideration received by our stockholders in the payout event, provided, however, if all or part of the payout is other than in cash or immediately tradeable securities, we must use reasonable efforts to make appropriate arrangements to ensure that the participants have sufficient cash as part of the payout under the LTIP or, if sufficient cash is not available for distribution as part of the payout, we must use reasonable efforts to distribute as part of the payout publicly traded stock that has been registered under the Securities Act sufficient to pay such taxes.

•	Payments will be reduced by the value of certain options to purchase our common stock held by the participant, provided, however, that options granted after the effective date of the LTIP will be considered for this valuation only if our board of directors designates them for such treatment at the time they are granted. The value will be based on the fair market value of our common stock, less the exercise price of the vested options held by the participant.

•	Our board of directors may, in its sole and complete discretion, amend or terminate the LTIP at any time and for any reason that it deems necessary or appropriate. However, the termination or amendment of the LTIP will not adversely affect any participant’s rights previously granted under the LTIP unless approved by participants holding in the aggregate more than one-half of the total participation percentages then outstanding.

•	Our board of directors may elect to replace the LTIP in its entirety with a new equity-based compensation plan, provided, however, that any such new plan shall be substantially equivalent to or more favorable than this plan for the participants from a financial and tax standpoint.

      The following table sets forth the benefits or amounts that have been allocated to each of the named executive officers under the LTIP. Other benefits or amounts may be received by such individuals or others, but such amounts are not determinable.

Percentage of Bonus
Name and Position	Pool Granted

James Daleen	15%
Chairman of the Board, President and Chief Executive Officer
Jeanne Prayther	*
Chief Financial Officer and Secretary
Steve Kim	0
Former Executive Vice President of Products and Technologies
David B. Corey	0
Former President and Chief Operating Officer
Stephen M. Wagman	0
Former Chief Financial Officer, Treasurer and Secretary
David J. McTarnaghan	*
Senior Vice President of Global Sales
All current executive officers (as a group)	15%
All current directors who are not executive officers (as a group)	*
All employees, including all current officers who are not executive officers (as a group)	*

*	The named executive officer (and any other person in the group) is eligible to participate in the LTIP; however, his or her participation percentage has not been determined.

      As former executive officers, Messrs. Kim, Corey and Wagman are not eligible to participate in the LTIP. Gordon Quick, who will be our president and chief executive officer after the closing of the transactions, will receive 38% of the payout pool.

Survival of Representations and Warranties

      All of our representations, warranties and indemnities made in the investment agreement will survive until the date that is one year from the closing of the private placement.

      Covenants. Until the closing date of the transactions, we will not, without the prior written agreement of the Behrman Funds, take any of the following actions, or take any action that would result in:

•	a dividend to the holders of our series F preferred stock or common stock or issue any additional shares of stock, other than upon exercise of previously issued options and warrants;

•	a change in our capital structure, other than as described above, as set forth in the asset purchase agreement, or in connection with a reverse stock split in which we would be obligated to pay an aggregate of $50,000 or less in respect of fractional shares;

•	a grant of any stock option or right to purchase, or issue any security convertible into our capital stock;

•	a grant of any registration rights; or

•	a purchase, redemption, retirement or other acquisition by us of any of our shares of capital stock other than in connection with certain outstanding loans.

Terms of the Series F Preferred Stock

      A summary of the principal terms of our series F preferred stock and the qualifications, limitations and restrictions thereof can be found in “Proposal 1-Terms of the Series F Preferred Stock” beginning on page 65.

Terms of the Warrants

      We will issue to the Behrman Funds Initial Warrants to purchase an aggregate of 5,666,069 shares of our common stock. We also will issue to the Behrman Funds Additional Warrants for the purchase of 500,000 shares of common stock.

      A summary of the terms of the Initial Warrants is set forth under “Proposal 1 — Description of the Warrants” beginning on page 67. The following is a summary of the principal terms of the Additional Warrants that we will issue to the Behrman Funds in the private placement. The following summary is qualified in its entirety by reference to the form of Additional Warrant, which is attached as Annex F to this proxy statement and is considered a part of this document. You should read the form of Additional Warrant carefully.

      The Additional Warrants will be exercisable for common stock at any time and from time to time commencing one year from the closing of the transactions and ending on June 7, 2006. The exercise period will be accelerated in the event of a “change of control” of Daleen. Pursuant to the terms of the Additional Warrant, a “change of control” means our dissolution or liquidation, the consummation of the sale of all or substantially all of our assets, or the acquisition of a majority of our voting securities by another person or entity by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other transaction (other than pursuant to a resale of securities either under Rule 144 promulgated under the Securities Act or a registered offering), unless, after such stock sale, stock exchange, merger, consolidation or other transaction, the persons and entities who were our stockholders immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least fifty percent (50%) of the economic and voting power of the surviving entity. The Additional Warrants will have an exercise price of $0.17 per share. The exercise price is subject to adjustment in the event of any dividend, reverse stock split, reclassification or consolidation of or on our common stock.

      The Additional Warrants may be exercised by surrendering to us the warrant agreement evidencing such Additional Warrants with an accompanying notice of exercise, properly completed and executed, together with payment of the exercise price. Payment of the exercise price by a holder may be made in the form of cash or a certified or official bank check, by wire transfer, or, to effect a “cashless exercise,” by the surrender of unexercised Additional Warrants, together with a written notice of election to effect such a cashless exercise. Upon surrender of the warrant certificate and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of shares of common stock or other securities to which such holder is entitled pursuant to such exercise. If less than all of the Additional Warrants evidenced by a warrant agreement are to be exercised, a new Additional Warrant will be issued for the remaining number of Additional Warrants.

The Supplemental Voting Agreement

      Abiliti, the HarbourVest Funds and the Behrman Funds have entered into a supplemental voting agreement, dated as of October 7, 2002. These parties as a group will own an aggregate of approximately 63.7% of our voting stock immediately after the transactions. The following is a summary of the terms of the supplemental voting agreement. The supplemental agreement is attached to this proxy statement as Annex H. You should read the supplemental voting agreement carefully.

      The supplemental voting agreement provides that at our 2003 Annual Meeting of Stockholders, the parties to the supplemental voting agreement will vote the securities owned by them in favor of:

•	two nominees to our board of directors as designated by the Behrman Funds;

•	one nominee to our board of directors as designated by the HarbourVest Funds; and

      Each nominee will be nominated as a Class I director, with a term expiring at our 2006 Annual Meeting of Stockholders.

      Each of the parties to the supplemental voting agreement has agreed to not transfer its shares of voting stock, other than to their affiliates and to others who agree to be bound by the terms of the supplemental voting agreement.

      The supplemental voting agreement will terminate on the earlier of the final adjournment of our 2003 Annual Meeting of Stockholders or the termination of the asset purchase agreement in accordance with its terms.

The Registration Rights Agreement

      We have entered into a registration rights agreement, dated as of October 7, 2002, with Abiliti, the Behrman Funds and Kaufman Bros., L.P., our financial advisor in the transactions. The principal terms of the registration rights agreement are described in “Proposal 1 — The Registration Rights Agreement” on pages 64 through 65. The registration rights agreement is attached as Annex C to this proxy statement. You should read the registration rights agreement carefully.

Voting Agreement

      Certain of our stockholders have entered into voting agreements with Abiliti. Pursuant to the terms of the voting agreements, the stockholders have agreed, subject to certain terms and conditions, to vote all of their shares of series F preferred stock, and common stock, as applicable, in favor of the asset purchase, the private placement and the issuance of shares of our series F preferred stock, common stock and Warrants in the asset purchase and private placement and any other matter necessary to effect the asset purchase and private placement. A form of the voting agreement is included in this proxy statement as Annex G. You should carefully read the voting agreement. The shares subject to the voting agreements represent in the aggregate more than 66 2/3% of the outstanding voting power of our common stock and series F preferred stock (voting on a 100-1 basis, with the common stock as single class) entitled to vote at the special meeting and more than a majority of the outstanding series F preferred stock.

Past Contacts, Transactions or Negotiations

      Other than as described in the “Background of the Transactions,” we have not had any past contacts, transactions or negotiations with the Behrman Funds.

Recommendation of our Board of Directors

      Our board of directors recommends that our stockholders vote FOR the investment agreement and the transactions contemplated thereby, including the issuance of 10,992,136 shares of common stock, 115,681 shares of series F preferred stock, Investment Warrants to purchase an additional 5,666,069 shares of common stock at an exercise price of $0.906 per share and Additional Warrants to purchase 500,000 shares of common stock at an exercise price of $0.17 per share to the Behrman Funds in the private placement and the adoption of the LTIP.

PROPOSAL 3 — AMENDMENTS

TO OUR CERTIFICATE OF INCORPORATION

      Our board of directors has approved, subject to stockholder approval, amendments to our Certificate of Incorporation to (i) increase our authorized shares of series F preferred stock from 356,950 shares to 588,312 shares and (ii) amend the terms of the series F preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F preferred stock and (B) give rise to redemption rights in favor of the holders of series F preferred stock.

      Approval of this proposal, in addition to the approval of Proposals 1 and 2 (the asset purchase agreement, the investment agreement and the transactions contemplated thereby, including the issuance of shares of our common stock, series F preferred stock and Warrants in the asset purchase and the private placement and the LTIP) is required to consummate the transactions. Although we are asking for stockholder approval of this proposal, if for any reason the transactions are not consummated, this proposal will not be implemented.

      The text of the proposed amendments to our Certificate of Incorporation is set forth in the form of Certificate of Amendment to the Certificate of Incorporation included in Annex K hereto. You should read the proposed amendments to the Certificate of Incorporation carefully.

Description of Amendment

Increase in Number of Authorized Shares of Series F Convertible Preferred Stock

      Pursuant to our Certificate of Incorporation, we currently are authorized to issue up to 221,877,236 shares of capital stock, including up to 200,000,000 shares of common stock and 21,877,236 shares of preferred stock. The preferred stock consists of 3,000,000 shares designated as series A convertible preferred stock, 1,250,000 shares designated as series B convertible preferred stock, 1,222,222 shares designated as series C convertible preferred stock, 4,221,846 shares designated as series D convertible preferred stock, 686,553 shares designated as series D-1 convertible preferred stock, 1,496,615 shares designated as series E convertible preferred stock, and 356,950 shares designated as series F convertible preferred stock, with the remaining 9,643,050 shares consisting of “blank check” preferred stock that have not yet been designated.

      As of October 8, 2002, an aggregate of 22,984,272 shares of our common stock were issued and outstanding, 13,146,091 shares were reserved for issuance upon exercise of outstanding options and warrants to purchase common stock, and 41,685,754 shares were reserved for issuance upon conversion of our series F preferred stock, including shares of series F preferred stock issuable upon exercise of outstanding warrants to purchase series F preferred stock. As of that date, an aggregate of 231,362 shares of series F preferred stock were issued and outstanding and an aggregate of 109,068 shares of series F preferred stock were reserved for issuance upon the exercise of outstanding warrants to purchase series F preferred stock. No other shares of preferred stock are issued and outstanding.

      The asset purchase agreement and the investment agreement provide that we will issue an aggregate of 22,484,272 shares of common stock, 231,362 shares of series F preferred stock, and Warrants to purchase up to 12,082,138 additional shares of common stock, including warrants to be issued to Kaufman Bros., our financial advisor.

      The proposed amendment to the Certificate of Incorporation will authorize us to issue up to an additional 231,362 shares of series F convertible preferred stock. This will provide a sufficient number of authorized shares of series F preferred stock for issuance in the transactions.

Amendment to the Terms of the Series F Preferred Stock

      Conversion Price Adjustment. Each share of our series F preferred stock is convertible at any time at the option of the holder into shares of our common stock. The number of shares of common stock issuable upon conversion of a single share of series F preferred stock is determined by dividing (i) $110.94, the original price per share of the series F preferred stock issued in June 2001, by (ii) the conversion price in effect on the date of conversion. The conversion price currently is $0.906. As a result, each share of series F preferred stock is convertible into 122.4503 shares of our common stock. Based on the conversion formula, a reduction in the conversion price would result in an increase in the number of shares of common stock issuable upon conversion of each share of series F preferred stock. Pursuant to the terms of the series F preferred stock, in the event we issue common stock or securities convertible into common stock at a price per share less than the conversion price of the series F preferred stock (i.e., at a price per share less than $0.906), the conversion price will be reduced to be equal to the price per share of the securities sold. This adjustment provision is subject to a number of exceptions, including the issuance of stock or options to employees and the issuance of stock or options in connection with certain acquisitions. It is a condition to the transactions that we amend our Certificate of Incorporation to specifically provide that the transactions, including the issuance of our common stock, series F preferred stock and Warrants to purchase common stock in the transactions, will not result in a reduction of the conversion price of the series F preferred stock.

      Redemption Provisions. Pursuant to the terms of series F preferred stock, unless otherwise agreed by the holders of at least a majority of the outstanding shares of series F preferred stock, voting or consenting as a separate class, in the event of a “Sale of the Company” we are required to redeem all of the issued and outstanding shares of series F preferred stock for a redemption price equal to the preferential amount, which currently is $110.94 per share. A “Sale of the Company” means: (i) the acquisition by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of our capital stock for securities issued or other consideration paid by the acquiring entity or any parent or subsidiary thereof (except for a merger or consolidation after the consummation of which our stockholders immediately prior to such merger or consolidation own in excess of 50% of the voting securities of the surviving corporation or its parent corporation); or (ii) the sale or other disposition by us of substantially all of our assets (other than a sale or transfer of assets to one or more of our wholly-owned subsidiaries). Although we do not believe that the transactions will give rise to the redemption rights, it is a condition to the transactions that we amend our Certificate of Incorporation to specifically provide that the holders of our series F preferred stock will not have any redemption rights as a result of the transactions.

Reasons for the Amendments; Effect of the Amendment

      The amendments to our Certificate of Incorporation described in this proposal are required to consummate the transactions. In the opinion of our board of directors, the amendments are advisable and in the best interests of our stockholders. If the amendments are not approved, we will not be able to complete the transactions, which will materially adversely effect our business and ability to operate going forward.

      In addition, after consummation of the private placement, 9,411,688 shares of undesignated preferred stock which may be designated and issued in the future without additional stockholder approval, except as may be required by the rules of the Nasdaq SmallCap Market, if applicable, or our Certificate of Incorporation. This will provide us flexibility and enable us to respond promptly and appropriately to future acquisitions, additional future financing needs, possible stock dividends or stock splits or other business opportunities. Other than as authorized under the asset purchase agreement and investment agreement, as of the date of this proxy statement, no plans are pending to issue any additional shares of preferred stock.

      The issuance of additional shares of preferred stock, including shares of series F preferred stock, could have the effect of diluting earnings per share and book value per share, which may adversely affect our existing stockholders. Issuing additional shares of preferred stock may also have the effect of delaying or preventing a change of control of us. Shares of authorized but unissued preferred stock could be issued in one or more transactions that would make a takeover of our company more difficult or costly, and less likely. The proposed amendment is not being recommended in response to any specific effort to obtain control of our company, and our board of directors has no present intention to use any undesignated shares of our preferred stock in order to impede a takeover attempt.

Recommendation of our Board of Directors

      Our board of directors recommends a vote FOR the approval of the amendment of the Certificate of Incorporation to (i) increase the number of authorized shares of series F preferred stock and (ii) amend the terms of the series F preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F preferred stock and (B) give rise to redemption rights in favor of the holders of series F preferred stock.

STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      The following table sets forth the amount and percent of shares of common stock and series F preferred stock as a class that, as of October 7, 2002, are deemed under the rules of the SEC to be “beneficially owned” by any person or “group” (as that term is used in the Exchange Act) known to us as of that date to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock, by each of our executive officers, by each member of our board of directors, by each nominee to become a member of our board of directors, and by all of our directors and executive officers as a group. The following information is based upon information provided to us or filed with the SEC by the stockholders.

				Series F
	Common Stock			Convertible Preferred Stock
	Beneficially Owned			Beneficially Owned

			Percentage			Percentage
	Number		of	Number		of
Name of Beneficial Owner(1)	of Shares		Class(2)	of Shares		Class(3)

5% Stockholders
HarbourVest Partners V — Direct Fund L.P.(4)	5,068,063	(5)	20.91%	—		—
HarbourVest Partners VI — Direct Fund L.P.(4)	15,452,616	(6)	40.20%	126,195	(7)	47.19%
SAIC Venture Capital Corporation(8)	13,836,046	(9)	40.02%	94,646	(10)	36.63%
St. Paul Venture Capital IV, L.L.C(11)	795,566		3.46%	—		—
St. Paul Venture Capital Affiliates Fund I, L.L.C.(11)	22,497		*	—		—
St. Paul Venture Capital VI, LLC(11)	3,090,523	(12)	11.85%	25,239	(13)	10.58%
ABS Ventures IV, L.P.(14)	3,180,967	(15)	12.47%	20,633	(16)	8.70%
ABX Fund, L.P.(14)	564,006	(17)	2.40%	4,606	(18)	1.98%
Halifax Fund, L.P.	2,317,862	(19)	9.16%	18,929	(20)	7.99%
Baystar Capital, L.P.(21)	2,317,862	(22)	9.26%	16,679	(23)	7.04%
Baystar International Ltd.(21)	772,662	(24)	3.26%	5,560	(25)	2.38%
Royal Wulff Ventures, LLC	1,545,323	(26)	6.30%	12,620	(27)	5.37%
Mohammad Aamir	1,383,660	(28)	5.93%	—		—

Directors and Executive Officers
James Daleen	438,424	(29)	1.88%	—		—
Jeanne Prayther	94,655	(30)	*	—		—
David J. McTarnaghan	241,687	(31)	1.04%	—		—
Ofer Nemirovsky(4)	20,520,679	(32)	51.71%	126,195	(33)	47.19%
Daniel J. Foreman	886,677	(34)	3.86%	—		—
Paul G. Cataford	22,487	(35)	*	—		—
Stephen J. Getsy	104,623	(36)	*	—		—
All current directors and executive officers as a group (7 persons)	22,309,232	(37)	55.10%	126,195	(38)	47.19%

*	Less than 1% of the outstanding common stock.

(1)	Except as set forth herein, the street address of the named beneficial owner is c/o Daleen Technologies, Inc., 902 Clint Moore Road, Suite 230, Boca Raton, Florida 33487.

(2)	For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding includes (i) 22,984,272 shares of common stock outstanding as of October 7, 2002, (ii) shares of common stock issuable by us pursuant to options or warrants held by the respective person or group which may be exercised within 60 days following October 7, 2002 (“Presently Exercisable Options”), and (iii) shares of common stock issuable by us upon conversion of shares of series F preferred stock held by the respective person or group, including shares of series F preferred stock issuable upon exercise of warrants (“series F warrants”) held by such person or group. The common stock warrants, shares of series F preferred stock, series F warrants and the Presently Exercisable Options are considered to be outstanding and to be beneficially owned by the person or group holding such warrant and options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)	For purposes of calculating the percentage beneficially owned, the number of shares of series F preferred stock deemed outstanding includes (i) 231,362 shares of series F preferred stock outstanding on October 7, 2002, and (ii) shares of series F preferred stock issuable by us upon exercise of series F warrants held by the respective person or group. The shares of series F preferred stock issuable upon exercise of series F warrants are considered to be outstanding and to be beneficially owned by the person or group holding such warrant for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(4)	HarbourVest Partners, LLC is the managing member of the general partner of HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund L.P. D. Brooks Zug and Edward W. Kane share the investment and voting power of HarbourVest Partners, LLC. Ofer Nemirovsky, a director of Daleen, is a managing director of HarbourVest Partners, LLC and a member of the general partner of HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund L.P. and therefore may be considered to share beneficial ownership of the shares held by HarbourVest Partners V — Direct Fund L.P. and HarbourVest Partners VI — Direct Fund L.P. Mr. Nemirovsky disclaims ownership of these shares. The street address of the named beneficial owner is One Financial Center, 44th Floor, Boston, MA 02111.

(5)	The shares include 1,250,000 shares of our common stock issuable upon exercise of a warrant held by HarbourVest Partners V — Direct Fund L.P.

(6)	The shares include (i) 11,037,548 shares of our common stock issuable upon the conversion of 90,139 shares of series F preferred stock and (ii) 4,415,068 shares of our common stock issuable upon conversion of 36,056 shares of series F preferred stock that may be acquired by HarbourVest Partners VI — Direct Fund, L.P. upon exercise of series F warrants.

(7)	The shares include 36,056 shares of series F preferred stock issuable upon exercise of series F warrants held by HarbourVest Partners VI — Direct Fund, L.P.

(8)	SAIC Venture Capital Corporation is a wholly-owned subsidiary of Science Applications International Corporation, which controls the investment and voting power of SAIC Venture Capital Corporation. The street address of the named beneficial owner is 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89109.

(9)	The shares include (i) 8,278,130 shares of our common stock issuable upon conversion of 67,604 shares of series F preferred stock and (ii) 3,311,301 shares of our common stock issuable upon conversion 27,042 shares of series F preferred stock that may be acquired by SAIC Venture Capital Corporation upon exercise of series F warrants.

(10)	The shares include 27,042 shares of series F preferred stock issuable upon exercise of series F warrants held by SAIC Venture Capital Corporation.

(11)	St. Paul Fire and Marine Insurance Company (“SPFM”) owns 99% of St. Paul Venture Capital IV, LLC (“SPVC IV”) and St. Paul Venture Capital VI, LLC (“SPVC VI”). SPFM is a wholly-owned subsidiary of The St. Paul Companies, Inc. (“The St. Paul”). The St. Paul owns 79% of St. Paul Venture Capital, Inc., the manager of St. Paul Venture Capital Affiliates Fund I, LLC (“Affiliates”). Therefore, The St. Paul may be deemed to beneficially own the shares held by SPVC IV, SPVC VI and Affiliates and SPFM may be deemed to beneficially own the shares held by SPVC IV and SPVC VI. The street address of the named beneficial owners is 10400 Viking Dr. Suite 550 Eden Prairie, MN 55344.

(12)	The shares include (i) 2,207,534 shares of our common stock issuable upon the conversion of 18,028 shares of series F preferred stock and (ii) 882,989 shares of our common stock issuable upon conversion of 7,211 shares of series F preferred stock that may be acquired by SPVC VI upon exercise of series F warrants.

(13)	The shares include 7,211 shares of series F preferred stock issuable upon exercise of series F warrants held by SPVC VI.

(14)	ABS Ventures IV, L.P. (“ABS”) and ABX Fund, L.P. (“ABX”) may be deemed to be under common control. Bruns Greyson and Philip Bleche are the managing members of the respective general partner to each ABS and ABX and control the investment and voting power of each of ABS and ABX. The street address of the named beneficial owners is 1 South Street Suite 2150 Baltimore, MD 21202-3220.

(15)	The shares include (i) 1,804,763 shares of our common stock issuable upon conversion of 14,738 shares of series F preferred stock and (ii) 721,845 shares of our common stock issuable upon conversion 5,895 shares of series F preferred stock that may be acquired by ABS upon exercise of series F warrants.

(16)	The shares include 5,895 shares of series F preferred stock issuable upon exercise of series F warrants held by ABS.

(17)	The shares include (i) 402,861 shares of our common stock issuable upon the conversion of 3,290 shares of series F preferred stock and (ii) 161,145 shares of our common stock issuable upon conversion of 1,316 shares of series F preferred stock that may be acquired by ABX upon exercise of series F warrants.

(18)	The shares include 1,316 shares of series F preferred stock issuable upon exercise of series F warrants held by ABX.

(19)	The shares include (i) 1,655,651 shares of our common stock issuable upon the conversion of 13,521 shares of series F preferred stock and (ii) 662,211 shares of our common stock issuable upon conversion of 5,408 shares of series F preferred stock that may be acquired by Halifax Fund, L.P. upon exercise of series F warrants. Jeffrey Devers, the managing member of the investment advisor and the managing member of the general partner of Halifax Fund, L.P., controls the investment and voting power of Halifax Fund, L.P. The street address of the named beneficial owner is 195 Maplewood Avenue Maplewood, NJ 07040.

(20)	The shares include 5,408 shares of series F preferred stock issuable upon exercise of series F warrants held by Halifax Fund, L.P.

(21)	The sole general partner of BayStar Capital, L.P., a Delaware limited partnership, is BayStar Management, LLC. The Investment Manager of BayStar International, Ltd., a British Virgin Islands corporation, is BayStar International Management, LLC. Both BayStar Management, LLC and Baystar International Management, LLC are owned equally by NorthBay Partners, LLC a Wisconsin limited liability company and MarinView Capital, LLC, a Delaware limited liability company. Michael Roth and Brian Stark share the investment and voting power of BayStar Capital, L.P. and BayStar International Ltd. The street address of the named beneficial owner is 1500 W. Market Street, Suite 200, Mequon, WI 53092.

(22)	The shares include (i) 1,380,138 shares of our common stock issuable upon the conversion of 11,271 shares of series F preferred stock and (ii) 662,211 shares of our common stock issuable upon conversion of 5,408 shares of series F preferred stock that may be acquired by BayStar Capital, L.P. upon exercise of series F warrants.

(23)	The shares include 5,408 shares of series F preferred stock issuable upon exercise of series F warrants held by Baystar Capital, L.P.

(24)	The shares include (i) 460,047 shares of our common stock issuable upon the conversion of 3,757 shares of series F preferred stock and (ii) 220,778 shares of our common stock issuable upon conversion of 1,803 shares of series F preferred stock that may be acquired by BayStar International Ltd. upon exercise of series F warrants.

(25)	The shares include 1,803 shares of series F preferred stock issuable upon exercise of series F warrants held by Baystar International Ltd.

(26)	The shares include (i) 1,103,767 shares of our common stock issuable upon the conversion of 9,014 shares of series F preferred stock and (ii) 441,556 shares of our common stock issuable upon conversion of 3,606 shares of series F preferred stock that may be acquired by Royal Wulff Ventures, LLC upon exercise of series F warrants. Robert E. Cook and Paula J. Brooks share the investment and voting power of Royal Wulff Ventures, LLC. The street address of the named beneficial owner is 572 Park Avenue, Park City, Utah 84060.

(27)	The shares include 3,606 shares of series F preferred stock issuable upon exercise of series F warrants held by Royal Wulff Ventures, LLC.

(28)	The shares include 358,950 shares of our common stock issuable upon exercise of a warrant. The street address of the named beneficial owner is 1480342 Ontario Inc., 55 York Street, Suite 1500, Toronto, Ontario M5J 1R7.

(29)	The shares include 388,400 shares issuable upon exercise of Presently Exercisable Options, 48,220 shares held by the James Daleen Irrevocable Trust and 1,804 shares held by Mr. Daleen’s wife. Mr. Daleen disclaims beneficial ownership of the shares held by the trust and his wife.

(30)	The shares include 93,955 shares issuable upon exercise of Presently Exercisable Options.

(31)	The shares include 241,687 shares issuable upon exercise of Presently Exercisable Options.

(32)	The shares include (i) 3,818,063 shares of our common stock owned by HarbourVest Partners V — Direct Fund L.P., (ii) 1,250,000 shares of our common stock issuable upon exercise of a warrant held by HarbourVest Partners V — Direct Fund L.P., (iii) 11,037,548 shares of our common stock issuable upon the conversion of 90,139 shares of series F preferred stock held by HarbourVest Partners VI — Direct Fund L.P., and (iv) 4,415,068 shares of our common stock issuable upon conversion of 36,056 shares of series F preferred stock that may be acquired upon exercise of series F warrants held by HarbourVest Partners VI — Direct Fund L.P. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(33)	The shares include 36,056 shares of series F preferred stock issuable upon exercise of series F warrants held by HarbourVest Partners VI — Direct Fund L.P. Mr. Nemirovsky disclaims beneficial ownership of these shares.

(34)	The shares include 620,669 shares of our common stock held by ABN AMRO Inc., 224,614 shares of our common stock held by I Eagle Trust and 41,394 shares of our common stock held by Burnham Capital, LLC. I Eagle Trust and Burnham Capital, LLC are affiliates of ABN AMRO Inc. Mr. Foreman is a managing director of ABN AMRO Inc. and therefore may be considered to share beneficial ownership of these shares.

(35)	The shares include 22,187 shares of our common stock issuable upon exercise of Presently Exercisable Options.

(36)	The shares include 50,973 shares of our common stock held by the Stephen Getsy Living Trust. Also includes 53,650 shares of our common stock issuable upon exercise of Presently Exercisable Options.

(37)	The shares include (i) 1,250,000 shares of our common stock issuable upon exercise of a warrant (ii) 11,037,548 shares of our common stock issuable upon the conversion of 90,139 shares of series F preferred stock, (iii) 4,415,068 shares of our common stock issuable upon conversion of 36,056 shares of series F preferred stock that may be acquired upon exercise of series F warrants and (iv) 799,879 shares issuable upon exercise of Presently Exercisable Options. See the preceding footnotes for an explanation of the beneficial ownership of such shares of common stock, series F preferred stock, series F warrants and Presently Exercisable Options.

(38)	The shares include 36,056 shares of series F preferred stock that may be acquired upon exercise of series F warrants. See footnote (32) above.

Executive Compensation

      Summary Compensation Table. The following table presents the total compensation for the three years ended December 31, 2001, for our chairman, president and chief executive officer and our four other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year and two additional persons, one of whom was an executive officer during 2001, and the other who is currently an executive officer, but neither of whom was serving as an executive officer at the end of the last fiscal year (collectively, the “named executive officers”).

					Long Term
					Compensation
		Annual Compensation
					Number of
				Other	Securities
				Annual	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Options		Compensation(2)

James Daleen	2001	$328,900	$—	—	410,000		$3,786	(3)
Chairman of the Board	2000	328,900	180,895	—	72,500		3,611	(3)
President and Chief	1999	286,000	214,500	—	125,000		2,587	(3)
Executive Officer
Steven Kim(4)	2001	$199,712	$—	—	245,000	(5)	$3,665	(6)
Former Executive Vice	2000	124,500	86,371	—	106,472	(5)	38,906	(6)
President of Products and	1999	—	—	—	—	(5)	—
Technologies
Jeanne Prayther(7)	2001	$151,625	$—	—	174,017		$3,063	(8)
Chief Financial Officer	2000	45,438	27,376	—	55,009		5,627	(8)
and Secretary (formerly	1999	—	—	—	—		—
Vice President of
Accounting and Finance)
David B. Corey(9)	2001	$253,000	$—	—	240,000	(10)	$175,266	(11)
Former President and	2000	253,000	123,338	—	48,500	(10)	3,611	(11)
Chief Operating Officer	1999	220,000	165,000	—	79,000	(10)	2,587	(11)
Stephen M. Wagman(12)	2001	$152,308	$20,769	—	180,000	(13)	$20,263	(14)
Former Chief Financial	2000	220,000	113,226	—	88,750	(13)	2,200	(14)
Officer, Treasurer and	1999	93,500	57,288	—	137,500	(13)	49,058	(14)
Secretary
David McTarnaghan(15)	2001	$175,000	$38,822	—	215,063		$3,786	(16)
Senior Vice President of	2000	$175,000	80,836	—	88,750		3,495	(16)
Sales	1999	$150,000	66,500	—	22,250		3,587	(16)

(1)	In accordance with the rules of the SEC, other compensation received in the form of perquisites and personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officers for such year.

(2)	All other compensation for each of the named executive officers includes, among other things, the dollar value of insurance premiums paid by Daleen with respect to term life insurance. There is no arrangement or understanding that any named executive officer or other officer has or will receive or be allocated an interest in any cash surrender value under any such policies.

(3)	All other compensation for Mr. Daleen in 1999 includes payment of $2,500 in 401(k) Plan matching contributions and $87 related to term life insurance premiums; in 2000 includes payment of $3,500 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2001 includes payment of $3,675 in 401(k) Plan matching contributions and $111 related to term life insurance premiums.

(4)	Mr. Kim commenced employment with Daleen on April 24, 2000. Mr. Kim’s employment with Daleen terminated effective May 31, 2002.

(5)	Mr. Kim’s options expired 90 days after his termination on May 31, 2002.

(6)	All other compensation for Mr. Kim in 2000 includes payment of $38,850 in relocation costs and $56 related to term life insurance premiums; and in 2001 includes payments of $3,554 in 401(k) Plan matching contributions and $111 related to term life insurance premiums.

(7)	Ms. Prayther commenced employment with Daleen on June 20, 2000.

(8)	All other compensation for Ms. Prayther in 2000 includes payment of $5,000 in relocation costs, $581 in 401(k) Plan matching contributions and $46 related to term life insurance premiums; and in 2001 includes payment of $2,952 in 401(k) Plan matching contributions and $111 related to term life insurance premiums.

(9)	Mr. Corey resigned as president and chief operating officer and as a director of Daleen effective on December 31, 2001.

(10)	Mr. Corey’s options expired 90 days after his resignation on December 31, 2001.

(11)	All other compensation for Mr. Corey in 1999 includes payment of $2,500 in 401(k) Plan matching contributions and $87 related to term life insurance premiums; in 2000 includes payment of $3,500 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2001 includes payment of $171,480 in relocation costs, $3,675 in 401(k) Plan matching contributions and $111 related to term life insurance premiums.

(12)	Mr. Wagman resigned as chief financial officer of Daleen effective on August 31, 2001.

(13)	Mr. Wagman’s options expired 90 days after his resignation on August 31, 2001.

(14)	All other compensation for Mr. Wagman in 1999 includes payment of $48,611 in relocation costs, $401 in 401(k) Plan matching contributions and $46 in term life insurance premiums; in 2000 includes payment of $2,089 in 401(k) Plan matching contributions and $111 related to term life insurance premiums; and in 2001 includes payment of $16,772 in unused vacation, $3,417 in 401(k) Plan matching contributions and $74 related to term life insurance premiums.

(15)	Mr. McTarnaghan became a named executive officer in June 2002.

(16)	All other compensation for Mr. McTarnaghan in 1999 includes $2,500 in 401(k) Plan matching contributions and $87 related to term life insurance premiums; in 2000, includes $3,384 in 401(k) matching contributions and $111 related to term life insurance premiums; in 2001, includes $3,675 in 401(k) matching contributions and $111 related to term life insurance premiums.

Option Grants in Last Fiscal Year

      The following table sets forth all individual grants of stock options during the year ended December 31, 2001, to each of the named executive officers:

						Potential Realizable Value at
	Number of	Percent of				Assumed Annual Rates of
	Securities	Total Options				Stock Price Appreciation for
	Underlying	Granted to	Exercise or			Option Term(1)
	Option	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	Per Share	Date		5%	10%

James Daleen	60,000	1.46%	$1.88	1/10/11		$70,939	$179,774
	250,000	6.09	0.88	7/18/11		138,357	350,623
	50,000	1.22	0.35	12/31/11		11,006	27,890
	50,000	1.22	0.35	12/31/11		11,006	27,890
Steven Kim	30,000	0.73%	$1.88	8/29/02	(2)	—	—
	22,625	0.55	0.85	8/29/02	(2)	—	—
	127,375	3.10	0.88	8/29/02	(2)	—	—
	16,250	0.40	0.35	8/29/02	(2)	—	—
	48,750	1.19	0.35	8/29/02	(2)	—	—
Jeanne Prayther	10,017	0.24%	$1.88	1/10/11		$11,843	$30,013
	21,625	0.53	0.85	4/27/11		11,560	29,295
	77,375	1.89	0.88	7/18/11		42,821	108,518
	16,250	0.40	0.35	12/31/11		3,577	9,064
	48,750	1.19	0.35	12/31/11		10,731	27,193
David B. Corey	40,000	0.98%	$1.88	3/31/02	(3)	—	—
	7,542	0.18	0.85	3/31/02	(3)	—	—
	15,083	0.37	0.85	3/31/02	(3)	—	—
	177,375	4.32	0.88	3/31/02	(3)	—	—
Stephen M. Wagman	30,000	0.73%	$1.88	11/29/01	(4)	—	—
	7,542	0.18	0.85	11/29/01	(4)	—	—
	15,083	0.37	0.85	11/29/01	(4)	—	—
	127,375	3.11	0.88	11/29/01	(4)	—	—
David J. McTarnaghan	25,063	1.33%	$1.88	1/10/11		$29,633	$75,095
	22,625	1.20	0.85	4/27/11		12,094	30,650
	102,375	5.45	0.88	7/28/11		56,657	143,580
	16,250	0.86	0.35	12/31/11		3,577	9,064
	48,750	2.59	0.35	12/31/11		10,731	27,193

(1)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the fair market value per share on the date of grant and assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are mandated by the rules of the SEC and are not intended to forecast future appreciation of our stock price. The potential realizable value computation is net of the applicable exercise price, but does not take into account federal or state income tax consequences and other expenses of option exercises or sales of appreciated stock. Actual gains, if any, are dependent upon the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation in this table can be achieved. This table does not take into account any appreciation in the price of our common stock to date.

(2)	Mr. Kim’s employment was terminated effective on May 31, 2002. His options expired 90 days after such termination.

(3)	Mr. Corey resigned from Daleen effective on December 31, 2001. His options expired 90 days after such resignation.

(4)	Mr. Wagman resigned from Daleen effective on August 31, 2001. His options expired 90 days after such resignation.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

      The following table summarizes the number of shares and value realized by each of the Named Executive Officers upon the exercise of options and the value of the outstanding options held by the Named Executive Officers at December 31, 2001:

			Number of		Value of
			Securities Underlying		Unexercised
			Unexercised Options		In-the-Money Options
	Shares		at Fiscal Year-End		at Fiscal Year-End(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

James Daleen	—	—	204,431	558,010	—	—
Steven Kim(3)	—	—	26,618	324,854	—	—
Jeanne Prayther	—	—	13,752	215,274	—	—
David B. Corey(4)	—	—	262,376	339,501	—	—
Stephen M. Wagman(5)	—	—	—	—	—	—
David J. McTarnaghan	—	—	112,060	309,003	—	—

(1)	Amounts disclosed in this column do not reflect amounts actually received by the Named Executive Officers but are calculated based on the difference between the fair market value on the date of exercise of the options and the exercise price of the options. The Named Executive Officers will receive cash only if and when they sell the common stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of our common stock at the time of such sale.

(2)	Based on the fair market value of our common stock as of December 31, 2001 of $0.35 per share as reported on the Nasdaq Stock Market, less the exercise price payable upon exercise of such options.

(3)	Mr. Kim’s options expired 90 days after his termination on May 31, 2002.

(4)	Mr. Corey’s options expired 90 days after his resignation on December 31, 2001.

(5)	Mr. Wagman’s options expired 90 days after his resignation on August 31, 2001.

Employment Agreements

      We entered into an amended and restated employment agreement with James Daleen, our chairman, president and chief executive officer, on September 20, 2002. The agreement will terminate when either party notifies the other of its intent to terminate the employment agreement. The employment agreement provides for a base salary to be determined by our compensation committee which may be increased annually, but not decreased. Mr. Daleen’s base salary was $328,900 in 2001 and is $328,900 in 2002, pursuant to a previous employment agreement and his current employment agreement. Mr. Daleen may also receive an annual bonus to be determined by our compensation committee, with the annual bonus targeted at 50% of Mr. Daleen’s base salary. See “Interests of Certain Persons in the Transactions — James Daleen” on page 46 of this proxy statement for description of Mr. Daleen’s severance payment in the event of his termination without cause.

      We entered into an employment agreement with Jeanne Prayther on June 9, 2000, which was amended on August 22, 2001 when Ms. Prayther became our chief financial officer and secretary, and further amended on October 7, 2002. Ms. Prayther’s base salary for 2001 was $149,500, was increased to $174,500 on November 19, 2001 and is $174,500 in 2002. See “Interests of Certain Persons in the Transactions — Jeanne Prayther” on page 46 of this proxy statement for description of the terms of Ms. Prayther’s amendment of October 7, 2002.

      Effective May 14, 2002, Steven R. Kim was terminated as an employee and as our executive vice president of products and technologies and we entered into a severance and release agreement effective on such date. Under the terms of such agreement, we paid Mr. Kim $50,000 in severance.

      In June 1998 we entered into an employment agreement, as amended on October 7, 2002, with David J. McTarnaghan, our senior vice president of sales and an executive officer of our subsidiary, Daleen Australia Pty Limited. The agreement can be terminated by either party at any time. Mr. McTarnaghan’s base salary was $175,000 in 2001 and is $175,000 in 2002. See “Interests of Certain Persons in the Transactions — David J. McTarnaghan” on page 46 of this proxy statement for a description of Mr. McTarnaghan’s amendment of October 7, 2002.

      Our executive officers and some of our other employees have signed invention assignment and confidentiality agreements as well as non-compete agreements. Under the invention assignment and confidentiality agreement, these individuals have assigned to us all of their copyrights, trade secrets and patent rights that relate to our business. Under the terms of the non-compete agreement, each of these individuals has agreed not to compete, directly or indirectly, with us in the billing and customer care industry during the term of their employment and for six months after termination of employment. Each also has agreed not to solicit our customers or employees, directly or indirectly, during the period of employment and for one year following termination of employment.

      Effective December 31, 2001, David B. Corey resigned as an employee and as a director of Daleen and we entered into a severance and release agreement with Mr. Corey effective on such date. Under the terms of the severance and release agreement, Mr. Corey is entitled to severance in the amount of twelve months base salary. During the severance period, Mr. Corey may not directly or indirectly engage in any conduct in direct competition with the business of Daleen.

      Effective August 31, 2001, Stephen Wagman resigned as an employee and as chief financial officer, treasurer and secretary of Daleen. The non-compete clause of Mr. Wagman’s employment agreement was waived and no severance arrangements were part of his resignation.

Stock Option and Other Compensation Plans

      Long-Term Incentive Compensation Plan. Our board of directors has approved, and submitted for approval of our stockholders in this proxy statement, the Long-Term Incentive Compensation Plan. For a description of the terms of the Long-Term Incentive Compensation Plan, see “Proposal 2 — Other Terms of the Investment Agreement — Long-Term Incentive Compensation Plan” beginning on page 72 of this proxy statement.

      2001 Broad-Based Stock Incentive Plan. We established the 2001 Broad-Based Stock Incentive Plan (“2001 Broad-Based Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. Pursuant to rules of The Nasdaq Stock Market, the 2001 Broad-Based Plan, as approved by the board of directors, must issue more than a majority of the eligible options under the 2001 Broad-Based Plan to non-management employees. We have reserved 2,000,000 shares of common stock for issuance under the 2001 Broad-Based Plan. As of December 31, 2001, options to purchase an aggregate of 1,802,750 shares of common stock were outstanding under the 2001 Broad-Based Plan and no shares of common stock have been issued upon exercise of options under the 2001 Broad-Based Plan. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or more of the outstanding shares of capital stock into another security, and a participant is terminated for any reason other than for cause or if a participant is terminated as a result of constructive discharge, then the vesting schedule of each option grant for such participant will accelerate by two years. The vesting period for the options granted under the 2001 Broad-Based Plan is at the discretion of the board of directors. The vesting period for the options issued in 2001 under the 2001 Broad-Based Plan range from two to four years.

      Amended & Restated 1999 Stock Incentive Plan. We established the Amended & Restated 1999 Stock Incentive Plan (“1999 Plan”) to promote our interests by providing employees and key persons the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. We have reserved 8,790,145 shares of common stock for issuance under the 1999 Plan. As of December 31, 2001, options to purchase an aggregate of 2,818,542 shares of common stock were outstanding under the 1999 Plan and 181,937 shares of common stock have been issued upon exercise of options granted under the 1999 Plan. If we sell 80% or more of our capital stock or assets, or if we agree to convert 80% or more of the outstanding shares of capital stock into another security, then the vesting schedule of each option grant will accelerate by two years.

      Prior Stock Option Plans. We adopted six other stock option plans between 1994 and 1998. Some of these plans provided for incentive stock options within the meaning of Subsection 422 of the Internal Revenue Code while others provided for non-qualified stock options.

	Shares
	Authorized
	for Issuance		Contractual Life
	Under Plan	Vesting Period	of Options

1994 Plan	125,000	100% upon grant	5 years from grant
1995 Plan	200,000	100% upon grant	5 years from grant
1996 Plan	400,000	100% upon grant	5 years from grant
1997 Plan	200,000	33.3% each year for first three years from grant	5 years from grant
1998 Plan	500,000	23% to 50% per year beginning one year from grant	5 years from grant
1998 ISO Plan	1,600,000	25% each year for first four years from grant	5 years from grant
1999 Plan	8,790,145	25% each year for first four years from grant	10 years from grant
2001 Broad-Based Plan	2,000,000	Discretion of the Board of Directors	10 years from grant

(1)	The board of directors is permitted to establish alternative vesting schedules under the 1999 Plan and the 2001 Broad-Based Plan.

(2)	The options issued in 2001 under the 2001 Broad-Based Plan have a vesting period of two years from grant.

      As of December 31, 2001, options to purchase an aggregate of 5,740,532 shares of common stock were outstanding under all the plans at a weighted average exercise price of $5.33 per share and 1,148,116 shares of common stock have been issued upon exercise of options granted under these plans. We are not authorized to issue any more options or other awards under any of these plans except the 2001 Broad-Based Plan and the 1999 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table outlines our securities authorized for issuance under equity compensation plans as of December 31, 2001.

			Number of
	Number of Securities	Weighted Average	Securities Remaining
	to be Issued Upon	Exercise Price	Available for Future
	Exercise of Outstanding	of Outstanding	Issuance Under Equity
	Options, Warrants	Options, Warrants	Compensation Plans,
Plan Category	and Rights	and Rights	Warrants and Rights

Equity compensation plans approved by security holders	4,550,622	$5.80	6,116,322
Equity compensation plans not approved by security holders	1,118,177	3.22	965,027

Total	5,668,799	$5.29	7,081,349

Limitation of Liability and Indemnification of Officers and Directors

      Our Certificate of Incorporation, as amended, provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted under Delaware law.

Our Certificate of Incorporation, as amended, provides that our directors will not be personally liable to Daleen or any stockholder for monetary damages for breach of fiduciary duty as a director, except if the director:

•	is liable under Section 174 of the Delaware General Corporation Law;

•	has breached the director’s duty of loyalty to us or our stockholders;

•	has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or

•	has derived an improper personal benefit.

      If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law.

      We maintain a directors’ and officers’ liability insurance policy.

Compensation Committee Interlocks and Insider Participation

      The following non-employee directors were the members of our compensation committee of the board of directors during 2001: Messrs. Getsy, the chairman, Ms. Hilbert and Mr. Nemirovsky. Ms. Hilbert replaced Neil E. Cox as a member of the compensation committee after Mr. Cox’s retirement from the board of directors in February 2001. Ms. Hilbert resigned from the board of directors in October 2002. None of the members of the compensation committee is an executive officer of Daleen.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

      The compensation committee of our board of directors has furnished the following report on executive compensation in accordance with the rules and regulations of the SEC. This report outlines the duties of the compensation committee with respect to executive compensation, the various components of our compensation program for executive officers and other key employees, and the basis on which the 2001 compensation was determined for our executive officers.

      The compensation committee of the board of directors is responsible for establishing compensation levels for our executive officers, including the annual bonus plan for executive officers and for administering our stock option plans. The compensation committee’s overall objective is to establish a compensation policy that will (i) attract, retain and reward executives who contribute to achieving our business objectives; (ii) motivate executives to obtain these objectives; and (iii) align the interests of executives with those of our long-term investors. We compensate executive officers with a combination of salary and incentives designed to focus their efforts on maximizing both our near-term and long-term financial performance. In addition, our compensation program rewards individual performance that furthers our goals. The executive compensation program includes the following: (i) base salary; (ii) incentive bonuses; (iii) long-term equity incentive awards in the form of stock option grants; and (iv) other benefits. Each executive officer’s compensation package is designed to provide an appropriately-weighted mix of these elements which cumulatively provide a level of compensation roughly equivalent to that paid by companies of similar size and complexity.

Compensation of Executive Officers Generally

      Base Salary. Base salary levels for each of our executive officers, including the chief executive officer, are generally set within a range of base salaries that the compensation committee believes are paid to similar executive officers at companies deemed comparable based on the similarity in revenue level, industry segment and competitive employment market to Daleen. In addition, the compensation committee generally takes into account our past financial performance and future expectations, as well as the performance of the executives and changes in the executives’ responsibilities.

      In 2002, the compensation committee determined that no annual salary increases would be provided to the executive officers.

      Incentive Bonuses. The compensation committee recommends the payment of bonuses to provide an incentive to executive officers to be productive over the course of each fiscal year. These bonuses are awarded only if we and the executives achieve or exceed certain pre-established performance objectives. In 2001, there were no bonuses paid to executives. In 2002, incentive bonuses, if paid, will be based on our achievement of pre-established performance objectives.

      Retention Bonuses. Retention bonus agreements are used to provide additional financial incentive to retain key executives whose contributions are critical to us. The agreements generally provide for a bonus to be paid on each of two retention dates six months and one year from the date of the agreement. In the event of termination resulting in severance benefits, the executive is entitled to a prorated portion of the retention bonus. In 2001, two agreements were executed.

      Equity Incentives. We use stock options for payment of long-term compensation to provide a stock-based incentive to improve our financial performance and to assist in the recruitment, retention and motivation of professional, managerial and other personnel. Generally, stock options are granted to executive officers from time to time based primarily upon the individual’s actual and/or potential contributions to us and our financial performance. Stock options are designed to align the interests of our executive officers with those of its stockholders by encouraging executive officers to enhance our value, the price of the common stock, and hence, the stockholders’ return. In addition, the vesting of stock options over a period of time is designed to create an incentive for the individual to remain with us. Generally, ongoing option grants occur at year-end and in connection with promotions or an executive’s acceptance of significant new and additional responsibilities. During the fiscal year ended December 31, 2001, we granted options to purchase an aggregate of 799,080 shares of common stock to our current executive officers.

      Other Benefits. Benefits offered to our executive officers are provided to serve as a safety net of protection against the financial catastrophes that can result from illness, disability, or death. Benefits offered to our executive officers are substantially the same, other than participation in the LTIP, as those offered to all of our regular employees. While the LTIP allows for grants to be made to any employee, at the discretion of our board of directors, it is currently contemplated that only management, including executive officers, will participate. In January 1994, we established a tax-qualified deferred compensation 401(k) Savings Plan (the “401(k) Plan”) covering all of our eligible full-time employees. Under the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 25% of their annual compensation subject to a statutory maximum. In 2000, our matching contribution was changed to 35% up to the first 8% contributed under the 401(k) Plan. In 2001, we continued to provide additional matching contributions in the amount of 35% up to the first 8% contributed under the 401(k) Plan. The matching contributions were discontinued effective July 1, 2002. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code so that the contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us will be deductible by us when made.

Compensation of the Chief Executive Officer

      The compensation committee annually reviews the performance and compensation of the chief executive officer based on the assessment of his past performance and its expectation of his future contributions to our performance. James Daleen has served as our chief executive officer since our founding in 1989. In 2001, Mr. Daleen’s base salary was set at $328,900. The compensation committee believes the compensation paid to Mr. Daleen was reasonable.

Policy with Respect to Qualifying Compensation for Deductibility

      Section 162(m) of the Internal Revenue Code imposes a limit on tax deductions for annual compensation (other than performance-based compensation) in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. We have not established a policy with regard to Section 162(m) of the Code, since Daleen has not and does not currently anticipate paying cash compensation in excess of one million dollars per annum to any employee. None of the compensation paid by us in 2001 was subject to the limitations on deductibility. The Board of Directors will continue to assess the impact of Section 162(m) on its compensation practices and determine what further action, if any, is appropriate.

Compensation Committee

Stephen J. Getsy, Chairman
Ofer Nemirovsky

Compensation of Directors

      Prior to October 25, 2002, we did not provide any cash compensation to our directors although we have reimbursed our directors for reasonable expenses incurred in connection with attendance at board and committee meetings. Additionally, we have granted to our directors options to purchase shares of our common stock as described below. On October 25, 2002, our board of directors adopted a new policy with respect to the compensation of each of our directors who is not an officer, employee or consultant (a “qualified director”). Our director compensation policy is described below.

Option Awards

      Prior to October 25, 2002, it was our policy that non-employee directors who are not employed by venture capital firms with investments in us are eligible to receive options to purchase our common stock under our 1999 Plan and our 2001 Broad-Based Plan. We previously issued to these non-employee directors options to purchase 50,000 shares of common stock upon initial election to our board of directors or their becoming otherwise eligible for the option grant and 15,000 options per year thereafter. The disinterested members of our board of directors determined the vesting schedule for options granted to non-employee directors. During 2001, we granted the following options to certain members of the board of directors:

	Number of
	Shares
Name of Director	Granted

Paul G. Cataford	57,500	(1)
Paula J. Hilbert	80,000	(2)
Stephen J. Getsy	80,000	(3)

(1)	Mr. Cataford was issued 50,000 options to purchase common stock due to him becoming an independent director. In addition, he was granted 7,500 options as a portion of his yearly grant due to him becoming eligible for options in mid-year.

(2)	Ms. Hilbert was issued 15,000 options in January 2001 for the 2000 yearly grant, 50,000 options in July 2001 as a special grant issued to all employees and eligible directors and 15,000 options in December 2001 for the 2001 yearly grant. Ms. Hilbert resigned as a director in October 2002. These options will expire 90 days from her date of resignation.

(3)	Mr. Getsy was issued 15,000 options in January 2001 for the 2000 yearly grant, 50,000 options in July 2001 as a special grant issued to all employees and eligible directors and 15,000 options in December 2001 for the 2001 yearly grant.

      Under the new policy, as soon as possible after the closing of the transactions, we will grant to each qualified director, including qualified directors elected after the closing of the transactions, options for the purchase of 250,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Additionally, on an annual basis thereafter we will grant to the qualified directors options to purchase an additional 25,000 shares of our common stock. The options will be granted under our existing stock incentive plans and will vest in accordance with our previous grants of options to directors. We will not grant options to Mr. Daleen during the period that he is serving as a consultant to us. However, it is anticipated that Mr. Daleen will become a qualified director and be eligible for the initial grant of options as well as the annual grants and the cash compensation described below upon the termination of his consulting agreement with us.

Annual Retainer

      Effective on October 25, 2002, each qualified director receives an annual retainer of $25,000, plus $1,500 for each committee that he serves as chairman, for his services as a director. We pay the annual retainer on a quarterly basis. Mr. Daleen is not entitled to cash compensation as a director until the expiration of his consulting agreement, at which time he will become a qualified director. Once he becomes a qualified director, he will be entitled to a pro rata portion of the annual retainer and an additional $1,500 annual retainer for serving as chairman of the board of directors.

Meeting Fees

      Effective beginning on October 25, 2002, each qualified director receives $1,200 for attendance at each regular meeting of the board of directors and $1,000 for attendance at each special meeting of the board of directors (if the special meeting lasts one hour or more). Additionally, each qualified director receives $500 for each committee meeting attended, or $750 for the chairman of the committee; provided, however that we do not pay fees for attendance at committee meetings that occur on the same day as a meeting of the board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder requires our directors, executive officers and persons who own beneficially more than 10% of our common stock and persons who own beneficially more than 10% of our series F preferred stock to file reports of ownership and changes in ownership of such stock with the SEC. Based solely upon a review of such reports, we believe that all our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements during the last fiscal year, with the exception of one late filing of a Form 3 by Jeanne Prayther, our chief financial officer and secretary.

STOCK PERFORMANCE GRAPH

      The following graph presents our total stockholder return of an investment of $100 in cash on October 1, 1999(1) for (i) our common stock, (ii) the Nasdaq Stock Market — U.S. Index (the “Nasdaq Index”)(2), and (iii) the Nasdaq Computer & Data Processing Services Stocks represented by companies in SIC code 737 (the “Computer & Data Processing Index”)(2). All values and returns assume reinvestment of the full amount of all dividends.

Comparison of Cumulative Total Return

For the Period From 10/1/99 Through 12/31/01
Among Daleen Technologies, Inc., the Nasdaq Index and
the Computer & Data Processing Index

(1)	We completed the initial public offering of our common stock on October 1, 1999. Our 2001 fiscal year ended December 31, 2001. This “Performance Graph” assumes that $100 was invested on October 1, 1999 in our common stock at our initial public offering price of $12.00 per share and at the closing sales price for each index on that date. No cash dividends have been declared on our common stock. Stockholder returns over the indicated periods should not be considered indicative of future stockholder returns.

(2)	The Nasdaq Index and the Computer & Data Processing Index are calculated by the Center for Research in Securities Prices.

      The information presented in the graph above was obtained by us from outside sources we consider to be reliable, but has not been independently verified by us.

      The graph shown above plotted using the following data:

	10/1/99	12/31/99	3/31/00	6/30/00	9/29/00	12/29/00	3/31/01	6/30/01	9/30/01	12/31/01

Daleen Technologies, Inc.	$100.00	$182.29	$171.35	$128.65	$123.44	$31.25	$9.08	$6.83	$3.50	$2.92
Nasdaq Index	100.00	148.28	166.41	144.68	133.13	89.22	66.46	78.05	54.13	70.44
Computer and Data
Processing Index	100.00	169.38	167.49	136.84	126.63	78.34	53.72	65.60	40.86	59.31

      The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the

Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SELECTED FINANCIAL DATA OF ABILITI

      You should read the following selected financial data in conjunction with Abiliti’s financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abiliti” included elsewhere in this proxy statement. The following selected financial data concerning Abiliti for and as of the end of each of the years in the five-year period ended December 31, 2001, are derived from the audited financial statements of Abiliti. The selected financial data as of June 30, 2002 and for the six months ended June 30, 2001 and 2002 are derived from Abiliti’s unaudited financial statements. The selected financial data is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included elsewhere in this proxy statement. The audited financial statements of Abiliti as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001 are included elsewhere in this proxy statement.

ABILITI SOLUTIONS, INC.

SELECTED FINANCIAL DATA

						Six Months Ended
	Years Ended December 31,					June 30,

	1997	1998	1999	2000	2001	2001	2002

	(In thousands except per share data)
Revenue:
License fees	$800	$3,138	$1,530	$1,305	$1,200	$875	$210
Professional services and other	1,051	5,408	5,449	5,091	4,010	2,378	1,178
Billing ASP	2,097	3,228	4,931	7,532	9,859	5,321	4,479

Total revenue	3,948	11,774	11,910	13,928	15,069	8,574	5,867

Cost of revenue:
License fees	—	—	145	—	—	—	—
Professional services and other	599	3,614	4,897	2,735	3,383	2,102	596
Billing ASP	1,485	1,280	1,036	4,045	1,414	777	218

Total cost of revenue	2,084	4,894	6,078	6,780	4,797	2,879	814

Gross margin	1,864	6,880	5,832	7,148	10,272	5,695	5,053
Operating expenses:
Sales and marketing	211	994	2,340	2,272	1,595	1,018	597
Research and development	1,373	1,103	11,517	7,529	3,142	1,773	2,048
General and administrative	2,675	3,947	7,948	8,544	7,497	4,664	2,719
Restructuring charges	—	—	—	—	362	159	—

Total operating expenses	4,259	6,044	21,805	18,345	12,596	7,614	5,364

Operating (loss) income	(2,395)	836	(15,973)	(11,197)	(2,324)	(1,919)	(311)
Interest income	10	96	560	204	76	43	6
Interest expense	—	—	(88)	(3,837)	(4,847)	(1,899)	(782)

Income (loss) before taxes	(2,385)	932	(15,501)	(14,830)	(7,095)	(3,775)	(1,087)
Income tax expense (benefit)	(331)	—	—	—	—	—	—

Net Income (loss)	$(2,054)	$932	$(15,501)	$(14,830)	$(7,095)	$(3,775)	$(1,087)

	As of December 31,					As of June 30,

	1997	1998	1999	2000	2001	2001	2002

	(In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents	$1,227	$18,047	$2,764	$523	$1,645	$1,776	$664
Total assets	4,096	22,344	10,510	6,342	5,959	8,112	4,323
Notes payable	320	—	—	6,722	12,000	9,990	12,000
Current portion of long-term debt and obligations under capital leases	—	—	450	629	557	676	328
Long-term debt and obligations under capital leases, less current portion	—	—	945	7,344	12,190	12,383	12,081
Stockholders’ (deficit) equity	$2,633	$17,574	$4,762	$(6,306)	$(11,250)	$(7,930)	$(12,337)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF ABILITI

      The following Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abiliti should be read in conjunction with Abiliti’s financial statements for the years ended December 31, 2000 and 2001 and the related notes included elsewhere in this proxy statement.

Overview of Business Operations

      General. Abiliti develops BREM&CC software that allows communication providers to rate events, bill and invoice. Abiliti’s billing solution addresses all three of these steps and consists of three major subsystems: Simpliciti.net, Rate IT, and NetworkStrategies. Abiliti’s billing products are available separately or as an integrated suite, through either the purchase of a software license for use at the customer’s location, or as a hosted integrated solution through Abiliti’s billing ASP model, Billing Central.

      Abiliti was founded in 1987 as an engineering consulting firm focused on telecommunications. In the early 1990’s, Abiliti began to do extensive work in the billing and customer care area, and that quickly became Abiliti’s sole focus. In addition to custom development of BREM&CC solutions, Abiliti provided outsourced services to its customers.

      Certain Recent Developments. In connection with the October 2002 Restructuring, Abiliti reduced its workforce by 13 employees. The employee terminations included employees in substantially all of Abiliti’s employee groups. Abiliti anticipates that its expenses in connection with the 2002 Restructuring will total approximately $138,000.

      Revenue. Abiliti generates revenue by licensing its software systems, providing support and professional services for those systems and by providing outsourced billing services. Generally, license agreements are entered into for a perpetual term by charging a one-time license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. Abiliti recognizes license revenue when there is persuasive evidence of an agreement, the software has been shipped, collectibility is probable, payment terms are normal and customary and Abiliti has no further significant obligations. When license payment terms are not normal and customary, the related revenue is recognized as the payments become due. When uncertainties exist relating to any of these criteria, the revenue is recognized upon resolution of the uncertainty or when payment is received.

      Abiliti’s software license fees have principally resulted from direct sales to customers and it expects that direct sales will continue to represent its principal selling method in the future. In addition to internally generated leads, Abiliti relies on third parties such as business process improvement consultants and complementary software application providers to provide leads for potential new customers.

      The sales cycle for Abiliti’s products is typically six to 12 months. Software license revenues for a particular period are substantially dependent on orders received in that period. Abiliti has experienced, and expects to continue to experience, significant variation in the size of individual licensing transactions. Generally, Abiliti ships its software products within a few days after receipt of an agreement therefore it typically does not have a material backlog of unfilled software orders and license revenue in any quarter is substantially dependent on orders received and shipped in that quarter. Consequently, substantially all of its license revenue in each quarter results from contracts entered into in that quarter. Accordingly, Abiliti does not maintain a significant backlog, except for professional services and maintenance and support.

      Abiliti provides outsourced billing services (billing ASP) that integrate both Rate IT and NetworkStrategies into a unified billing ASP solution. Abiliti hosts its own applications, in its own data center, where each customer is serviced by dedicated equipment. Billing ASP revenue consists of monthly processing fees generated from Abiliti’s billing ASP operation. The recurring revenue from bill processing is recognized as the related services are rendered and are billed monthly based on transaction volume processed or percentage of revenue billed on behalf of customers. In addition, billing ASP customers generate set-up and implementation fees, which are recorded as professional service revenue.

      Abiliti provides professional services, including systems implementation and integration assistance, consulting and training, which are available under services agreements and contracted for separately from license agreements or monthly billing ASP services. These services are not essential to the functionality of the software. These services are generally performed on a time and materials basis. Professional services revenue is recognized as the services are performed and the customer has a contractual obligation to pay, provided the fee is nonrefundable. Additionally, Abiliti provides telephone support and maintenance for its software systems under support agreements. These agreements provide unspecified software upgrades and technical support over a specified term, which is typically 12 months, and renewable on an annual basis. Support contracts typically are paid in advance, and revenues from these contracts are deferred and recognized ratably over the term of the agreement.

      Abiliti’s revenue stream, particularly its license revenue stream, has been and continues to be strongly impacted by the current weak economic environment. In the current economic environment, many companies have severely reduced or postponed their capital spending activities. In addition, when companies are able to pursue the licensing of Abiliti’s products, it is experiencing lengthened sales cycles due to companies taking additional time to assess and prioritize purchases, as well as requiring additional approvals for such purchases. Abiliti believes that these companies still consider its solutions to be important, however, the reduced spending and delays have had the effect of slowing the market acceptance of Abiliti’s relatively new products. Abiliti believes that future software license fees, and the ability to predict future software license revenues, will be negatively impacted as long as companies continue to constrain their software licensing activities.

      Cost of License Revenue. Cost of license revenue consists of sales commissions paid to Abiliti’s direct sales force personnel.

      Cost of Professional Services Revenue. Cost of professional services revenue consists of salaries and related costs for support and services personnel, payments to third-party consultants and other direct costs incurred in providing customer support, implementation, consulting and training.

      Cost of Billing ASP Revenue. Cost of billing ASP revenue consists of salaries and related costs for support and services personnel and other direct costs incurred in connection with the operation of Abiliti’s data center.

      Sales and Marketing. Sales and marketing expenses consist primarily of salaries, benefits, and bonuses for sales, marketing and partner management personnel, travel and entertainment, trade show and marketing program costs, promotional and related corporate overhead costs.

      Research and Development. Research and development expenses consist primarily of salaries, benefits and bonuses for software developers, product testing and benchmarking, management and quality assurance personnel, subcontractor costs and related corporate overhead costs. Research and development expenses include costs associated with the development of new products, enhancements to existing products and quality assurance activities. In accordance with Statement of Financial Accounting Standards No. 86, Abiliti expenses software development expenses as incurred until technological feasibility of the software is determined and the recovery of the cost can reasonably be expected, after which any additional costs are capitalized. To date, Abiliti has expensed all software development costs as incurred because development costs incurred subsequent to the establishment of technological feasibility have been minimal.

      General and Administrative. General and administrative expenses consist of salaries, stock-based compensation and related costs for administrative, finance, human resources and information technology personnel, information systems costs, outside professional service fees and other general costs and expenses.

      Depreciation and Amortization. Depreciation and amortization includes the depreciation of property and equipment and the amortization of capitalized lease equipment.

      Restructuring Charges. In January and July 2001, Abiliti implemented restructuring plans (the “2001 Restructurings”) that included reductions in employee headcount. In conjunction with these plans,

Abiliti recorded charges in the first and third quarters of 2001 in the amounts of $159,000 and $203,000, respectively, related to the termination of 67 employees.

Critical Accounting Policies and Use of Estimates

      Management’s Discussion and Analysis of Financial Condition and Results of Operations of Abiliti included in this proxy statement is based upon Abiliti’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Abiliti’s management to make estimates and assumptions. Abiliti bases these estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates. Abiliti believes the following critical accounting policies affect the most significant areas involving management’s judgments and estimates. In addition, please refer to Note 2 in Abiliti’s Notes to Financial Statements included elsewhere in this proxy statement for further discussion of Abiliti’s accounting policies.

      Revenue Recognition. Abiliti generates revenue by licensing its software systems and providing support and professional services for those systems. Revenue is accounted for in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, issued by the American Institute of Certified Public Accountants, as amended by SOP 98-4 and SOP 98-9, and SEC Staff Accounting Bulletin (“SAB”) 101, “Revenue Recognition in Financial Statements.” SOP 97-2 and SAB 101 provide guidance on applying generally accepted accounting principles in recognizing revenue.

      Abiliti generally licenses its software for a perpetual term by charging a license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. The license revenue is recognized when there is persuasive evidence of an agreement, the software has been shipped, collectibility is reasonably assured, payment terms are normal and customary and Abiliti has no further significant obligations. When license payment terms are not considered normal and customary, the related revenue is recognized as the payments become due. When uncertainties exist relating to any of these criteria, the revenue is recognized upon resolution of the uncertainty or when payment is received.

      Abiliti also provides support and maintenance for its software systems under support agreements. These agreements provide unspecified software upgrades and technical support over a specified term, which is typically 12 months and renewable on an annual basis. Support contracts typically are paid in advance, and revenues from these contracts are deferred and recognized ratably over the term of the agreement. Abiliti provides professional services, including systems implementation and integration assistance, consulting and training, which are available under services agreements and contracted for separately from license agreements. These services are not essential to the functionality of the software. These services are generally performed on a time and materials basis. Professional services revenue is recognized as the services are performed. Revenue from time and materials arrangements is recognized as the services are performed and the customer has a contractual obligation to pay, provided the fee is nonrefundable.

      When a customer purchases multiple software products, post-contract support and/or services in a single agreement, Abiliti allocates the total fee among each element of the agreement. The fee is recognized by deferring the fair value of all undelivered elements, as determined based on the vendor-specific objective evidence of fair value of the elements, and recognizing as revenue the balance of the arrangement fee as attributable to the delivered elements.

      Billing ASP revenue is recognized as the related services are rendered and are billed monthly based on transaction volume processed or percentage of revenue billed on behalf of customers.

      Allowance for Doubtful Accounts. Abiliti continuously monitors collections and payments from its customers and maintains allowances for doubtful accounts based upon its historical experience of write-offs of uncollectible accounts and any specific customer collection issues that have been identified. While such credit losses have historically been within management’s estimates, there can be no assurance that Abiliti will continue to experience the same level of credit losses that it has in the past. If the financial condition of any of Abiliti’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Changes in Abiliti’s assumptions and estimates could result in significantly different results than those recorded in its financial statements and would have the effect of reducing or increasing future profits in the period in which the estimate is revised.

      Software Development Costs. Abiliti accounts for software development costs under Statement of Financial Accounting Standards (“SFAS”) No. 86, “Accounting for Costs of Computer Software to Be Sold, Leased or Otherwise Marketed”. Under SFAS No. 86, the costs associated with software development are required to be capitalized after technological feasibility has been established. Based on Abiliti’s product development process, technological feasibility is generally established upon completion of the working model. Costs incurred by Abiliti between completion of the working model and the point at which the product is ready for general release are insignificant and, as a result, Abiliti has not capitalized any software development costs.

      Other Estimates. Abiliti’s financial statements include accruals and reserves for other liabilities incurred as a result of its normal ongoing operations. These accruals may require the use of estimates and judgment in regards to the ultimate liability. These estimates are based upon historical experience and on various other assumptions that Abiliti believes to be reasonable under the circumstances. Changes in Abiliti’s assumptions and estimates could result in significantly different results than those recorded in the financial statements and would have the effect of reducing or increasing future profits in the period in which the estimate is revised.

      Income Taxes. Abiliti recognizes deferred tax assets and liabilities for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to future years in which deferred tax assets or liabilities are expected to be settled or realized. Abiliti regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based upon historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, Abiliti has established a full valuation allowance against its deferred tax assets.

Results of Operations

      The following table sets forth selected statements of operations data expressed as a percentage of Abiliti’s total revenue for the respective periods. Abiliti’s historical operating results and the period-to-period comparisons are not necessarily indicative of the results for any future period.

	Six Months		Year Ended
	Ended June 30,		December 31,

	2002	2001	2001	2000

Revenue:
License fees	3.6%	10.2%	8.0%	9.4%
Professional services and other	20.1	27.7	26.6	36.6
Billing ASP	76.3	62.1	65.4	54.0

Total revenue	100.0	100.0	100.0	100.0

	Six Months		Year Ended
	Ended June 30,		December 31,

	2002	2001	2001	2000

Cost of revenue:
License fees	—	—	—	—
Professional services and other	10.2	24.5	22.5	19.6
Billing ASP	3.7	9.1	9.4	29.0

Total cost of revenue	13.9	33.6	31.9	48.6

Gross margin	86.1	66.4	68.1	51.4
Operating expenses:
Sales and marketing	10.2	11.9	10.6	16.3
Research and development	34.9	20.7	20.9	54.1
General and administrative	46.3	54.4	49.8	61.3
Restructuring charges	—	1.9	2.4	—

Total operating expenses	91.4	88.9	83.7	131.7

Operating loss	(5.3)	(22.5)	(15.6)	(80.3)
Interest income	0.1	0.5	0.5	1.5
Interest expense	(13.3)	(22.1)	(32.2)	(27.5)

Net loss	(18.5)%	(44.1)%	(47.3)%	(106.3)%

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

      Total Revenue. Total revenue, which includes license revenue, billing ASP and professional services, decreased $2.7 million, or 31.6%, to $5.9 million in the six months ended June 30, 2002, from $8.6 million for the same period in 2001. The reduction in revenue in 2002 is attributable to the decrease in the professional services and license fees revenues associated with the sale and implementation of a Simpliciti.net license in 2001. In addition, there was a decrease in billing ASP revenue as a result of customer attrition and a decrease in processing rates associated with a single customer’s billing ASP contract renewal.

      License Fees. Abiliti’s license fees are derived from licensing its software products. License fees decreased $665,000, or 76.0%, in the six months ended June 30, 2002, to $210,000, compared to $875,000 for the same period in 2001. This decrease was primarily due to the recognition of license revenue for a Simpliciti.net license implementation in the first half 2001. License revenue in 2002 represents license fees recognized over the contractual payment terms resulting from the signing of a significant contract with a single customer in the last half of 2001. License fees constituted 3.6% of total revenue in the six months ended June 30, 2002, compared to 10.2% in the same period in 2001.

      Billing ASP. Billing ASP revenue decreased $842,000, or 15.8%, in the six months ended June 30, 2002, to $4.5 million compared to $5.3 million for the same period in 2001. This decrease was due to the completion of the contracts with three billing ASP customers in 2002 and a decrease in processing rates negotiated in connection with a significant customer’s contract renewal. Billing ASP revenue constituted 76.3% of total revenue in the six months ended June 30, 2002, compared to 62.1% in the same period in 2001.

      Professional Services. Abiliti’s professional services revenue consist of revenue from professional consulting services, training, maintenance and support, all related to the software products Abiliti develops and licenses. Professional services are billed on a time and materials basis. Professional services decreased $1.2 million, or 50.4%, in the six months ended June 30, 2002, to $1.2 million, compared to $2.4 million in the same period in 2001. The decrease was due to a decrease in product implementations and customer requested enhancements. Professional services constituted 20.1% of total revenue in the six months ended June 30, 2002, compared to 27.7% for the same period in 2001.

      Total Cost of Revenue. Total cost of revenue decreased $2.1 million, or 71.7%, to $814,000 in the six months ended June 30, 2002 from $2.9 million in the same period in 2001. Total cost of revenue includes cost of license fees, billing ASP and professional services. These components include the cost of direct labor, benefits, overhead and materials associated with the fulfillment of the license products, processing of billing ASP activities, and customer enhancement requests. These costs decreased due to Abiliti’s cost reduction measures taken in the July 2001 restructuring and the reduction in labor associated with the professional services revenue. The cost reductions included a decrease in personnel and other overhead costs. Overall, total cost of revenue as a percentage of total revenue decreased to 13.9% in the six months ended June 30, 2002, compared to 33.6% in the same period in 2001.

      Sales and Marketing. Sales and marketing expenses decreased $421,000, or 41.3%, to $598,000 in the six months ended June 30, 2002, from $1.0 million for the same period in 2001. These costs decreased as a result of a decrease in our trade show presence, as well as the cost reduction measures taken with the July 2001 restructuring. As a percentage of revenue, sales and marketing expenses decreased to 10.2% in the six months ended June 30, 2002, from 11.9% in the same period in 2001.

      Research and Development. Abiliti’s research and development expenses increased 274,000, or 15.5%, to $2.0 million in the six months ended June 30, 2002, from $1.8 million for the same period in 2001. The overall increase was primarily the due to the development effort of the June 2002 release of Simpliciti.net. As a percentage of revenue, research and development expenses increased to 34.9% in the six months ended June 30, 2002 compared to 20.7% in the same period in 2001.

      General and Administrative. Abiliti’s general and administrative expenses decreased $1.9 million, or 41.7%, to $2.7 million in the six months ended June 30, 2002, from $4.7 million in the same period in 2001. The decrease was attributed to the decrease in administrative personnel and operating costs associated with the July 2001 restructuring. In addition, an office lease for approximately 10,000 square feet was not renewed and there was a reduction in capital expenditures related depreciation and amortization expense. As a percentage of revenue, general and administrative expenses decreased to 46.3% in the six months ended June 30, 2002, from 54.4% in the same period in 2001.

      Restructuring Charges. There were no restructuring charges in the six months ended June 30, 2002. Restructuring charges incurred by us in the six months ended June 30, 2001 related to the January 2001 restructuring were $159,000. These charges were entirely related to employee termination benefits. Employees were terminated from substantially all department in the organization.

Year Ended December 31, 2001, Compared to Year Ended December 31, 2000

      Total Revenue. Total revenue, which includes license revenue, billing ASP and professional services, increased $1.1 million, or 8.2%, to $15.1 million in the year ended December 31, 2001, from $13.9 million for the same period in 2000. The increase in 2001 revenues is primarily attributable to an increase in billing ASP revenue associated with one customer. The increase in billing ASP revenue of 30.9% offset a 21.2% decrease in professional services during 2001.

      License Fees. Abiliti’s license fees are derived from licensing its software products. License fees decreased $105,000, or 8.0%, in the year ended December 31, 2001, to $1.2 million, compared to $1.3 million in 2000. License fees constituted 8.0% of total revenue in the year ended December 31, 2001, compared to 9.4% in the same period in 2000.

      Billing ASP. Billing ASP revenue increased $2.3 million, or 30.9%, in the year ended December 31, 2001, to $9.9 million compared to $7.5 million for the same period in 2000. This increase was due to the higher revenue from a significant customer. Billing ASP revenue constituted 65.4% of total revenue in the year ended December 31, 2001, compared to 54.1% in the same period in 2000.

      Professional Services. Professional services decreased $1.1 million, or 21.2%, in the year ended December 31, 2001, to $4.0 million, compared to $5.1 million in the same period in 2001. The decrease was due to less ongoing product implementations and customer requested enhancements. Professional services constituted 26.6% of total revenue in the year ended December 31, 2001, compared to 36.5% for the same period in 2000.

      Total Cost of Revenue. Total cost of revenue decreased $2.0 million, or 29.2%, to $4.8 million in the year ended December 31, 2001, from $6.8 million in the same period in 2000. Total cost of revenue includes cost of license fees, billing ASP and professional services. These components include the cost of direct labor, benefits, overhead and materials associated with the fulfillment of the license products, processing of billing ASP activities, and customer enhancement requests. These costs decreased due to Abiliti’s cost reduction measures taken in the 2001 Restructurings. The cost reductions included a decrease in personnel and other associated costs. Overall, total cost of revenue as a percentage of total revenue decreased to 31.8% in the year ended December 31, 2001, compared to 48.7% in the same period in 2000.

      Sales and Marketing. Sales and marketing expenses decreased $677,000 or 29.8%, to $1.6 million in the year ended December 31, 2001, from $2.3 million for the same period in 2000. These costs decreased as a result of a decrease in Abiliti’s trade show presence as well as the cost reduction measures taken with the 2001 Restructurings. As a percentage of revenue, sales and marketing expenses decreased to 10.6% in the year ended December 31, 2001, from 16.3% in 2000.

      Research and Development. Abiliti’s research and development expenses decreased $4.4 million, or 58.3%, to $3.1 million in the year ended December 31, 2001, from $7.5 million for the same period in 2000. The overall decrease was primarily the due to the termination of subcontractor agreements and the cost reductions associated with the 2001 Restructurings. The cost reductions included a decrease in research and development personnel and other associated costs. As a percentage of revenue, research and development expenses decreased to 20.8% in the year ended December 31, 2001 compared to 54.1% in 2000.

      General and Administrative. Abiliti’s general and administrative expenses decreased $1.0 million, or 12.3%, to $7.5 million in the year ended December 31, 2001, from $8.5 million in the same period in 2000. The decrease was attributed to the reduction in administrative personnel and administrative costs associated with the 2001 Restructurings. In addition, an office lease for approximately 10,000 square feet was not renewed and there was a reduction in capital expenditures related depreciation and amortization expense. As a percentage of revenue, general and administrative expenses decreased to 49.7% in the year ended December 31, 2002, from 61.3% in 2000.

      Restructuring Charges. Restructuring charges were $362,000 in the year ended December 31, 2001. There were no restructuring charges during the same period in 2000. Restructuring charges incurred in the year ended December 31, 2001 related to the 2001 Restructurings. These charges were entirely related to employee termination benefits. The employee terminations included employees from substantially all of Abiliti’s employee groups. All restructuring obligations related to the 2001 Restructurings were settled in 2001.

Liquidity and Capital Resources

      Net cash used in Abiliti’s operating activities was $598,000 for the six months ended June 30, 2002, compared to $2.6 million for the six months ended June 30, 2001. Net cash used in operating activities was $2.2 million for the year ended December 31, 2001, compared to $8.8 million for the year ended December 31, 2000. The principal use of cash for all periods was to fund our losses from operations.

      Net cash used in financing activities was $337,000 for the six months ended June 30, 2002, compared to the net cash provided by financing activities of $4.3 million for the six months ended June 30, 2001. Cash provided by financing activities during the six month period ended June 30, 2001 reflects the net proceeds received from the January 2001 private placement of $4.5 million. In 2002, cash was used for capital lease payments related to leased computer equipment. Net cash used in financing activities was

$3.7 million for the year ended December 31, 2001, compared to $7.0 million for the year ended December 31, 2000. In 2001, the cash provided was primarily related to the net proceeds received from the January 2001 private placement of $4.5 million. Cash provided by financing activities in 2000 primarily represents the net proceeds received from the March 2002 private placement of $7.5 million.

      Net cash used in investing activities was $45,000 for the six months ended June 30, 2002, compared to $455,000 for the six months ended June 30, 2001. Net cash used in investing activities was $330,000 for the year ended December 31, 2001, compared to $393,000 for the year ended December 31, 2000. The cash used in all periods was related to capital expenditures.

      Abiliti continued to experience operating losses during the six months ended June 30, 2002, and had an accumulated operating deficit of $35.4 million at June 30, 2002. Cash and cash equivalents at June 30, 2002 was $664,000.

      During the years ended December 31, 2001, 2000 and 1999, the Company incurred net losses of approximately $7.1 million, $14.8 million and $15.5 million, and negative cash flows from operations of approximately $2.2 million, $8.8 million and $15.4 million, respectively. In addition, during the six month period ended June 30, 2002 the Company incurred a net loss of approximately $1.1 million and negative cash flow of $1.0 million. Such losses were generated from the development of the Company’s software products, related marketing and distribution activities and building of the Company’s administrative infrastructure. The Company’s capital needs during this period were funded through the sale of equity totaling approximately $29 million and the incurrence of debt from its principal shareholders of $12 million.

      While the Company has continued to reduce its negative cash flow from operations, its debt matures in January 2003. Management intends to pursue opportunities to grow revenues through further enhancement to its software products and greater market penetration, continue to reduce operating and administrative costs and to sell substantially all of the Company’s assets per the terms of an asset purchase agreement entered into on October 7, 2002 with Daleen. There can be no assurance that such efforts will be successful or that the asset sale will be completed. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The Company’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recent Accounting Pronouncements

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligations be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period while the cost is depreciated over its useful life. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Abiliti has not yet determined the effects that SFAS No. 143 will have on its financial position, results of operations or cash flows but it does not anticipate any material adverse impact. Based on a preliminary review of the provisions of SFAS No. 143, Abiliti believes that it will not have a significant impact on its financial statements.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which replaces SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and Long-Lived Assets to be Disposed Of”. SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. Based on a preliminary review of the provisions of SFAS No. 144, Abiliti believes it will not have a significant impact on its financial statements.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. It nullifies the guidance of the Emerging Issues Task Force (“EITF”) in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under EITF Issue No. 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. In SFAS 146, the FASB acknowledges that an entity’s commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. SFAS No. 146 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets, expands the scope of a discontinued operation to include a component of an entity and eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. Based on a preliminary review of the provisions of SFAS No. 146, Abiliti believes it will not have a significant impact on its financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

OF DALEEN TECHNOLOGIES, INC.

      The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2001 and for the six months ended June 30, 2002 give effect to (1) the asset purchase of the assets of Abiliti and (2) the issuance of shares of our common stock, series F preferred stock and Warrants in a private placement for aggregate cash proceeds of $5.015 million, as if these transactions had all occurred on January 1, 2001 and January 1, 2002, respectively. The following unaudited pro forma condensed consolidated balance sheet as of June 30, 2002, gives effect to these transactions as if they had occurred on June 30, 2002.

      The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable under the circumstances. The pro forma financial information is not necessarily indicative of operating results or financial position that would have been achieved had the transactions been consummated on the dates indicated and should not be construed as representative of future operating results or financial position. The pro forma financial information should be read in conjunction with our annual report on Form 10-K for the fiscal year ended December 31, 2001 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, copies of which accompany this proxy statement, as well as, Abiliti’s audited financial statement for the three years ended December 31, 2001, management’s discussion and analysis of financial condition and results of operations and selected financial data of Abiliti included elsewhere in this proxy statement.

      The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the asset purchase using the purchase method of accounting. Accordingly, the total purchase cost will be allocated to the tangible and intangible assets acquired and liabilities assumed of Abiliti based on their estimated fair values. The estimated fair values included herein are as of October 7, 2002, the signing date of the asset purchase agreement and investment agreement, and are not indicative of the final allocation of the purchase consideration. Such estimated fair values of the assets and liabilities have been combined with the recorded assets and liabilities of Daleen in the unaudited pro forma condensed consolidated balance sheet. The allocation of the aggregate purchase price is preliminary. The actual purchase accounting to reflect the fair values of the assets to be acquired and liabilities to be assumed of Abiliti will be based upon the fair value of net assets assumed at the closing date of the transactions. Accordingly, the pro forma financial information presented herein is subject to change pending the final purchase price determination and allocations. Management does not expect that differences between the preliminary and final purchase price allocations will have a material impact on the pro forma financial position or results of operations. However, there can be no assurances until the transactions are consummated.

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of June 30, 2002

			Pro Forma		Pro Forma
			Adjustments		Adjustments
			to reflect		to reflect
			Asset		private		Adjusted
	Daleen	Abiliti	Purchase		placement		Pro Forma

	(In thousands)
ASSETS
Cash and cash equivalents	$7,203	$664	(664	)C	3,928	A	$11,131
Restricted cash	30	—					30
Accounts receivable, net	1,894	1,556	(103	)C,D	—		3,347
Unbilled revenue	45	217	(217	)C,D			45
Other current assets	294	411	962	C,D			1,667

Total current assets	9,466	2,848	(22)		3,928		16,220
Notes receivable, net	366	—					366
Property and equipment, net	1,797	1,475	(478	)C,D			2,794
Goodwill	—	—	4,202	D			4,202
Other assets	1,346	—					1,346

Total assets	$12,975	$4,323	3,702		3,928		$24,928

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
Accounts payable	$212	$176	8	C,D			$396
Accrued payroll and other accrued expenses	1,831	4,000	(173	)C,D,H			5,658
Notes payable	—	12,000	(12,000	)C			—
Billings in excess of costs	845	—					845
Deferred revenue	697	74	21	C,D			792
Other current liabilities	—	329	(105	)C,D			224

Total current liabilities	3,585	16,579	(12,249)		—		7,915
Other long term liability	—	81	(29	)C,D	—		52

Total liabilities	3,585	16,660	(12,278)				7,967
Stockholders’ equity:
Series F Convertible Preferred Stock	24,037	—	2,642	B	2,069	A	28,748
Common Stock (Daleen)	235	—	115	B	110	A	460
Common Stock (Abiliti)							—
Additional paid-in capital (Daleen)			2,266	B	1,749	A	4,015
Additional paid-in capital (Abiliti)	191,528	25,355	(25,355	)C			191,528
Stockholders’ notes receivable	(100)						(100)
Deferred stock compensation		1,451	(1,451	)C			—
Accumulated deficit (Daleen)	(206,310)		(1,380	)D,H			(207,690)
Accumulated deficit (Abiliti)		(39,143)	39,143	C			—

Total stockholders’ equity	9,390	(12,337)	15,980		3,928		16,961

Total liabilities and stockholders’ equity	$12,975	$4,323	3,702		3,928		$24,928

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Six Months Ended June 30, 2002

			Pro forma			Adjusted
	Daleen	Abiliti	adjustments			Pro forma

	(In thousands, except per share data)
Revenue:
License fees	$963	$210	$			$1,173
Professional services and other	2,983	5,657				8,640

Total revenue	3,946	5,867		—		9,813

Cost of revenue:
License fees	98	—				98
Professional services and other	1,614	814				2,428

Total cost of revenue	1,712	814		—		2,526

Gross margin	2,234	5,053		—		7,287

Operating expenses:
Sales and marketing	2,233	597				2,830
Research and development	2,386	2,048				4,434
General and administrative	2,583	2,719				5,302
Amortization of goodwill and other intangibles	—	—				—
Impairment of long lived assets	—	—				—
Restructuring charges	745	—				745

Total operating expenses	7,947	5,364		—		13,311

Operating loss	(5,713)	(311)		—		(6,024)
Other Income:
Interest income/(expense) and nonoperating income, net	268	(776)		788	E	280
Gain on sale of subsidiary	391	—				391

Total other income, net	659	(776)		788		671

Net loss	(5,054)	(1,087)		788		(5,353)

Net loss per share — basic and diluted	$(0.22)					$(0.12)

Weighted average shares outstanding — basic and diluted	21,812				F	45,366

DALEEN TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	For the Year Ended December 31, 2001

			Pro forma			Adjusted
	Daleen	Abiliti	adjustments			Pro forma

	(In thousands, except per share data)
Revenue:
License fees	$3,565	$1,200	$			$4,765
Professional services and other	8,867	13,869				22,736

Total revenue	12,432	15,069		—		27,501

Cost of revenue:
License fees	1,646	—				1,646
Professional services and other	7,302	4,798				12,100

Total cost of revenue	8,948	4,798		—		13,746

Gross Margin	3,484	10,271		—		13,755
Operating expenses:
Sales and marketing	10,895	1,595				12,490
Research and development	12,502	3,142				15,644
Purchased in-process research and development	—	—				—
General and administrative	13,820	7,497				21,317
Amortization of goodwill and other intangibles	12,014	—				12,014
Impairment of long-lived assets	34,604	—				34,604
Restructuring charges	11,763	361				12,124

Total operating expenses	95,598	12,595		—		108,193

Operating loss	(92,114)	(2,324)		—		(94,438)

Nonoperating income:
Interest income/(expense), net	875	(4,771)		4,686	E	790
Other income	250	—				250

Total nonoperating income	1,125	(4,771)		4,686		1,040

Net loss	(90,989)	(7,095)		4,686		(93,398)
Preferred stock dividends arising from beneficial conversion features	(28,512)	—				(28,512)

Net loss applicable to common stockholders	$(119,501)	$(7,095)		$4,686		$(121,910)

Net loss applicable to common stockholders per share — basic and diluted	$(5.47)					$(2.75)

Weighted average shares — basic and diluted	21,836				F	44,320

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS
As of June 30, 2002, for the Six Month Period then Ended,
And for the Year Ended December 31, 2001
(All dollar amounts in thousands unless otherwise indicated)

A.	In connection with the asset purchase, the companies have received commitments for additional equity funding from the Behrman Funds, referred to as the private placement. These commitments total $5.015 million for the issuance of capital stock and Warrants to purchase our common stock, and it is contingent upon closing the asset purchase transaction. The asset purchase is also contingent upon the closing of the private placement. The private placement transaction is presented as follows in the accompanying unaudited pro forma condensed consolidated balance sheet at June 30, 2002.

Proceeds from the private placement	$5,015
Less: estimated offering expenses	(1,087)

Net Proceeds	$3,928

B.	Represents increase in stockholders’ equity related to the asset purchase as follows:

Paid in capital from issuance of Daleen common stock and common stock warrants	$2,266
Issuance of series F preferred stock	2,642
Par value adjustment (11,492 shares at $0.01 per share)	115

Total	$5,023

The value of the common stock was determined by the closing price on The Nasdaq SmallCap Market on October 7, 2002 which was $.15 per share. The value of the Asset Purchase Warrants was determined using the Black-Scholes model with the following assumptions:

Risk free interest rate	2.07%
Volatility percentage	169.13%
Exercise price	$.906
Term	3.66	years

The value of the series F preferred stock was determined using the same value paid in the private placement, which constitutes an arms-length transaction and a good indication of fair value of the consideration.

The value of the consideration is preliminary and is not indicative of the final values. The final value of the consideration will be determined at the closing date of the transaction.

C.	Represents the elimination of historical equity of Abiliti and the elimination of net assets as of June 30, 2002 since the values as of October 7, 2002 are a better indication of fair values. The

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

historical financial statements of the company after the transactions will be those of Daleen. The June 30, 2002 balance sheet is eliminated as follows:

Cash	664
Accounts receivable	1,556
Unbilled revenue	217
Other current assets	411
Property and equipment, net	1,475
Accounts payable	176
Accrued payroll and other accrued expenses	4,000
Note payable	12,000
Deferred revenue	74
Other current liabilities	329
Other long term liability	81
Additional paid-in capital	25,355
Deferred stock compensation	1,451
Accumulated deficit	(39,143)

D.	The net assets of Abiliti assumed by us are recorded as of October 7, 2002. The final purchase price will be at the closing date of the transaction. The net assets of Abiliti assumed by us will be recorded at the closing date. This pro forma adjustment represents the preliminary purchase price allocation in our asset purchase of Abiliti as follows:

Fair value of net assets of Abiliti are as of October 7, 2002, and only include those assets and liabilities that are being assumed by us. The following are the fair values of the net assets of Abiliti as of October 7, 2002 that are being assumed by us:

Accounts receivable	$1,453
Other current assets	333
Property and equipment, net	997
Accounts payable	(184)
Accrued payroll and other accrued expenses	(425)
Deferred revenue	(95)
Other current liabilities	(224)
Other long term liability	(51)

$1,804

In process research and development costs were immediately expensed upon purchase as is reflected in the unaudited pro forma condensed consolidated statement of operations since they are considered to be a one-time non recurring charge. The goodwill component of the asset purchase will be evaluated for impairment at least annually in accordance with the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”.

In addition to the fair value of the net assets transaction costs to be incurred by us are included in the total estimated purchase consideration as described above. Transaction costs to be incurred by Abiliti are being expensed as incurred. These costs, estimated to be $800, have not been reflected as recurring costs in the accompanying unaudited pro forma condensed consolidated statements of operations. Total estimated transaction costs of $2,174 have been reflected in accrued payroll and other accrued expenses and other current assets in the pro forma balance sheet as of June 30, 2002. $1,087 is related to the asset purchase transaction and $1,087 is related to the private placement. $2,127 is included in the pro forma adjustment since there is already $48 included in the June 30, 2002 balance sheet of Daleen.

The allocation of the aggregate purchase price is preliminary. The actual purchase accounting to reflect the fair values of the assets to be acquired and liabilities to be assumed will be based upon the

DALEEN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS — (Continued)

closing date of the asset purchase transaction and the closing price of our common stock upon closing the transactions. Accordingly, the pro forma financial information presented herein is subject to change pending the final purchase price allocations. Management does not expect that differences between the preliminary and final purchase price allocations will have a material unfavorable impact on the pro forma financial position or results of operations.

E.	Represents decrease in interest expense from beginning of period since we will not assume Abiliti’s outstanding notes payable.

F.	Represents the weighted average actual shares of our common stock outstanding during the period, in addition to the 11,492,136 shares of our common stock to be issued to Abiliti’s stockholders in connection with the asset purchase and 10,992,136 shares of our common stock to be issued to the Behrman Funds in the private placement, assuming all such shares were outstanding during the periods presented. All other potential common stock equivalents are anti-dilutive and have thus been excluded from the calculation of diluted earnings per share for the periods presented.

G.	Certain historical operating and other expense items of both companies have been reclassified for conformity purposes in these unaudited pro forma condensed consolidated statements of operations.

H.	Upon closing of the transactions, certain employees of us and Abiliti will receive severance in connection with their employment agreements. Accordingly, this adjustment reflects recording this severance accrual as if the transactions occurred at the beginning of the period. The severance amount includes base salary plus benefits. The severance amount was immediately expensed upon purchase, as is reflected in the unaudited pro forma condensed consolidated statement of operations, since it is considered to be a one-time non-recurring charge. The severance charge is $1,276 and is included in accumulated deficit and accrued payroll and other accrued expenses in the condensed consolidated balance sheet as of June 30, 2002.

COMPARATIVE PER SHARE DATA AND DIVIDEND INFORMATION

COMPARATIVE PER SHARE DATA

      The following table sets forth the historical per share information of us and Abiliti and combined per share data on an unaudited, pro forma basis after giving effect to the asset purchase and private placement transactions between us, Daleen Solutions, Abiliti and the Behrman Funds. You should read this information in conjunction with the selected historical financial data, audited financial statements for the years ended December 31, 2000, and 2001 and the unaudited interim financial statements of Abiliti, which are included in this proxy statement with respect to Abiliti. Our audited financial statements for the years ended December 31, 2000 and 2001, and our unaudited interim financial statements for the six months ended June 30, 2002 are included in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 which accompany this proxy statement. You should also read this information in conjunction with the unaudited pro forma condensed consolidated financial statements, including the notes thereto, which are included elsewhere in this proxy statement. The pro forma information is presented for illustrative purposes only. You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

      The unaudited pro forma per share information combines the financial information of us with the financial information of Abiliti for the six month period ended June 30, 2002 and the year ended December 31, 2001, assuming the asset purchase and the private placement had occurred on the first day of the respective periods.

      Historical book value per common share for both companies is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at June 30, 2002. Historical book value per preferred share for both companies is computed by dividing the recorded balance attributable to preferred stock by the number of shares of preferred stock outstanding at the end of the period. Our unaudited pro forma combined per share data is derived from the unaudited pro forma condensed consolidated financial statements that are included elsewhere in this proxy statement.

	Six Month	Year Ended
	Period Ended	December 31,
	June 30, 2002	2001

	(Unaudited)
Daleen Historical Per Share Data:
Basic and diluted net loss per common share	$(0.22)	$(5.47)
Book value (deficiency) per common share	(0.64)	n/a
Book value (deficiency) per preferred share	(777.74)	n/a
Abiliti Historical Per Share Data:
Basic and diluted net loss per common share	(0.17)	(1.13)
Book value (deficiency) per common share	(6.25)	n/a
Book value (deficiency) per preferred share	(2.62)	n/a
Daleen Pro Forma Combined:
Basic and diluted net loss per common share	(0.12)	(2.75)
Book value per share	(0.26)	n/a

      Our common stock is listed on The Nasdaq SmallCap Market, under the symbol “DALN.” For the periods indicated, the following table sets forth the high and low per share closing prices for our common stock as reported by The Nasdaq Stock Market through the close of business on June 30, 2002.

High and Low Stock Prices

	High	Low

Fiscal 2001
First Quarter	$4.19	$0.97
(ended March 31, 2001)
Second Quarter	1.50	0.74
(ended June 30, 2001)
Third Quarter	1.03	0.38
(ended September 30, 2001)
Fourth Quarter	0.57	0.30
(ended December 31, 2001)
Fiscal 2002
First Quarter	$0.45	$0.17
(ended March 31, 2002)
Second Quarter	0.24	0.13
(ended June 30, 2002)
Third Quarter	0.17	0.11
(ended September 30, 2002)
Fourth Quarter (through October 31, 2002)	0.19	0.08

      The closing sale price for our common stock on The Nasdaq SmallCap Market on October 7, 2002, the last trading day prior to the public announcement of the asset purchase and private placement, was $0.15 per share, and on                               , 2002, was                               . We have never declared or paid any cash dividends on our capital stock. We intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future.

      No active trading or public market exists for Abiliti common stock. The shares of Abiliti common stock are not listed on any exchange and are not traded in the over-the-counter market. As of                     , 2002, the record date, there were                               stockholders of record who held shares of Abiliti common stock. Abiliti has never paid any cash dividends on its common stock, and anticipates that for the foreseeable future it will continue to retain any earnings for use in the operation of its business.

OTHER MATTERS

Annual Report on Form 10-K and Quarterly Report on Form 10-Q

      Our annual report on Form 10-K for the fiscal year ended December 31, 2001, and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, as filed with the SEC, except exhibits thereto, accompanies this proxy statement. Our annual and quarterly reports, and the information contained therein, are incorporated herein by reference. These documents contain important business and financial information about Daleen, including the audited financial statements contained in our annual report. We will provide copies of the exhibits, should they be requested by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Request for additional copies of our annual report on Form 10-K or our quarterly report on Form 10-Q should be mailed to:

Daleen Technologies, Inc.

902 Clint Moore Road, Suite 230
Boca Raton, Florida 33487
Attention: Investor Relations Department

Proposals Intended to be Presented at the Next Annual Meeting

      Rules of the SEC and our bylaws require that any proposal by a stockholder for consideration at the 2003 Annual Meeting of Stockholders must be received by us no later than December 30, 2002, if any such proposal is to be eligible for inclusion in our proxy materials for, and to be presented for consideration at, our 2003 Annual Meeting. Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

Other Matters

      Our board of directors knows of no other matters to be brought before the special meeting. However, if any other matters arise, your signed proxy card gives authority to James Daleen, Jeanne Prayther and Dawn Landry to vote on those matters at their discretion. If you decide to attend the special meeting, you may revoke your proxy at any time before it is voted.

Expenses of Solicitation

      We will bear the cost of solicitation of proxies. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more of our employees. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our series F preferred stock and our common stock.

INCORPORATION OF INFORMATION BY REFERENCE

      This proxy statement is accompanied by our annual report on Form 10-K for the year ended December 31, 2001 and quarterly report on Form 10-Q for the period ended June 30, 2002. The annual report on Form 10-K and quarterly report on Form 10-Q are incorporated by reference into this proxy statement and considered a part of this document.

By Order of the Board of Directors,

Jeanne Prayther
Chief Financial Officer and Secretary

Boca Raton, Florida

                     , 2002

ABILITI SOLUTIONS, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Accountants	FIN-2
Financial Statements
Balance Sheets	FIN-3
Statements of Operations	FIN-4
Statements of Shareholder’s Equity (Deficit)	FIN-5
Statements of Cash Flows	FIN-6
Notes to Financial Statements	FIN-7

FIN-1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of

Abiliti Solutions, Inc.

      In our opinion, the accompanying balance sheets and the related statements of operations, shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Abiliti Solutions, Inc. (the “Company”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced significant operating losses, negative cash flow from operations and has $12 million in debt scheduled to mature in January 2003 which raises substantial doubt about the Company’s ability to continue as a going concern. While the Company intends to renegotiate the terms of its debt facilities and/or seek additional capital, there can be no assurance that such negotiations will be successful or that additional capital will be available on terms acceptable to the Company. Management’s plans in regard to this matter are further described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

May 30, 2002, except for

Note 13 as to which the
date is June 7, 2002

FIN-2

ABILITI SOLUTIONS, INC.

BALANCE SHEETS

December 31, 2001 and 2000

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$1,644,984	$522,730
Accounts receivable (net of allowance for doubtful accounts of $146,618 and $561,234)	1,997,522	2,550,478
Prepaid expenses and other current assets	331,194	364,140

Total current assets	3,973,700	3,437,348
Property and equipment, net	1,984,952	2,904,511

	$5,958,652	$6,341,859

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current portion of obligations under capital lease	$556,775	$628,973
Accounts payable	385,568	815,996
Accrued expenses	819,282	1,433,536
Accrued interest	2,309,654	731,771
Accrued payroll and benefits	638,679	1,510,116
Deferred revenue	309,179	183,733

Total current liabilities	5,019,137	5,304,125
Notes payable	12,000,000	6,722,435
Obligations under capital lease	189,625	621,114

Total liabilities	17,208,762	12,647,674

Commitments and contingencies (Notes 1, 4, 7 and 13)
Shareholders’ Deficit:
Series B preferred stock, aggregate liquidation value of $4,500,000, non-redeemable	66	—
Series A preferred stock, aggregate liquidation value of $29,400,006, non-redeemable	140	140
Common stock, par value $0.00005 per share
Authorized: 590,000,000 shares, issued and outstanding 6,275,256 shares	314	314
Additional paid-in capital	26,682,685	24,532,288
Contributed capital-warrants outstanding	122,496	122,496
Accumulated deficit	(38,055,811)	(30,961,053)

Total shareholders’ deficit	(11,250,110)	(6,305,815)

	$5,958,652	$6,341,859

The accompanying notes are an integral part of these financial statements.

FIN-3

ABILITI SOLUTIONS, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Revenue:
Service revenue	$4,009,901	$5,091,599	$5,449,356
License fees	1,200,000	1,305,000	1,530,000
Billing ASP	9,859,546	7,531,702	4,930,873

Total revenue	15,069,447	13,928,301	11,910,229

Expenses:
Cost of services	4,797,683	6,780,207	6,078,097
Sales and marketing	1,595,029	2,271,866	2,340,338
Research and development	3,141,814	7,529,289	11,517,397
Restructuring costs	361,561	—	—
General and administrative	7,496,951	8,544,006	7,947,444

Total expenses	17,393,038	25,125,368	27,883,276

Loss from operations	(2,323,591)	(11,197,067)	(15,973,047)
Interest income	76,347	204,197	560,457
Interest expense	(4,847,514)	(3,836,640)	(88,716)

Loss before income taxes	(7,094,758)	(14,829,510)	(15,501,306)
Income taxes	—	—	—

Net loss	$(7,094,758)	$(14,829,510)	$(15,501,306)

The accompanying notes are an integral part of these financial statements.

FIN-4

ABILITI SOLUTIONS, INC.

STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)

Years Ended December 31, 2001, 2000 and 1999

	Series A Preferred		Series B Preferred		Common Stock Par
	Stock Par Value		Stock Par Value		Value $.00005
	$.00005 Authorized		$.00005 Authorized		Authorized 590,000,000
	2,792,819 Shares		3,500,000 Shares		Shares

	Number of		Number of		Number of						Total
	Issued and		Issued and		Issued and		Additional	Contributed			Shareholders’
	Outstanding		Outstanding		Outstanding		Paid-in	Capital-Warrants	Accumulated	Deferred	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Outstanding	Deficit	Compensation	(Deficit)

Balance, December 31, 1998	2,555,334	$128	—	$—	4,443,082	$222	$18,540,499	$—	$(630,237)	$(336,319)	$17,574,293
Issuance of common stock	—	—	—	—	17,512	1	14,811	—	—	—	14,812
Issuance of preferred stock	237,485	12	—	—	—	—	2,346,492	—	—	—	2,346,504
Deferred compensation expense	—	—	—	—	—	—	—	—	—	327,335	327,335
Net loss	—	—	—	—	—	—	—	—	(15,501,306)	—	(15,501,306)

Balance, December 31, 1999	2,792,819	140	—	—	4,460,594	223	20,901,802	—	(16,131,543)	(8,984)	4,761,638
Issuance of warrants	—	—	—	—	—	—	—	3,732,310	—	—	3,732,310
Exercise of warrants, stock options	—	—	—	—	1,814,662	91	3,630,486	(3,609,814)	—	—	20,763
Deferred compensation expense	—	—	—	—	—	—	—	—	—	8,984	8,984
Net loss	—	—	—	—	—	—	—	—	(14,829,510)	—	(14,829,510)

Balance, December 31, 2000	2,792,819	140	—	—	6,275,256	314	24,532,288	122,496	(30,961,053)	—	(6,305,815)
Issuance of preferred stock	—	—	1,328,383	66	—	—	2,150,397	—	—	—	2,150,463
Net loss	—	—	—	—	—	—	—	—	(7,094,758)	—	(7,094,758)

Balance, December 31, 2001	2,792,819	$140	1,328,383	$66	6,275,256	$314	$26,682,685	$122,496	$(38,055,811)	$—	$(11,250,110)

The accompanying notes are an integral part of these financial statements.

FIN-5

ABILITI SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2001, 2000 and 1999

	2001	2000	1999

Cash flows used in operating activities:
Net loss	$(7,094,758)	$(14,829,510)	$(15,501,306)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,351,950	1,353,571	967,858
Accretion of debt discount	3,108,028	2,954,745	—
Deferred compensation expense for issuance of stock options	—	8,984	327,335
Deferred income taxes	—	—	201,404
Loss on write-off of fixed assets	50,834	69,386	—
Bad debt expense	100,000	62,543	1,574,274
Changes in assets and liabilities:
Accounts receivable	452,956	493,327	(1,702,983)
Prepaid expenses and other assets	32,946	206,246	(350,506)
Accounts payable	(430,428)	(580,887)	700,354
Income taxes payable/refundable	—	521,847	(521,847)
Accrued expenses and interest	963,629	137,854	660,891
Accrued payroll and benefits	(871,437)	786,447	272,951
Deferred revenue	125,446	(21,267)	(2,032,500)

Net cash used in operating activities	(2,210,834)	(8,836,714)	(15,404,075)

Cash flows used in investing activities:
Purchase of property and equipment	(330,152)	(393,272)	(1,768,240)
Other	—	—	(8,247)

Net cash used in investing activities	(330,152)	(393,272)	(1,776,487)

Cash flows provided by financing activities:
Issuance of common stock	—	20,763	14,812
Issuance of preferred stock	2,240,066	—	2,500,004
Issuance of common stock warrants	—	3,737,003	—
Preferred stock issuance costs	(89,603)	—	(153,500)
Loan to employee	—	—	(250,000)
Payments under capital lease obligations	(656,760)	(531,974)	(213,339)
Proceeds from shareholder notes	2,259,934	3,762,997	—
Issuance costs associated with financing	(90,397)	—	—

Net cash provided by financing activities	3,663,240	6,988,789	1,897,977

Net increase (decrease) in cash and cash equivalents	1,122,254	(2,241,197)	(15,282,585)
Cash and cash equivalents, beginning of year	522,730	2,763,927	18,046,512

Cash and cash equivalents, end of year	$1,644,984	$522,730	$2,763,927

Supplemental disclosure of cash flow information:
Equipment acquired under capital leases	$153,073	$387,809	$—

Cash paid for income taxes	$—	$—	$468,000

The accompanying notes are an integral part of these financial statements.

FIN-6

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001 and 2000

1.     Organization and Liquidity

     General

      Abiliti Solutions, Inc. (formerly Intertech Management Group, Inc.) (“Abiliti” or the “Company”) is a leading provider of Windows NT-based billing and customer care software solutions for the communications industry. The Company’s software, Network Strategies®, supports retail and wholesale local, long distance and data services. The Company assists a customer in analyzing requirements and then designs, develops and implements a customer care and billing solution. The Company licenses the use of its software to customers and operates its software for certain customers under a service bureau arrangement.

     Liquidity and Capital Resources

      During the years ended December 31, 2001, 2000 and 1999, the Company incurred net losses of approximately $7.1 million, $14.8 million and $15.5 million, and negative cash flows from operations of approximately $2.2 million, $8.8 million and $15.4 million, respectively. Such losses were generated from the development of the Company’s software products, related marketing and distribution activities and building of the Company’s administrative infrastructure.

      The Company’s capital needs during this period were funded through the sale of equity totaling approximately $29 million and the incurrence of debt from its principal shareholders of $12 million.

      While the Company has continued to reduce its negative cash flow from operations, its debt, described above and in Note 5, matures in January 2003. Management intends to commence renegotiation discussions relative to the maturity schedule of the debt facility later in 2002, pursue opportunities to grow revenues through further enhancement to its software products and greater market penetration, continue to reduce operating and administrative costs and seek additional equity and/or debt financing. There can be no assurance that such negotiations or its various other efforts will be successful or that additional capital will be available on terms acceptable to the Company. These factors raise substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.     Summary of Significant Accounting Policies

      Significant accounting policies utilized by the Company, are summarized below:

     Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that will affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

      The Company enters into arrangements to deliver software licenses which typically also provide for services, usually billed on a time and material basis. License revenue is generally recognized using the percentage of completion method of accounting. The percentage of completion for each contract is determined based on the ratio of direct labor hours incurred under the service contract to total estimated

FIN-7

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

direct labor hours. In situations where it is not reasonable to estimate total direct labor hours, completed contract accounting is followed.

      Services revenue consists of fees for system requirements definition, system design and analysis, customization and installation services, system enhancements and maintenance. Services revenue is recognized as the services are performed, primarily on a time and materials basis. Revenue from maintenance contracts is recognized ratably over the maintenance period.

      Billing Application Service Provider (ASP) revenue consists of monthly processing fees generated from the Company’s service bureau operation. Billing ASP revenue is recognized as the related services are rendered and are billed monthly based on transaction volume processed or percentage of revenue billed on behalf of customers.

      Deferred revenue relates primarily to license fee revenue, which has been paid by the customers prior to the recognition of revenue.

      Cost of services is comprised primarily of salaries and related benefits for software development, technical and billing ASP personnel and billing ASP operating costs.

     Cash and Cash Equivalents

      Cash and cash equivalents consist of all amounts on deposit with financial institutions and highly liquid investments purchased with maturities of three months or less. Cash equivalents for the years ended December 31, 2001, 2000 and 1999 were approximately $4,000, $199,000 and $200,000, respectively.

     Accounts Receivable

      The Company provides an allowance for doubtful accounts equal to the estimated collection loss that will be incurred in collection of all receivables. The estimated loss is based on historical collection experience, coupled with a review of the current status of existing receivables. The Company generally grants credit to customers and does not require any collateral to secure its accounts receivable.

     Property and Equipment

      Property and equipment are stated at cost. Furniture and fixtures, office equipment and computer hardware are depreciated using an accelerated method over useful lives of 7, 5 and 5 years, respectively. Computer software is depreciated over 3 years using the straight line method. Leasehold improvements are amortized using the straight line method over the shorter of the term of the respective lease or the life of the respective improvement.

      Expenditures for repairs, maintenance and minor renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income. The carrying value of property, plant and equipment is assessed for recoverability by management based on analysis of future expected cash flows from underlying operations of the Company. Management believes there has been no impairment at December 31, 2001.

Income Taxes

      Income taxes are accounted for in accordance with the liability method of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), Accounting for Income Taxes. Under this method, the Company provides deferred taxes for temporary differences in the recognition of assets and liabilities for

FIN-8

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

financial reporting and tax accounting purposes. A valuation allowance is established to the extent the expected realization of the deferred tax assets is not more likely than not.

Software Development Costs

      Software development costs, principally the design and development of customer care and billing software, are expensed as incurred unless they qualify for capitalization, as defined by Statement of Financial Accounting Standards No. 86 (SFAS No. 86), Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed. To date, no software development costs have been capitalized by the Company as the development costs incurred subsequent to establishing technological feasibility of the related software have not been material.

Stock-Based Compensation Plans

      The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, in accounting for its employee stock options. Accordingly, the Company recognizes compensation expense for stock options issued at an exercise price less than the underlying market value of the related common stock on the date of grant. Given that the Company’s common stock is not publicly traded, management considers various factors in assessing the underlying fair value of such shares, such as recent stock sales, valuations and events occurring subsequent to such sales and valuations that provide more recent indications of fair value. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), Accounting for Stock-Based Compensation (see Note 9).

Fair Value of Financial Instruments

      The carrying amounts of cash, accounts receivable and accounts payable approximate their fair values due to the short term maturity of these instruments.

Recently Issued Accounting Standards

      In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141 (SFAS 141), Business Combinations. SFAS 141 provides standards on accounting for business combinations, eliminates the pooling of interests method of accounting for business combinations and establishes specific criteria for recognition of intangible assets separately from goodwill. The Company has adopted SFAS 141 for all business combinations initiated after June 30, 2001. The adoption of SFAS 141 did not have an impact on the financial statements.

      Also in July 2001, the FASB issued Statement on Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. SFAS 142 eliminates the amortization of goodwill and other intangible assets with indefinite useful lives and provides guidance on impairment testing for goodwill and other intangible assets. The Company expects to adopt SFAS 142 in the first quarter of fiscal 2002. Based on a preliminary review of the provisions of SFAS 142, the Company believes that it will not have a significant impact on its financial statements.

      In October 2001, the FASB issued Statement on Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 provides guidance on the financial accounting and reporting for the impairment or disposal of long-lived assets, excluding goodwill and other intangible assets not being amortized. Adoption of this standard is required for the Company beginning in the first quarter of fiscal 2002. Based on a preliminary review of the provisions of SFAS 144, the Company believes that it will not have a significant impact on its financial statements.

FIN-9

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

Reclassifications

      Certain amounts in prior year financial statements have been reclassified to conform with the current year’s presentation.

3.     Restructuring Costs

      In January and July 2001, the Company implemented restructuring plans that included reductions in employee headcount. In conjunction with these plans, the Company recorded charges in the first and third quarters of 2001 in the amounts of $159,022 and $202,539, respectively, related to termination benefits for 67 employees. All restructuring obligations were settled in 2001.

4.     Property and Equipment

      Property and equipment consists of the following at December 31, 2001 and 2000:

	2001	2002

Furniture and fixtures	$396,318	$400,983
Office equipment	295,051	291,755
Computer equipment	3,976,020	3,906,645
Computer software	1,232,242	953,330
Leasehold improvements	480,831	511,183

	6,380,462	6,063,896
Accumulated depreciation and amortization	(4,395,510)	(3,159,385)

	$1,984,952	$2,904,511

      Property and equipment includes the following amounts for leases that have been capitalized:

	2001	2000

Furniture and fixtures	$217,614	$217,614
Office equipment	82,850	82,850
Computer equipment	1,784,099	1,631,026

	2,084,563	1,931,490
Accumulated amortization	(1,431,933)	(801,242)

	$652,630	$1,130,248

      Future minimum lease payments under capital leases at December 31, 2001 were as follows:

2002	$613,550
2003	177,783
2004	26,797

Total minimum lease payments	818,130
Interest	(71,730)

Present value of minimum lease payments	746,400
Current portion	(556,775)

Long-term obligation	$189,625

FIN-10

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

5.     Debt

      In January 2001, the Company completed a $4.5 million note and preferred stock offering. In connection with the offering each investor received a convertible promissory note and shares of Series B Preferred Stock equal in value to such note. The notes, with a face value of $4.5 million accrue interest at 14.5%, payable at maturity and mature in January of 2003. The Company incurred issuance costs of $180,000, which have been netted against the proceeds from the offering. At the date of issuance, the Series B preferred stock (Note 8) had an estimated fair value of approximately $2.2 million, which was recorded as additional paid-in capital, net of issuance costs. The remaining proceeds of approximately $2.3 million were allocated to the note. Accordingly, this resulted in a discount on the note payable of approximately $2.3 million, which was fully amortized to interest expense in 2001. At the election of the holder, the principal and accrued interest due on the notes may be converted into Series B Preferred Stock or into other equity of the Company, on the same terms and conditions as the equity offered in the Company’s next round of qualified financing.

      In March 2000, the Company issued $7.5 million of notes payable. The notes accrue interest at 12.5%, payable at maturity, and mature in January of 2003. In connection with the issuance of these notes, the Company issued 1,875,000 warrants to purchase common stock at $0.01 per share. The fair value of the warrants were estimated using the Black-Scholes option pricing model with the following assumptions: an expected life of one year, risk-free interest rate of 6.49% and dividend yield of zero. At the date of issuance, the warrants had an estimated fair value of $3.7 million, which was recorded as additional paid-in capital and as a discount to the note. Amortization of this discount, which was charged to interest expense was approximately $0.8 million and $2.9 million for the years ended December 31, 2001 and 2000, respectively. The warrants are exercisable immediately upon issuance, at $.01 per share and expire in March 2003. In 2000, 1,813,462 warrants were exercised. No warrants were exercised in 2001.

6.     Income Taxes

      The provision for income taxes consists of the following:

	2001	2000	1999

Current	$—	$—	$(201,404)
Deferred	—	—	201,404

Total provision	$—	$—	$—

      In 2001, 2000 and 1999, the difference between the provision (benefit) for income taxes and the provision computed at the federal statutory rate of 34% primarily relates to the following:

	2001	2000	1999

Federal statutory provision	$(2,412,218)	$(5,042,033)	$(5,270,444)
State income taxes	(379,032)	(713,600)	(791,398)
Permanent differences	11,790	38,600	36,663
Increase in valuation allowance	2,779,460	5,717,033	6,025,179

Tax provision	$—	$—	$—

FIN-11

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets (liabilities) are as follows:

	2001	2000

Deferred tax assets (liabilities):
Allowance for doubtful accounts	$58,647	$224,494
Deferred compensation	243,539	243,539
Net operating loss carryforward	13,416,796	10,568,771
Other accrued liabilities	(123,667)	(127,934)
Property and equipment	446,512	353,497
Valuation allowance	(14,041,827)	(11,262,367)

Net deferred tax assets (liabilities)	$—	$—

      At December 31, 2001 and 2000, the Company had net operating loss carryforwards for federal income tax purposes of approximately $30.4 million and $23.9 million, respectively, which expire beginning in 2019.

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot meet the threshold outlined in SFAS 109 as being considered “more likely than not” at December 31, 2001 and 2000.

7.     Commitments and Contingencies

      The Company leases its facilities and certain property and equipment under noncancelable operating leases. Total rental expense under operating leases was approximately $1.1 million, $1.3 million, and $1.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. Future minimum lease payments under operating leases were as follows at December 31, 2001:

2002	$879,320
2003	853,284
2004	576,481

$2,309,085

8.     Shareholders’ Equity

      The Company is authorized to issue up to 10 million shares of preferred stock, of which 3,500,000 shares have been designated as Series B Preferred Stock. The Series B Preferred Stock is non-cumulative and has a par value of $0.00005 per share. The Series B Preferred shares have a liquidation preference equal to $3.39 per share plus declared but unpaid dividends and a liquidation priority over all other equity and debt instruments except for the January 2001 notes.

      Each share of preferred stock is convertible into common stock at a conversion ratio as defined in the Series B Preferred Stock Rights Agreement and is entitled to one vote per equivalent common stock share as determined by the aforementioned conversion ratio. The Series B Preferred shares are subject to conversion into other securities issued by the Company in connection with a subsequent qualified financing.

      The Company has designated 2,792,819 shares as Series A Preferred Stock. The Series A Preferred Stock is non-cumulative and has a par value of $0.00005 per share. The Series A Preferred shares have a

FIN-12

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

liquidation preference equal to $10.527 per share plus declared but unpaid dividends, subsequent to the liquidation of the Series B Preferred Shares. Each share of the Series A Preferred Stock is convertible into common stock at a conversion ratio as defined in the Series A Preferred Stock Purchase Agreement dated March 4, 1999 and is entitled to one vote per equivalent common stock share as determined by the aforementioned conversion ratio. The Series A Preferred shares are subject to automatic conversion in the event of an initial public offering. The common stock has voting rights and is entitled to share equally in dividends.

9.     Retirement Benefits and Stock Option Plans

      In 1997, the Company adopted an employee deferred savings plan under code section 401(k) of the Internal Revenue Service regulations. All employees are eligible to participate in the plan following 30 days of employment. The Company matches 50% of employee contributions up to 6% of the employee’s salary. Employees vest in the Company matching contributions ratably over a four year period. The Company paid approximately $146,000, $227,000 and $171,000 in matching contributions during 2001, 2000 and 1999, respectively. Effectively January 1, 2002, the Company has discontinued matching contributions.

      During 1997, the Company granted certain employees options to acquire shares of the Company’s common stock under the 1997 Option Plan. The options were granted with an exercise price of $.05 per share, vest over a three-year period and expire six years from the date of grant. Except for certain of the options granted to the Company’s Chief Executive Officer described below, all options granted during 2001 and 2000 were granted with exercise prices at or greater than estimated fair value. As of December 31, 2001 and 2000, the Company had 36,000 and 90,000 options outstanding, respectively, under the 1997 Option Plan. As discussed below, the Company recorded deferred compensation related to the 1997 Option Plan.

      On September 22, 1998, the Company adopted the 1998 Option Plan. Options granted under the 1998 plan vest over a four-year period and expire 10 years from the date of grant. In July 1999, the Company’s Board of Directors authorized a grant under the 1998 Option Plan whereby a total of 1,098,500 options were granted to management, employees and the Company’s Chief Executive Officer. The majority of such options were issued at an exercise price of $4 per share representing the Company’s estimate of the fair value of the underlying shares on the date of grant. As there had been no recent sales of the Company’s common stock to assess the related fair value, the Company developed its estimate based on recent sale transactions involving the Company’s preferred stock and a recent valuation of the Company’s common stock. The Company also considered in its estimate of the fair value of the underlying shares at July 1999, recent events impacting the Company’s operating environment and industry, including the significant losses incurred subsequent to the Series A preferred stock offering caused by the inability to complete certain license agreements and achieve certain technological milestones.

      Except for certain of the options granted to the Company’s Chief Executive Officer described below, all options granted during 2001 and 2000 were granted with exercise prices at or greater than estimated fair value. Based upon the continued net losses generated during 1999, 2000 and 2001, together with the significant decline experienced in information technology spending and the telecommunications industry, the Company concluded that the estimated fair value of the underlying shares of its common stock at the time of the 2001 stock option grant to be $2.00. As of December 31, 2001 and 2000, the Company had 1,150,051 and 1,265,261 options outstanding, respectively under the 1998 Option Plan which were granted with an exercise price range of $2.00 to $4.00 per share.

      Additionally, as of December 31, 2001 and 2000, the Company had 453,060 options outstanding at $3.18, 62,925 options at $5.96 and 62,925 options at $7.95 granted to the Company’s Chief Executive Officer. The options vest over a three-year period and expire ten years from the date of grant. In

FIN-13

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

accordance with the anti-dilution provisions of the Chief Executive Officer’s employment agreement these options were granted in 2000 as a replacement for options previously granted and as such require the Company to use variable accounting. The Stock compensation expense related to this event is immaterial and the Company recorded no additional compensation expense in 2001 or 2000.

      The Company recorded deferred compensation for options issued in 1997 and 1998 that had exercise prices lower than the fair value of the stock on the grant date. In accordance with the provisions of APB 25, compensation expense is incurred over the vesting period of the options. Compensation expense associated with these option grants was $0, $8,984, and $327,335 in 2001, 2000 and 1999, respectively.

      As of December 31, 2001, the Company has reserved a total of 2,479,824 shares of common stock for issuance upon the exercise of options.

      Changes in the status of the options are summarized below:

	Weighted Average
	Exercise Price	Options
	Per Share	Outstanding

December 31, 1998:	$1.76	597,000
Granted	4.40	1,098,500
Exercised	0.92	(17,512)
Forfeitures	3.00	(496,938)

December 31, 1999:	3.70	1,181,050
Granted	4.00	1,043,461
Exercised	2.19	(1,200)
Forfeitures	3.00	(289,140)

December 31, 2000:	3.97	1,934,171
Granted	2.00	441,350
Exercised	—	—
Forfeitures	3.19	(610,560)

December 31, 2001	$3.75	1,764,961

      The weighted average remaining contractual life of options outstanding was 7.96 and 8.52 years at December 31, 2001 and 2000, respectively.

      The Company applies APB 25 and related interpretations in accounting for stock option plans. Accordingly, no compensation cost is recognized for stock options granted with an exercise price at least equal to the fair market value of the shares at the grant date. Had compensation cost been determined based on the fair value at the grant dates consistent with the method prescribed in FAS 123, the Company’s net losses would have been increased to the pro forma amounts indicated below:

	Net Loss

	2001	2000	1999

As reported	$(7,094,758)	$(14,829,510)	$(15,501,306)
Pro forma	$(7,427,394)	$(15,332,555)	$(15,566,685)

FIN-14

ABILITI SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)

      The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2001	2000	1999

Expected stock price volatility	n/a	n/a	n/a
Risk-free interest rate	5.14%	6.65%	5.80%
Expected option life	10 years	10 year	10 years
Expected dividend yield	None	None	None
Fair value of options granted (per share)	$—	$—	$1.73
Options exercisable at year-end	946,767	701,022	274,061

10.     Management Retention Plan

      In March 2000 the Company adopted the Abiliti Solutions, Inc. Management Retention Plan. The purpose of this plan is to provide an incentive for the retention of key management by awarding participation in a pool to be distributed in the event or a merger, consolidation or sale of all or substantially all of the capital stock or assets of the Company (“triggering event”). The maximum distribution available under the plan is $8.23 million and is subject to reduction as the consideration received in connection with a triggering event exceeds $75.0 million. Distributions pursuant to this plan are to be made pari passu with the Company’s obligations under the March 2000 notes.

11.     Related Party

      During 1999, the Company paid approximately $2.6 million for services to an entity controlled by one of the Company’s shareholders and having two common board of director members.

12.     Significant Customers

      Revenues from the top three customers for the years ended December 31, 2001, 2000 and 1999 approximated 87%, 79% and 48% of total revenue, respectively. Accounts receivable from these customers amounted to approximately $1.9 million and $2.4 million at December 31, 2001 and 2000.

13.     Litigation

      In December 1999, a former employee filed suit against the Company alleging various causes of action including breach of employment agreement, breach of stock option agreement and requesting the court to declare a promissory note and pledge agreement executed by the former employee in favor of the Company, null and void. On June 7, 2002, the Company entered into a settlement agreement which required it to pay $500,000 to the former employee in 2002. During 2000, the Company recorded a charge of approximately $1.1 million to provide for the value of the estimated settlement and legal costs. In addition, during 1999 the Company recorded a charge of $250,000 to fully reserve for a loan made in 1999 to the former employee.

FIN-15

ANNEX A

ASSET PURCHASE AGREEMENT

DATED OCTOBER 7, 2002

AMONG

DALEEN TECHNOLOGIES (“DALEEN”),

DALEEN SOLUTIONS, INC. (“ACQUISITION SUB”)

AND

ABILITI SOLUTIONS, INC. (“ABILITI”)

A-i

A-ii

A-iii

A-iv

EXHIBITS:
EXHIBIT A	Daleen Warrant Agreement
EXHIBIT B	Escrow Agreement
EXHIBIT C	Assumption Agreement
EXHIBIT D	Purchase Price Allocation
EXHIBIT E	Abiliti Voting Agreement
EXHIBIT F	Form of Daleen Amended and Restated Certificate of Incorporation
EXHIBIT G	Daleen Voting Agreements
EXHIBIT H	[Intentionally Omitted.]
EXHIBIT I	Investment Agreement
EXHIBIT J	Bill of Sale
EXHIBIT K	Registration Rights Agreement
EXHIBIT L	Legal opinion of Green, Schaaf & Jacobson, P.C.
EXHIBIT M-1 AND M-2	Form of legal opinions of Morris, Manning & Martin, LLP and Blackwell Sanders Peper Martin LLP
EXHIBIT N	Sarbanes-Oxley Act Certificate

A-v

DEFINED TERMS

1/01 Debt	A-5
3/00 Debt	A-4
Abiliti	A-2
Abiliti Accounts Receivable	A-12
Abiliti Asset	A-8
Abiliti Balance Sheet	A-10
Abiliti Business	A-1
Abiliti Capital Stock	A-10
Abiliti Closing Documents	A-8
Abiliti Core Software	A-23
Abiliti Customer Contracts	A-25
Abiliti Customer Software	A-23
Abiliti Employees	A-13
Abiliti Group	A-13
Abiliti Indemnified Persons	A-62
Abiliti License Agreement	A-22
Abiliti Organizational Documents	A-7
Abiliti Owned Software	A-23
Abiliti Plans	A-14
Abiliti Qualified Plans	A-14
Abiliti Software	A-23
Abiliti Source Code Agreement	A-23
Abiliti Third Party Components	A-23
Abiliti Third Party License Agreement	A-22
Abiliti Voting Agreement	A-27
Abiliti’s Advisors	A-45
Acquisition Sub	A-1
Active Employees	A-55
Agreement	A-1
Applicable Law	A-5
Assets	A-7
Association	A-68
Assumed Liabilities	A-4
Assumption Agreement	A-4
Best Efforts	A-45
Bill of Sale	A-52
Breach	A-61
Business Name	A-6
Change of Control Event	A-59
Change of Control Notice	A-59
Closing	A-5
Closing Date	A-5
Cobra	A-15
Competing Business	A-58

A-vi

Consents	A-9
Contemplated Transactions	A-9
Contract	A-19
Copyrights	A-21
Current Market Price Per Share of Common Stock	A-63
Daleen	A-1
Daleen Accounts Receivable	A-31
Daleen Assets	A-28
Daleen Balance Sheet	A-30
Daleen Business	A-28
Daleen Cap	A-63
Daleen Capital Stock	A-3
Daleen Closing Documents	A-29
Daleen Common Stock	A-3
Daleen Common Stock Warrant	A-3
Daleen Core Software	A-41
Daleen Customer Contracts	A-43
Daleen Customer Software	A-41
Daleen Employees	A-33
Daleen Form 10-K	A-30
Daleen Group	A-32
Daleen Indemnified Persons	A-61
Daleen License Agreement	A-40
Daleen Material Contracts	A-38
Daleen Organizational Documents	A-28
Daleen Owned Software	A-41
Daleen Plans	A-33
Daleen Qualified Plans	A-33
Daleen Registration Statements	A-27
Daleen Series F Preferred Stock	A-3
Daleen Software	A-41
Daleen Source Code Agreement	A-41
Daleen Special Meeting	A-27
Daleen Sub	A-28
Daleen Third Party Components	A-41
Daleen Third Party License Agreement	A-41
Daleen Voting Agreements	A-45
Daleen Warrant Agreements	A-3
Daleen’s Advisors	A-45
Damages	A-61
Deductible	A-62
Distributor	A-22
Effective Time	A-5
Encumbrance	A-11
Environmental Laws	A-20

A-vii

ERISA	A-13
Escrow Agreement	A-3
Escrow Shares	A-4
Exchange Act	A-11
Family	A-26
Form S-3.	A-27
GAAP	A-11
Governmental Authorization	A-9
Governmental Body	A-9
Hazardous Substances	A-20
Hired Active Employees	A-55
I.R.C.	A-5
Indemnified Persons	A-62
Indemnifying Person	A-64
Initial Consideration	A-3
Intangibles	A-21
Investment	A-52
Investment Agreement	A-52
Knowledge	A-66
Leased Personal Property	A-7
Leased Real Property	A-8
Legal Requirement	A-9
Liability	A-4
Management Retention Agreements	A-3
Management Retention Plan	A-3
Maskworks	A-22
Material Adverse Effect	A-7
Material Contracts	A-19
Material Interest	A-27
MGBCL	A-5
Non-Disclosure Agreement	A-45
Option Plans	A-10
Order	A-16
Ordinary Course of Business	A-11
Other Abiliti Software	A-23
Other Daleen Software	A-41
Patents	A-21
Person	A-8
Personal Property	A-7
Personal Property Leases	A-7
PriceWaterhouse	A-10
Proceeding	A-16
Proxy Statement	A-27
Purchase	A-1
Purchase Price	A-4

A-viii

Purchased Assets	A-1
Real Property	A-7
Real Property Leases	A-8
Records	A-55
Registration Rights Agreement	A-52
Registrations	A-22
Related Person	A-26
Reserved Cash	A-3
Retained Assets	A-2
Retained Contracts	A-3
Retained Liabilities	A-4
SEC	A-10
SEC Reports	A-30
Securities Act	A-27
Shareholders	A-10
Software	A-21
Tax	A-13
Taxes	A-13
Tax Return	A-13
Trademarks	A-21
Trading Day	A-64
Transaction Agreements	A-2

A-ix

ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (“AGREEMENT”) is made as of October 7, 2002, by and among DALEEN TECHNOLOGIES, INC., a Delaware corporation (“Daleen”), DALEEN SOLUTIONS, INC., a Delaware corporation (“ACQUISITION SUB”), and ABILITI SOLUTIONS, INC., a Missouri corporation (“ABILITI”).

RECITALS:

      A. Abiliti is engaged in the business of providing operations and business support software systems to ensure revenue optimization, including event management, billing and rating software (the business of Abiliti and its subsidiaries as currently conducted and as proposed to be conducted is referred to herein as the “ABILITI BUSINESS”).

      B. Daleen and Acquisition Sub desire to purchase and Abiliti desires to sell the Purchased Assets (as hereinafter defined in Section 1.1) used in connection with the operation of the Abiliti Business (the “PURCHASE”).

      C. The parties hereto desire to cause the Purchase to be effected on the terms and conditions hereinafter set forth, subject only to the limitations and exclusions contained in this Agreement.

AGREEMENT

      In consideration of the foregoing and the mutual agreements contained herein (the receipt and adequacy of which are hereby acknowledged), the parties, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE TRANSACTIONS

      SECTION 1.1.     Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.10) and effective as of the Effective Time (as defined in Section 1.10), Abiliti shall sell, convey, assign, deliver and transfer to Acquisition Sub, free and clear of any Encumbrances (as defined in Section 4.6, and excluding Encumbrances listed on SCHEDULE 1.1), and Acquisition Sub shall purchase and acquire from Abiliti, free and clear of all Encumbrances (excluding Encumbrances listed on SCHEDULE 1.1), all of Abiliti’s right, title and interest in and to all of Abiliti’s properties and assets of every kind, nature and description existing on the Closing Date (as defined in Section 1.10), wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements (except those assets specifically excluded pursuant to Section 1.2), which assets shall include, without limitation, the following (collectively, the “PURCHASED ASSETS”):

(a) All of Abiliti’s tangible Assets (as defined in Section 4.1(d)), including equipment, inventories, supplies, work-in-process, finished goods, office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles wherever located and whether or not obsolete or carried on Abiliti’s books of account;

(b) All of Abiliti’s cash and cash in banks (other than Reserved Cash, as defined in Section 1.2(h)), cash equivalents, bank and mutual fund accounts, trade and other notes and accounts receivable, deposits, investments, securities, advance payments, rental deposits, security deposits, lock boxes, prepaid items and expenses, claims, deferred charges, rights of offset and credits and claims for refund;

(c) All of Abiliti’s books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like;

(d) All of Abiliti’s rights under leases for real or personal property, including Real Property, Personal Property, Personal Property Leases, Real Property Leases (as such terms are defined in Section 4.1(d)) and all of Abiliti’s rights under all other leases, Contracts (as defined in Section 4.17(a)), agreements and purchase and sale orders;

(e) All of Abiliti’s claims, choses in action, causes of action and judgments, except as the same may relate to any Retained Liability (as defined in Section 1.7);

(f) All of Abiliti’s intangible rights and property, including goodwill, rights in and to tradenames, trademarks, fictitious names, logos, copyrights or service mark, or any variant of any of them, other than the name “ABILITI,” and in any other trade secrets, Software (as defined in Section 4.22(a)), inventions and any applications therefor or registrations thereof, going concern value, telephone, telephony, domain names and email addresses, and any other forms of intellectual property, including, without limitation, in each case all goodwill related thereto;

(g) All insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets and the Assumed Liabilities (as defined in Section 1.6 and specified on SCHEDULE 1.6); and

(h) All of Abiliti’s rights to the Abiliti Business.

      Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability (as defined in Section 1.6) related to the Purchased Assets other than the Assumed Liabilities.

      SECTION 1.2.     Retained Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following Abiliti Assets (as defined in Section 4.1(d)) (collectively, the “RETAINED ASSETS”) are not part of the Purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Abiliti after the Closing:

(a) The consideration to be delivered to Abiliti pursuant to this Agreement;

(b) Abiliti’s other rights under this Agreement, the Daleen Warrant Agreement (as defined in Section 1.3), the Escrow Agreement (as defined in 1.4), the Bill of Sale (as defined in Section 8.9), the Assumption Agreement (as defined in Section 1.6), the Registration Rights Agreement (as defined in Section 8.9) and any other Abiliti Closing Document (as defined in Section 4.2) or Daleen Closing Document (as defined in Section 5.2) (collectively, the “TRANSACTION AGREEMENTS”);

(c) Abiliti’s original (i) minute books, stock book, seal and records having exclusively to do with the corporate organization and capitalization of Abiliti; and (ii) the documents related to the Retained Assets or the Retained Liabilities; provided, however, that Abiliti shall provide Daleen with true, correct and complete copies of the materials listed in clause (i) and shall provide Daleen with reasonable access during normal business hours to the materials listed in clause (ii) to the extent not subject to attorney-client privilege;

(d) All right, claims, choses in action, causes of action and judgments in respect of any Retained Liability and in any Contract related thereto, and rights under and proceeds of insurance policies in respect of the same;

(e) Abiliti’s rights under:

(i) the Investors Rights Agreement, as amended, dated as of December 7, 1998, by and among Abiliti and certain of its shareholders that are a party thereto;

(ii) the Series A Stock Purchase Agreement, dated as of December 7, 1998, by and among Abiliti and certain of its shareholders that are a party thereto;

(iii) the Series A Stock Purchase Agreement, dated as of March 4, 1999, by and among Abiliti and certain of its shareholders that are a party thereto;

(iv) each of the Management Retention Agreements, as amended (the “MANAGEMENT RETENTION AGREEMENTS”), with Abiliti and certain of its executives and employees, and the Management Retention Plan under which these were granted (the “MANAGEMENT RETENTION PLAN”);

(v) the First Amended and Restated Voting Agreement, dated March 4, 1999, by and among certain of Abiliti’s shareholders that are a party thereto;

(vi) the Supplemental Voting Agreement, dated as of May 18, 2000, by and among certain of Abiliti’s shareholders that are a party thereto;

(vii) the Supplemental Voting Agreement, dated as of October 7, 2002, by and among Abiliti, HarbourVest Partners V — Direct Fund L.P., HarbourVest Partner VI — Direct Fund L.P., Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P.; and

(viii) the options on and warrants to purchase Abiliti Capital Stock (as defined in Section 4.3) and Contracts in respect of the same (collectively with the Contracts described in the preceding clauses (i) through (vii) inclusive, the “RETAINED CONTRACTS”);

(f) All Contracts with Abiliti Employees, the Abiliti Plans and the Abiliti Qualified Plans (as such terms are defined in Section 4.13), subject to Section 10.1;

(g) All rights and obligations under, and all Liabilities relating to, or otherwise arising from, Contracts regarding indebtedness of Abiliti, including without limitation the 3/00 Debt and the 1/01 Debt (as such terms are defined in Section 1.7(b)), and all obligations under Contracts regarding any issuance of securities by Abiliti;

(h) cash in an amount equal to $625,000 (such amount, as adjusted pursuant to Section 10.1(c) and as set forth in SCHEDULE 1.2, the “RESERVED CASH”); and

(i) All stock or other securities that Abiliti owns or has the right to acquire in or with respect to any other Person (as defined in Section 4.1(d)).

      SECTION 1.3.     Initial Consideration.

The consideration delivered at Closing to Abiliti in respect of the Purchased Assets (the “INITIAL CONSIDERATION”) will be:

(i) Ten million three hundred forty-two thousand nine hundred twenty-two (10,342,922) shares of common stock, $0.01 par value per share of Daleen (“DALEEN COMMON STOCK”), issued to and in the name of Abiliti;

(ii) One hundred four thousand one hundred thirteen (104,113) shares of Series F Convertible Preferred Stock, $0.01 par value per share, of Daleen (the “DALEEN SERIES F PREFERRED STOCK”; together with the Daleen Common Stock, the “DALEEN CAPITAL STOCK”), issued to and in the name of Abiliti; and

(iii) a warrant to acquire an aggregate of five million ninety-nine thousand four hundred sixty-two (5,099,462) shares of Daleen Common Stock at an exercise price of $0.906 per share (a “DALEEN COMMON STOCK WARRANT”) with the terms set forth in a warrant agreement in substantially the form attached hereto as EXHIBIT A (a “DALEEN WARRANT AGREEMENT”).

      SECTION 1.4.     Escrow; Purchase Price. Subject to the terms and conditions set forth in the escrow agreement in substantially the form attached hereto as EXHIBIT B (the “ESCROW AGREEMENT”), at the Closing Daleen shall deliver to the Escrow Agent (as defined in the Escrow Agreement), in the aggregate, (i) one million one hundred forty-nine thousand two hundred fourteen (1,149,214) shares of Daleen Common Stock; (ii) eleven thousand five hundred sixty-eight (11,568) shares of Daleen Series F Preferred Stock; and (iii) a Daleen Warrant Agreement to acquire five hundred sixty-six thousand six hundred seven (566,607) shares of Daleen Common Stock ((i), (ii) and (iii) collectively, the

“ESCROW SHARES” and together with the Initial Consideration, the “PURCHASE PRICE”), to and in the name of Abiliti, to be held in the manner described in the Escrow Agreement.

      SECTION 1.5.     Adjustments. In the event Daleen changes the number of shares of Daleen Common Stock, Daleen Series F Preferred Stock or Daleen Common Stock Warrants issued and outstanding as a result of a stock split, stock dividend, reverse stock split or similar recapitalization and the record date therefore (in the case of a stock dividend or other such recapitalization for which a record date is established) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Closing Date, the number of shares of Daleen Common Stock and Daleen Series F Preferred Stock to be issued to Abiliti pursuant to the preceding Sections 1.3 and 1.4, and the number of shares of Daleen Common Stock issuable upon exercise of the Daleen Common Stock Warrants to be issued to Abiliti pursuant to the preceding Sections 1.3 and 1.4 and the exercise price of such Daleen Common Stock Warrants, shall be adjusted appropriately, it being understood that, in the case of the Daleen Series F Preferred Stock, such adjustments shall be calculated on an as if converted basis.

      In the event the number of issued and outstanding shares of Daleen Common Stock is reduced below 22,984,272, or the number of issued and outstanding shares of Daleen Series F Preferred Stock is reduced below 231,362, as a result of a repurchase, redemption or other acquisition or cancellation of such securities by Daleen described on SCHEDULE 7.5(B) hereto, and the effective date thereof shall be prior to the Closing Date, the number of shares of Daleen Common Stock to be issued to Abiliti pursuant to the preceding Sections 1.3 and 1.4 (in the case of Daleen’s cancellation, repurchase, redemption or other acquisition of Daleen Common Stock), and the number of shares of Daleen Series F Preferred Stock to be issued to Abiliti pursuant to the preceding Sections 1.3 and 1.4 (in the case of Daleen’s cancellation, repurchase, redemption or other acquisition of Daleen Series F Preferred Stock), shall be reduced by the number of shares of Daleen Common Stock and/or Daleen Series F Preferred Stock, as the case may be, so cancelled, repurchased, redeemed or otherwise acquired.

      SECTION 1.6.     Assumed Liabilities. On the Closing Date, but effective upon the Effective Time, Acquisition Sub shall, pursuant to an assignment and assumption agreement substantially in the form of EXHIBIT C (the “ASSUMPTION AGREEMENT”), assume and agree to discharge only the Liabilities of Abiliti as listed on SCHEDULE 1.6 (collectively, the “ASSUMED LIABILITIES”). As used in this Agreement, “LIABILITY” shall mean, with respect to any Person (as defined in Section 4.1(d)) or any property of such Person, any liability or obligation of such Person of any nature, character or kind whatsoever, whether or not due or to become due, accrued or unaccrued, fixed, absolute, contingent, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, set off, recoupment, counterclaim or otherwise.

      SECTION 1.7.     Retained Liabilities. Acquisition Sub and Daleen shall not assume, and Abiliti shall have sole responsibility of and shall retain, pay and discharge in due course every Liability of Abiliti, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including without limitation, Liabilities that affect or otherwise relate to the Abiliti Business or the Purchased Assets, and Daleen and Acquisition Sub shall not assume or in any way be liable or responsible for any such Liability by virtue of its purchase of the Purchased Assets or otherwise, other than the Assumed Liabilities (the “RETAINED LIABILITIES”), including without limitation Liabilities:

(a) under, arising out of or in respect of the Transaction Agreements, including pursuant to Section 13.3 hereof, or any challenge to the Purchase or other Contemplated Transactions (as defined in Section 4.2(b)) by any shareholder of Abiliti, including without limitation, all obligations of Abiliti pursuant to Article XII below;

(b) under, arising out of or in any way in respect of (i) the outstanding convertible promissory notes, dated March 16, 2000, of Abiliti, in the aggregate amount of $7.5 million plus all accrued and unpaid interest, penalties or other amounts owed thereon (the “3/00 DEBT”) or (ii) the outstanding convertible promissory notes, dated January 17, 2001, of Abiliti, in the aggregate amount of $4.5 million plus all accrued and unpaid interest, penalties or other amounts owed thereon (the “1/01 DEBT”);

(c) under, arising out of or in respect of any Retained Asset;

(d) related to the distribution by Abiliti to any of its creditors or shareholders of the consideration received by Abiliti hereunder;

(e) related to income, capital gains or other similar Taxes (as defined in Section 4.11), if any, of Abiliti arising out of the Contemplated Transactions;

(f) related to, arising out of or in respect to Abiliti’s ownership or operation of Network Strategies, Inc. (as described in Section 4.1(c) hereof);

(g) related to or based upon Abiliti’s acts or omissions occurring after the Closing Date; or

(h) related to, arising out of or in respect to the agreements set forth in Section 1.2(e) or the matters set forth on SCHEDULE 1.7(H) hereto.

      SECTION 1.8.     Allocation. The Purchase Price shall be allocated in accordance with EXHIBIT D. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in EXHIBIT D for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the I.R.C. (as defined in Section 4.11). Acquisition Sub shall prepare and deliver IRS Form 8594 to Abiliti within forty-five (45) days after the Closing Date to be filed with the IRS. In any Proceeding (as defined in Section 4.15) related to the determination of any Tax, neither Acquisition Sub nor Abiliti shall contend or represent that such allocation is not a correct allocation.

      SECTION 1.9.     Shareholder Approval. The Purchase shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Abiliti, Daleen and Acquisition Sub, and is subject to approval by the stockholders of Daleen and the shareholders of Abiliti, as required by Applicable Law, including the Missouri General Business Corporation Law (the “MGBCL”) and the Delaware General Corporation Law. As used in this Agreement, “APPLICABLE LAW” means all applicable Legal Requirements (as defined in Section 4.2(b)) and Orders (as defined in Section 4.15(b)), including, without limitation, all applicable rules and regulations of any self-regulatory organization.

      SECTION 1.10.     Time and Place of Closing. The closing of the transactions contemplated hereby (the “CLOSING”) will take place at the offices of Morris, Manning & Martin, L.L.P., 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 at 10:00 a.m. (local time) on the date to be specified by the parties, which shall be no later than the third (3rd) business day after satisfaction or waiver of the conditions precedent to the Purchase as set forth herein (the “CLOSING DATE”). The Closing shall be deemed effective at 12:01 a.m. on the Closing Date (the “EFFECTIVE TIME”). Subject to the provisions of Article XI, failure to consummate the Purchase provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.10 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      SECTION 1.11.     Closing Obligations. At the Closing: (a) Abiliti will deliver to Daleen and Acquisition Sub the documents referenced in Article VIII hereof; and (b) Daleen and Acquisition Sub will deliver to Abiliti the documents and consideration referenced in Article IX hereof.

ARTICLE II

LIMITATIONS ON DISSOLUTION OF ABILITI; CERTAIN TAX MATTERS

      SECTION 2.1.     Limitations on Dissolution of Abiliti. Abiliti shall not file Articles of Dissolution or otherwise dissolve pursuant to Section 351.468 of the MGBCL prior to the date that is one year after the Closing Date. In the event Abiliti elects to dissolve pursuant to the MGBCL, such statutory dissolution shall be fully in accordance with Section 351.464 of the MGBCL and with the effects set forth in Section 351.476 of the MGBCL, including, without limitation, the discharge, or the making of provision for discharge, of all Liabilities that are not Assumed Liabilities prior to the distribution of its remaining Assets, if any, to holders of Abiliti Capital Stock. Such statutory dissolution shall have been approved by the Board of Directors and shareholders of Abiliti in accordance with Section 351.464 of the MGBCL. Abiliti shall not distribute any of its Assets to its shareholders (in dissolution, by dividend or otherwise) prior to satisfying or making provision to satisfy its creditors in accordance with Applicable Law (provided, however, that the foregoing restriction shall not apply to any payment ordered by a Missouri or Federal court pursuant to Section 351.405 of the MGBCL).

      SECTION 2.2.     Abiliti Name. Simultaneous with the Closing, Abiliti shall change its name to a name that does not contain the word “Abiliti” or derivatives thereof (the Abiliti name and such derivatives, the “BUSINESS NAME”). From and after the Closing Date, Daleen shall have the right to use the Business Name in connection with its use and operation of the Purchased Assets, whether by itself or in combination with other words, for a period of one year from and after the Closing Date, during which time Abiliti shall not use the Business Name.

      SECTION 2.3.     Taxes of Abiliti.

(a) Any general property Tax assessed against or pertaining to the Purchased Assets for the taxable period that includes the Closing Date shall be prorated between Daleen and Abiliti as of the Closing Date, except to the extent such Taxes are Assumed Liabilities. In the event the amount of any such general property Tax cannot be ascertained as of the Closing Date, pro-ration shall be made on the basis of the preceding year, and to the extent that any such pro-ration or accrual may be inaccurate Abiliti and Daleen agree to make such payment to the other after the Tax statements have been received as are necessary to allocate such general property Tax properly between Abiliti and Daleen as of the Closing Date.

(b) Except as otherwise provided in this Agreement, all amounts payable with respect to utility charges and other items of expense attributable to the conduct of the Abiliti Business shall be prorated as of the Closing Date to the extent the charges and expenses cannot be identified as to the Person who received the benefits to which such charges and expenses relate, except to the extent such expenses are Assumed Liabilities. To the extent such amounts are estimated at Closing and such pro-rations are inaccurate, Abiliti and Daleen agree to make such payment to the other after such amounts are correctly computed that is necessary to allocate such charges properly between Abiliti and Daleen as of the Closing Date.

(c) Daleen shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Purchased Assets from Abiliti to Acquisition Sub, other than Retained Liabilities.

ARTICLE III

TITLE AND RISK OF LOSS; FURTHER ACTION

      SECTION 3.1.     Pre-Closing Casualty to Assets. In the event of any loss, damage or destruction of or to the Purchased Assets due to theft, expropriation, seizure, destruction, damage, fire, earthquake, flood, lightning, storm, hurricane, or other cause or casualty until title thereto is passed to the Acquisition Sub at the Closing, at the Closing Abiliti shall assign any insurance proceeds and other compensation and any other rights thereto to Daleen and Acquisition Sub and shall reasonably cooperate with Daleen and Acquisition Sub in collecting all insurance proceeds and other compensation with respect thereto.

      SECTION 3.2.     Taking of Necessary Action; Further Action. Each of the parties hereto will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Purchase in accordance with this Agreement as promptly as practicable. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquisition Sub with full right, title and possession to the Purchased Assets, or to effectuate the assumption by Acquisition Sub of the Assumed Liabilities, the officers and directors of Abiliti, Daleen and Acquisition Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary reasonable action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ABILITI

      Abiliti represents and warrants to Daleen and Acquisition Sub as follows:

      SECTION 4.1.     Organization and Good Standing.

(a) SCHEDULE 4.1 contains a complete and accurate list of Abiliti’s jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Abiliti is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted, to own or use the Abiliti Assets, and to perform all its obligations under any Contract to which Abiliti is a party. Abiliti is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Abiliti. For purposes of this Agreement, “MATERIAL ADVERSE EFFECT” means a material adverse effect on a party to this Agreement and its subsidiaries or on the business, operations, assets or financial condition of such party and its subsidiaries, taken as a whole, or on the ability of such party to consummate the Contemplated Transactions.

(b) Abiliti has delivered to Daleen true and correct copies of its Articles of Incorporation and Bylaws (the “ABILITI ORGANIZATIONAL DOCUMENTS”) and of its minute books and stock records, each as currently in effect, provided that minutes related to discussions about the Purchase and the Contemplated Transactions and other business combinations or strategic transactions have not been delivered or made available.

(c) Abiliti has and has had no subsidiaries or investments in any other corporations or businesses other than Network Strategies, Inc., a California corporation that does not have and has never had any operations, Liabilities or Assets, and is not in good standing. Abiliti owns, and at all times has owned beneficially and of record, all of the issued and outstanding equity securities of Network Strategies, Inc. Abiliti has delivered to Daleen true and correct copies of the Articles of Incorporation of Network Strategies, Inc. Network Strategies, Inc. has no bylaws and has had no meetings of, or actions taken by consent of, its directors (if any) or shareholders since inception.

(d) For purposes of this Agreement, “ASSETS” means, in respect of a Person, all of the assets, properties and rights of such Person and its subsidiaries, if any, including, without limitation, the following assets, properties and rights: (i) all land, structures, improvements, fixtures, rights of way, uses, easements, licenses, hereditaments, tenements and appurtenances belonging or appertaining thereto (the “REAL PROPERTY”); (ii) all machinery, operating equipment and supplies, office equipment and supplies, computer hardware and software and other tangible personal property of every kind and nature owned or used by such Person in or relating to such Person’s Business (the “PERSONAL PROPERTY”); (iii) all rights and incidents of interest of such Person in and to (A) the leases relating to tangible personal property leased by such Person from third parties (the “PERSONAL PROPERTY LEASES”), and (B) the tangible personal property leased pursuant thereto (the “LEASED PERSONAL PROPERTY”); (iv) all rights and incidents of interest of such

Person in and to (A) the leases relating to real property leased by such Person from third parties (the “REAL PROPERTY LEASES”), and (B) the real property leased pursuant thereto (the “LEASED REAL PROPERTY”); (v) all of such Person’s inventory held for resale and all finished goods, raw materials, work in progress, wrapping, supply and packaging items and similar items owned by such Person on the Closing Date used in or relating to such Person’s Business, in each case wherever the same may be located; (vi) all work in progress, including, without limitation, work in progress which has not yet been billed to a customer, owned by such Person on the Closing Date; (vii) all of such Person’s right, title and interest in and to (A) its customer accounts, and (B) the outstanding Contracts relating to the customer accounts; (viii) all of such Person’s right, title and interest in and to its Software and Intangibles (as defined in Section 4.22(a)), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights (all as more particularly described in Section 4.22); (ix) all permits issued or granted to such Person by any Governmental Body (as defined in Section 4.2(b)); (x) all books, files, documents, sales literature, customer lists, customer records, operating records, employee personnel files, computer programs, instructions, advertising materials, dealer and distributor lists and other records of such Person and/or its subsidiaries; (xi) any deposits, prepayments, unbilled costs and fees, accounts, notes and other receivables and claims, causes of action, choses in action, rights of recovery, refunds, rights of set-off and rights of recoupment; (xii) all of such Person’s right, title and interest in and to the Contracts not previously set forth in this definition; (xiii) all accounts receivable of such Person; (xiv) all cash and all bank accounts and brokerage accounts and similar accounts and cash equivalents, including deposits in transit, of such Person; (xv) all of such Person’s right, title and interest in and to its name and trademarks, trade names, domain names and service marks related thereto; and (xvi) all other properties, assets, rights and interests of every kind and description, wherever located, of such Person. For purposes of this Agreement, (a) “ABILITI ASSET” means all of the Assets of Abiliti or any of its subsidiaries and (b) “PERSON” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      SECTION 4.2.     Authority; No Conflict.

(a) Abiliti has full corporate power and authority to execute and deliver this Agreement and each of the Abiliti Closing Documents to be executed and delivered by Abiliti as set forth herein and to perform its obligations under this Agreement and the Abiliti Closing Documents. With respect to the approval of this Agreement and the consummation of the Contemplated Transactions: (a) no less than 66 2/3% of the outstanding votes entitled to be cast by all holders of Abiliti Capital Stock is required under Applicable Law to approve this Agreement and the consummation of the Purchase, and (b) shareholders holding shares of Abiliti Capital Stock which represent at least 66 2/3% of the outstanding votes entitled to be cast by all holders of Abiliti Capital Stock have entered into an Abiliti Voting Agreement (as defined in Section 4.32 below) to authorize and approve, among other things, the Purchase. This Agreement constitutes the legal, valid, and binding obligation of Abiliti, enforceable against Abiliti in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Abiliti of the Abiliti Closing Documents, the Abiliti Closing Documents will constitute the legal, valid, and binding obligations of Abiliti, enforceable against Abiliti in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, the “ABILITI CLOSING DOCUMENTS” means each agreement, certificate or other instrument required to be executed and delivered at Closing by Abiliti pursuant to Section 8.9.

(b) Except as set forth in SCHEDULE 4.2, neither the execution and delivery of this Agreement nor the consummation or performance by Abiliti of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Contravene, conflict with, or result in a violation of (A) any provision of the Abiliti Organizational Documents; or (B) any resolution adopted by the Board of Directors or the Shareholders (as defined in Section 4.3) of Abiliti;

(ii) Contravene, conflict with, or result in a violation of, or give any governmental body (whether federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal, and any self-regulatory organization) (each, a “GOVERNMENTAL BODY”)) or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any legal requirement (including any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, or any rule or regulation of any Governmental Body (each, a “LEGAL REQUIREMENT”)) or any Order to which Abiliti or any of the Abiliti Assets may be subject;

(iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any governmental authorization (including any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (each, a “GOVERNMENTAL AUTHORIZATION”)) that is held by Abiliti or that otherwise relates to the Abiliti Business or any of the Abiliti Assets;

(iv) Cause Abiliti to become subject to, or to become liable for the payment of, any Taxes;

(v) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Contract (as defined in Section 4.17(a)) to which Abiliti is a party or to which it or the Abiliti Assets are bound; or

(vi) Result in the imposition or creation of any material Encumbrance upon or with respect to any of the Abiliti Assets.

(c) Except as set forth in SCHEDULE 4.2, Abiliti will not be required to give notice or obtain any Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. For purposes of this Agreement, “CONSENTS” means any approvals, consents, ratifications, waivers or other authorizations (including any Governmental Authorizations).

(d) For purposes of this Agreement, “CONTEMPLATED TRANSACTIONS” means, collectively, the transactions contemplated by this Agreement, including: (i) the Purchase; (ii) the execution and delivery of the Daleen Common Stock Warrant Agreements, the Escrow Agreement, the Abiliti Voting Agreements, the Daleen Voting Agreements, the Employment Agreements and the Registration Rights Agreement; (iii) consummation of the Investment (as defined in Section 8.8); (iv) the performance by Daleen, Acquisition Sub and Abiliti of their respective covenants and obligations under this Agreement and the agreements set forth in subparagraph (ii); and (viii) Acquisition Sub’s ownership of the Purchased Assets and exercise of control over the Abiliti Business after the Closing Date.

      SECTION 4.3.     Capitalization. The authorized capital stock of Abiliti consists of (a) five hundred ninety million (590,000,000) shares of common stock, $0.00005 par value per share, of which six million three hundred thirty-six thousand seven hundred ninety-four (6,275,256) shares are issued and outstanding; and (b) ten million (10,000,000) shares of preferred stock, $0.00005 par value per share, of which (i) two million seven hundred ninety-two thousand eight hundred nineteen (2,792,819) shares are designated as Abiliti Series A Preferred Stock (with two million seven hundred ninety-two thousand eight hundred nineteen (2,792,819) shares issued and outstanding); and (ii) three million five hundred thousand (3,500,000) shares are designated as Abiliti Series B Preferred Stock (with one million three hundred twenty-eight thousand three hundred eighty-three (1,328,383) shares issued and outstanding) (collectively, the “ABILITI CAPITAL STOCK”). All of the issued and outstanding shares of Abiliti Capital Stock are held of record and owned by the Persons (collectively, the “SHAREHOLDERS”) and in the amounts set forth on SCHEDULE 4.3. All of the outstanding equity securities of Abiliti have been duly authorized and validly issued and are fully paid and nonassessable. Other than as set forth on SCHEDULE 4.3, Abiliti is not a party to any Contract relating to the issuance, sale, or transfer of any equity securities or other securities of Abiliti. SCHEDULE 4.3 sets forth a true and accurate description of each Contract relating to the issuance, sale or transfer of any equity securities or other securities of Abiliti including, without limitation, in the case of options, warrants or other rights of any Person to acquire such securities, the name of the holder of such rights, the number and type of securities underlying such rights, the exercise, purchase or conversion price thereof, the voting provisions and the expiration date, including any provision applicable upon a change of control in other transactions involving Abiliti. Except as set forth on SCHEDULE 4.3, Abiliti does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Except as disclosed on SCHEDULE 4.3, (i) there are no stock appreciation rights, options, warrants, conversion privileges or pre-emptive or other rights or agreements outstanding to purchase or otherwise acquire any Abiliti Capital Stock or other securities; (ii) there are no options, warrants, conversion privileges or pre-emptive or other rights or agreements to which Abiliti is a party involving the purchase or other acquisition of any securities of any other Person; (iii) there is no liability for dividends accrued, but unpaid; and (iv) there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Abiliti’s outstanding securities. With respect to the stock options identified on SCHEDULE 4.3, each of (A) the 1997 Options (as defined in SCHEDULE 4.3) were granted pursuant to an agreement in the form of Annex A to SCHEDULE 4.3, (B) the 1998 Plan Options (as defined in SCHEDULE 4.3) were granted pursuant to the 1998 Plan (as defined in SCHEDULE 4.3) attached as Annex B to SCHEDULE 4.3 and an agreement in the form of Annex C to SCHEDULE 4.3, and (C) the Quick Options (as defined in SCHEDULE 4.3) were granted pursuant to the agreement attached as Annex D to SCHEDULE 4.3 (the 1997 Options and the 1998 Plan hereinafter are referred to collectively as the “OPTION PLANS”).

      SECTION 4.4.     Financial Statements. Abiliti has delivered to Daleen and Acquisition Sub (a) the audited balance sheets of Abiliti as at December 31, 1999, 2000 and 2001, and the related audited statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of PricewaterhouseCoopers, LLP (“PRICEWATERHOUSE”), its independent auditors; and (b) the unaudited balance sheet of Abiliti as of March 31, 2002 (the “ABILITI BALANCE SHEET”), and the related statement of income for the three (3) month period then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of Abiliti as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP (as defined below), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the last audited statement); the financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Abiliti are required by GAAP to be included in the financial statements of Abiliti. Pricewaterhouse has conducted any necessary review of Daleen and has agreed in writing that it will provide consents to the inclusion or incorporation by reference of the audited financial statements of Abiliti referenced above and Pricewaterhouse’s audit report related thereto, in the event reasonably requested by Daleen to do so, in connection with any filings by Daleen with the U.S. Securities and Exchange Commission (the “SEC”), including the Daleen Registration

Statements (as defined in Section 4.29). For purposes of this Agreement, “GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

      SECTION 4.5.     Books and Records. The books of account, stock record books, and other records of Abiliti, true and complete copies of all of which have been delivered to Daleen, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”) (regardless of whether or not Abiliti is subject to that section), including the maintenance of an adequate system of internal controls. With respect to the minute books of Abiliti, Abiliti has taken no material action not reflected in the minutes.

      SECTION 4.6.     Title to Properties; Encumbrances. Neither Abiliti nor any subsidiary of Abiliti owns any Real Property. SCHEDULE 4.6 contains a list of all Leased Real Property or other interests in Real Property owned by Abiliti or its subsidiaries. Except as set forth in SCHEDULE 4.6, Abiliti and its subsidiaries own all the properties and Assets (whether real, personal, or mixed and whether tangible or intangible) that Abiliti and its subsidiaries purport to own or reflected as owned in the books and records of Abiliti, including all of the properties and Assets reflected in the Abiliti Balance Sheet (except for Assets held under capitalized leases disclosed in SCHEDULE 4.6 and personal property sold since the date of the Abiliti Balance Sheet in the Ordinary Course of Business (as defined below)), and all of the properties and Assets purchased or otherwise acquired by Abiliti since the date of the Abiliti Balance Sheet (except for property, inventory and other Assets acquired, sold, consumed or disposed of since the date of the Abiliti Balance Sheet in the Ordinary Course of Business). Except as set forth on SCHEDULE 4.6, all properties and Assets reflected in the Abiliti Balance Sheet are free and clear of any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than restrictions on transfer under federal or state securities laws (each, an “ENCUMBRANCE”), except for (a) security interests shown on the Abiliti Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) security interests incurred in connection with the purchase of property or Assets after the date of the Abiliti Balance Sheet (such security interests being limited to the property or Assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for Taxes not yet due or which are contested in good faith by appropriate proceedings; (d) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business and which are not past due and are reflected in the Abiliti Balance Sheet; (e) statutory liens in favor of lessors arising in connection with any property leased to Abiliti, provided that Abiliti is in good standing and is current on all payments under such leases; and (f) any other Encumbrances that do not in any way affect or apply to any Abiliti Asset that, individually or in the aggregate with all other Abiliti Assets affected by such Encumbrance, is material to the Abiliti Business. For purposes of this Agreement, an action will be considered to have taken place in the “ORDINARY COURSE OF BUSINESS” if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; provided that this definition shall not include the sale of source code or non-inventory related Assets.

      SECTION 4.7.     Condition and Sufficiency of Assets. Except as set forth on SCHEDULE 4.7, to the Knowledge of Abiliti (as defined in Section 13.8), the buildings, facilities, structures, or equipment (including motor vehicles and trucks) owned or operated by Abiliti and its subsidiaries are structurally sound and in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The buildings, facilities, structures, and equipment owned, leased or used by Abiliti and/or its subsidiaries and included in the Purchased Assets are sufficient in all material respects for the continued conduct of the Abiliti Business after the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 4.8.     Accounts Receivable. All accounts receivable of Abiliti that are reflected on the Abiliti Balance Sheet or on the accounting records of Abiliti as of the date hereof (collectively, the

“ABILITI ACCOUNTS RECEIVABLE”) represent valid contractual obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The accounts receivable reserves shown on the Abiliti Balance Sheet or on the accounting records of Abiliti as of the date hereof were calculated consistent with past practice and in accordance with GAAP. Except as set forth in Section 4.17(e) (including the disclosure schedule thereto), there is no contest, claim or right of set-off under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. SCHEDULE 4.8 contains a complete and accurate list of all accounts receivable as of the date of the Abiliti Balance Sheet and sets forth the aging of such Abiliti Accounts Receivable.

      SECTION 4.9.     Inventory. Neither Abiliti nor any of its subsidiaries maintains any inventory in connection with the Abiliti Business.

      SECTION 4.10.     No Undisclosed Liabilities. Abiliti and its subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Abiliti Balance Sheet or specifically disclosed in the notes to Abiliti’s audited balance sheet at December 31, 2001; (b) current liabilities or obligations incurred in the Ordinary Course of Business since the date of the Abiliti Balance Sheet; (c) liabilities or obligations under this Agreement, set forth in disclosure schedules delivered by Abiliti in connection herewith or set forth in any Contract described in such disclosure schedules; and (d) any other liabilities or obligations that are neither individually nor in the aggregate with all such liabilities and obligations material to Abiliti or the Abiliti Business.

      SECTION 4.11.     Tax Matters. Except as set forth in SCHEDULE 4.11: (a) Abiliti and each of its subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns (as defined below) required to be filed by them either on a separate or combined or consolidated basis; (b) all such Tax Returns are correct in all material respects and accurately disclose in all material respects all Taxes required to be paid for the periods covered thereby; (c) Abiliti and its subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the Abiliti Balance Sheet reflect an adequate reserve as determined in accordance with GAAP for all material Taxes payable by Abiliti and its subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (d) none of Abiliti or any of its subsidiaries has waived or extended in writing any statute of limitations in respect of Taxes; (e) there is no action, suit, investigation, audit, claim or assessment that either: (i) has been formally commenced against Abiliti or any of its subsidiaries; or (ii) as to which Abiliti or any of its subsidiaries have Knowledge based upon contact with any agent of any taxing authority with respect to Taxes; (f) there are no liens for Taxes upon the Assets of Abiliti or any of its subsidiaries except for liens relating to current Taxes not yet due; (g) all Taxes which Abiliti or any of its subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Abiliti or any of its subsidiaries; (h) neither Abiliti nor any of its subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (i) no deduction of any amount that would otherwise be deductible by Abiliti or any of its subsidiaries with respect to taxable periods ending on or before the Closing Date could be disallowed under Section 162(m) of the I.R.C.; (j) neither Abiliti nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the I.R.C. (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the I.R.C.) in conjunction with the Purchase; (k) neither Abiliti nor any of its subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the I.R.C.; (l) neither Abiliti nor any of its subsidiaries will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to Abiliti or any of its subsidiaries that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the

I.R.C. without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (m) neither Abiliti nor any of its subsidiaries will be obligated to pay any excise Taxes or similar Taxes imposed on any employee or former employee of, or individual providing services to, Abiliti or any of its subsidiaries under Section 4999 of the I.R.C. as a result of the consummation of the transactions contemplated hereby.

      For purposes of this Agreement, “TAX” and “TAXES” shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body. For purposes of this Agreement, “TAX RETURN” means any federal, state, local or foreign Tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

      For purposes of this Agreement, “I.R.C.” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS or the U.S. Treasury Department pursuant to the I.R.C. or any successor law.

      SECTION 4.12.     No Material Adverse Effect. Except as set forth on SCHEDULE 4.12, since the date of the Abiliti Balance Sheet, there has not been any action, event, omission or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect on Abiliti, and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect on Abiliti, except such changes as may result from general economic conditions in each of the markets served by Abiliti, matters affecting the industry as a whole, and possible adverse changes resulting, directly or indirectly, from the existence of this Agreement and the Contemplated Transactions.

      SECTION 4.13.     Employee Benefits.

(a) Except as disclosed on SCHEDULE 4.13(A), there are no corporations, partnerships, individuals, or other Persons whose employees, along with the employees of Abiliti, would be treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the I.R.C. Abiliti and any other Persons whose employees would be treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the I.R.C. are hereinafter collectively referred to as the “ABILITI GROUP.”

(b) SCHEDULE 4.13(B) contains a true and complete list of all the following agreements, arrangements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Abiliti Group (the “ABILITI EMPLOYEES”), and indicating, with respect to each, the agreements, arrangements or plans for which Abiliti currently maintains or contributes to on behalf of its employees:

(i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any trust or other funding agency created thereunder, or under which any member of the Abiliti Group, with respect to the Abiliti Employees, has any outstanding, present, or future obligation or liability, or under which any Employee or former Abiliti Employee has any present or future right to benefits which are covered by ERISA; or

(ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, phantom stock, incentive, bonus, vacation, severance, termination, disability, hospitalization, medical, life insurance, split dollar, retention, change of control, or other plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Abiliti Group maintains or to which any member of the Abiliti Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise, or which provides benefits to Abiliti Employees or former Abiliti Employees or their dependents.

The plans, programs, policies, or arrangements described in subparagraph (i) and (ii) above are hereinafter collectively referred to as the “ABILITI PLANS.” Abiliti has delivered to Daleen true and complete copies of all written plan documents and contracts evidencing the Abiliti Plans, a written description of all unwritten Abiliti Plans, as they may have been amended to the date hereof, together with (A) all documents, including, without limitation, Forms 5500, relating to any Abiliti Plans required to have been filed prior to the date hereof with Governmental Authorities for each of the three (3) most recently completed plan years, together with any schedules thereto or, if not yet filed pursuant to valid extensions for filing, will be filed by the date required to be filed (as so extended) (in which case Abiliti will provide a copy of such document as filed promptly after the filing thereof); (B) attorneys’ responses to auditors’ requests for information for each of the three (3) most recently completed plan years; (C) financial statements and actuarial reports, if any, for each Abiliti Plan for the three (3) most recently completed plan years; (D) all trust agreements, insurance contracts or other funding arrangements for any Abiliti Plan; (E) the most recent IRS determination letter, if any, for any Abiliti Plan; and (F) all material communications received from or sent to the IRS, Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication).

(c) Except as to those plans identified on SCHEDULE 4.13(C) as tax-qualified Abiliti Plans (the “ABILITI QUALIFIED PLANS”), no member of the Abiliti Group maintains or previously maintained an Abiliti Plan that meets or was intended to meet the requirements of I.R.C. Section 401(a). The IRS has issued favorable determination letters to the effect that each Abiliti Qualified Plan qualifies under I.R.C. Section 401(a) and that any related trust is exempt from taxation under I.R.C. Section 501(a), and such determination letters remain in effect and have not been revoked, and, to Abiliti’s Knowledge, nothing has occurred since the date of such determination letters that could adversely affect the qualified status of any Abiliti Qualified Plan. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Abiliti Qualified Plan have been delivered to Daleen. Except as disclosed on SCHEDULE 4.13(C), no Abiliti Qualified Plan has been amended since the issuance of each respective determination letter. No issue concerning qualification of the Abiliti Qualified Plans is pending before or, to Abiliti’s Knowledge, is threatened by the IRS. The Abiliti Qualified Plans have been administered in all respects according to their terms and in accordance with the requirements of the I.R.C. (to the extent applicable) and ERISA.

(d) Each member of the Abiliti Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Abiliti Plans and all reports and disclosures relating to the Abiliti Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law. Each of the Abiliti Plans that is an employee benefit plan (as defined in ERISA Section 3(3)) has been administered and operated in compliance with all applicable provisions of ERISA and any other applicable laws.

(e) Except as expressly identified on SCHEDULE 4.13(E), no termination or partial termination of any Abiliti Qualified Plan has occurred, nor has a notice of intent to terminate any Abiliti Qualified Plan been issued by a member of the Abiliti Group.

(f) No member of the Abiliti Group maintains or has maintained an “employee benefit pension plan” within the meaning of ERISA Section 3(2) that is or was subject to Section 302 or Title IV of ERISA or that is or was subject to I.R.C. Section 412.

(g) Each member of the Abiliti Group has made full and timely payment, or has accrued pending full and timely payment, of all amounts that are required under the terms of each of the Abiliti Plans and in accordance with applicable laws and Abiliti Plan documents to be paid as a contribution to each Abiliti Plan. The Abiliti Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans, in conformity with GAAP.

(h) No member of the Abiliti Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

(i) No member of the Abiliti Group nor, to Abiliti’s Knowledge, any other “disqualified person” or “party in interest” (as defined in I.R.C. Section 4975 and ERISA Section 3(14), respectively) with respect to any of the Abiliti Plans, has engaged in any “prohibited transaction” (as defined in I.R.C. Section 4975 or ERISA Section 406), or has taken or omitted any action, which could lead to the imposition of an excise Tax under the I.R.C. or a fine under ERISA. All members of the Abiliti Group and, to the Abiliti’s Knowledge, all “fiduciaries” (as defined in ERISA Section 3(21)) with respect to the Abiliti Plans, including any members of the Abiliti Group that are fiduciaries as to an Abiliti Plan, have complied in all respects with the requirements of ERISA Section 404.

(j) Each member of the Abiliti Group has complied in all respects with the continuation coverage requirements of Section 4980B of the I.R.C., Section K, Chapter 100 of the I.R.C. and ERISA Sections 601 through 608 (“COBRA”), and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

(k) Except as disclosed on SCHEDULE 4.13(K), no member of the Abiliti Group will be obligated after the Closing Date to make any nondeductible contributions to any Abiliti Plan.

(l) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or, to Abiliti’s Knowledge, threatened against any Abiliti Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Abiliti Plan or against the assets of any Abiliti Plan.

(m) Other than health continuation coverage required by COBRA, no member of the Abiliti Group has any obligation to any retired or former Abiliti Employee to provide any benefits or other remuneration upon retirement or termination of employment under any Abiliti Plan. No benefits paid under any Abiliti Plan would constitute “parachute payments” under I.R.C. Section 280G, and no benefits are or become payable, or are accelerated, under any Abiliti Plan and no remuneration is payable, or becomes payable, by Abiliti, or is accelerated, upon the consummation of the transactions contemplated by this Agreement.

(n) Except in the Ordinary Course of Business or as set forth in SCHEDULE 4.13(N), since December 31, 2000, no member of the Abiliti Group has: (i) increased the rate of compensation payable or to become payable to any of the employees of Abiliti and its subsidiaries, other than in the normal course of business and consistent with past practice; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay not reflected in the Abiliti Balance Sheet; (iv) increased any benefits or rights under any Abiliti Plan; or (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Abiliti Plan. SCHEDULE 4.13(N) lists each employee of Abiliti or its subsidiaries, the date each employee was hired, the current annual base compensation of each such employee and any bonuses paid to such employee in the past twelve (12) months.

      SECTION 4.14.     Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in SCHEDULE 4.14(A):

(i) Abiliti and its subsidiaries are each in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets;

(ii) To Abiliti’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by Abiliti or any of its subsidiaries of, or a failure on the part of Abiliti or any of its subsidiaries to comply with, any Legal Requirement; and

(iii) Neither Abiliti nor any of its subsidiaries has received, at any time since January 1, 2000, any notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(b) SCHEDULE 4.14(B) contains a complete and accurate list of each material Governmental Authorization that is held by Abiliti and its subsidiaries or that otherwise relates to the Abiliti Business or any Abiliti Asset. Each Governmental Authorization listed or required to be listed in SCHEDULE 4.14(B) is valid and in full force and effect. Except as set forth in SCHEDULE 4.14(B):

(i) Abiliti and its subsidiaries are in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in SCHEDULE 4.14(B);

(ii) To Abiliti’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization; and

(iii) Abiliti and its subsidiaries have not received, at any time since January 1, 2000, any notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization.

      SECTION 4.15.     Legal Proceedings; Orders.

(a) Except as set forth in SCHEDULE 4.15, there is no pending Proceeding to which Abiliti or any subsidiary is a party or to which the Abiliti Assets are subject, (i) that, except for individual claims of less than $25,000.00, has been commenced by or against Abiliti or any subsidiary of Abiliti or that could impair Abiliti’s use of any of the Abiliti Assets; or (ii) that challenges or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Abiliti and except as set forth on SCHEDULE 4.15, (A) no such Proceeding has been threatened, and (B) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. For purposes of this Agreement, “PROCEEDING” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative or investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(b) Except as set forth in SCHEDULE 4.15, (i) there is no material Order to which Abiliti, any subsidiary of Abiliti, or any of the Abiliti Assets is subject; (ii) neither Abiliti nor any subsidiary of Abiliti is subject to any material Order that relates to the Abiliti Business or any of the Abiliti Assets; and (iii) to the Knowledge of Abiliti, no Executive Officer (as defined in Section 13.8), director or key employee of Abiliti or its subsidiaries is subject to any Order that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity, or practice relating to the Abiliti Business. For purposes of this Agreement, “ORDER” means any award, decision, injunction, judgment or order, by any agency or other Governmental Body or by any arbitrator.

(c) Except as set forth in SCHEDULE 4.15, (i) Abiliti and its subsidiaries are, and at all times since January 1, 2000 have been, in full compliance with all of the terms and requirements of each Order to which any of them, or any of the Abiliti Assets, is or has been subject; (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Abiliti, any subsidiary of Abiliti or any of the Abiliti Assets owned, is subject; and (iii) neither Abiliti nor any Abiliti subsidiary has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Abiliti, any Abiliti subsidiary, or any of the Abiliti Assets, is or has been subject.

      SECTION 4.16.     Absence of Certain Changes and Events. Except as expressly required under the terms of this Agreement, and except as set forth in SCHEDULE 4.16, since the date of the Abiliti Balance Sheet, Abiliti has conducted the Abiliti Business only in the Ordinary Course of Business in all material respects and there has not been any:

(a) Change in Abiliti’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Abiliti; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Abiliti of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) Amendment to any of the Abiliti Organizational Documents;

(c) Payment or increase by Abiliti or any subsidiary of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Abiliti or its subsidiaries;

(e) Damage to or destruction or loss of any of the Abiliti Assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Abiliti;

(f) Entry into, termination of, or receipt of notice of termination of any Contract, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, other than in the Ordinary Course of Business;

(g) Sale (other than sales in the Ordinary Course of Business), lease, or other disposition of any material Asset or property of Abiliti or its subsidiaries or mortgage, pledge, or imposition of any lien or other Encumbrance on any material Asset or property of Abiliti or its subsidiaries;

(h) Cancellation or waiver of any material claims or rights;

(i) Change in the accounting methods used by Abiliti;

(j) Change in the billing and collection practices and procedures of Abiliti;

(k) Action to accelerate, amend or change the period of vesting or exercisability of stock options, rights under the Management Retention Plan or other rights granted pursuant to benefit plans of Abiliti;

(l) Agreement entered into pursuant to which any party (other than Abiliti) was granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope;

(m) Payment, discharge, satisfaction, settlement or compromise of any case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business of Abiliti, other than the payment, discharge or satisfaction of liabilities specifically reflected or reserved against in Abiliti’s financial statements referenced in Section 4.4;

(n) Revaluation of any of the Abiliti Assets, except as required by GAAP;

(o) Agreement with any third party that limits in any manner the territory or scope of activities in which Abiliti may engage; or

(p) Agreement, whether oral or written, by Abiliti to do any of the foregoing.

      SECTION 4.17.     Contracts; No Defaults.

(a) SCHEDULE 4.17(A) contains a complete and accurate list, and Abiliti has delivered to Daleen true and complete copies, or summaries in the case of oral contracts, of:

(i) Each Contract that involves performance of services or delivery of goods or materials by Abiliti or any subsidiary of an amount or value in excess of $50,000.00;

(ii) Each Contract that involves performance of services or delivery of goods or materials to Abiliti or any subsidiary of an amount or value in excess of $50,000.00;

(iii) Each Contract of Abiliti or any subsidiary that was not entered into in the Ordinary Course of Business;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property included in the Abiliti Assets (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with terms of less than one (1) year);

(v) Each licensing agreement or other Contract of Abiliti with respect to Patents, Trademarks, Copyrights (as such terms are defined in Section 4.22(a)), trade secrets or any other intellectual property, including agreements with former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Abiliti’s intellectual property which are or have ever been used or distributed by Abiliti or any subsidiary, but excluding standard nondisclosure agreements and licenses of commercially available software;

(vi) Each collective bargaining agreement and other Contract to which Abiliti is a party or with any labor union or other employee representative of a group of employees;

(vii) (A) All employment and severance Contracts that will result in payment by Abiliti or any subsidiary, or the creation of any Liability to pay on behalf of Abiliti or any subsidiary, any severance, termination or any other form of payment to any present or former employee, independent contractor or consultant following termination of employment or otherwise as a result of the consummation of the Contemplated Transactions; (B) any Contract or pending Contract of Abiliti or any subsidiary to hire any Person as an employee, independent contractor or consultant; and (C) any Contracts of Abiliti or any subsidiary with respect to the payment of any referral or other fees in connection with the hiring or proposed hiring of any employee, independent contractor or consultant;

(viii) Each joint venture or partnership to which Abiliti or any subsidiary is a party, and other applicable Contracts to which Abiliti is a party (however named) involving a sharing of profits, losses, costs or Liabilities by Abiliti with any other Person;

(ix) Each Contract containing covenants that in any way purport to materially restrict the Abiliti Business or to limit the freedom of Abiliti to engage in any line of business or to compete with any Person;

(x) Each Contract of Abiliti or any subsidiary providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and other than commission arrangements with employees of Abiliti entered into in the Ordinary Course of Business;

(xi) Each power of attorney granted by Abiliti or any subsidiary that is currently effective and outstanding;

(xii) Each outstanding Contract of Abiliti or any subsidiary for capital expenditures in excess of $25,000.00;

(xiii) Each outstanding written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Abiliti or any subsidiary; and

(xiv) Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, other than amendments, supplements or modifications relating to customer-requested software enhancements made in the Ordinary Course of Business involving additional payments in each case of no more than $10,000 that do not change any of the substantive terms of the Contracts they amend, supplement or modify (such Contracts, identified or required to be identified in Sections 4.17(a)(i) — (xiv) collectively, the “MATERIAL CONTRACTS”).

      For purposes of this Agreement, “CONTRACT” means, in respect of any Person, any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation or commitment (whether written or oral and whether express or implied), to which such Person is party or by which it or any of its Assets is bound.

(b) To Abiliti’s Knowledge, except as disclosed on SCHEDULE 4.17(B), no Executive Officer, director, agent, employee, consultant, or contractor of Abiliti or any subsidiary is bound by any Contract (including any confidentiality or proprietary rights agreement) that purports to limit the ability of such Executive Officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the Abiliti Business; or (ii) assign to Abiliti or to any other Person any rights to any invention, improvement or discovery.

(c) Except as set forth in SCHEDULE 4.17(C), each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership or similar Legal Requirement affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d) Except as set forth in SCHEDULE 4.17(D):

(i) Abiliti and its subsidiaries are, and at all times since January 1, 2000, have been in full compliance, in all material respects, with all applicable terms and requirements of each Material Contract under which Abiliti or any subsidiary has or had any obligation or Liability or by which Abiliti or any subsidiary any of the Assets owned or used by Abiliti or any subsidiary is or was bound;

(ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a material violation or breach of, or give Abiliti or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iii) Neither Abiliti nor any subsidiary has given to or received from any other Person, at any time since January 1, 2000, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(e) Other than the disputed customer receivables set forth on SCHEDULE 4.17(E), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Abiliti under current or completed Material Contracts with any Person and to the Knowledge of Abiliti no such Person has made written demand for such renegotiation.

      SECTION 4.18.     Insurance.

(a) Abiliti has delivered to Daleen true and complete copies of all policies of insurance to which Abiliti is a party or the payor and under which Abiliti, or any director of Abiliti or any subsidiary, is or has been covered at any time since January 1, 2000.

(b) SCHEDULE 4.18(B) describes (i) any self-insurance arrangement by or affecting Abiliti, including any reserves established thereunder; and (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Abiliti.

(c) Except as set forth on SCHEDULE 4.18(C):

(i) All policies to which Abiliti is a party or that provide coverage to Abiliti or any director or officer of Abiliti (A) are valid and outstanding; and (B) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Abiliti.

(ii) Abiliti has not received (A) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights; or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) Abiliti has paid all premiums due, and has otherwise performed all of its obligations under each insurance policy to which Abiliti is a party or the payor and that provides coverage to Abiliti or any director or officer thereof.

(iv) To Abiliti’s Knowledge, Abiliti has given notice to the insurer of all claims that may be insured thereby.

      SECTION 4.19.     Environmental Matters. Except as set forth in SCHEDULE 4.19:

(a) To the Knowledge of Abiliti, Abiliti and its subsidiaries have all permits, licenses, authorizations, registrations and other governmental consents required under federal, state and local laws and regulations, statutes and ordinances (“ENVIRONMENTAL LAWS”) governing any matters arising out of, resulting from or relating to the pollution, contamination or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, hazardous or toxic materials, wastes or chemicals (“HAZARDOUS SUBSTANCES”) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste and all such permits are in full force and effect;

(b) Abiliti and its subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws or any written notice or demand letter issued thereunder; and

(c) Neither Abiliti nor any subsidiary of Abiliti has received any notice (written or oral) or other communication that Abiliti or any subsidiary is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances.

      SECTION 4.20.     Employees.

(a) SCHEDULE 4.20(A) contains a list of and the following information for each full-time, part-time or temporary salaried employee or director of Abiliti or any subsidiary, including each such employee on leave of absence or layoff status: name; job title; current employment status and current compensation. SCHEDULE 4.20(A) also contains a list of all Contracts of employment to which Abiliti or any subsidiary is a party with such employees. Abiliti has delivered to Daleen true and complete copies of each Contract described in this Section 4.20(a).

      Other than Contracts of employment listed in SCHEDULE 4.20(A), all employees of Abiliti are employed by Abiliti on an “at will” status.

(b) [Intentionally Omitted.]

(c) SCHEDULE 4.20(C) contains a complete and accurate list of the following information for each retired employee or director of Abiliti or any subsidiary, or their dependents, receiving benefits or scheduled to receive benefits from Abiliti or any subsidiary in the future: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(d) Except as set forth on SCHEDULE 4.20(D), each employee of Abiliti and its subsidiaries has signed Abiliti’s standard confidentiality, noncompetition and proprietary rights agreement. Abiliti has delivered copies of all such agreements to Daleen.

      SECTION 4.21.     Labor Relations; Compliance. Abiliti is not and has not been a party to any collective bargaining or other labor Contract. Except as set forth on SCHEDULE 4.21, there has not been, there is not presently existing, and to Abiliti’s Knowledge there is not threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any pending Proceeding against or affecting Abiliti or any subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Abiliti or its subsidiary; or (c) any application for certification of a collective bargaining agent. Abiliti and its subsidiaries have complied in all material respects with all Legal Requirements relating to employment, immigration, equal employment opportunity, nondiscrimination, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. SCHEDULE 4.21 contains a complete list of employment-related lawsuits and/or governmental administrative proceedings in each case for which the potential liability of Abiliti equals or exceeds $25,000.00 to which Abiliti or any subsidiary is currently a party. This list includes any employment-related disputes brought under any applicable federal, state or local laws, as well as all administrative actions including, but not limited to, those Proceedings before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Agency and the Department of Labor, and any state counterparts to such agencies.

      SECTION 4.22.     Intellectual Property.

(a) Certain Defined Terms. For the purposes of this Agreement:

(i) “SOFTWARE” means any computer program, operating system, applications system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, compilation procedures, execution procedures, flow charts, programmers’ notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature;

(ii) “INTANGIBLES” means:

(A) United States and foreign patents, patent applications, patent disclosures, all re-issues, divisions, continuations, renewals, extensions and continuation-in-parts thereof and improvements thereto (collectively, the “PATENTS”);

(B) Any United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof and all goodwill associated therewith (collectively, the “TRADEMARKS”);

(C) Any United States and foreign registered copyrights, copyright applications and unregistered copyrights (collectively, the “COPYRIGHTS”);

(D) United States and foreign maskworks and registrations and applications for registration thereof (collectively, the “MASKWORKS”);

(E) All right, title and interest in all Software, data and documentation (including, without limitation, modifications, enhancements, revisions or versions of or to any of the foregoing and prior releases of any of the foregoing applicable to any operating environment);

(F) Trade secrets and confidential business information (including ideas, formulas, compositions, inventions, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, drawings, flow charts, processes ideas, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information);

(G) Other proprietary rights, including, without limitation, moral rights;

(H) All rights necessary to prevent claims of invasion of privacy, right of publicity, defamation, infringement of moral rights, or any other causes of action arising out of the use, adaptation, modification, reproduction, distribution, sale, or exhibition of Software;

(I) All income, royalties, damages and payments due at Closing or thereafter with respect to (i) in respect of Abiliti, the Abiliti Core Software (as defined in Section 4.22(b)) or (ii) in respect Daleen, the Daleen Core Software (as defined in Section 5.22(b)), or the respective Intangibles of Abiliti or Daleen therein and all other rights thereunder including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, and the right to sue and recover for past, present or future infringements or misappropriations thereof;

(J) All rights to use all of the foregoing; and

(K) All other rights in, to, and under the foregoing in all countries.

(iii) “DISTRIBUTOR” means, in respect of a Person, any other Person that has been authorized by such Person to sell, license or offer to sell or license any (A) in respect of Abiliti, Abiliti Software (as defined in Section 4.22(b)); or (B) in respect of Daleen, Daleen Software (as defined in Section 5.22(b)), other than an employee of such Person. Distributors may include, without limitation, value added resellers, original equipment manufacturers, dealers, sales agents and distributors.

(b) Lists of Intellectual Property Rights and Contracts:

(i) SCHEDULE 4.22(B)(I) (A) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to Patents, Copyrights, Trademarks, Maskworks, other Intangibles and Software (collectively, “REGISTRATIONS”) of Abiliti or any subsidiary; (B) identifies each pending Registration of Abiliti or any subsidiary with respect to Intangibles and Software; and (C) identifies all applications of Abiliti and its subsidiaries for or Registrations regarding the Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied;

(ii) SCHEDULE 4.22(B)(II) identifies (A) each license agreement or other written or oral agreement or permission in which Abiliti or any subsidiary has granted to any third party any right with respect to any Intangibles or Software (an “ABILITI LICENSE AGREEMENT”), together with the term thereof, and all royalties or other amounts payable to Abiliti or any subsidiary thereunder; (B) each license, sublicense, agreement or other permission in which Abiliti or any subsidiary has received any right with respect to any of the Abiliti Third Party Components (as defined in Section 4.22(b)(iii)(B) (an “ABILITI THIRD PARTY LICENSE

AGREEMENT”), together with the term thereof, and all royalties or other amounts due thereon; and (C) each agreement entered into by Abiliti or any subsidiary that provides for the sale, license or access to any source code of Software, including, without limitation, any source code escrow agreement (“ABILITI SOURCE CODE AGREEMENT”);

(iii) SCHEDULE 4.22(B)(III) is an accurate and complete list and description (including a name, product description, components, modules, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

(A) All Software owned by Abiliti or any subsidiary, whether purchased from a third party, developed by or on behalf of Abiliti or any subsidiary, currently under development or otherwise (“ABILITI OWNED SOFTWARE”). The list to be included in SCHEDULE 4.22(B)(III) with respect to Abiliti Owned Software may include general descriptions in lieu of a detailed list for Software that has not been used by Abiliti, any subsidiary or any other party in the last four (4) years;

(B) Each item of Software and Intangibles used or possessed by Abiliti or any subsidiary owned by a third party (“ABILITI THIRD PARTY COMPONENTS”). The Abiliti Owned Software and Abiliti Third Party Components are collectively referred to as “ABILITI CORE SOFTWARE”.

(C) All Software, other than the Abiliti Core Software, that is either (1) offered or provided by Abiliti or any subsidiary, directly or through Distributors, to customers of Abiliti or any subsidiary; or (2) used by Abiliti to provide information or services to customers of Abiliti or any subsidiary for a fee (collectively, “ABILITI CUSTOMER SOFTWARE”). The Abiliti Core Software and the Abiliti Customer Software are collectively referred to as the “ABILITI SOFTWARE”; and

(D) All Software, other than Abiliti Software, that is licensed or marketed to or from third parties or otherwise used by Abiliti or any subsidiary for any purpose whatsoever (collectively, “OTHER ABILITI SOFTWARE”).

(iv) To the extent not set forth in SCHEDULE 4.22(B)(I), SCHEDULE 4.22(B)(IV) sets forth an accurate and complete list and description of each Copyright, Trademark, Patent, and name and logo included in the Intangibles owned, marketed or licensed by Abiliti or any subsidiary or from third parties, used or under development by Abiliti. SCHEDULE 4.22(B)(IV) indicates Abiliti’s ownership of such items or the source of Abiliti’s right to use such items (or the ownership or right of the respective subsidiary, as the case may be); and

(v) SCHEDULE 4.22(B)(V) identifies all individuals or consulting companies who have materially contributed to the development of the Abiliti Owned Software.

(c) Warranties:

(i) Abiliti has delivered to Daleen correct and complete copies (or summaries in the case of oral agreements) of all Abiliti License Agreements, Abiliti Third Party License Agreements and Abiliti Source Code Agreements; and except as specified in SCHEDULE 4.22(C)(I), all Abiliti License Agreements, Abiliti Third Party License Agreements and Abiliti Source Code Agreements do not and will not require the consent or approval of any other Persons as a result of the Contemplated Transactions;

(ii) Abiliti and its subsidiaries have each complied with all Abiliti License Agreements, Abiliti Third Party License Agreements and Abiliti Source Code Agreements to which it is party or is bound, and to Abiliti’s Knowledge, all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any such Abiliti License Agreements, Abiliti Third Party License Agreements or Abiliti Source Code Agreements, except as set forth in SCHEDULE 4.22(C)(II);

(iii) No Software other than the Abiliti Core Software, Abiliti Customer Software and Other Abiliti Software are required to operate the Abiliti Business as currently conducted and as contemplated by Abiliti’s existing business plan;

(iv) Except as set forth on SCHEDULE 4.22(C)(IV), Abiliti owns and has good and marketable title to the Abiliti Owned Software and Intangibles attributable to the Abiliti Owned Software, and has the full right to use all of the Abiliti Third Party Components, Abiliti Customer Software and Other Abiliti Software, and Intangibles attributable thereto, as used or required to operate the Abiliti Business as currently conducted, free and clear of any Encumbrances which would affect the use of such Software in connection with the operation of the Abiliti Business as currently conducted;

(v) To Abiliti’s Knowledge, no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Abiliti or any subsidiary takes any such action in the Abiliti Business as currently conducted;

(vi) With respect to Software which is licensed by Abiliti to third parties or used in connection with providing services to third parties:

(A) Abiliti maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Abiliti;

(B) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(C) Such Software is written in the language set forth on SCHEDULE 4.22(B)(III) for use on the hardware set forth on SCHEDULE 4.22(B)(III) with standard operating systems;

(D) Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

(E) In each case the Software operates substantially in accordance with the user manual thereof without operating defects of any material nature.

(vii) To Abiliti’s Knowledge, none of the Software or Intangibles listed on SCHEDULE 4.22(B)(I), 4.22(B)(II) or 4.22(B)(IV), or their respective past or current uses by or through Abiliti has violated or infringed upon, or is violating or infringing upon, any Patent, Copyright, trade secret or other Intangible of any Person. Abiliti has adequately maintained all trade secrets and Copyrights with respect to the Abiliti Software and Other Abiliti Software. Abiliti and its subsidiaries have performed all obligations imposed upon any of them with regard to the Abiliti Third Party Components, Abiliti Customer Software and Other Abiliti Software which are required to be performed by it on or prior to the date hereof, and neither Abiliti nor, to the Knowledge of Abiliti, any other party, is in breach of or default thereunder in any respect, nor to Abiliti’s Knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder;

(viii) To the Knowledge of Abiliti, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Abiliti’s or its subsidiaries’ proprietary rights to any of the Software or Intangibles listed on SCHEDULE 4.22(B)(I), 4.22(B)(II) or 4.22(B)(IV);

(ix) None of the Software or Intangibles listed on SCHEDULE 4.22(B)(I), 4.22(B)(II) or 4.22(B)(IV) are owned by or registered in the name of any of Abiliti’s shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Abiliti or any subsidiary or their representative nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 4.22(C)(I), neither Abiliti nor any subsidiary has granted to any third party any exclusive rights related to any Abiliti Owned Software;

(x) No litigation is pending and no claim has been made against Abiliti or any subsidiary or, to the Knowledge of Abiliti, is threatened, which contests the right of Abiliti or any subsidiary to sell or license to any Person or use any of the Abiliti Software or Other Abiliti Software. Except as described in SCHEDULE 4.22(C)(X), no former employer of any employee or consultant of Abiliti or any subsidiary has made a claim against Abiliti or any subsidiary or, to the Knowledge of Abiliti, against any other Person, that Abiliti or any subsidiary or such employee or consultant is misappropriating or violating the Intangibles of such former employer;

(xi) Neither Abiliti nor any subsidiary is a party to or bound by and, upon the consummation of the Contemplated Transactions, Acquisition Sub will not be a party to or bound by any Abiliti License Agreement or other agreement requiring the payment by Acquisition Sub or its assigns of any royalty or license payment, excluding such agreements relating to the Abiliti Customer Software to the extent such royalty or license payment is expressly set forth on SCHEDULE 4.22(C)(XI);

(xii) Except as set forth in SCHEDULE 4.22(C)(XII), the Abiliti Software, and Other Abiliti Software and the information used by Abiliti or any subsidiary, and the Intangibles thereunder, are fully transferable to Acquisition Sub following the Closing Date (in, object code, and if applicable, source code forms, including all related documentation, to the extent that such documentation has been created);

(xiii) Without limiting any of the foregoing, to the Knowledge of Abiliti, none of the current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors of Abiliti or any subsidiary have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any Person other than Abiliti, any trade secrets or proprietary information, including, without limitation, the source codes for Abiliti Software;

(xiv) All Abiliti License Agreements, Abiliti Third Party License Agreements, Abiliti Source Code Agreements, software development agreements, and any other written agreement between Abiliti and any third party in which trade secrets or confidential information of Abiliti, Abiliti’s customers, agents, or suppliers, are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of Abiliti and its customers, agents, and suppliers in such trade secrets and confidential information;

(xv) Except as set forth on SCHEDULE 4.22(C)(XV), none of Abiliti’s shareholders have an ownership right or other interest in any Abiliti Software, Other Abiliti Software or Intangibles, and no claims have been made or, to the Knowledge of Abiliti, are threatened, that the Abiliti Software substantially fails to perform as set forth in Section 4.22(d);

(xvi) All Contracts with customers of Abiliti and its subsidiaries (collectively, “ABILITI CUSTOMER CONTRACTS”) are listed on SCHEDULE 4.22(C)(XVI). All written Abiliti Customer Contracts have been delivered to Daleen. Each oral Abiliti Customer Contract is identified on SCHEDULE 4.22(C)(XVI) and consists of terms and provisions summarized in such schedule;

(xvii) Except as set forth on SCHEDULE 4.22(C)(XVII), no Customer Contract provides for the transfer to the customer therein of any Intangibles relating to any portion of the Abiliti Software as to which Abiliti or any subsidiary thereafter shall have no further rights. No current or past Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any Intangibles relating to any portion of the Abiliti Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Abiliti royalties and other amounts comparable to those under such Customer Contract; and

(xviii) Except as set forth on SCHEDULE 4.22(C)(XVIII), each past or present customer of Abiliti and each past or present customer of Abiliti to whom Abiliti disclosed any of the Intangibles relating to Abiliti Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Abiliti in the Intangibles relating to Abiliti Software.

(d) Performance. The Abiliti Software (i) substantially performs in accordance with all published specifications for such Software; (ii) substantially complies with all other published documentation, descriptions and literature with respect to such Software; and (iii) substantially complies with all representations, warranties and other requirements specified in all of the Abiliti License Agreements.

      SECTION 4.23.     Certain Payments. Neither Abiliti nor any director, officer, agent or employee of Abiliti acting for or on behalf of Abiliti, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to improperly obtain favorable treatment in securing business, (ii) to improperly pay for favorable treatment for business secured, (iii) to improperly obtain special concessions or for special concessions already obtained, for or in respect of Abiliti, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Abiliti.

      SECTION 4.24.     Disclosure. The representations and warranties of Abiliti in this Agreement and the disclosure schedules to be delivered by Abiliti in connection herewith do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Abiliti and except as set forth in SCHEDULE 4.24, no fact exists that has specific application to the Abiliti Business (other than general economic or industry conditions, and possible adverse changes resulting directly or indirectly from the existence of this Agreement or the Contemplated Transactions) which Abiliti reasonably expects would have a Material Adverse Effect on Abiliti that has not been set forth in this Agreement or the disclosure schedules delivered by Abiliti.

      SECTION 4.25.     Relationships With Related Persons. Except as set forth in SCHEDULE 4.25, since January 1, 2000, (a) no Related Person (as defined below) of Abiliti has had, and no Related Person of Abiliti currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible), owned or licensed by Abiliti and used in or pertaining to the Abiliti Business, and (b) no Related Person of Abiliti has owned, and no Related Person of Abiliti currently owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with Abiliti. For purposes of this Agreement, “RELATED PERSON” means (i) with respect to a particular individual: (A) each other member of such individual’s Family (as defined below); (B) any Person that is directly or indirectly controlled by such individual or one (1) or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and (D) any Person with respect to which such individual or one (1) or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Related Person of any individual described in clause (a). For purposes of this definition, (x) the “FAMILY” of an individual includes: (1) the individual; (2) the individual’s spouse; (3) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (4) any other natural person who resides with such individual; and

(y) “MATERIAL INTEREST” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

      SECTION 4.26.     Brokers or Finders. Except as disclosed on SCHEDULE 4.26, Abiliti has not retained any broker, finder or comparable agent in respect of transactions of the type contemplated by this Agreement and has not incurred, except to the extent set forth on SCHEDULE 4.26, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

      SECTION 4.27.     Charter Provisions, Etc. Abiliti has or prior to Closing will have taken all action so that its entering into of this Agreement and the consummation of the Purchase and the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Abiliti Organizational Documents or restrict the ability of Daleen after closing to otherwise exercise the rights of Abiliti with respect to the Purchased Assets, and the Contemplated Transactions are exempt from any applicable “moratorium,” “fair price,” “business combination,” “control share” or other anti-takeover laws under the MGBCL.

      SECTION 4.28.     Abiliti Board of Directors Action. The Board of Directors of Abiliti (at a meeting duly called and held) has duly (a) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Abiliti and its Shareholders; (b) resolved to recommend the approval of this Agreement and the Contemplated Transactions by the holders of Abiliti Capital Stock and directed that the Purchase be submitted for consideration by the holders of Abiliti Capital Stock at a special meeting of shareholders; and (c) adopted a resolution to elect not to be subject, to the extent permitted by Applicable Law, to any state takeover law that may purport to be applicable to the Purchase and the Contemplated Transactions.

      SECTION 4.29.     Proxy Statement. None of the information supplied or to be supplied by or on behalf of Abiliti for inclusion in (a) the registration statement on Form S-3 to be filed by Daleen pursuant to the Registration Rights Agreement (the “FORM S-3” or the “DALEEN REGISTRATION STATEMENTS”) will, at the time the respective Daleen Registration Statement is filed with the SEC, at any time such form is amended or supplemented, or at the time such form becomes effective under the Securities Act of 1933, as amended (the “SECURITIES ACT”), contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading; or (b) the proxy statement, in definitive form, relating to the Daleen Special Meeting (the “PROXY STATEMENT”) will, at the time the Proxy Statement is filed with the SEC, at any time that it is amended or supplemented, or at the time it is mailed to the holders of Daleen Capital Stock and at the time of the special meeting of the shareholders of Daleen to consider the Purchase and the Contemplated Transactions (“DALEEN SPECIAL MEETING”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading.

      SECTION 4.30.     [Intentionally Omitted.]

      SECTION 4.31.     Certain Related Person Transactions. Except for (a) the 3/00 Debt; (b) the 1/01 Debt; and (c) as set forth on SCHEDULE 4.31, there are no debts, accounts receivable or payable (as the case may be), loans or advances (i) owed to Abiliti by any Related Person; or (ii) owed to any Related Person by Abiliti.

      SECTION 4.32.     Abiliti Voting Agreements. Prior to or concurrently with the execution of this Agreement, holders of Abiliti Capital Stock representing at least 66 2/3% of all votes entitled to be cast in respect of the Purchase have executed legal, valid, binding and enforceable irrevocable voting agreements substantially in the form attached hereto as EXHIBIT E (as the same may be modified with respect to each such holder, each an “ABILITI VOTING AGREEMENT”).

      SECTION 4.33.     [Intentionally Omitted.]

      SECTION 4.34.     Fairness Opinion. Abiliti has received from Mann Frankfort Stein & Lipp, on or before the date of this Agreement, an opinion that the Purchase is fair to Abiliti and its shareholders from a financial point of view, and such opinion is in effect as of the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF DALEEN AND ACQUISITION SUB

      Daleen and Acquisition Sub, jointly and severally, represent and warrant to Abiliti as follows:

      SECTION 5.1.     Organization and Good Standing.

(a) SCHEDULE 5.1 contains a complete and accurate list of the jurisdictions of incorporation of Daleen, DSI, Inc. (“DALEEN SUB”) and Acquisition Sub and of the other jurisdictions in which each is authorized to do business. Daleen is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Daleen Business (as defined below) as it is now being conducted, to own or use the Daleen Assets, and to perform all its obligations under any Contract to which Daleen is a party. Daleen is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Daleen. Daleen Sub is a newly formed, wholly-owned subsidiary of Daleen formed for the sole purpose of consummating the Contemplated Transactions, and Acquisition Sub is a newly formed, wholly-owned subsidiary of Daleen Sub formed for the sole purpose of consummating the Contemplated Transactions. Neither Daleen Sub nor Acquisition Sub has conducted any business other than as expressly set forth in or contemplated by this Agreement. For purposes of this Agreement, “DALEEN BUSINESS” means providing billing and customer care software solutions to communication service providers, retailers and distributors of digital media and technology solutions providers, including related professional consulting services, training, maintenance, support and third party software fulfillment.

(b) Daleen has delivered to Abiliti true and correct copies of articles or certificate of incorporation and bylaws of Daleen, Daleen Sub and Acquisition Sub (the “DALEEN ORGANIZATIONAL DOCUMENTS”), and has made available the minute books and stock records of each, each as currently in effect, provided that minutes related to discussions about the Purchase and the Contemplated Transactions and other business combinations or strategic transactions have not been delivered or made available.

(c) Except as set forth on SCHEDULE 5.1(C) hereto, Daleen has no direct or indirect subsidiaries or investments in any other corporations or businesses.

(d) For purposes of this Agreement, “DALEEN ASSETS” means all of the Assets of Daleen or any of its subsidiaries.

      SECTION 5.2.     Authority; No Conflict.

(a) Each of Daleen and Acquisition Sub has full corporate power and authority to execute and deliver this Agreement and each of the Daleen Closing Documents and to perform its respective obligations under this Agreement and the Daleen Closing Documents. This Agreement constitutes the legal, valid, and binding obligation of each of Daleen and Acquisition Sub, enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Daleen and Acquisition Sub of the Daleen Closing Documents, the Daleen Closing Documents will constitute the legal, valid, and binding obligations of Daleen and Acquisition

Sub, enforceable against Daleen and Acquisition Sub in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, the “DALEEN CLOSING DOCUMENTS” means each agreement, certificate or other instrument required to be executed and delivered at Closing by Daleen or Acquisition Sub pursuant to Section 9.7.

(b) Except as set forth in SCHEDULE 5.2, neither the execution and delivery of this Agreement nor the consummation or performance by Daleen or Acquisition Sub of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Contravene, conflict with, or result in a violation of (A) any provision of the Daleen Organizational Documents; or (B) any resolution adopted by the directors or shareholders of Daleen, Daleen Sub or Acquisition Sub;

(ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law to which Daleen, Daleen Sub, Acquisition Sub or any of the Daleen Assets may be subject;

(iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by Daleen or that otherwise relates to the Daleen Business or any of the Daleen Assets;

(iv) cause Daleen to become subject to, or to become liable for the payment of, any Taxes;

(v) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Daleen Material Contract (as defined in Section 5.17(a)) to which Daleen is a party or to which it or the Daleen Assets are bound; or

(vi) Result in the imposition or creation of any material Encumbrance upon or with respect to any of the Daleen Assets.

(c) Except as set forth in SCHEDULE 5.2, neither Daleen, Daleen Sub, Acquisition Sub nor any subsidiary of Daleen will be required to give notice or obtain any Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      SECTION 5.3.     Capitalization of Daleen and Acquisition Sub.

(a) As of the date hereof, the authorized capital stock of Daleen consists of (i) two hundred million (200,000,000) shares of Daleen Common Stock, $0.01 par value per share, of which twenty-two million nine hundred eighty-four thousand two hundred seventy-two (22,984,272) shares are issued and outstanding as of the date hereof; and (ii) twenty-one million eight hundred seventy-seven thousand two hundred thirty-six (21,877,236) shares of Preferred Stock, $0.01 par value per share, of which (A) three million (3,000,000) shares are designated as Series A Convertible Preferred Stock (with no shares issued and outstanding); (B) one million two hundred fifty thousand (1,250,000) shares are designated as Series B Convertible Preferred Stock (with no shares issued and outstanding); (C) one million two hundred twenty-two thousand two hundred twenty-two (1,222,222) shares are designated as Series C Convertible Preferred Stock (with no shares issued and outstanding); (D) four million two hundred twenty-one thousand eight hundred forty-six (4,221,846) shares are designated as Series D Convertible Preferred Stock (with no shares issued and outstanding); (E) six hundred eighty-six thousand five hundred fifty-three (686,553) shares are designated as Series D-1 Convertible Preferred Stock (with no shares issued and outstanding);

(F) one million four hundred ninety-six thousand six hundred fifteen (1,496,615) shares are designated as Series E Convertible Preferred Stock (with no shares issued and outstanding); and (G) three hundred fifty-six thousand nine hundred fifty (356,950) shares are designated as Daleen Series F Preferred Stock (with two hundred thirty-one thousand three hundred sixty-two (231,362) shares issued and outstanding as of the date hereof). Upon consummation of the Contemplated Transactions in accordance with the terms of this Agreement, the shares of Daleen Common Stock and Daleen Series F Preferred Stock to be issued to Abiliti under this Agreement will be duly authorized, validly issued and fully paid and non-assessable. Except as disclosed on SCHEDULE 5.3, (A) there are no stock appreciation rights, options, warrants, conversion privileges or pre-emptive or other rights or agreements outstanding to purchase or otherwise acquire any Daleen Capital Stock or other securities; (B) there are no options, warrants, conversion privileges or pre-emptive or other rights or agreements to which Daleen is a party involving the purchase or other acquisition of any securities of any other Person; (C) there is no liability for dividends accrued, but unpaid; and (D) there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Daleen’s outstanding securities.

(b) Daleen owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Daleen Sub. Daleen Sub owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Acquisition Sub.

(c) As of Closing, the authorized capital stock of Daleen shall be as set forth in an amended and restated certificate of incorporation of Daleen in substantially the form attached as EXHIBIT F hereto.

      SECTION 5.4.     SEC Reports; Financial Statements. Daleen has delivered or made available to Abiliti its Annual Report on Form 10-K for the year ended December 31, 2001 (the “DALEEN FORM 10-K”), and all statements and other documents filed by Daleen with the SEC since the date of filing the Daleen Form 10-K (all such documents collectively, the “SEC REPORTS”) complied in all material respects with Applicable Laws and did not as of the date thereof contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Daleen financial statements (including, in each case, any related notes) included in the SEC Reports fairly presents the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flow of Daleen as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the last audited statement); the financial statements referred to in this Section 5.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than Daleen and its subsidiaries are required by GAAP to be included in the financial statements of Daleen. The balance sheet of Daleen at June 30, 2002 included in its Quarterly Report on Form 10-Q for the quarter then ended is referred to in this Agreement as the “DALEEN BALANCE SHEET.”

      SECTION 5.5.     Books and Records. The books of account, stock record books, and other records of Daleen, all of which have been delivered to or made available to Abiliti, are complete and correct in all material respects and have been maintained in all material respects in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. With respect to the minute books of Daleen, Daleen has taken no material action not reflected in the minutes.

      SECTION 5.6.     Title to Properties; Encumbrances. Neither Daleen nor any subsidiary of Daleen owns any Real Property. SCHEDULE 5.6 contains a list of all Leased Real Property or other interests in Real Property owned by Daleen or its subsidiaries. Except as set forth in SCHEDULE 5.6, Daleen and its subsidiaries own all the properties and Assets (whether real, personal, or mixed and whether tangible or intangible) that Daleen and its subsidiaries purport to own or reflected as owned in the books and records of Daleen, including all of the properties and Assets reflected in the Daleen Balance Sheet (except for Assets held under capitalized leases disclosed in SCHEDULE 5.6 and personal property sold since the date of the Daleen Balance Sheet in the Ordinary Course of Business), and all of the properties and Assets purchased or otherwise acquired by Daleen since the date of the Daleen Balance Sheet (except for property, inventory and other Assets acquired, sold, consumed or disposed of since the date of the Daleen Balance Sheet in the Ordinary Course of Business). Except as set forth on SCHEDULE 5.6, all properties and Assets reflected in the Daleen Balance Sheet are free and clear of any Encumbrance, except for (a) security interests shown on the Daleen Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) security interests incurred in connection with the purchase of property or Assets after the date of the Daleen Balance Sheet (such security interests being limited to the property or Assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for Taxes not yet due or which are contested in good faith by appropriate proceedings; (d) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the Ordinary Course of Business and which are not past due and are reflected in the Daleen Balance Sheet; (e) statutory liens in favor of lessors arising in connection with any property leased to Daleen, provided that Daleen is in good standing and is current on all payments under such leases; and (f) any other Encumbrances that do not in any way affect or apply to any Daleen Asset that, individually or in the aggregate with all other Daleen Assets affected by such Encumbrance, is material to the Daleen Business.

      SECTION 5.7.     Condition and Sufficiency of Daleen Assets. Except as set forth on SCHEDULE 5.7, to the Knowledge of Daleen (as defined in Section 13.8), the buildings, facilities, structures, or equipment (including motor vehicles and trucks) owned or operated by Daleen and its subsidiaries are structurally sound and in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are being put. The buildings, facilities, structures, and equipment owned, leased or used by Daleen and its subsidiaries are sufficient in all material respects for the continued conduct of the Daleen Business after the Closing in substantially the same manner as conducted prior to the Closing.

      SECTION 5.8.     Accounts Receivable. All accounts receivable of Daleen and its subsidiaries that are reflected on the Daleen Balance Sheet or on the accounting records of Daleen as of the date hereof (collectively, the “DALEEN ACCOUNTS RECEIVABLE”) represent valid contractual obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The accounts receivable reserves shown on the Daleen Balance Sheet or on the accounting records of Daleen as of the date hereof were calculated consistent with past practice and in accordance with GAAP. Except as set forth in Section 5.17(e) (including the disclosure schedule thereto), there is no contest, claim or right of set-off under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. SCHEDULE 5.8 contains a complete and accurate list of all accounts receivable as of the date of the Daleen Balance Sheet and sets forth the aging of such Daleen Accounts Receivable.

      SECTION 5.9.     Inventory. Neither Daleen nor any of its subsidiaries maintains any inventory in connection with the Daleen Business.

      SECTION 5.10.     No Undisclosed Liabilities. Daleen and its subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Daleen Balance Sheet or specifically disclosed in the notes thereto; (b) current liabilities or obligations incurred in the Ordinary Course of Business since the date of the Daleen Balance Sheet; (c) liabilities or obligations under this Agreement, set forth in disclosure schedules delivered by Daleen in connection herewith or set forth in any Contract described in such disclosure schedules; and (d) any other liabilities or obligations that are neither individually nor in the aggregate with all such liabilities and obligations material to Daleen or the Daleen Business.

      SECTION 5.11.     Tax Matters. Except as set forth in SCHEDULE 5.11, (a) Daleen and its subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (b) all such Tax Returns are correct in all material respects and accurately disclose in all material respects all Taxes required to be paid for the periods covered thereby; (c) Daleen and its subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the financial statements contained in the SEC Reports reflect an adequate reserve as determined in accordance with GAAP for all material Taxes payable by Daleen and its subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such financial statements; (d) none of Daleen or any of its subsidiaries has waived or extended in writing any statute of limitations in respect of Taxes; (e) there is no action, suit, investigation, audit, claim or assessment that (i) has been formally commenced against Daleen or any of its subsidiaries or (ii) Daleen or its subsidiaries have Knowledge based upon contact with any agent of any taxing authority; (f) there are no liens for Taxes upon the Assets of Daleen except for liens relating to current Taxes not yet due; (g) all Taxes which Daleen or any of its subsidiaries is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Daleen; (h) neither Daleen nor any of its subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (i) no deduction of any amount that would otherwise be deductible by Daleen with respect to taxable periods ending on or before the Closing Date could be disallowed under Section 162(m) of the I.R.C.; (j) neither Daleen nor any of its subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the I.R.C.; (k) neither Daleen nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the I.R.C. (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the I.R.C.) in conjunction with the Purchase; (l) neither Daleen nor any of its subsidiaries will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to Daleen or any of its subsidiaries that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the I.R.C. without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (m) neither Daleen nor any of its subsidiaries will be obligated to pay any excise Taxes or similar Taxes imposed on any employee or former employee of, or individual providing services to Daleen or any of its subsidiaries under Section 4999 of the I.R.C. as a result of the consummation of the transactions contemplated hereby.

      SECTION 5.12.     No Material Adverse Effect. Except as set forth on SCHEDULE 5.12, since the date of the Daleen Balance Sheet, there has not been any action, event, omission or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect on Daleen, and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect on Daleen, except such changes as may result from general economic conditions in each of the markets served by Daleen, matters affecting the industry as a whole, and possible adverse changes resulting, directly or indirectly, from the existence of this Agreement and the Contemplated Transactions.

      SECTION 5.13.     Employee Benefits.

(a) Except as disclosed on SCHEDULE 5.13(A), there are no corporations, partnerships, individuals, or other Persons whose employees, along with the employees of Daleen, would be treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the I.R.C. Daleen and any other Persons whose employees would be treated as employed by a single employer under Section 414(b), (c), (m) or (o) of the I.R.C. are hereinafter collectively referred to as the “DALEEN GROUP.”

(b) SCHEDULE 5.13(B) contains a true and complete list of all the following agreements, arrangements or plans which are presently in effect or which have previously been in effect and which cover employees of any member of the Daleen Group (the “DALEEN EMPLOYEES”), and indicating, with respect to each, the agreements, arrangements or plans for which Daleen currently maintains or contributes to on behalf of its employees:

(i) Any employee benefit plan as defined in Section 3(3) of ERISA, and any trust or other funding agency created thereunder, or under which any member of the Daleen Group, with respect to Daleen Employees, has any outstanding, present, or future obligation or liability, or under which any Daleen Employee or former Daleen Employee has any present or future right to benefits which are covered by ERISA; or

(ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, phantom stock, incentive, bonus, vacation, severance, termination, disability, hospitalization, medical, life insurance, split dollar, retention, change of control, or other plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which any member of the Daleen Group maintains or to which any member of the Daleen Group has any outstanding, present or future obligations to contribute or make payments under, whether voluntary, contingent or otherwise, or which provides benefits to Daleen Employees or former Daleen Employees or their dependents.

The plans, programs, policies, or arrangements described in subparagraph (i) and (ii) above are hereinafter collectively referred to as the “DALEEN PLANS.” Daleen has delivered or made available to Abiliti true and complete copies of all written plan documents and contracts evidencing the Daleen Plans, a written description of all unwritten Daleen Plans, as they may have been amended to the date hereof, together with (A) all documents, including, without limitation, Forms 5500, relating to any Daleen Plans required to have been filed prior to the date hereof with Governmental Authorities for each of the three (3) most recently completed plan years, together with any schedules thereto; (B) attorneys’ responses to auditors’ requests for information for each of the three (3) most recently completed plan years; (C) financial statements and actuarial reports, if any, for each Daleen Plan for the three (3) most recently completed plan years; (D) all trust agreements, insurance contracts or other funding arrangements for any Daleen Plan; (E) the most recent IRS determination letter, if any, for any Daleen Plan; and (F) all material communications received from or sent to the IRS, Pension Benefit Guaranty Corporation or the Department of Labor (including a written description of any oral communication).

(c) Except as to those plans identified on SCHEDULE 5.13(C) as tax-qualified Daleen Plans (the “DALEEN QUALIFIED PLANS”), no member of the Daleen Group maintains or previously maintained any Daleen Plan that meets or was intended to meet the requirements of I.R.C. Section 401(a). The IRS has issued favorable determination letters to the effect that each Daleen Qualified Plan qualifies under I.R.C. Section 401(a) and that any related trust is exempt from taxation under I.R.C. Section 501(a), and such determination letters remain in effect and have not been revoked, and, to Daleen’s Knowledge, nothing has occurred since the date of such determination letters that could adversely affect the qualified status of any Daleen Qualified Plan. Copies of the most recent determination letters and any outstanding requests for a determination letter with respect to each Daleen Qualified Plan have been delivered or made available to Abiliti. Except as disclosed on SCHEDULE 5.13(C), no Daleen Qualified Plan has been amended since the issuance of each respective determination letter. No issue concerning qualification of the Daleen Qualified Plans is pending before or, to Daleen’s Knowledge, is threatened by the IRS. The Daleen Qualified Plans have been administered in all respects according to their terms and in accordance with the requirements of the I.R.C. (to the extent applicable) and ERISA.

(d) Each member of the Daleen Group is in compliance with the requirements prescribed by any and all statutes, orders, governmental rules and regulations applicable to the Daleen Plans and all reports and disclosures relating to the Daleen Plans required to be filed with or furnished to any governmental entity, participants or beneficiaries prior to the Closing Date have been or will be filed or furnished in a timely manner and in accordance with applicable law. Each of the Daleen Plans that is an employee benefit plan (as defined in ERISA Section 3(3)) has been administered and operated in compliance with all applicable provisions of ERISA and any other applicable laws.

(e) Except as expressly identified on SCHEDULE 5.13(E), no termination or partial termination of any Daleen Qualified Plan has occurred, nor has a notice of intent to terminate any Daleen Qualified Plan been issued by a member of the Daleen Group.

(f) No member of the Daleen Group maintains or has maintained an “employee benefit pension plan” within the meaning of ERISA Section 3(2) that is or was subject to Section 302 or Title IV of ERISA or that is or was subject to I.R.C. Section 412.

(g) Each member of the Daleen Group has made full and timely payment, or has accrued pending full and timely payment, of all amounts that are required under the terms of each of the Daleen Plans and in accordance with applicable laws and Daleen Plan documents to be paid as a contribution to each Daleen Plan. The Daleen Balance Sheet accurately reflects all obligations for accrued benefits under any non-qualified deferred compensation or supplemental retirement plans, in conformity with GAAP.

(h) No member of the Daleen Group has any past, present or future obligation or liability to contribute or has contributed to any multiemployer plan as defined in ERISA Section 3(37).

(i) No member of the Daleen Group nor, to Daleen’s Knowledge, any other “disqualified person” or “party in interest” (as defined in I.R.C. Section 4975 and ERISA Section 3(14), respectively) with respect to any of the Daleen Plans, has engaged in any “prohibited transaction” (as defined in I.R.C. Section 4975 or ERISA Section 406), or has taken or omitted any action, which could lead to the imposition of an excise Tax under the I.R.C. or a fine under ERISA. All members of the Daleen Group and, to the Daleen’s Knowledge, all “fiduciaries” (as defined in ERISA Section 3(21)) with respect to the Daleen Plans, including any members of the Daleen Group that are fiduciaries as to an Daleen Plan, have complied in all respects with the requirements of ERISA Section 404.

(j) Each member of the Daleen Group has complied in all respects with the continuation coverage requirements of COBRA, and with the portability, access and renewability provisions of ERISA Sections 701 through 712.

(k) Except as disclosed on SCHEDULE 5.13(K), no member of the Daleen Group will be obligated after the Closing Date to make any nondeductible contributions to any Daleen Plan.

(l) Other than routine claims for benefits, there are no actions, audits, investigations, suits or claims pending, or, to Daleen’s Knowledge, threatened against any Daleen Plan, any trust or other funding agency created thereunder, or against any fiduciary of any Daleen Plan or against the assets of any Daleen Plan.

(m) Other than health continuation coverage required by COBRA, no member of the Daleen Group has any obligation to any retired or former Daleen Employee to provide any benefits or other remuneration upon retirement or termination of employment under any Daleen Plan. No benefits paid under any Daleen Plan would constitute “parachute payments” under I.R.C. Section 280G, and no benefits are or become payable, or are accelerated, under any Daleen Plan and no remuneration is payable, or becomes payable, by Daleen, or is accelerated, upon the consummation of the transactions contemplated by this Agreement.

(n) Except in the Ordinary Course of Business or as set forth in SCHEDULE 5.13(N), since December 31, 2000, no member of the Daleen Group has: (i) increased the rate of compensation payable or to become payable to any of the employees of Daleen and its subsidiaries, other than in the normal course of business and consistent with past practice; (ii) made any commitment and has not incurred any liability to any labor union; (iii) paid or agreed to pay any bonuses or severance pay not reflected in the Daleen Balance Sheet; (iv) increased any benefits or rights under any Daleen Plan; or (v) adopted any new plan, program, policy or arrangement, which if it existed as of the Closing Date, would constitute a Daleen Plan.

      SECTION 5.14.     Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in SCHEDULE 5.14(A):

(i) Daleen and its subsidiaries are each in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its Assets;

(ii) To Daleen’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by Daleen or any of its subsidiaries of, or a failure on the part of Daleen or any of its subsidiaries to comply with, any Legal Requirement; and

(iii) Neither Daleen nor any of its subsidiaries has received, at any time since January 1, 2000, any notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(b) SCHEDULE 5.14(B) contains a complete and accurate list of each material Governmental Authorization that is held by Daleen and its subsidiaries or that otherwise relates to the Daleen Business or any Daleen Asset. Each Governmental Authorization listed or required to be listed in SCHEDULE 5.14(B) is valid and in full force and effect. Except as set forth in SCHEDULE 5.14(B):

(i) Daleen and its subsidiaries are in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in SCHEDULE 5.14(B);

(ii) To Daleen’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization; and

(iii) Daleen and its subsidiaries have not received, at any time since January 1, 2000, any notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization.

      SECTION 5.15.     Legal Proceedings; Orders.

(a) Except as set forth in SCHEDULE 5.15, there is no pending Proceeding to which Daleen or any subsidiary of Daleen is a party or to which the Daleen Assets are subject, (i) that, except for individual claims of less than $25,000.00, has been commenced by or against Daleen or any subsidiary of Daleen or that could impair Daleen’s use of any of the Daleen Assets; or (ii) that challenges or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Daleen and except as set forth on SCHEDULE 5.15, (A) no such Proceeding has been threatened and (B) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in SCHEDULE 5.15, (i) there is no material Order to which Daleen, any subsidiary of Daleen or any of the Daleen Assets is subject; (ii) neither Daleen nor any subsidiary of Daleen is subject to any material Order that relates to the Daleen Business or any of the Daleen Assets; and (iii) to the Knowledge of Daleen, no Executive Officer, director or key employee of Daleen or its subsidiaries is subject to any Order that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity, or practice relating to the Daleen Business.

(c) Except as set forth in SCHEDULE 5.15, (i) Daleen and its subsidiaries are, and at all times since January 1, 2000 have been, in full compliance with all of the terms and requirements of each Order to which any of them, or any of the Daleen Assets, is or has been subject; (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Daleen, any subsidiary of Daleen, or any of the Daleen Assets owned, is subject; and (iii) neither Daleen nor any Daleen subsidiary has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Daleen, any Daleen subsidiary, or any of the Daleen Assets, is or has been subject.

      SECTION 5.16.     Absence of Certain Changes and Events. Except as expressly required under the terms of this Agreement, and except as set forth in SCHEDULE 5.16, since the date of the Daleen Balance Sheet, Daleen has conducted the Daleen Business only in the Ordinary Course of Business in all material respects and there has not been any:

(a) Change in Daleen’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Daleen; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Daleen of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b) Amendment to any of the Daleen Organizational Documents;

(c) Payment or increase by Daleen or any subsidiary of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) Adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Daleen or its subsidiaries;

(e) Damage to or destruction or loss of any of the Daleen Assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Daleen;

(f) Entry into, termination of, or receipt of notice of termination of any Contract, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, other than in the Ordinary Course of Business;

(g) Sale (other than sales in the Ordinary Course of Business), lease, or other disposition of any material Asset or property of Daleen or its subsidiaries or mortgage, pledge, or imposition of any lien or other Encumbrance on any material Asset or property of Daleen or its subsidiaries;

(h) Cancellation or waiver of any material claims or rights;

(i) Change in the accounting methods used by Daleen;

(j) Change in the billing and collection practices and procedures of Daleen and its subsidiaries;

(k) Action to accelerate, amend or change the period of vesting or exercisability of stock options or other rights granted pursuant to benefit plans of Daleen and its subsidiaries;

(l) Agreement entered into pursuant to which any party (other than Daleen) was granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope;

(m) Payment, discharge, satisfaction, settlement or compromise of any case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business of Daleen, other than the payment, discharge or satisfaction of liabilities specifically reflected or reserved against in the SEC Reports referenced in Section 5.4;

(n) Revaluation of any of the Daleen Assets, except as required by GAAP;

(o) Agreement with any third party that limits in any manner the territory or scope of activities in which Daleen or its subsidiaries may engage; or

(p) Agreement, whether oral or written, by Daleen or any subsidiary to any of the foregoing.

      SECTION 5.17.     Contracts; No Defaults.

(a) SCHEDULE 5.17(A) contains a complete and accurate list, and Daleen has delivered or made available to Abiliti true and complete copies, or summaries in the case of oral contracts, of:

(i) Each Contract that involves performance of services or delivery of goods or materials by Daleen or any subsidiary of an amount or value in excess of $50,000.00;

(ii) Each Contract that involves performance of services or delivery of goods or materials to Daleen or any subsidiary of an amount or value in excess of $50,000.00;

(iii) Each Contract of Daleen or any subsidiary that was not entered into in the Ordinary Course of Business;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property included in the Daleen Assets (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000.00 and with terms of less than one (1) year);

(v) Each licensing agreement or other Contract with respect to Patents, Trademarks, Copyrights, trade secrets or any other intellectual property, including agreements with former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of Daleen’s intellectual property which are or have ever been used or distributed by Daleen or any subsidiary, but excluding standard nondisclosure agreements and licenses of commercially available software;

(vi) Each collective bargaining agreement and other Contract to which Daleen or any subsidiary is a party or with any labor union or other employee representative of a group of employees;

(vii) (A) All employment and severance Contracts that will result in payment by Daleen or any subsidiary, or the creation of any Liability to pay on behalf of Daleen or any subsidiary, any severance, termination or any other form of payment to any present or former employee, independent contractor or consultant following termination of employment or otherwise as a result of the consummation of the Contemplated Transactions; (B) any Contract or pending Contract of Daleen or any subsidiary to hire any Person as an employee, independent contractor or consultant; and (C) any Contracts of Daleen or any subsidiary with respect to the payment of any referral or other fees in connection with the hiring or proposed hiring of any employee, independent contractor or consultant;

(viii) Each joint venture or partnership to which Daleen or any subsidiary is a party, and other applicable Contracts to which Daleen or any subsidiary is a party (however named) involving a sharing of profits, losses, costs or Liabilities by Daleen or any subsidiary with any other Person;

(ix) Each Contract containing covenants that in any way purport to materially restrict the Daleen Business or to limit the freedom of Daleen or any subsidiary of Daleen to engage in any line of business or to compete with any Person;

(x) Each Contract of Daleen or any subsidiary providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and other than commission arrangements with employees of Daleen or any subsidiary entered into in the Ordinary Course of Business;

(xi) Each power of attorney granted by Daleen or any subsidiary that is currently effective and outstanding;

(xii) Each outstanding Contract of Daleen or any subsidiary for capital expenditures in excess of $25,000.00;

(xiii) Each outstanding written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Daleen or any subsidiary; and

(xiv) Each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, other than amendments, supplements or modifications relating to customer-requested software enhancements made in the Ordinary Course of Business involving additional payments in each case of no more than $10,000 that do not change any of the substantive terms of the Contracts they amend, supplement or modify (such Contracts, identified or required to be identified in Sections 5.17(a)(i)-(xiii) collectively, the “DALEEN MATERIAL CONTRACTS”).

(b) To Daleen’s Knowledge, except as disclosed on SCHEDULE 5.17(B), no Executive Officer, director, agent, employee, consultant, or contractor of Daleen or any subsidiary is a party to or is otherwise bound by any Contract (including any confidentiality or proprietary rights agreement) that purports to limit the ability of such Executive Officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the Daleen Business; or (ii) assign to Daleen or to any other Person any rights to any invention, improvement or discovery.

(c) Except as set forth in SCHEDULE 5.17(C), each Daleen Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership or similar Legal Requirement affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d) Except as set forth in SCHEDULE 5.17(D):

(i) Daleen and its subsidiaries are, and at all times since January 1, 2000, have been in full compliance with all applicable terms and requirements of each Daleen Material Contract in all material respects under which Daleen or any subsidiary has or had any obligation or Liability or by which Daleen or any subsidiary or any of the Assets owned or used by Daleen or any subsidiary is or was bound;

(ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to contravene, conflict with, or result in a material violation or breach of, or give Daleen or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Daleen Material Contract; and

(iii) Neither Daleen nor any subsidiary has given to or received from any other Person, at any time since January 1, 2000, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Daleen Material Contract;

(e) Other than the disputed customer receivables set forth on SCHEDULE 5.17(E), there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Daleen or any subsidiary under current or completed Daleen Material Contracts with any Person and to the Knowledge of Daleen no such Person has made written demand for such renegotiation.

      SECTION 5.18.     Insurance.

(a) Daleen has delivered or made available to Abiliti true and complete copies of all policies of insurance to which Daleen or any subsidiary is a party or the payor and under which Daleen, any subsidiary of Daleen or any director of Daleen is or has been covered at any time since January 1, 2000.

(b) SCHEDULE 5.18(B) describes (i) any self-insurance arrangement by or affecting Daleen or any subsidiary, including any reserves established thereunder; and (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Daleen or any subsidiary.

(c) Except as set forth on SCHEDULE 5.18(C):

(i) All policies to which Daleen or any subsidiary is a party or that provide coverage to Daleen, any subsidiary, or any director or officer of Daleen or any subsidiary (A) are valid and outstanding; and (B) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of Daleen or any subsidiary.

(ii) Neither Daleen nor any subsidiary of Daleen has received (A) any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights; or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii) Daleen has paid all premiums due, and has otherwise performed all of its obligations under each insurance policy to which Daleen or any subsidiary is a party or the payor and that provides coverage to Daleen or to any subsidiary of Daleen or any of their directors or officers.

(iv) To Daleen’s Knowledge, Daleen has given notice to the insurer of all claims that may be insured thereby.

      SECTION 5.19.     Environmental Matters. Except as set forth in SCHEDULE 5.19:

(a) To the Knowledge of Daleen, Daleen and its subsidiaries have all permits, licenses, authorizations, registrations and other governmental consents required under Environmental Laws governing any matters arising out of, resulting from or relating to the pollution, contamination or protection of the environment, including laws relating to Hazardous Substances into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or waste and all such permits are in full force and effect, except where the failure to hold such licenses, permits and authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Daleen.

(b) Daleen and its subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws or any written notice or demand letter issued thereunder.

(c) Neither Daleen nor any subsidiary of Daleen has received any notice (written or oral) or other communication that Daleen or any subsidiary is or may be a potentially responsible Person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances.

      SECTION 5.20.     Employees.

(a) SCHEDULE 5.20(A) contains a list of and the following information for each full-time, part-time or temporary salaried employee or director of Daleen or any subsidiary, including each such employee on leave of absence or layoff status: name; job title; current employment status and current compensation. SCHEDULE 5.20(A) also contains a list of all Contracts of employment to which Daleen or any subsidiary is a party with such employees. Daleen has delivered or made available to Abiliti true and complete copies of each Contract described in this Section 5.20. Other than Contracts of employment listed in SCHEDULE 5.20(A), all employees of Daleen and its subsidiaries are employed by Daleen or the applicable subsidiary on an “at will” status.

(b) [Intentionally Omitted.]

(c) SCHEDULE 5.20(C) contains a complete and accurate list of the following information for each retired employee or director of Daleen or any subsidiary, or their dependents, receiving benefits or scheduled to receive benefits from Daleen or any subsidiary in the future: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(d) Except as set forth on SCHEDULE 5.20(D), each employee of Daleen and its subsidiaries has signed Daleen’s standard confidentiality, noncompetition and proprietary rights agreement. Daleen has delivered or made available copies of all such agreements to Abiliti.

      SECTION 5.21.     Labor Relations; Compliance. Daleen and its subsidiaries are not and have not been a party to any collective bargaining or other labor Contract. Except as set forth on SCHEDULE 5.21, there has not been, there is not presently existing, and to Daleen’s Knowledge there is not threatened (a) any strike, slowdown, picketing, work stoppage or employee grievance process; (b) any pending Proceeding against or affecting Daleen or any subsidiary relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Daleen or any subsidiary; or (c) any application for certification of a collective bargaining agent. Daleen and its subsidiaries have complied in all material respects with all Legal Requirements relating to employment, immigration, equal employment opportunity, nondiscrimination, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and plant closing. SCHEDULE 5.21 contains a complete list of employment-related lawsuits and/or governmental administrative proceedings in each case for which the potential liability of Daleen or any subsidiary exceeds $25,000.00 to which Daleen or any subsidiary is currently a party. This list includes any employment-related disputes brought under any applicable federal, state or local laws, as well as all administrative actions including, but not limited to, those Proceedings before the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Agency and the Department of Labor, and any state counterparts to such agencies.

      SECTION 5.22.     Intellectual Property.

(a) Certain Defined Terms. Certain terms used in this Section are defined in Section 4.22(a).

(b) Lists of Intellectual Property Rights and Contracts:

(i) SCHEDULE 5.22(B)(I) (A) contains a complete list of each governmental filing, whether federal, state, local, foreign or otherwise, related to Registrations of Daleen or any subsidiary; (B) identifies each pending Registration of Daleen or any subsidiary with respect to Intangibles and Software; and (C) identifies all applications of Daleen and its subsidiaries for or Registrations regarding Intangibles and Software which have been withdrawn, abandoned, or have lapsed or been denied;

(ii) SCHEDULE 5.22(B)(II) identifies (A) each license agreement or other written or oral agreement or permission in which Daleen or any subsidiary has granted to any third party any right with respect to any Intangibles or Software (a “DALEEN LICENSE AGREEMENT”), together with the term thereof, and all royalties or other amounts payable to Daleen or its subsidiaries thereunder; (B) each license, sublicense, agreement or other permission in which Daleen or any subsidiary has received any right with respect to any of the Daleen Third

Party Components (as defined in Section 5.22(b)(iii)(B) (a “DALEEN THIRD PARTY LICENSE AGREEMENT”), together with the term thereof, and all royalties or other amounts due thereon; and (C) each agreement entered into by Daleen or any subsidiary that provides for the sale, license or access to any source code of Software, including, without limitation, any source code escrow agreement (“DALEEN SOURCE CODE AGREEMENT”);

(iii) SCHEDULE 5.22(B)(III) is an accurate and complete list and description (including a name, product description, components, modules, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:

(A) All Software owned by Daleen or any subsidiary, whether purchased from a third party, developed by or on behalf of Daleen or any subsidiary, currently under development or otherwise (“DALEEN OWNED SOFTWARE”). The list to be included in SCHEDULE 5.22(B)(III) with respect to Daleen Owned Software may include general descriptions in lieu of a detailed list for Software that has not been used by Daleen, any subsidiary or any other party in the last four (4) years;

(B) Each item of Software and Intangibles used or possessed by Daleen or any subsidiary owned by a third party (“DALEEN THIRD PARTY COMPONENTS”). The Daleen Owned Software and Daleen Third Party Components are collectively referred to as “DALEEN CORE SOFTWARE”;

(C) All Software, other than the Daleen Core Software, that is either (1) offered or provided by Daleen or any subsidiary, directly or through Distributors, to customers of Daleen or any subsidiary; or (2) used by Daleen or any subsidiary to provide information or services to customers of Daleen or any subsidiary for a fee (collectively, “DALEEN CUSTOMER SOFTWARE”). The Daleen Core Software and the Daleen Customer Software are collectively referred to as the “DALEEN SOFTWARE”; and

(D) All Software, other than Daleen Software, that is licensed or marketed to or from third parties or otherwise used by Daleen or any subsidiary for any purpose whatsoever (collectively, “OTHER DALEEN SOFTWARE”).

(iv) To the extent not set forth in SCHEDULE 5.22(B)(I), SCHEDULE 5.22(B)(IV) sets forth an accurate and complete list and description of each Copyright, Trademark, Patent, and name and logo included in the Intangibles owned, marketed or licensed by Daleen or any subsidiary or from third parties, used or under development by Daleen. SCHEDULE 5.22(B)(IV) indicates Daleen’s ownership of such items or the source of Daleen’s right to use such items (or the ownership or right of the respective subsidiary, as the case may be); and

(v) SCHEDULE 5.22(B)(V) identifies all individuals or consulting companies who have materially contributed to the development of the Daleen Owned Software.

(c) Warranties:

(i) Daleen has delivered or made available to Abiliti correct and complete copies (or summaries in the case of oral agreements) of all Daleen License Agreements, Daleen Third Party License Agreements and Daleen Source Code Agreements; and except as specified in SCHEDULE 5.22(C)(I), all Daleen License Agreements, Daleen Third Party License Agreements and Daleen Source Code Agreements do not and will not require the consent or approval of any other Persons as a result of the Contemplated Transactions;

(ii) Daleen and its subsidiaries have each complied with all Daleen License Agreements, Daleen Third Party License Agreements and Daleen Source Code Agreements to which it is party or is bound, and to Daleen’s Knowledge, all other parties to such agreements have complied with all provisions thereof; and no default or event of default exists under any of such Daleen License Agreements, Daleen Third Party License Agreements or Daleen Source Code Agreements, except as set forth in SCHEDULE 5.22(C)(II);

(iii) No Software other than the Daleen Core Software, Daleen Customer Software and Other Daleen Software are required to operate the Daleen Business as currently conducted and as contemplated by Daleen’s existing business plan;

(iv) Except as set forth on SCHEDULE 5.22(C)(IV), Daleen owns and has good and marketable title to the Daleen Owned Software and Intangibles attributable to the Daleen Owned Software, and has the full right to use all of the Daleen Third Party Components, Daleen Customer Software and Other Daleen Software, and Intangibles attributable thereto, as used or required to operate the Daleen Business as currently conducted, free and clear of any Encumbrances which would affect the use of such Software in connection with the operation of the Daleen Business as currently conducted;

(v) To Daleen’s Knowledge, no rights of any third party not previously obtained are necessary to market, license, sell, modify, update, and/or create derivative works for any Software as to which Daleen or any subsidiary takes any such action in the Daleen Business as currently conducted;

(vi) With respect to Software which is licensed by Daleen or any subsidiary to third parties or used in connection with providing services to third parties:

(A) Daleen maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by Daleen;

(B) In each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(C) Such Software is written in the language set forth on SCHEDULE 5.22(B)(III) for use on the hardware set forth on SCHEDULE 5.22(B)(III) with standard operating systems;

(D) Such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

(E) In each case the Software operates substantially in accordance with the user manual thereof without operating defects of any material nature.

(vii) To Daleen’s Knowledge, none of the Software or Intangibles listed on SCHEDULE 5.22(B)(I), 5.22(B)(II) or 5.22(B)(IV), or their respective past or current uses by or through Daleen has violated or infringed upon, or is violating or infringing upon, any Patent, Copyright, trade secret or other Intangible of any Person. Daleen has adequately maintained all trade secrets and Copyrights with respect to the Daleen Software and Other Daleen Software. Daleen and its subsidiaries have performed all obligations imposed upon any of them with regard to the Daleen Third Party Components, Daleen Customer Software and Other Daleen Software which are required to be performed by any on or prior to the date hereof, and neither Daleen nor, to the Knowledge of Daleen, any other party, is in breach of or default thereunder in any respect, nor to Daleen’s Knowledge, is there any event which with notice or lapse of time or both would constitute a default thereunder;

(viii) To the Knowledge of Daleen, no Person is violating or infringing upon, or has violated or infringed upon at any time, any of Daleen’s or its subsidiaries’ proprietary rights to any of the Software or Intangibles listed on SCHEDULE 5.22(B)(I), 5.22(B)(II) or 5.22(B)(IV);

(ix) None of the Software or Intangibles listed on SCHEDULE 5.22(B)(I), 5.22(B)(II) or 5.22(B)(IV) are owned by or registered in the name of any of Daleen’s shareholders, any current or former owner or shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, contractor of Daleen or any subsidiary or their representatives nor does any such Person have any interest therein or right thereto, including, but not limited to, the right to royalty payments. Except as listed on SCHEDULE 5.22(C)(I), neither Daleen nor any subsidiary has granted any third party any exclusive rights related to any Daleen Owned Software;

(x) No litigation is pending and no claim has been made against Daleen or any subsidiary or, to the Knowledge of Daleen, is threatened, which contests the right of Daleen or any subsidiary to sell or license to any Person or use any of the Daleen Software or Other Daleen Software. Except as described in SCHEDULE 5.22(C)(X), no former employer of any employee or consultant of Daleen or any subsidiary has made a claim against Daleen or any subsidiary or, to the Knowledge of Daleen, against any other Person, that Daleen or any subsidiary or such employee or consultant is misappropriating or violating the Intangibles of such former employer;

(xi) Neither Daleen nor any subsidiary is a party to or bound by any License Agreement or other agreement requiring the payment by Daleen, any subsidiary or their respective assigns of any royalty or license payment, excluding such agreements relating to the Daleen Customer Software to the extent such royalty or license payment is expressly set forth on SCHEDULE 5.22(C)(XI);

(xii) Without limiting any of the foregoing, to the Knowledge of Daleen, none of the current or former officers, executives, directors, partners, shareholders, employees, salespersons, customers, or independent contractors of Daleen or any subsidiary have disclosed to (without proper obligation of confidentiality) or otherwise used or utilized on behalf of any Person other than Daleen, any trade secrets or proprietary information, including, without limitation, the source codes for Daleen Software;

(xiii) All Daleen License Agreements, Daleen Third Party License Agreements, Daleen Source Code Agreements, software development agreements, and any other written agreement between Daleen and any third party in which trade secrets or confidential information of Daleen, Daleen’s customers, agents, or suppliers, are disclosed binds the recipient thereof to take reasonable steps to protect the proprietary rights of Daleen and its customers, agents, and suppliers in such trade secrets and confidential information;

(xiv) Except as set forth on SCHEDULE 5.22(C)(XIV), none of Daleen’s shareholders have an ownership right or other interest in any Daleen Software, Other Daleen Software or Intangibles, and no claims have been made or, to the Knowledge of Daleen, are threatened, that the Daleen Software substantially fails to perform as set forth in Section 5.22(d);

(xv) Except as set forth on SCHEDULE 5.22(C)(XV), all Contracts with customers of Daleen and its subsidiaries (collectively, “DALEEN CUSTOMER CONTRACTS”), whether completed or outstanding, were or are evidenced by written agreements, which agreements have been made available to Abiliti. Each oral Daleen Customer Contract is identified on SCHEDULE 5.22(C)(XV) and consists of terms and provisions summarized in such schedule;

(xvi) Except as set forth on SCHEDULE 5.22(C)(XVI), no Daleen Customer Contract provides for the transfer to the customer therein of any Intangibles relating to any portion of the Daleen Software as to which Daleen or any subsidiary thereafter shall have no further rights. No current or past Daleen Customer Contract provides that the customer therein shall be entitled to sublicense or otherwise transfer to a third party any Intangibles relating to any portion of the Daleen Software unless such third party agrees to be bound by the confidentiality provisions thereof and agrees to pay Daleen royalties and other amounts comparable to those under such Daleen Customer Contract; and

(xvii) Except as set forth on SCHEDULE 5.22(C)(XVII), each past or present customer of Daleen and each past or present customer of Daleen to whom Daleen disclosed any of the Intangibles relating to Daleen Software is bound by a confidentiality provision which requires such past or present customer to take reasonable steps to protect the rights of Daleen in the Intangibles relating to Daleen Software.

(d) Performance. The Daleen Software (i) substantially performs in accordance with all published specifications for such Software; (ii) substantially complies with all other published documentation, descriptions and literature with respect to such Software; and (iii) to Daleen’s Knowledge, substantially complies with all representations, warranties and other requirements specified in all of the Daleen License Agreements.

      SECTION 5.23.     Certain Payments. Neither Daleen nor any director, officer, agent or employee of Daleen acting for or on behalf of Daleen, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to improperly obtain favorable treatment in securing business, (ii) to improperly pay for favorable treatment for business secured, (iii) to improperly obtain special concessions or for special concessions already obtained, for or in respect of Daleen; or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Daleen.

      SECTION 5.24.     Disclosure. The representations and warranties of Daleen and Acquisition Sub in this Agreement and the disclosure schedules to be delivered by Daleen in connection herewith do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of Daleen and except as set forth in SCHEDULE 5.24, no fact exists that has specific application to the Daleen Business (other than general economic or industry conditions, and possible adverse changes resulting directly or indirectly from the existence of this Agreement or the Contemplated Transactions) which Daleen reasonably expects would have a Material Adverse Effect on Daleen that has not been set forth in this Agreement or the disclosure schedules delivered by Daleen.

      SECTION 5.25.     Relationships With Related Persons. Except as set forth in SCHEDULE 5.25, since January 1, 2000, (a) no Related Person of Daleen has had, and no Related Person of Daleen currently has any interest in any property (whether real, personal or mixed and whether tangible or intangible), owned or licensed by Daleen and used in or pertaining to the Daleen Business, and (b) no Related Person of Daleen has owned, and no Related Person of Daleen currently owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with Daleen.

      SECTION 5.26.     Brokers or Finders. Except as disclosed on SCHEDULE 5.26, Daleen has not retained any broker, finder of comparable agent in respect of transactions of the type contemplated by this Agreement and has not incurred, except to the extent set forth on SCHEDULE 5.26, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

      SECTION 5.27.     Charter Provisions, Etc. Each of Daleen and Acquisition Sub has or prior to Closing will have taken all action so that its entering into of this Agreement and the consummation of the Purchase and the Contemplated Transactions do not and will not result in the grant of any rights to any Person under the Daleen Organizational Documents.

      SECTION 5.28.     Daleen Board of Directors Action. The Board of Directors of Daleen (at a meeting duly called and held) has duly (a) determined that this Agreement and the Contemplated Transactions are advisable and in the best interests of Daleen and its stockholders; (b) resolved to recommend the approval of this Agreement and the Contemplated Transactions by the holders of Daleen Capital Stock and directed that the Contemplated Transactions be submitted for consideration by the holders of Daleen Capital Stock at a special meeting of its stockholders; and (c) adopted a resolution to elect not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Purchase and the Contemplated Transactions.

      SECTION 5.29.     Proxy Statement. None of the information supplied or to be supplied by or on behalf of Daleen for inclusion in (a) the Daleen Registration Statements will, at the time the respective Daleen Registration Statement is filed with the SEC, at any time such form is amended or supplemented, or at the time such form becomes effective under the Securities Act, contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading; or (b) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time that it is amended or supplemented, or at the time it is mailed to the holders of Daleen Capital Stock and at the time of the special meeting of the stockholders of Daleen to consider the Purchase and the Contemplated Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading.

      SECTION 5.30.     Daleen Voting Agreements. Concurrently with the execution of this Agreement, the Persons listed on SCHEDULE 5.30 have executed legal, valid, binding and enforceable voting agreements substantially in the form attached hereto as EXHIBIT G (the “DALEEN VOTING AGREEMENTS”).

      SECTION 5.31.     [Intentionally Omitted.]

      SECTION 5.32     Fairness Opinion. Daleen has received from Kaufman Bros., LP on or before the date of this Agreement, an opinion that the Purchase is fair to Daleen and its stockholders from a financial point of view, and such opinion is in effect as of the date of this Agreement.

ARTICLE VI

COVENANTS OF ABILITI PRIOR TO CLOSING DATE

      SECTION 6.1.     Access and Investigation. For the sole purpose of the Purchase and the other Contemplated Transactions, between the date of this Agreement and the Closing Date, Abiliti will, and will cause its directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “ABILITI’S ADVISORS”) to, (a) afford Daleen and its directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “DALEEN’S ADVISORS”) reasonable access to Abiliti’s personnel, properties, customers, contracts, books and records, and other documents and data; (b) furnish Daleen and Daleen’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Daleen may reasonably request; and (c) furnish Daleen and Daleen’s Advisors with such additional financial, operating, and other data and information as Daleen may reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall limit or otherwise affect any representation or warranty given by Abiliti hereunder. All information delivered pursuant to this Section 6.1 shall be subject to the terms and conditions set forth in the Mutual Non-Disclosure Agreement between Daleen and Abiliti dated March 15, 2002 (the “NON-DISCLOSURE AGREEMENT”).

      SECTION 6.2.     Operation of the Business of Abiliti. Between the date of this Agreement and the Closing Date, except as consented to by Daleen in writing, which consent may not be unreasonably withheld, Abiliti will:

(a) Conduct the Abiliti Business only in the Ordinary Course of Business;

(b) Use its Best Efforts (as defined below) to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Abiliti (for purposes of this Agreement, “BEST EFFORTS” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible, in each case without taking any such action as would reasonably be expected to result in the breach of any other representation or covenant of such Person in this Agreement);

(c) Confer with Daleen concerning operational matters of a material nature; and

(d) Otherwise periodically report and confer with Daleen concerning the status of the Abiliti Business and the operations and finances of Abiliti.

      SECTION 6.3.     Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Abiliti will not, without the prior written consent of Daleen, which will not be unreasonably withheld, take any action that would result in the following:

(a) a dividend to the holders of Abiliti Capital Stock or issue additional shares of Abiliti Capital Stock except as may be required by Abiliti under the terms of options granted pursuant to the Option Plans;

(b) an amendment to the Abiliti Voting Agreements;

(c) other than as permitted by Section 6.3(a), a change in Abiliti’s authorized or issued capital stock; the grant of any stock option or right to purchase shares of capital stock of Abiliti; issuance of any security convertible into such capital stock; the grant of any registration rights; purchase, redemption, retirement, or other acquisition by Abiliti of any shares of any such capital stock; or the declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(d) an Amendment to any of the Abiliti Organizational Documents;

(e) a payment or increase by Abiliti of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into or amendment of any employment, severance, or similar Contract with any director, officer, or employee, except as may be necessary due to the resignation of Abiliti’s management or other employees;

(f) the adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Abiliti;

(g) damage to or destruction or loss of any of the Purchased Assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Abiliti;

(h) the entry into, termination of, or receipt of notice of termination of any Material Contract, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, other than in the Ordinary Course of Business;

(i) the sale, lease, assignment, transfer or other disposition of any material Asset or property of Abiliti or mortgage, pledge, or imposition of any lien or other Encumbrance on any Purchased Asset or other material Asset of Abiliti, other than in the Ordinary Course of Business;

(j) the cancellation or waiver of any material claims or rights, other than in the Ordinary Course of Business;

(k) a change in the accounting methods used by Abiliti, other than as may be required by GAAP or Applicable Laws;

(l) a change in the billing and collection practices and procedures of Abiliti;

(m) an action to accelerate, amend or change the period of vesting or exercisability of stock options, rights under the Management Retention Plan or other rights granted pursuant to benefit plans of Abiliti, except such changes that result from the Contemplated Transactions;

(n) an agreement entered into pursuant to which any party (other than Abiliti) was granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type or scope;

(o) a payment, discharge, satisfaction, settlement or compromise of any case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business of Abiliti, other than the payment, discharge or satisfaction of liabilities specifically reflected or reserved against in Abiliti’s financial statements referenced in Section 4.4;

(p) a revaluation of any of the Purchased Assets, except as required by GAAP;

(q) the execution of an agreement with any third party that limits in any manner the territory or scope of activities in which Abiliti may engage; or

(r) the execution of an agreement, whether oral or written, by Abiliti to do any of the foregoing.

      SECTION 6.4.     Required Approvals. As promptly as practicable after the date of this Agreement, Abiliti will use its Best Efforts to make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Abiliti will (a) reasonably cooperate with Daleen and Acquisition Sub with respect to all filings that Daleen or Acquisition Sub are required by Legal Requirements to make in connection with the Contemplated Transactions; and (b) with the reasonable cooperation of Daleen and Acquisition Sub, use its Best Efforts to obtain and keep in full force and effect all Consents required to be obtained by Daleen or Acquisition Sub, including without limitation, any assignment and assumption agreement, in a form reasonably acceptable to Daleen, necessary to transfer any of the Purchased Assets, including, without limitation, each of the Consents identified in SCHEDULE 6.4.

      SECTION 6.5.     Notification. Between the date of this Agreement and the Closing Date, Abiliti will promptly notify Daleen in writing if Abiliti becomes aware of any fact or condition that causes or constitutes a breach of Abiliti’s representations and warranties as of the date of this Agreement, or if Abiliti becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Abiliti will promptly notify Daleen if Abiliti becomes aware of the occurrence of any breach of any covenant of Abiliti in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

      SECTION 6.6.     [Intentionally Omitted.]

      SECTION 6.7.     No Negotiation. Abiliti agrees that during the term of this Agreement, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Abiliti, or acquisition or sale of any capital stock (other than upon exercise of outstanding options of Abiliti) or any material portion of the Assets (except for acquisition of Assets in the Ordinary Course of Business consistent with past practice) of Abiliti, or any combination of the foregoing, or negotiate, explore or otherwise engage in discussions with any Person other than Daleen or its directors, officers, employees, agents and representatives, with respect to any such transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Purchase or the Contemplated Transactions. This Section 6.7 shall not prohibit accurate disclosure by Abiliti that is required under Applicable Law.

      SECTION 6.8. Financial Statements. Abiliti shall provide Daleen, as soon as reasonably practicable after the date of this Agreement, (a) audited balance sheets of Abiliti as at December 31, 1999, 2000 and 2001, and the related audited statements of income, changes in shareholders’ equity, and cash flow for each of the fiscal years then ended and (b) the unaudited balance sheet of Abiliti as of the end of each month since December 31, 2001, and the related statement of income for such periods then ended, to be included in the proxy materials that satisfy the requirements of the rules and regulations of the SEC, including, without limitation, the requirements of Regulation S-X promulgated thereunder. Abiliti shall obtain the consent, or with respect to post-closing filings, an agreement to provide the consent, of the accounting firm that performed such audits to the inclusion of all information from such audited balance sheets, statements of income, changes in shareholders’ equity and cash flow statements in the reports and registration statements to be filed, from time to time, by Daleen with the SEC, including, without limitation, the Daleen Registration Statements.

      SECTION 6.9.     Financial Reporting Obligations. Between the date of this Agreement and the Closing Date, Abiliti will furnish to Daleen as soon as practicable at the end of each fiscal month, but in no event later than fifteen (15) days after the end of each fiscal month, unaudited consolidated balance sheets of Abiliti and its subsidiaries, if any, as of the end of such month, and unaudited consolidated statements of income and cash flow of Abiliti and its subsidiaries, if any, for each such month, all of which shall be prepared in a manner consistent with the preparation of the financial statements referenced in Section 4.4 hereof, provided that if such month is the end of a fiscal quarter, such statements shall be accompanied by a brief narrative description of Abiliti’s business activities and financial results during said quarter prepared by its Chief Financial Officer.

      SECTION 6.10.     Best Efforts. Between the date of this Agreement and the Closing Date, Abiliti will use its Best Efforts to cause the conditions in Article VIII to be satisfied.

      SECTION 6.11.     Abiliti Special Meeting. As soon as reasonably practicable following the execution of this Agreement, Abiliti shall duly call, give notice of, convene or hold a special meeting for the purpose of considering and taking action upon this Agreement.

      SECTION 6.12. Certain Employee Matters. Between the date of this Agreement and the Closing Date, Abiliti shall not make any severance or other similar payment to an employee of Abiliti upon its termination of any such employee without having first received from the employee an executed settlement and release agreement substantially in the form attached to SCHEDULE 6.12.

      SECTION 6.13.      Insurance. Between the date of the Agreement and the Effective Time, Abiliti will maintain in full force and effect all insurance coverage for the Purchased Assets substantially comparable to coverages existing on the date of this Agreement.

      SECTION 6.14.     Termination of Agreements. Prior to the Closing Date, Abiliti shall cause to be terminated each of the Management Retention Agreements, as amended, with Abiliti and certain of its executives and employees, and the Management Retention Plan under which these were granted.

ARTICLE VII

COVENANTS OF DALEEN AND ACQUISITION SUB PRIOR TO CLOSING DATE

      SECTION 7.1.     Access and Investigation. For the sole purpose of the Purchase and the other Contemplated Transactions, between the date of this Agreement and the Closing Date, Daleen will, and will cause Daleen’s Advisors to, (a) afford Abiliti and Abiliti’s Advisors reasonable access to Daleen’s personnel, properties, customers, contracts, books and records, and other documents and data; (b) furnish Abiliti and Abiliti’s Advisors with copies of all such contracts, books and records, and other existing documents and data as Abiliti may reasonably request; and (c) furnish Abiliti and Abiliti’s Advisors with such additional financial, operating, and other data and information as Abiliti may reasonably request; provided, however, that no investigation pursuant to this Section 7.1 shall limit or otherwise affect any representation or warranty given by Daleen hereunder. All information delivered pursuant to this Section 7.1 shall be subject to the terms and conditions set forth in the Non-Disclosure Agreement.

      SECTION 7.2.     Daleen Special Meeting; Proxy Statement. As soon as reasonably practicable following the execution of this Agreement, Daleen shall:

(a) Duly call, give notice of, convene and hold the Daleen Special Meeting for the purpose of considering and taking action upon this Agreement;

(b) Prepare the Proxy Statement in accordance with the Exchange Act, with respect to the Purchase and the Daleen Special Meeting. Daleen shall use its Best Efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Daleen will use its Best Efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date after it has been approved by the SEC.

      SECTION 7.3.     Notification. Between the date of this Agreement and the Closing Date, Daleen will promptly notify Abiliti in writing if Daleen becomes aware of any fact or condition that causes or constitutes a breach of the representations and warranties of Daleen and Acquisition Sub as of the date of this Agreement, or if Daleen becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Daleen will promptly notify Abiliti if Daleen becomes aware of the occurrence of any breach of any covenant of Daleen or Acquisition Sub in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

      SECTION 7.4.     Required Approvals. As promptly as practicable after the date of this Agreement, Daleen and Acquisition Sub will use their Best Efforts to make all filings required by Applicable Law to be made by them to consummate the Contemplated Transactions, including amendments to Daleen’s certificate of incorporation to increase the number of authorized shares of Daleen Series F Preferred Stock and such other amendments as may be necessary to consummate the Purchase. Between the date of this Agreement and the Closing Date, Daleen and Acquisition Sub will (a) reasonably cooperate with Abiliti with respect to all filings that Abiliti is required by Legal Requirements to make in connection with the Contemplated Transactions; (b) reasonably cooperate with Abiliti in obtaining all Consents required to be obtained by Abiliti; and (c) use their Best Efforts to obtain and keep in full force and effect each of the Consents identified in SCHEDULE 7.4.

      SECTION 7.5.     Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Daleen will not, without the prior written consent of Abiliti, which will not be unreasonably withheld, take any action that would result in the following:

(a) a dividend to the holders of Daleen Capital Stock or issue additional shares of Daleen Capital Stock except as may be required by Daleen (i) under the terms of options granted pursuant to the Daleen 2001 Broad-Based Stock Incentive Plan and/or the Daleen Amended and Restated 1999 Stock Incentive Plan (as such terms are defined on SCHEDULE 5.13(N) hereto); or (ii) pursuant to warrants or other convertible securities that have been granted on or before the date hereof;

(b) other than (i) as permitted in Section 7.5(a) above, (ii) as set forth in SCHEDULE 7.5(B) hereto, or (iii) in connection with a reverse stock split in respect of which Daleen is obligated to pay an aggregate of $50,000 or less in respect of fractional shares, a change in Daleen’s authorized or issued capital stock; the grant of any stock option or right to purchase shares of capital stock of Daleen; issuance of any security convertible into such capital stock; the grant of any registration rights; purchase, redemption, retirement, or other acquisition by Daleen of any shares of any such capital stock; or the declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(c) an amendment to any of the Daleen Organizational Documents;

(d) a payment or increase by Daleen of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into or amendment of any employment, severance, or similar Contract with any director, officer, or employee;

(e) the adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Daleen;

(f) damage to or destruction or loss of any of the Daleen Assets, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of Daleen;

(g) the entry into, termination of, or receipt of notice of termination of any Daleen Material Contract, license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, other than in the Ordinary Course of Business;

(h) the sale, lease, assignment, transfer or other disposition of any material Asset or property of Daleen or mortgage, pledge, or imposition of any lien or other Encumbrance on any material Asset or property of Daleen, other than in the Ordinary Course of Business;

(i) the cancellation or waiver of any material claims or rights, other than in the Ordinary Course of Business;

(j) a change in the accounting methods used by Daleen, other than as may be required by GAAP or Applicable Laws;

(k) a change in the billing and collection practices and procedures of Daleen;

(l) an action to accelerate, amend or change the period of vesting or exercisability of stock options or other rights granted pursuant to benefit plans of Daleen, except such changes that result from the Contemplated Transactions;

(m) an agreement entered into pursuant to which any party (other than Daleen) was granted exclusive marketing, servicing, manufacturing or other exclusive rights of any type of scope;

(n) a payment, discharge, satisfaction, settlement or compromise of any case, claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business of Daleen, other than the payment, discharge or satisfaction of liabilities specifically reflected or reserved against in the SEC Reports referenced in Section 5.4;

(o) a revaluation of any of the Daleen Assets, except as required by GAAP;

(p) the execution of an agreement with any third party that limits in any manner the territory or scope of activities in which Daleen may engage; or

(q) the execution of an agreement, whether oral or written, by Daleen to do any of the foregoing.

      SECTION 7.6.     Best Efforts. Between the date of this Agreement and the Closing Date, Daleen and Acquisition Sub will use their Best Efforts to cause the conditions in Article IX to be satisfied.

      SECTION 7.7.     Nasdaq Listing. Abiliti acknowledges that, as of the date of this Agreement, the Daleen Common Stock has been delisted from The Nasdaq National Market and is listed on The Nasdaq SmallCap Market. Daleen will use its Best Efforts to continue to cause the Daleen Common Stock to be listed on The Nasdaq SmallCap Market, and if the Daleen Common Stock has been delisted from The Nasdaq SmallCap Market prior to the Closing Date, Daleen will use its Best Efforts to cause the Daleen Common Stock to be listed on a national securities exchange or, if the Daleen Common Stock is not eligible for listing on any such market or exchange, on the OTC Bulletin Board, to be covered by at least one (1) market maker or specialist thereon prior to Closing.

      SECTION 7.8.     Operation of Business of Daleen. Between the date of this Agreement and the Closing Date, except as consented to by Abiliti in writing, which consent may not be unreasonably withheld, Daleen will:

(a) Conduct the Daleen Business only in the Ordinary Course of Business;

(b) Use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Daleen;

(c) Confer with Abiliti concerning operational matters of a material nature; and

(d) Otherwise periodically report and confer with Abiliti concerning the status of the Daleen Business and the operations and finances of Daleen.

      SECTION 7.9.     No Negotiation. Daleen agrees that during the term of this Agreement, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Daleen, or acquisition or sale of any capital stock (other than upon exercise of outstanding options or warrants of Daleen) or any material portion of the Assets (except for acquisition of Assets in the Ordinary Course of Business consistent with past practice) of Daleen, or any combination of the foregoing, or negotiate, explore or otherwise engage in discussions with any Person other than Abiliti or its directors, officers, employees, agents and representatives, with respect to any such transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Purchase or the Contemplated Transactions. This Section 7.9 shall not prohibit accurate disclosure by Daleen that is required in any SEC Report (including the Proxy Statement) or otherwise under Applicable Law or such disclosure that, in the opinion of Daleen’s Board of Directors after consultation with legal counsel, is advisable under Applicable Law.

      SECTION 7.10.     Financial Reporting Obligations. Between the date of this Agreement and the Closing Date, Daleen will furnish to Abiliti as soon as practicable at the end of each fiscal month, but in no event later than fifteen (15) days after the end of each fiscal month, unaudited consolidated balance sheets of Daleen and its subsidiaries, if any, as of the end of such month, and unaudited consolidated statements of income and cash flow of Daleen and its subsidiaries, if any, for each such month, all of which shall be prepared in a manner consistent with the preparation of the financial statements referenced in Section 5.4 hereof.

ARTICLE VIII

CONDITIONS PRECEDENT TO DALEEN’S AND ACQUISITION SUB’S

OBLIGATION TO CLOSE

      Daleen’s and Acquisition Sub’s obligation to consummate the Purchase and to take the other actions required to be taken by Daleen and Acquisition Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Daleen and Acquisition Sub, in whole or in part).

      SECTION 8.1.     Accuracy of Representations. Abiliti’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Abiliti; provided, however, that should the failure of Abiliti’s representations and warranties in this Agreement to be accurate in all material respects as of the date of this Agreement be as a result of any intentional or willful breach thereof by Abiliti, the foregoing Material Adverse Effect exceptions shall be deemed to be of no force and effect.

      SECTION 8.2.     Abiliti’s Performance. The covenants and obligations that Abiliti is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Abiliti or its Shareholders or on their ability to consummate the Contemplated Transactions; provided, however, that should the failure to perform or comply with such covenants and obligations be as a result of any intentional or willful breach thereof by Abiliti, the foregoing Material Adverse Effect exceptions shall be deemed to be of no force and effect.

      SECTION 8.3.     No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions.

      SECTION 8.4.     No Prohibition. There shall have been no change in Applicable Law between the date hereof and the Closing Date that would cause either the consummation or the performance of any of the Contemplated Transactions to, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a violation of any applicable Legal Requirement or Order.

      SECTION 8.5.     Stockholder Approval. The Agreement, the Daleen Closing Documents and the Contemplated Transactions, including certain amendments to Daleen’s Certificate of Incorporation to increase the number of authorized shares of Daleen Series F Preferred Stock and such other amendments as may be necessary to consummate the Purchase, shall have been approved by the stockholders of Daleen in accordance with all Applicable Law and the Daleen Organizational Documents.

      SECTION 8.6.     [Intentionally Omitted.]

      SECTION 8.7.     [Intentionally Omitted.]

      SECTION 8.8.     Investment. Daleen shall have received, immediately prior to Closing and conditioned upon the Closing, in exchange for certain of its equity securities (the “INVESTMENT”) pursuant to the terms and conditions set forth in the investment agreement in the form attached hereto as EXHIBIT I (the “INVESTMENT AGREEMENT”), and the obligations of the parties set forth therein to be performed on or before the Closing Date shall have been performed.

      SECTION 8.9.     Additional Documents. Each of the following documents shall have been delivered to Daleen and Acquisition Sub:

(a) A bill of sale in the form of EXHIBIT J, duly executed by an officer of Abiliti (the “BILL OF SALE”);

(b) The Registration Rights Agreement substantially in the form attached hereto as EXHIBIT K, duly executed by an officer of Abiliti (the “REGISTRATION RIGHTS AGREEMENT”);

(c) The Escrow Agreement, duly executed by an officer of Abiliti;

(d) A certificate executed by an Executive Officer of Abiliti to the effect that each of the conditions specified in Sections 8.1, 8.2, 8.3 and 8.6 have been satisfied in all respects;

(e) A legal opinion of Green, Schaaf & Jacobson, P.C. dated the Closing Date, substantially in the form of EXHIBIT K;

(f) Each of the consents to assignment and assumption required to transfer the Purchased Assets;

(g) The Assumption Agreement, duly executed by an officer of Abiliti;

(h) With respect to each registered trademark or patent, or application therefore, included in the Purchased Assets, an assignment suitable for filing at the United States Patent and Trademark Office, or in foreign jurisdictions as appropriate;

(i) Such other documents as Daleen or Acquisition Sub may reasonably request for the purpose of (1) evidencing the accuracy of Abiliti’s representations and warranties as of the date of this Agreement; (2) evidencing the performance by Abiliti of, or the compliance by Abiliti with any covenant or obligation required to be performed or complied with by Abiliti; (3) evidencing the satisfaction of any condition referred to in this Article VIII or (4) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

      SECTION 8.10.     No Filings. Abiliti shall not have (i) applied for or consented to the appointment of a receiver, trustee, custodian or liquidator of it or any of its Assets, (ii) made a general assignment for the benefit of its creditors, (iii) filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, an arrangement with creditors or taking advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any Proceeding under any such law, (iv) had commenced against it any Proceedings seeking Abiliti’s reorganization or the appointment of a receiver, trustee, custodian or liquidator of Abiliti or of all or any substantial part of the Abiliti Assets, for which an order for relief shall have been entered in respect of such Proceeding or such Proceeding shall not have been dismissed or discharged within 60 days of the commencement thereof, (v) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (vi) taken or permitted to be taken any action in furtherance of or for the purpose of effecting any of the foregoing.

      SECTION 8.11.     WARN Act. Abiliti shall have complied with all applicable notification and other requirements under the Workers Adjustment and Retraining Notification Act set forth at 29 U.S.C. § 2101, et seq., with respect to the Abiliti Employees.

ARTICLE IX

CONDITIONS PRECEDENT TO ABILITI’S OBLIGATION TO CLOSE

      Abiliti’s obligation to consummate the Purchase and other Contemplated Transactions and to take the other actions required to be taken by Abiliti at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Abiliti, in whole or in part).

      SECTION 9.1.     Accuracy of Representations. Daleen’s and Acquisition Sub’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Daleen; provided, however, that should the failure of Daleen’s and Acquisition Sub’s representations and warranties in this Agreement to be accurate in all material respects as of the date of this Agreement be as a result of any intentional or willful breach thereof by Daleen or Acquisition Sub, the foregoing Material Adverse Effect exceptions shall be deemed to be of no force and effect.

      SECTION 9.2.     Daleen’s and Acquisition Sub’s Performance. The covenants and obligations that Daleen and Acquisition Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with, with such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Daleen; provided, however, that should the failure to perform or comply with such covenants and obligations be as a result of any intentional or willful breach thereof by Daleen or Acquisition Sub, the foregoing Material Adverse Effect exceptions shall be of no force and effect.

      SECTION 9.3.     No Injunction. There shall not be in effect any injunction or other Order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions.

      SECTION 9.4.     No Prohibition. There shall have been no change in Applicable Law between the date hereof and the Closing Date that would cause either the consummation or the performance of any of the Contemplated Transactions to, directly or indirectly (with or without notice or lapse of time), contravene or conflict with, or result in a violation of any applicable Legal Requirement or Order.

      SECTION 9.5.     Shareholder Approval. The Agreement, the Abiliti Closing Documents and the Contemplated Transactions shall have been approved by the Shareholders in accordance with all Applicable Law and the Abiliti Organizational Documents.

      SECTION 9.6.     [Intentionally Omitted.]

      SECTION 9.7.     Additional Documents. Daleen and/or Acquisition Sub must have caused the following documents to be delivered to Abiliti:

(a) The Assumption Agreement, duly executed by Acquisition Sub;

(b) The Registration Rights Agreement, duly executed by an officer of Daleen;

(c) The Escrow Agreement, duly executed by an officer of Daleen and the Escrow Agent;

(d) A certificate executed by an officer of Daleen and Acquisition Sub to the effect that each of the conditions specified in Sections 9.1, 9.2, 9.3 and 9.6 have been satisfied in all respects;

(e) Legal opinions of Morris, Manning & Martin, LLP, and Blackwell Sanders Peper Martin LLP, each dated the Closing Date, substantially in the forms of EXHIBITS M-1 and M-2; and

(f) Such other documents as Abiliti may reasonably request for the purpose of (1) evidencing the accuracy of Daleen’s representations and warranties as of the date of this Agreement; (2) evidencing the performance by Abiliti of, or the compliance by Abiliti with any covenant or obligation required to be performed or complied with by Daleen; (3) evidencing the satisfaction of any condition referred to in this Article IX or (4) otherwise facilitating the consummation of any of the Contemplated Transactions.

      SECTION 9.8.     No Filings. Daleen shall not have (i) applied for or consented to the appointment of a receiver, trustee, custodian or liquidator of it or any of its Assets, (ii) made a general assignment for the benefit of its creditors, (iii) filed a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization, an arrangement with creditors or taking advantage or any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any Proceeding under any such law, (iv) had commenced against it any Proceedings seeking Daleen’s reorganization or the appointment of a receiver, trustee, custodian or liquidator of Daleen or of all or any substantial part of the Daleen Assets, for which an order for relief shall have been entered in respect of such Proceeding or such Proceeding shall not have been dismissed or discharged within 60 days of the commencement thereof, (v) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (vi) taken or permitted to be taken any action in furtherance of or for the purpose of effecting any of the foregoing.

      SECTION 9.9.     Investment. Daleen shall have received the Investment immediately prior to and conditioned upon the Closing, pursuant to the terms of the Investment Agreement, and the obligations of the parties set forth therein to be performed on or before the Closing Date shall have been performed, and the Investment Agreement shall have not have been amended prior to Closing other than with Abiliti’s prior written consent, which consent may not be unreasonably withheld, provided that the refusal of consent to any amendment, waiver or other modification of the Investment Agreement that would either (a) reduce the aggregate amount to be invested in Daleen thereunder or (b) alter the agreements of the parties therein with respect to the post-closing management of Daleen shall be conclusively deemed reasonable.

      SECTION 9.10.     Delivery of Purchase Price. Daleen and Acquisition Sub shall have delivered (a) to Abiliti, (i) duly issued share certificates representing the shares of Daleen Capital Stock to be delivered to Abiliti pursuant to clauses (i) and (ii) of Section 1.3 and (ii) the Daleen Warrant Agreement to be delivered to Abiliti pursuant to clause (iii) of Section 1.3; and (b) to the Escrow Agent (as defined in the Escrow Agreement), certificates, and a Daleen Warrant Agreement, each issued in the name of Abiliti, duly executed by authorized officers of Daleen and representing the respective Escrow Shares to be delivered to the Escrow Agent pursuant to Section 1.4.

ARTICLE X

ADDITIONAL COVENANTS

      SECTION 10.1.     Employees and Employee Benefits.

(a) Information on Active Employees. For the purpose of this Agreement, the term “ACTIVE EMPLOYEES” shall mean all employees employed on the Closing Date by Abiliti for its business who are: (i) bargaining unit employees currently covered by a collective bargaining agreement; or (ii) employed exclusively in the Abiliti Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Acquisition Sub.

(i) Acquisition Sub is not obligated to hire any Active Employee, but may interview all Active Employees. Acquisition Sub will provide Abiliti with a list of Active Employees to whom it has made an offer of employment that has been accepted, to be effective on the Closing Date (the “HIRED ACTIVE EMPLOYEES”). Subject to Legal Requirements, Acquisition Sub will have reasonable access to the facilities at the Leased Real Property and personnel records (including performance appraisals, disciplinary actions, grievances and medical records (collectively, the “RECORDS”)) of Abiliti for the purpose of preparing for and conducting employment interviews with all proposed Hired Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Abiliti upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Abiliti will terminate the employment of all of the Hired Active Employees.

(ii) Neither Abiliti nor its Related Persons shall solicit the continued employment of any Active Employee (unless and until Acquisition Sub has informed Abiliti in writing that the particular Active Employee will not receive any employment offer from Acquisition Sub) or the employment of any Hired Active Employee after the Closing. Acquisition Sub shall inform Abiliti promptly of the identities of those Active Employees to whom it will not make employment offers, and Abiliti shall assist Acquisition Sub in complying with the WARN Act (as applicable) as to those Active Employees.

(iii) It is understood and agreed that (A) Acquisition Sub’s expressed intention to extend offers of employment as set forth in this Section 10.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Acquisition Sub to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Acquisition Sub may establish pursuant to individual offers of employment, and (B) unless the Hired Active Employees and Acquisition Sub enter into an employment agreement that provides otherwise, employment offered by Acquisition Sub is “at will” and may be terminated by Acquisition Sub or by a Hired Active Employee at any time for any reason (subject to any written commitments to the contrary made by Acquisition Sub or a Hired Active Employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Acquisition Sub to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits.

(i) Except to the extent included in the Assumed Liabilities, and subject to the provisions of Section 10.1(h), Abiliti shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Abiliti through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act. The amount of the Reserved Cash shall be increased by the amount of any payments for which Abiliti is responsible under the preceding sentence which have not been paid prior to Closing.

(ii) Except to the extent included in the Assumed Liabilities, and subject to the provisions of Section 10.1(h), Abiliti shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Abiliti Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit. The amount of the Reserved Cash shall be increased by an amount sufficient to satisfy Abiliti’s estimated obligations in respect of the Liabilities described in the preceding sentence as of Closing, to the extent each such Liability is not, in the reasonable judgment of Abiliti, covered by an in-force insurance policy or similar coverage.

(d) Abiliti’s Retirement and Savings Plans.

(i) All Hired Active Employees who are participants in Abiliti Plans and Abiliti Qualified Plans shall retain their accrued benefits under such plans as of the Closing Date, and, except to the extent included in the Assumed Liabilities, Abiliti (or such plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Abiliti Plans and Abiliti Qualified Plans as of the Closing Date and Abiliti will so amend such plans if necessary to achieve this result. Abiliti shall cause the assets of each Abiliti Plan and Abiliti Qualified Plan to equal or exceed the benefit liabilities of such plan, respectively, on a plan-termination basis as of the Effective Time.

(ii) Abiliti will cause its 401(k) Plan to be amended in order to provide that the Hired Active Employees shall be fully vested in their accounts under such plan as of the Closing Date and all payments thereafter shall be made from such plan as provided in the plan.

(e) No Transfer of Assets. Neither Abiliti nor its Related Persons will make any transfer of pension or other employee benefit plan assets to Acquisition Sub.

(f) Collective Bargaining Matters. Acquisition Sub will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Applicable Law. Acquisition Sub is not obligated to assume any collective bargaining agreements under this Agreement. Except to the extent included in the Assumed Liabilities, Abiliti shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Abiliti with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Abiliti.

(g) General Employee Provisions.

(i) Abiliti and Acquisition Sub shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii) Abiliti and Acquisition Sub shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii) If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Abiliti and Acquisition Sub shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Abiliti shall provide Acquisition Sub with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Abiliti certifies in writing to Acquisition Sub are exempt from such requirement.

(v) Except to the extent expressly included in the Assumed Liabilities, Acquisition Sub shall not have any responsibility, Liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Abiliti.

(h) Certain COBRA, Vacation and Past Service Credit Matters.

(i) COBRA Coverage. Effective as of the Closing, Acquisition Sub shall assume the responsibility of Abiliti to provide COBRA continuation coverage (as defined in Section 4980B(f)(2) of the I.R.C.) insurance for those individuals (herein the “Abiliti COBRA Qualified Beneficiaries”) whose qualifying event (as defined in Section 4980B(f)(3) of the I.R.C.) occurred prior to or as of the Closing and who are, or would be, entitled to such coverage under a group health plan of Abiliti and who are paying the applicable premium for such insurance. SCHEDULE 10.1(H)(I) hereto is a preliminary listing of all Abiliti COBRA Qualified Beneficiaries whose qualifying event occurred prior to the Closing, with a listing of their type of qualifying event, and the date on which their COBRA continuation coverage began, which has been prepared by Abiliti; provided that Abiliti may update SCHEDULE 10.(H)(I) from time to time through the Closing Date to reflect additional Abiliti COBRA Qualified Beneficiaries arising from qualifying events that may occur prior to the Closing. Abiliti agrees to prepare a complete and correct listing of all other Abiliti COBRA Qualified Beneficiaries (those whose qualifying event occurs as of the Closing), with a listing of their type of qualifying event and the date on which their COBRA continuation coverage begins, within thirty (30) days following the Closing. Notwithstanding the foregoing, Acquisition Sub shall only be responsible for those Abiliti COBRA Qualified Beneficiaries whom Abiliti has provided a listing to Acquisition Sub in accordance with the preceding two sentences. Except as expressly included in the Assumed Liabilities, Acquisition Sub shall not be required to reimburse any Abiliti COBRA Qualified Beneficiary for premiums payable for such COBRA continuation coverage.

(ii) Vacation. Effective as of the Closing, with respect to each Hired Active Employee, Acquisition Sub agrees that it will honor any vacation time of such employee accrued with Abiliti as of the Closing Date, which accrued vacation shall be set forth on SCHEDULE 10.1(H)(II) hereto; provided, however, that such accrued vacation time must be used in accordance with Acquisition Sub’s standard vacation policy for its employees, as it may exist from time to time. Abiliti may update SCHEDULE 10.1(H)(II) from time to time through the Closing Date to reflect additional accrued vacation time or other changes in such vacation benefits; provided that any such changes in vacation benefits shall be consistent with Abiliti’s existing vacation policies, as described on SCHEDULE 10.1(H)(II).

(ii) Past Service Credit. Effective as of the Closing, with respect to the Hired Active Employees, Acquisition Sub shall cause such employees to receive credit for their service with Abiliti as if such service had been for Acquisition Sub, for purposes of determining their participation and vesting under any pension, profit-sharing or stock bonus plan sponsored or maintained by Acquisition Sub which is qualified under Section 401(a) of the I.R.C. in accordance with the terms and provisions of such plan; provided, however, that such credit for service with Abiliti shall only be provided (1) to the extent that it will not affect the Tax-qualified status of any such plan, and (2) to the extent that it does not violate any Applicable Law.

      SECTION 10.2.     Removing Retained Assets. On or before the Closing Date, Abiliti shall remove all Retained Assets from all Real Property (including Leased Real Property) to be occupied by Acquisition Sub. Such removal shall be done in such manner as to avoid any damage to the Real Property (including Leased Real Property) and other properties to be occupied by Acquisition Sub and any disruption of the business operations to be conducted by Acquisition Sub after the Closing. Should Abiliti fail to remove the Retained Assets as required by this Section 10.2, Acquisition Sub shall have the right, but not the obligation, to (a) remove the Retained Assets at Abiliti’s sole cost and expense; (b) store the Retained Assets and to charge Abiliti all storage costs associated therewith; (c) treat the Retained Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Abiliti shall promptly reimburse Acquisition Sub for all costs and expenses incurred by Acquisition Sub in connection with any Retained Assets not removed by Abiliti on or before the Closing Date.

      SECTION 10.3.     Noncompetition, Nonsolicitation and Nondisparagement.

(a) Noncompetition. For a period of five (5) years after the Closing Date, Abiliti shall not, anywhere within the St. Louis, Missouri metropolitan area, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business the same as or substantially similar to the Abiliti Business (“COMPETING BUSINESS”); provided, however, that Abiliti may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any such Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act, and provided, further, that the foregoing covenants are not intended to prohibit the holding of the Purchase Price by Abiliti.

(b) Nonsolicitation. For a period of five (5) years after the Closing Date, Abiliti shall not, directly or indirectly:

(i) solicit the business of any Person who is a customer of Acquisition Sub;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Acquisition Sub to cease doing business with Acquisition Sub, to deal with any competitor of Acquisition Sub or in any way interfere with its relationship with Acquisition Sub;

(iii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Abiliti on the Closing Date or within the year preceding the Closing Date to cease doing business with Acquisition Sub, to deal with any competitor of Acquisition Sub or in any way interfere with its relationship with Acquisition Sub; or

(iv) hire, retain or attempt to hire or retain any employee or independent contractor of Acquisition Sub or in any way interfere with the relationship between Acquisition Sub and any of its employees or independent contractors.

(c) Nondisparagement. After the Closing Date, Abiliti will not disparage Acquisition Sub, Daleen or any of any of their respective stockholders, directors, officers, employees or agents.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.3(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.3 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.3 is reasonable and necessary to protect and preserve Acquisition Sub’s and Daleen’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Abiliti.

      SECTION 10.4.     Customer and Other Business Relationships. After the Closing, Abiliti will cooperate with Acquisition Sub in its efforts to continue and maintain for the benefit of Acquisition Sub those business relationships of Abiliti existing prior to the Closing and relating to the business to be operated by Acquisition Sub after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Abiliti will satisfy the Retained Liabilities in a manner that is in accordance with Applicable Law and is consistent with its covenants hereunder (including the covenants made in the preceding sentence). Abiliti will refer to Acquisition Sub all inquiries relating to such business. Abiliti shall not, and shall cause each of its officers and employees, and use its Best Efforts to cause its agents and shareholders, not to, take any action that would reasonably be expected to (a) challenge the ownership by Acquisition Sub of the Purchased Assets and the Abiliti Business, or (b) materially and adversely interfere with the business of Acquisition Sub to be engaged in after the Closing, including disparaging the name or business of Acquisition Sub or Daleen.

      SECTION 10.5.     Retention of and Access to Records. After the Closing Date, Acquisition Sub shall retain, consistent with Acquisition Sub’s record-retention policies and practices, those records of Abiliti delivered to Acquisition Sub. Acquisition Sub also shall provide Abiliti and its representatives reasonable access thereto, during normal business hours and on at least three days prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Abiliti shall provide Acquisition Sub and its representatives reasonable access to records that are related to Retained Assets, during normal business hours and on at least three days prior written notice, for any reasonable business purpose specified by Acquisition Sub in such notice.

      SECTION 10.6.     Conversion and Exercise of Purchase Price. After the Closing Date, Abiliti shall not convert the Daleen Series F Preferred Stock into shares of Daleen Common Stock for a six month period; provided, however, that this restriction shall not apply should a Change of Control Event (as defined below) with respect to Daleen occur; provided further, however, that Abiliti acknowledges and agrees that, during the foregoing six month period, it shall be a condition precedent to any transfer of its shares of Daleen Series F Preferred Stock that each transferee thereof expressly agrees to the above-stated conversion restriction. For purposes of this Section 10.6, a “CHANGE OF CONTROL EVENT” means Daleen’s dissolution or liquidation, the consummation of Daleen’s sale of all or substantially all of its Assets, or the acquisition of a majority of the voting securities of Daleen by another Person by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other transaction (other than pursuant to a resale of securities either under Rule 144 promulgated under the Securities Act or a registered offering), unless, after such stock sale, stock exchange, merger, consolidation or other transaction, the Persons who were stockholders of Daleen immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least fifty percent (50%) of the economic and voting power of the surviving entity. Daleen shall provide 10 days written notice to Abiliti prior to the consummation of such event (a “CHANGE OF CONTROL NOTICE”).

      SECTION 10.7.     Sarbanes-Oxley Act. The Chief Executive Officer of Abiliti, who presently is Gordon Quick, shall execute and deliver the certificate in the form attached hereto as EXHIBIT N, or otherwise approved or required under Sections 302 and 906 of the Sarbanes-Oxley Act, including, without limitation, those financial statements as may be included in the Proxy Statement.

      SECTION 10.8.     Update of Assumed Liabilities. The parties acknowledge and agree that Abiliti may provide Daleen, on the date two business days prior to the Closing Date, a revised SCHEDULE 1.6 updating the Assumed Liabilities to include those Liabilities incurred in Abiliti’s Ordinary Course of Business during the period between the date of this Agreement and the Closing Date; provided, however, that such updated Assumed Liabilities shall not include any Liabilities that in any way relate to or arise out of the Retained Liabilities.

ARTICLE XI

TERMINATION

      SECTION 11.1.     Termination Events. Subject to the provisions of this Article XI, this Agreement may, by notice given prior to or at the Closing, be terminated:

(a) By either Daleen or Acquisition Sub on the one hand, or Abiliti, on the other hand, if a material breach of any provision of this Agreement has been committed by the other party;

(b) (i) By Daleen or Acquisition Sub, if any condition in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Daleen or Acquisition Sub to comply with its obligations under this Agreement) and Daleen and Acquisition Sub have not waived such condition on or before the Closing Date; or (ii) by Abiliti, if any condition in Article IX has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Abiliti to comply with its obligations under this Agreement) and Abiliti has not waived such condition on or before the Closing Date;

(c) By mutual consent of Daleen, Acquisition Sub and Abiliti; or

(d) By either Daleen or Abiliti, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement pursuant to this subparagraph (d) to comply fully with its obligations under this Agreement) on or before February 28, 2003, or such later date as the parties may agree upon.

      SECTION 11.2.     Notice of Certain Matters. Daleen or Acquisition Sub, on the one hand, and Abiliti, on the other hand, will promptly give written notice to the other parties when it becomes aware of the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any fact or event that would cause or constitute, or would be likely to cause or constitute (a) any of its representations or warranties contained herein being or becoming untrue or incorrect; (b) its failure to perform any of its covenants or agreements contained herein; or (c) any of the conditions delegated to it being or becoming impossible to satisfy. No such notice shall affect the representations, warranties, covenants, agreements or conditions of the parties hereunder, or prevent any party from relying on the representations and warranties contained herein.

      SECTION 11.3.     Daleen’s or Acquisition Sub’s Termination Procedure. If Daleen or Acquisition Sub discovers, by reason of a written notice given by Abiliti pursuant to Section 11.2 or otherwise, circumstances that would give them the right to terminate this Agreement pursuant to Sections 11.1(a) and 11.1(b), then Daleen or Acquisition Sub shall deliver a written notice to Abiliti of such circumstances, specifying the factual basis therefor in reasonable detail. Abiliti shall have the right to cure any such matter within ten (10) days following the date of delivery of such notice, unless it is manifest that such matter is not curable. If such circumstances create for Daleen or Acquisition Sub a termination right pursuant to Sections 11.1(a) and 11.1(b), then after such written notice delivered to Abiliti and Abiliti’s failure to cure, or immediately following such written notice if it is manifest that such matter is not curable, Daleen or Acquisition Sub may terminate this Agreement by giving a written notice of termination to Abiliti.

      SECTION 11.4.     Abiliti’s Termination Procedure. If Abiliti discovers, by reason of a notice given by Daleen or Acquisition Sub pursuant to Section 11.2 or otherwise, circumstances that would give it the right to terminate this Agreement pursuant to Sections 11.1(a) and 11.1(b), then Abiliti shall deliver a written notice to Daleen or Acquisition Sub of such circumstances, specifying the factual basis therefor in reasonable detail. Daleen or Acquisition Sub shall have the right to cure any such matter within ten (10) days following the date of delivery of such notice, unless it is manifest that such matter is not curable. If such circumstances create a termination right for Abiliti pursuant to Sections 11.1(a) and 11.1(b), then after such written notice delivered to Daleen or Acquisition Sub and Daleen’s or Acquisition Sub’s failure to cure, or immediately following such written notice if it is manifest that such matter is not curable, Abiliti may terminate this Agreement by giving a written notice of termination to Daleen or Acquisition Sub.

      SECTION 11.5.     Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.3 and 13.6 will survive; provided, however, that if this Agreement is terminated by a party because of a willful or intentional breach by another party that gives rise to a right of termination under Sections 11.1(a) or 11.1(b), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII

INDEMNIFICATION; REMEDIES

      SECTION 12.1.     Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, the disclosure schedules to this Agreement, the certificates delivered pursuant to Section 8.9(d) and Section 9.7(d), and any other certificate or document delivered pursuant to this Agreement to be delivered at or prior to the Closing will remain operative and in full force and effect for a period ending one (1) year after the Closing Date. Notwithstanding the foregoing, Abiliti’s obligations under Section 12.2(c), as well as its covenants and agreements with respect to the Retained Liabilities, and Acquisition Sub’s obligations under Section 12.3(b)(i) as well as its covenants and agreements with respect to the Assumed Liabilities (including without limitation Section 1.6 and the schedule thereto) shall survive the Closing Date and will remain operative and in full force and effect thereafter without limitation as to time. The right to indemnification under this Article XII will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification under this Article XII based on such representations, warranties, covenants and obligations.

      SECTION 12.2.     Indemnification and Payment of Damages by Abiliti. Subject to the limitations set forth in this Article XII, Abiliti will indemnify and hold harmless Daleen and Acquisition Sub and their respective directors, officers, employees, agents and affiliates (collectively, the “DALEEN INDEMNIFIED PERSONS”) for, and will pay to the Daleen Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, in each case net of insurance recoveries, whether or not involving a third-party claim (collectively, “DAMAGES”), arising, directly or indirectly, from or in connection with:

(a) Any Breach (as defined in Section 12.2(d)) of any representation or warranty made by Abiliti in this Agreement, the disclosure schedules to this Agreement, or any Abiliti Closing Document; provided that to the extent that any such representation and warranty is qualified by materiality or by whether there is or could result a “Material Adverse Effect,” such qualification shall be ignored for purposes of calculating the amount of Damages under this Section 12.2(a), but not for purposes of determining whether a Breach has occurred;

(b) Any Breach by Abiliti of any covenant, agreement or obligation of Abiliti in this Agreement; or

(c) Any Retained Liability.

(d) As used herein, the term “BREACH” shall mean (i) in respect of any representation or warranty, such representation or warranty being untrue when made, and (ii) in respect of any covenant, agreement or obligation, a breach of such covenant, agreement or obligation.

      SECTION 12.3.     Indemnification and Payment of Damages by Daleen and Acquisition Sub.

(a) Subject to the limitations set forth in this Article XII, Daleen and Acquisition Sub will indemnify and hold harmless Abiliti and its directors, officers, employees, agents and affiliates (collectively, the “ABILITI INDEMNIFIED PERSONS”; the Daleen Indemnified Persons and Abiliti Indemnified Persons are generally referred to in this Article XII, in their capacities as Persons entitled to indemnification, as “INDEMNIFIED PERSONS”) for, and will pay to the Abiliti Indemnified Persons the amount of, any Damages incurred by the Abiliti Indemnified Persons arising, directly or indirectly, from or in connection with:

(i) Any Breach of any representation or warranty made by Daleen or Acquisition Sub in this Agreement, the disclosure schedules to this Agreement, or any Daleen Closing Document; provided that to the extent that any such representation and warranty is qualified by materiality or by whether there is or could result a “Material Adverse Effect,” such qualification shall be ignored for purposes of calculating the amount of Damages under this Section 12.3(a), but not for purposes of determining whether a Breach has occurred; or

(ii) Any Breach by Daleen or Acquisition Sub of their respective covenants, agreements or obligations in this Agreement, other than with respect to the Assumed Liabilities with respect to which Daleen shall have no Liability or obligation.

(b) Subject to the limitations set forth in this Article XII, Acquisition Sub will indemnify and hold harmless the Abiliti Indemnified Persons for, and will pay to the Abiliti Indemnified Persons the amount of, any Damages incurred by the Abiliti Indemnified Persons arising, directly or indirectly, from or in connection with:

(i) Any Assumed Liability; or

(ii) Any failure of Abiliti to comply with applicable bulk sale or comparable laws in connection with its performance of its obligations under this Agreement (which compliance is hereby waived by Daleen and Acquisition Sub).

      SECTION 12.4.     Time Limitations. If the Closing occurs, no Indemnifying Person (as defined in Section 12.6) will have any liability for indemnification under this Article XII unless on or before the date that is one year after the Closing Date, an Indemnified Person shall notify in writing the respective Indemnifying Person of a claim specifying the factual basis of the claim in reasonable detail to the extent then known. The foregoing obligations shall apply to neither (a) indemnification in respect of Retained Liabilities pursuant to Section 12.2(c) nor (b) indemnification in respect of Assumed Liabilities pursuant to Section 12.3(b)(i).

      SECTION 12.5.     Limitations on Amount.

(a) Abiliti will have no liability for indemnification with respect to the matters described in Section 12.2(a) and (b) until the total of all Damages, with respect to such matters exceeds the Deductible (as defined below), at which time Abiliti shall be obligated for indemnification of all Damages in excess of the Deductible, subject to the maximum liability for Damages set forth in Section 12.5(b); provided, however, that the Deductible shall apply neither to Abiliti’s liabilities set forth in Section 4.26 or the disclosure schedules thereto, nor to Abiliti’s obligations with respect to the Retained Liabilities. For purposes of this Agreement, the “DEDUCTIBLE” shall mean an initial aggregate amount of Damages equal to $250,000.

(b) The sole remedy of any Daleen Indemnified Party in respect of any claim for indemnification or reimbursement under Section 12.2(a) and (b) of this Agreement shall be a claim against and with respect to the Escrow Shares, and shall be limited to and shall not exceed the aggregate value thereof (as determined pursuant to the Escrow Agreement); provided, however, that (i) nothing in this paragraph (b) shall limit in any way any party’s remedies against any Person in respect of any fraud or willful misrepresentation by such Person in connection with this Agreement or the Contemplated Transactions, and (ii) the foregoing limitation shall not apply to Abiliti’s indemnification obligations with respect to Retained Liabilities.

(c) Daleen and Acquisition Sub will have no liability for indemnification with respect to the matters described in Section 12.3(a)(i) and (ii) until the total of all Damages with respect to such matters exceeds the Deductible, at which time Daleen or Acquisition Sub shall be obligated for indemnification of all Damages in excess of the Deductible, subject to the maximum liability for Damages set forth in Section 12.5(d); provided, however, that the Deductible shall apply neither to Daleen’s liabilities set forth in Sections 5.3 or 5.26 or the disclosure schedules thereto, nor to Acquisition Sub’s indemnification obligations with respect to the Assumed Liabilities.

(d) The sole remedy of any Abiliti Indemnified Party in respect of any claim for indemnification or reimbursement of Damages under this Agreement shall be pursuant to this Article XII, and the maximum liability of Daleen and Acquisition Sub for Damages with respect to claims for indemnification under Section 12.3(a)(i) and (ii) of this Agreement shall be limited to and shall not exceed, in the aggregate for all such claims, the Daleen Cap; provided, however, that nothing in this paragraph (d) shall limit in any way any party’s remedies against any Person in respect of any fraud or willful misrepresentation by such Person in connection with this Agreement or the Contemplated Transactions. The Daleen Cap shall be determined as follows:

(i) The “DALEEN CAP” is three million thirteen thousand three hundred thirteen (3,013,313) shares of Daleen Common Stock.

(ii) Daleen shall, subject to the Daleen Cap, satisfy claims for Damages hereunder by delivering to the applicable Abiliti Indemnified Parties, in Daleen’s sole discretion, (A) cash, (B) shares of Daleen Common Stock in an amount equal to the amount of Damages to be paid by Daleen with respect to such claim divided by the Current Market Price Per Share of Common Stock (as defined in (iv) below), or (C) a combination of cash and shares of Daleen Common Stock with an aggregate value (as determined in accordance with (iii) below) equal to the amount of Damages to be paid by Daleen with respect to such claim.

(iii) If Daleen determines to pay all or part of a claim by delivering Daleen Common Stock, the Daleen Cap will be reduced by the amount equal to the number of shares of Daleen Common Stock so delivered. If Daleen determines to pay all or part of a claim in cash, it will be deemed for purposes of this Article XII to have delivered to the Abiliti Indemnified Parties (and the Daleen Cap shall be reduced by) the number of shares of Daleen Common Stock equal to (a) the amount of such cash payment divided by (b) the Current Market Price Per Share of Common Stock at the time of such payment. The maximum amount of cash to be paid to the Abiliti Indemnified Parties shall not exceed, in the aggregate, the amount of cash determined by multiplying (A) the then-current number of shares of Daleen Common Stock in the Daleen Cap by (B) the Current Market Price Per Share of Common Stock.

(iv) For purposes of this Agreement, “CURRENT MARKET PRICE PER SHARE OF COMMON STOCK” for any date means the average of the closing prices of a share of Daleen Common Stock during a period of 20 consecutive Trading Days (as defined below) ending five trading days before such date on the principal national securities exchange or The Nasdaq Stock Market (including The Nasdaq National Market and The Nasdaq SmallCap Market, as the case may be) on which the Daleen Common Stock is then listed or admitted to trading. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked price, as reported by said exchange or market or quotation system. If the Daleen Common Stock is not then so listed on a national securities exchange or in such market system, the Current Market Price Per Share of Common Stock shall be deemed to be the average of the closing bid and asked prices of the Daleen Common Stock in the over-the-counter market as reported by The Nasdaq Stock Market, Inc. or other operator of the applicable over-the-counter market. If the Daleen Common Stock is not then listed on a national securities exchange, market system or quoted on an over-the-counter market, the Current Market Price Per

Share of Common Stock shall be the fair market value of a share of Daleen Common Stock as determined in good faith by the Board of Directors of Daleen. For purposes of this Agreement, “TRADING DAY” shall mean any day on which The Nasdaq Stock Market is open for trading.

      SECTION 12.6.     Procedure for Indemnification — Third Party Claims.

(a) Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a claim is to be made against Abiliti, give notice to Abiliti of the commencement of such claim, or, if a claim is to be made against Daleen, to Daleen of the commencement of such claim. The failure of an Indemnified Person to provide notice as specified in the preceding sentence will not relieve the Person(s) required to provide indemnification (each, an “INDEMNIFYING PERSON”) of any liability that they may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.

(b) If any Proceeding referred to in Section 12.6(a) is brought against an Indemnified Person and it gives notice as provided therein of the commencement of such Proceeding, the Indemnifying Person(s) will, unless the claim involves Taxes, be entitled to participate and, to the extent that each of them wishes (unless (i) such Indemnifying Persons also are party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Persons fail to provide reasonable assurance to the Indemnified Person of their financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person and, after notice from the Indemnifying Persons to the Indemnified Person of the Indemnifying Persons’ election to assume the defense of such Proceeding, the Indemnifying Persons will not, as long as they diligently conduct such defense, be liable to the Indemnified Person under this Article XII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding. If the Indemnifying Persons assume the defense of a Proceeding, (A) no compromise or settlement of such claims may be effected by the Indemnifying Persons without the Indemnified Person’s consent unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person; and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Persons; and (B) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Persons of the commencement of any Proceeding and the Indemnifying Persons do not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of their election to assume the defense of such Proceeding, the Indemnifying Persons will be bound by any determination made in such Proceeding or, with the consent of the Indemnifying Persons (which will not be unreasonably withheld), any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Persons, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Persons will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

      SECTION 12.7.     Procedure for Indemnification — Other Claims. A claim by an Indemnified Person for indemnification for any matter not involving a third-party claim may be asserted by written notice to the Indemnifying Persons.

      SECTION 12.8.     No Impairment of Acquisition Sub. Until the earlier of (a) two years from and after the Closing Date or (b) the date upon which Abiliti files Articles of Dissolution or otherwise dissolves (in accordance with Section 2.1), Acquisition Sub shall not, and Daleen shall not cause or permit Acquisition Sub to, take any action or series of actions outside of the Ordinary Course of Business (including, without limitation, any dividend, distribution, loan (other than a bona fide, arm’s length third party financing), pledge (other than in connection with a bona fide, arm’s length third party financing), assignment, asset sale, merger, consolidation, or other corporate transaction), at any time or number of times, that have, or would reasonably be expected to have, directly or indirectly, the effect of (i) causing a significant portion of the Assets or revenues of Acquisition Sub to be sold, assigned, pledged, disposed of or otherwise transferred to or encumbered for the benefit of any other Person, including without limitation to or for the benefit of Daleen or any of its Affiliates, or (ii) impairing the ability of Acquisition Sub to perform its obligations under this Agreement, unless such action(s) have received the prior written consent, in each case, of Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. and their respective successors and assigns.

ARTICLE XIII

GENERAL PROVISIONS

      SECTION 13.1.     [Intentionally Omitted.]

      SECTION 13.2.     Abiliti Employees; Grant of Options. Hired Active Employees shall be offered participation in the employee benefit plans and programs available to employees of Daleen or its subsidiaries upon terms and conditions which, when taken as a whole, are substantially similar to those afforded to similarly situated employees of Daleen or its subsidiaries, including the grant of stock options pursuant to the Daleen 2001 Broad-Based Stock Incentive Plan and/or the Daleen Amended and Restated 1999 Stock Incentive Plan, in such amounts and upon such terms as are consistent with Daleen’s policies for similarly situated employees of Daleen.

      SECTION 13.3.     Expenses. Except as otherwise expressly provided in this Agreement or on SCHEDULE 1.6, each party to this Agreement will pay its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants, provided that Abiliti will not pay and Daleen shall not assume any of the foregoing expenses incurred by or for the account of the Shareholders. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

      SECTION 13.4.     Public Announcements. Any press release with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Daleen determines, after consultation with Abiliti. Unless consented to in writing by Daleen in advance or required by Legal Requirements, prior to the Closing, Abiliti shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Abiliti and Daleen will consult with each other concerning the means by which Abiliti’s employees, customers, and suppliers and others having dealings with Abiliti will be informed of the Contemplated Transactions, and Daleen will have the right to be present for any such communication.

      SECTION 13.5.     Further Assurances. The parties agree (i) to furnish upon request to each other such further information; (ii) to execute and deliver to each other such other documents; and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      SECTION 13.6.     Confidentiality. Abiliti and Daleen each acknowledges and confirms that (a) it has entered into the Non-Disclosure Agreement; (b) information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms and conditions of the Non-Disclosure Agreement; and (c) the Non-Disclosure Agreement is and shall remain in full force and effect in accordance with its terms.

      SECTION 13.7.     [Intentionally Omitted.]

      SECTION 13.8.     Knowledge. For purposes of this Agreement, a Person will be deemed to have “KNOWLEDGE” of a particular fact or other matter if such Person is actually aware of such fact or other matter, has received notice of such fact or other matter within a reasonable period of time prior to the date hereof or if such Person could have learned of such fact upon reasonable investigation. “Knowledge” with respect to Abiliti, (including “to the Knowledge of Abiliti,” “to Abiliti’s Knowledge,” and words of similar import) shall mean the Knowledge of its Executive Officers. “Knowledge” with respect to Daleen and Acquisition Sub (including “to the knowledge of Daleen and Acquisition Sub,” “to Daleen and Acquisition Sub’s Knowledge” and words of similar import) shall mean the Knowledge of its Executive Officers. The respective Executive Officers of Abiliti and Daleen are listed on SCHEDULES 13.8(A) and 13.8(B).

      SECTION 13.9.     Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or nationally recognized overnight delivery service; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Abiliti:

Abiliti Solutions, Inc.
400 Chesterfield Center
Chesterfield, Missouri 63107
Attention: Gordon D. Quick, President and CEO
Telephone No.: (636) 237-3006
Facsimile No.: (636) 237-3010

With a copy to:

Kirkpatrick & Lockhart, LLP
599 Lexington Avenue
New York, New York 10022
Attention: William J. Phillips, Esq.
Telephone No.: (212) 563-4090
Facsimile No.: (212) 563-3901

If to Daleen:

Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33487
Attention: James Daleen, President and CEO
Telephone No.: (561) 981-2202
Facsimile No.: (561) 999-8080

With a copy to:

Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun, Esq.
Telephone No.: (404) 233-7000
Facsimile No.: (404) 365-9532

      SECTION 13.10.     Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      SECTION 13.11.     Entire Agreement and Modification. Except for the Non-Disclosure Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents executed in connection with this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

      SECTION 13.12.     Disclosure Schedules. Except to the extent expressly provided otherwise in this Agreement, the disclosures in the schedules to this Agreement shall relate only to the representations and warranties in the section of this Agreement to which each schedule expressly relates and to no other representation or warranty. In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth as such in the disclosure schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control. Disclosure of any matter on a schedule to this Agreement shall not be deemed to constitute an admission by the disclosing party that such matter satisfies any materiality or comparable threshold set forth in the section to which such schedule relates.

      SECTION 13.13.     Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Except for the rights and obligations of indemnification and insurance set forth in Article XII, and the consent right set forth in Section 12.8, (a) nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, and (b) this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      SECTION 13.14.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      SECTION 13.15.     Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

      SECTION 13.16.     Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

      SECTION 13.17.     Governing Law; Arbitration. This Agreement will be governed by the laws of the State of Missouri, without regard to conflicts of laws principles. Any controversy or claim arising out of or relating to this Agreement shall be referred to the American Arbitration Association (the “ASSOCIATION”), to be settled by binding arbitration before a panel of three arbitrators in Miami, Florida, in accordance with the Commercial Dispute Resolution Procedures, as amended and effective July 1, 2002 (or the successor rules thereto) of the Association, with the Association to provide for purposes of Rule R-13 a list of at least six and not more than ten proposed names. The fees and expenses of the arbitrators shall be borne by Daleen. The determination of the arbitrators as to the amount, if any, of any claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. Notwithstanding anything to the contrary in this Section 13.17, the arbitrators shall have the authority in their discretion to award to the prevailing party reasonable costs and expenses including attorneys’ fees and the cost of arbitration.

      SECTION 13.18.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures Appear on Following Page]

      IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement as of the date first written above.

DALEEN:

DALEEN TECHNOLOGIES, INC

By:	/s/ JAMES DALEEN

James Daleen
Its: President and Chief Executive Officer

ACQUISITION SUB:

DALEEN SOLUTIONS, INC

By:	/s/ JAMES DALEEN

James Daleen
Its: Chairman, President and
Chief Executive Officer

ABILITI:

ABILITI SOLUTIONS, INC

By:	/s/ GORDON D. QUICK

Gordon D. Quick
Its: President and Chief Executive Officer

ANNEX B

INVESTMENT AGREEMENT

      This Investment Agreement (this “Agreement”), dated as of October 7, 2002, and shall be effective as of the Closing Date, is made by and among Daleen Technologies, Inc., a Delaware corporation (the “Company”), Behrman Capital II, L.P., a Delaware limited partnership (“Behrman”), and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership (“SEF”), and the investors who now or hereafter become signatories to this Agreement (each, including Behrman and SEF, an “Investor” and collectively the “Investors”; together with the Company, the “Parties”).

      A. As an inducement for the Company to enter into that certain Asset Purchase Agreement (in the form attached as Exhibit A hereto, the “Purchase Agreement”) among the Company, Daleen Solutions, Inc., a Delaware corporation (“Acquisition Sub”), and Abiliti Solutions, Inc., a Missouri corporation (“Abiliti”), the Investors have agreed to execute and deliver this Agreement and to make the Investment (as defined in the Purchase Agreement) pursuant to the terms and conditions set forth herein, and simultaneously with the execution and delivery of this Agreement, the Company is entering into and delivering the Purchase Agreement, pursuant to which Acquisition Sub shall purchase substantially all of the assets of Abiliti (the “Purchase”).

      B. It is a condition to the closing of the Purchase under the Purchase Agreement (the “Acquisition Closing”) that Behrman and SEF irrevocably commit to invest an aggregate of at least $5,015,000 (the “Investment Amount”) into the Company immediately prior to and contingent upon the Acquisition Closing. The amount of the investment to be made by Behrman and SEF may be reduced if and to the extent that other current stockholders of the Company become Investors hereunder between the date hereof and Closing, provided, that the aggregate Investment Amount shall in no event be less than $5,015,000.

      C. Each Investor desires to purchase, and the Company desires to sell to each Investor, shares of the Daleen Series F Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), shares of the Common Stock of the Company, par value $0.01 per share (the “Common Stock”), warrants to purchase additional shares of Common Stock at an exercise price of $0.9060 per share substantially in the form of Exhibit B hereto (the “Warrants”) and warrants to purchase additional shares of Common Stock at an exercise price of $0.17 per share substantially in the form of Exhibit C hereto (the “Additional Warrants”; and, collectively with the Series F Preferred Stock, the Common Stock, and the Warrants, the “Investment Consideration”), upon the terms and subject to the conditions set forth in this Agreement.

      Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in the Purchase Agreement, the undersigned, intending to be legally bound, agree as follows:

1. Sale of Investment Consideration.

(a) Sale to Behrman Investors. Subject to the other provisions of this Agreement, the Company shall issue and sell to Behrman and SEF (the “Behrman Investors”), and the Behrman Investors shall purchase from the Company, in the respective amounts set forth below the name of each Behrman Investor on the signature pages to this Agreement, the Investment Consideration for an aggregate amount no less than $5,100,000, as described on Exhibit D (subject to the reduction of such amounts pursuant to the following paragraph (b)), payable by wire transfer of immediately available funds at the Closing (as defined in Section 2 below).

(b) Sale to Other Investors. Prior to the date hereof, Abiliti shall have given written notice to each holder of Abiliti common stock and preferred stock that is an “accredited investor” as defined by Rule 501 of Regulation D, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”) of the sale to the Behrman Investors contemplated by the preceding paragraph. If any such Abiliti Shareholder indicates an interest in participating in the Investment (each, an “Interested Shareholder”), the aggregate number of shares to be purchased by the Behrman Investors shall be reduced by the aggregate number of shares to be sold to such Interested Shareholders, and each such Interested Shareholder shall be required to become a party to this Agreement by executing and delivering a counterpart signature page hereto.

2. Closing. The closing of the purchase and sale of the Investment Consideration to the Investors pursuant to this Agreement (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, 1600 Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326 at 9:00 a.m. (local time), on the Closing Date, immediately prior to and conditioned upon the Acquisition Closing (it being understood that the Investors shall be under no obligation to close the Investment contemplated hereby until such time as the conditions precedent set forth in Section 5 hereof, including, without limitation, Section 5.1(d), shall have been satisfied or waived (as set forth in Section 5.1)). At the Closing, the Company shall deliver to each Investor a certificate or certificates in definitive form representing the respective number of shares of Series F Preferred Stock, Common Stock, Warrants and Additional Warrants being purchased by such Investor under this Agreement, against payment to the Company of the purchase price for the Consideration. The date and time of such Closing is hereinafter referred to as the “Investment Closing Date.”

3. Representations and Warranties of the Company. The Company represents and warrants to each Investor that:

3.1 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Applicable Law” means all applicable Legal Requirements and Orders, including, without limitation, all applicable rules and regulations of any self-regulatory organization.

(b) “Company Business” means providing billing and customer care software solutions to communication service providers, retailers and distributors of digital media and technology solutions providers, including related professional consulting services, training, maintenance, support and third party software fulfillment.

(c) “Company Registration Statement” means the registration statement on Form S-3 to be filed by the Company pursuant to the Registration Rights Agreement.

(d) “Company Special Meeting” means the special meeting of the stockholders of the Company to consider the transactions contemplated by this Agreement, the Purchase Agreement and the Contemplated Transactions.

(e) “Consents” means any approvals, consents, ratifications, waivers or other authorizations (including Governmental Authorizations).

(f) “Contract” means, in respect of any Person, any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license agreement, instrument, obligation or commitment (whether written or oral and whether express or implied), to which such Person is a party or by which it or any of its assets is bound.

(g) “Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership other than restrictions on transfer under federal or state securities laws.

(h) “GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

(i) “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

(j) “Governmental Body” means any governmental agency, branch, department, official or entity in any court or other tribunal, and any self-regulatory organization.

(k) “Knowledge” means (a) with respect to a natural Person, the actual knowledge of such Person; or (b) with respect to any other Person, the actual knowledge of such Person’s executive officers.

(l) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multi-national, or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute or treaty, or any rule or regulation of any Governmental Body.

(m) “Material Adverse Effect” means a material adverse effect on the Company and its subsidiaries or on the business operations, assets or financial condition of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to consummate the Contemplated Transactions.

(n) “Order” means any award, decision, injunction, judgment or order, by any agency or other Governmental Body or by any arbitrator.

(o) “Ordinary Course of Business” means an action will be considered to have taken place in the Ordinary Course of Business if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

(p) “Party” or “Parties” means a Party or the Parties to this Agreement.

(q) “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or other Governmental Body.

(r) “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, or investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(s) “Proxy Statement” means the proxy statement, in definitive form, relating to the Company Special Meeting.

(t) “Registration Rights Agreement” has the meaning ascribed thereto in the Purchase Agreement.

(u) “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body.

3.2. Organization and Good Standing.

(a) Schedule 3.2 contains a complete and accurate list of the jurisdictions of incorporation of the Company, DSI, Inc., a wholly-owned subsidiary of the Company (“Daleen Sub”), and Acquisition Sub and of the other jurisdictions in which each is authorized to do business. Daleen is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use its assets, and to perform all its obligations under any Contract to which the Company is a party. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Company. Daleen Sub is a newly formed, wholly-owned subsidiary of Daleen formed for the sole purpose of consummating the Contemplated Transactions (as defined in the Purchase Agreement), and Acquisition Sub is a newly formed, wholly-owned subsidiary of Daleen Sub formed for the sole purpose of consummating the Contemplated Transactions. Neither Daleen Sub nor Acquisition Sub has conducted any business other than as expressly set forth in or contemplated by this Agreement.

(b) The Company has made available to the Investors true and correct copies of the articles or certificate of incorporation and bylaws of the Company, Daleen Sub and Acquisition Sub (the “Company Organizational Documents”), and has made available the minute books and stock records of each, each as currently in effect, provided that minutes related to discussions about the transactions contemplated by this Agreement, the Purchase Agreement and the Contemplated Transactions and other business combinations or strategic transactions have not been made available.

(c) Except as set forth on Schedule 3.2(c) hereto, the Company has no direct or indirect subsidiaries or investments in any other corporations or businesses.

(d) For purposes of this Agreement, “Company Assets” means all of the assets of the Company or any of its subsidiaries.

3.3. Authority; No Conflict.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by the Company and Acquisition Sub of the Daleen Closing Documents (as defined below), the Daleen Closing Documents will constitute the legal, valid, and binding obligations of the Company and Acquisition Sub, enforceable against the Company and Acquisition Sub in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). As used in this Agreement, the “Daleen Closing Documents” means each agreement, certificate or other instrument required to be executed and delivered at Closing by the Company or Acquisition Sub pursuant to Section 9.7 of the Purchase Agreement.

(b) Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement nor the consummation or performance by the Company or Acquisition Sub of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Contravene, conflict with, or result in a violation of (A) any provision of the Daleen Organizational Documents; or (B) any resolution adopted by the directors or shareholders of the Company, Daleen Sub or Acquisition Sub;

(ii) Contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law to which the Company, Daleen Sub, Acquisition Sub or any of the Company Assets may be subject;

(iii) Contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization that is held by the Company or that otherwise relates to the Company Business or any of the Company Assets;

(iv) cause the Company to become subject to, or to become liable for the payment of, any Taxes;

(v) Contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Daleen Material Contract (as defined in Section 5.17(a) of the Purchase Agreement) to which the Company is a party or to which it or the Company Assets are bound; or

(vi) Result in the imposition or creation of any material Encumbrance upon or with respect to any of the Company Assets.

(c) Except as set forth in Schedule 3.3, neither the Company, Daleen Sub, Acquisition Sub nor any subsidiary of Daleen will be required to give notice or obtain any Consents from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.4. Capitalization of the Company and Acquisition Sub.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) two hundred million (200,000,000) shares of Common Stock, $0.01 par value per share, of which twenty-two million nine hundred eighty-four thousand two hundred seventy-two (22,984,272) shares are issued and outstanding as of the date hereof; and (ii) twenty-one million eight hundred seventy-seven thousand two hundred thirty-six (21,877,236) shares of Preferred Stock, $0.01 par value per share, of which (A) three million (3,000,000) shares are designated as Series A Convertible Preferred Stock (with no shares issued and outstanding); (B) one million two hundred fifty thousand (1,250,000) shares are designated as Series B Convertible Preferred Stock (with no shares issued and outstanding); (C) one million two hundred twenty-two thousand two hundred twenty-two (1,222,222) shares are designated as Series C Convertible Preferred Stock (with no shares issued and outstanding); (D) four million two hundred twenty-one thousand eight hundred forty-six (4,221,846) shares are designated as Series D Convertible Preferred Stock (with no shares issued and outstanding); (E) six hundred eighty-six thousand five hundred fifty-three (686,553) shares are designated as Series D-1 Convertible Preferred Stock (with no shares issued and outstanding); (F) one million four hundred ninety-six thousand six hundred fifteen (1,496,615) shares are designated as Series E Convertible Preferred Stock (with no shares issued and outstanding); and (G) three hundred fifty-six thousand nine hundred fifty (356,950) shares are designated as Series F Preferred Stock (with two hundred thirty-one thousand three hundred sixty-two (231,362) shares issued and outstanding as of the date hereof). Upon consummation of the transactions contemplated by this Agreement, the shares of Common Stock and Series F Preferred Stock to be issued to the Investors under this Agreement will be duly authorized, validly issued and fully paid and non-assessable. Except as disclosed on Schedule 3.4, (A) there are no stock appreciation rights, options, warrants, conversion privileges or pre-emptive or other rights or agreements outstanding to purchase or otherwise acquire any Common Stock, Series F Preferred Stock or other securities of the Company; (B) there are no options, warrants, conversion privileges or pre-emptive or other rights or agreements to which the Company is a party involving the purchase or other acquisition of any securities of any other Person; (C) there is no liability for dividends accrued, but unpaid; and (D) there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of the Company’s outstanding securities.

(b) The Company owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Daleen Sub. Daleen Sub owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Acquisition Sub.

(c) As of Closing, the authorized capital stock of the Company shall be as set forth in an amended and restated certificate of incorporation of the Company in substantially the form attached as Exhibit F to the Purchase Agreement.

3.5. SEC Reports; Financial Statements. The Company has delivered or made available to the Investors its Annual Report on Form 10-K for the year ended December 31, 2001 (the “Company Form 10-K”), and all statements and other documents filed by the Company with the SEC since the date of filing the Daleen Form 10-K (all such documents collectively, the “SEC Reports”) complied in all material respects with Applicable Laws and did not as of the date thereof contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company’s financial statements (including, in each case, any related notes) included in the SEC Reports fairly presents the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the last audited statement); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company and its subsidiaries are required by GAAP to be included in the financial statements of the Company. The balance sheet of the Company at June 30, 2002 included in its Quarterly Report on Form 10-Q for the quarter then ended is referred to in this Agreement as the “Company Balance Sheet.”

3.6. No Undisclosed Liabilities. The Company and its subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for (a) liabilities or obligations reflected or reserved against in the Company Balance Sheet or specifically disclosed in the notes thereto; (b) current liabilities or obligations incurred in the Ordinary Course of Business since the date of the Company Balance Sheet; (c) liabilities or obligations under this Agreement or the Purchase Agreement, set forth in disclosure schedules delivered by the Company in connection herewith or therewith or set forth in any Contract described in such disclosure schedules; and (d) any other liabilities or obligations that are neither individually nor in the aggregate with all such liabilities and obligations material to the Company or the Company Business.

3.7. No Material Adverse Effect. Except as set forth on Schedule 3.7, since the date of the Company Balance Sheet, there has not been any action, event, omission or circumstance that has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that would reasonably be expected to result in such a Material Adverse Effect on the Company, except such changes as may result from general economic conditions in each of the markets served by the Company, matters affecting the industry as a whole, and possible adverse changes resulting, directly or indirectly, from the existence of this Agreement, the Purchase Agreement and the Contemplated Transactions.

3.8. Compliance With Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.8(a):

(i) The Company and its subsidiaries are each in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a violation by the Company or any of its subsidiaries of, or a failure on the part of the Company or any of its subsidiaries to comply with, any Legal Requirement; and

(iii) Neither the Company nor any of its subsidiaries has received, at any time since January 1, 2000, any notice from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

(b) Schedule 3.8(b) contains a complete and accurate list of each material Governmental Authorization that is held by the Company and its subsidiaries or that otherwise relates to the Company Business or any Company Asset. Each Governmental Authorization listed or required to be listed in Schedule 3.8(b) is valid and in full force and effect. Except as set forth in Schedule 3.8(b):

(i) The Company and its subsidiaries are in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.8(b);

(ii) To the Company’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization; and

(iii) The Company and its subsidiaries have not received, at any time since January 1, 2000, any notice from any Governmental Body regarding any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization.

3.9. Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.9, there is no pending Proceeding to which the Company or any subsidiary of the Company is a party or to which the Company Assets are subject, (i) that, except for individual claims of less than $25,000.00, has been commenced by or against the Company or any subsidiary of the Company or that could impair the Company’s use of any of the Company Assets; or (ii) that challenges or would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Company and except as set forth on Schedule 3.9, (A) no such Proceeding has been threatened and (B) no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

(b) Except as set forth in Schedule 3.9, (i) there is no material Order to which the Company, any subsidiary of the Company or any of the Company Assets is subject; (ii) neither the Company nor any subsidiary of the Company is subject to any material Order that relates to the Company Business or any of the Company Assets; and (iii) to the Knowledge of the Company, no Executive Officer, director or key employee of the Company or its subsidiaries is subject to any Order that prohibits such officer, director or key employee from engaging in or continuing any conduct, activity, or practice relating to the Company Business.

(c) Except as set forth in Schedule 3.9, (i) the Company and its subsidiaries are, and at all times since January 1, 2000 have been, in full compliance with all of the terms and requirements of each Order to which any of them, or any of the Company Assets, is or has been subject; (ii) no event has occurred or circumstance exists that would reasonably be expected to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, any subsidiary of the Company, or any of the Company Assets owned, is subject; and (iii) neither the Company nor any Company subsidiary has received, at any time since January 1, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, any Company subsidiary, or any of the Company Assets, is or has been subject.

3.10. Disclosure. The representations and warranties of the Company in this Agreement and the Purchase Agreement and the disclosure schedules to be delivered by the Company in connection herewith and therewith do not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. To the Knowledge of the Company and except as set forth in Schedule 3.10, no fact exists that has specific application to the Company Business (other than general economic or industry conditions, and possible adverse changes resulting directly or indirectly from the existence of this Agreement, the Purchase Agreement or the Contemplated Transactions) which the Company reasonably expects would have a Material Adverse Effect on Daleen that has not been set forth in this Agreement, the Purchase Agreement or the disclosure schedules delivered by the Company herewith or therewith.

3.11. Brokers or Finders. Except as disclosed on Schedule 3.11, the Company has not retained any broker, finder of comparable agent in respect of transactions of the type contemplated by this Agreement and has not incurred, except to the extent set forth on Schedule 3.11, any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

3.12. Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in (a) the Company Registration Statements will, at the time the respective the Company Registration Statement is filed with the Securities and Exchange Commission (the “SEC”), at any time such form is amended or supplemented, or at the time such form becomes effective under the Securities Act, contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading; or (b) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC, at any time that it is amended or supplemented, or at the time it is mailed to the holders of the Company’s Common Stock and Series F Preferred Stock (collectively, the “Company Capital Stock”) and at the time of the special meeting of the stockholders of the Company to consider the transactions contemplated by this Agreement, the Purchase Agreement and the Contemplated Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading.

3.13. Eligibility to Use Form S-3. Except as set forth on Schedule 3.13, the Company is eligible to use Forms S-3 for the registration of its securities under the Securities Act which are offered in transactions involving secondary offerings for the account of a Person other than the Company.

4. Representations and Warranties of the Investors. Each Investor hereunder, severally and not jointly, represents and warrants to the Company as follows:

4.1. Finders. No broker’s, finder’s or any similar fee has been or shall be incurred by or on behalf of the Investor in connection with the origin, negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. Investor acknowledges that a fee of $650,000 shall be paid by the Company to Behrman Brothers, L.P. subsequent to Closing in connection with the transactions contemplated hereby and by the Purchase Agreement (such fee to be in addition to the $25,000 reimbursement contemplated by Section 8.11 hereof).

4.2. Investment Representations.

(a) The Investor understands that the shares of Series F Preferred Stock and any shares of Common Stock issuable upon conversion thereof, the shares of Common Stock, the Warrants, the Additional Warrants and the shares of Common Stock issuable upon exercise of the Warrants and the Additional Warrants, have not been registered under the Securities Act, or any state or foreign securities act and are being issued to the Investor by reason of specific exemptions under the provisions thereof that depend in part upon the other representations and warranties made by the Investor in this Agreement.

(b) The Investor understands that the shares of Series F Preferred Stock and any shares of Common Stock issued on conversion thereof, the Common Stock, the Warrants, the Additional Warrants and the shares of Common Stock issuable upon exercise thereof, are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities and Exchange Commission promulgated thereunder provide in substance that the Investor may dispose of shares of Series F Preferred Stock, the shares of Common Stock issuable upon conversion thereof, the shares of Common Stock, the Warrants, the Additional Warrants and the shares of Common Stock issuable upon exercise thereof, only pursuant to an effective registration statement under the Securities Act or an exemption from registration, if available.

(c) The Investor is acquiring the Investment Consideration for investment only and not with a view to, or in connection with, any resale or distribution of any of the Investment Consideration. The Investor has no present intention of making any sale, assignment, pledge, gift, transfer or other disposition of its Investment Consideration or any interest therein.

(d) Except as set forth in Section 4.1 hereof, no Investor has received, paid or given, directly or indirectly, any commission or remuneration for or on account of any sale, or the solicitation of any sale, of the Investment Consideration.

(e) The Investor is an “accredited investor” as such term is defined in Rule 501 under Regulation D promulgated under the Securities Act and was not organized for the specific purpose of acquiring the Investment Consideration.

(f) The Investor has sufficient Knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Investment Consideration and it is able financially to bear the risks thereof.

(g) The Investor has had an opportunity to discuss the Company’s business, management, and financial affairs with the Company’s executive officers. The Investor has also had an opportunity to ask questions and receive answers from the executive officers of the Company concerning the terms and conditions of the offering of the Series F Preferred Stock, the Common Stock, the Warrants and the Additional Warrants and to obtain the information it believes necessary or appropriate to evaluate the suitability of an investment in the Series F Preferred Stock, the Common Stock, the Warrants and the Additional Warrants.

4.3. Organization; Authority; Enforceability. The Investor has full power and authority to enter into this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The Investor has the funds, or access to the funds, necessary to perform fully its obligations hereunder. The execution and delivery of this Agreement and the performance by the Investor of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Investor. This Agreement is a valid and binding obligation of the Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and transfer, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and to the general principles of equity. The execution, delivery and performance of this Agreement by the Investor, and the consummation of the transactions contemplated hereby, will not result in a material breach or material default under any organizational document, agreement, instrument or other document by which the Investor is bound or otherwise violate any instrument, judgment, decree, order, statute, rule or regulation by which Investor is bound.

5. Conditions to Closing.

5.1. Conditions to Each Investor’s Obligations. The obligations of each Investor to consummate the Closing shall be subject to the fulfillment and satisfaction, at or prior to the Closing, or the written waiver thereof, of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects on and as of the date of this Agreement. The Company shall have complied in all material respects with all covenants contained in this Agreement. The Company shall have delivered to each Investor purchasing in such Closing a certificate dated as of the Investment Closing Date and signed by the Chief Executive Officer of the Company to the foregoing effect and to the effect that all of the conditions in this Section 5.1 have been satisfied.

(b) No Injunction. No injunction or restraining order shall be in effect or overtly threatened in writing that restrains or prohibits the consummation of the transactions contemplated hereby or that would materially limit or materially and adversely affect an Investor’s ownership of the Investment Consideration and no proceedings for such purpose shall be pending, and no federal, state, local or foreign law, rule or regulation shall have been enacted that prohibits, restricts or delays in any material respect the consummation of the transactions contemplated hereby. All authorizations, approvals or permits of any governmental authority or regulatory body of the United States or any state that are required in connection with the lawful issuance and sale of Series F Preferred Stock, the Common Stock, the Warrants and the Additional Warrants pursuant to this Agreement shall be duly obtained and effective as of the Closing.

(c) Securities Law Compliance. The issuance of the shares of Series F Preferred Stock, the Common Stock, the Warrants and the Additional Warrants shall be in compliance in all material respects with all applicable United States federal and state securities laws.

(d) Conditions to Purchase. All conditions to the consummation of the Purchase shall have been satisfied (or waived by the appropriate party therein), except for those conditions which could be satisfied only by a delivery at the Acquisition Closing.

(e) Certified Documents. The Company’s Secretary shall have executed and delivered to the Investors purchasing in such Closing a certificate certifying the resolutions of the directors and stockholders of the Company, as appropriate, with respect to the transactions contemplated by this Agreement.

(f) Stock Certificates. The Company shall have issued to each Investor duly authorized and executed certificate evidencing the shares of Series F Preferred Stock, Common Stock, Warrants and Additional Warrants being purchased by each such Investor hereunder.

(g) Voting Agreements. Each of HarbourVest Partners V — Direct Fund L.P., HarbourVest Partner VI — Direct Fund L.P. and Abiliti shall have entered into a voting agreement (or voting agreements) pursuant to which each agrees with Behrman to vote its shares of the Company’s capital stock in favor of the Directors designated by Behrman at the Company’s 2003 annual meeting (as described in Section 8.1), in substantially the form attached hereto as Exhibit E.

(h) Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.4 (with respect to the representations set forth in Section 3.4, as the same may be modified to reflect the transactions permitted by Section 6.1) shall be true and correct as of the Investment Closing Date, with the same force and effect as if made as of the Investment Closing Date.

5.2. Conditions to Company’s Obligations. The Company’s obligation to consummate the Closing shall be subject to the fulfillment and satisfaction, at or prior to the Closing, of the written waiver thereof, of the following conditions:

(a) Representations and Warranties; Covenants. The representations and warranties of each Investor contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement. Each Investor shall have complied in all material respects with all covenants contained herein to be complied with by such Investor at or prior to the Investment Closing Date;

(b) Payment of Purchase Price. The Company shall have received payment for the shares of Series F Preferred Stock, the Common Stock, the Warrants and the Additional Warrants purchased by each Investor, in an aggregate amount not less than $5,015,000, by wire transfer in immediately available funds at the Closing; and

(c) Stockholder Approval. This Agreement, the transactions contemplated herein, the Purchase Agreement, the Daleen Closing Documents and the Contemplated Transactions (as such terms are defined in the Purchase Agreement), including certain amendments to the Company’s certificate of incorporation to increase the number of authorized shares of Series F Preferred Stock and such other amendments as may be necessary to consummate the Purchase and the Investment, shall have been approved by the stockholders of Daleen in accordance with all Applicable Law and its certificate of incorporation and bylaws.

6. Certain Covenants.

6.1 Capitalization of Daleen. Except as otherwise expressly permitted by this Agreement or the Purchase Agreement, between the date of this Agreement and the Investment Closing Date, Daleen will not, without the prior written consent of the Behrman Investors, which will not be unreasonably withheld, take any action that would result in the following:

(a) a dividend to the holders of Daleen Capital Stock (as defined in the Purchase Agreement) or issue additional shares of Daleen Capital Stock except as may be required by Daleen (i) under the terms of options granted pursuant to the Daleen 2001 Broad-Based Stock Incentive Plan and/or the Daleen Amended and Restated 1999 Stock Incentive Plan (as such terms are defined in the Purchase Agreement); or (ii) pursuant to warrants or other convertible securities that have been granted on or before the date hereof; or

(b) other than (i) as permitted in Section 6.1(a) above, (ii) as set forth in the Purchase Agreement (including the schedules thereto), or (iii) in connection with a reverse stock split in respect of which Daleen is obligated to pay an aggregate of $50,000 or less in respect of fractional shares, a change in Daleen’s authorized or issued capital stock; the grant of any stock option or right to purchase shares of capital stock of Daleen; issuance of any security convertible into such capital stock; the grant of any registration rights; purchase, redemption, retirement, or other acquisition by Daleen of any shares of any such capital stock; or the declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock.

6.2 Representations and Warranties; Covenants Performed; Officer’s Certificate. At the Closing, Daleen shall deliver to the Investors a certificate (which certificate may be combined with the certificate to be delivered pursuant to Section 5.1(a)) duly executed by an authorized officer of Daleen confirming that (a) the representations and warranties of Daleen set forth in Sections 3.2, 3.3 and 3.4 (with respect to the representations set forth in Section 3.4, as the same may be modified to reflect the transactions permitted by Section 6.1) are true and correct as of the Investment Closing Date, with the same force and effect as if made as of the Investment Closing Date, and (b) all the covenants contained in this Agreement to be complied with by Daleen on or before the Investment Closing Date have been complied with.

7. Survival of Representations and Warranties; Indemnification.

(a) Survival. The representations and warranties of the Company and the Investors made in or pursuant to this Agreement shall survive the Closing until (subject to the last sentence of this Section 7(a)) the first anniversary of the Investment Closing Date; provided, however, that except as otherwise provided in Section 6.2, such representations and warranties need only be accurate as of the date of this Agreement. Any representation or warranty that is the subject of a claim or dispute asserted in writing prior to the expiration of the applicable of the above stated period shall survive with respect to such claim or dispute until the final resolution thereof.

(b) Indemnification by the Company. Subject to the limitations set forth in this Section 6, the Company will indemnify and hold harmless the Investors and their respective directors, officers, employees, agents and affiliates (collectively, the “Investor Indemnified Persons”) for, and will pay to the Investor Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, in each case net of insurance recoveries, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i) Any Breach (as defined in Section 7(b)(iii)) of any representation or warranty made by the Company in this Agreement or the disclosure schedules to this Agreement; or

(ii) Any Breach by the Company of any covenant, agreement or obligation of the Company in this Agreement.

(iii) As used herein, the term “Breach” shall mean (A) in respect of any representation or warranty, such representation or warranty being untrue when made, and (B) in respect of any covenant, agreement or obligation, a breach of such covenant, agreement or obligation.

(c) Time Limitations. If the Closing occurs, no Indemnifying Person (as defined in Section 7(e)) will have any liability for indemnification under this Section 7 unless on or before the date that is one year after the Closing Date, an Indemnified Person shall notify in writing the respective Indemnifying Person of a claim specifying the factual basis of the claim in reasonable detail to the extent then known.

(d) Limitations on Amount.

(i) The Company will have no liability for indemnification with respect to the matters described in Section 7(b) until the total of all Damages with respect to such matters, in the aggregate, exceeds an initial aggregate amount equal to $250,000 (the “Deductible”), at which time the Company shall be obligated for indemnification of all Damages in excess of the Deductible, subject to the maximum liability for Damages set forth in Section 7(d)(ii).

(ii) The sole remedy of any Investor Indemnified Party in respect of any claim for indemnification or reimbursement of Damages under this Agreement shall be pursuant to this Section 7, and the Company’s maximum liability for Damages with respect to claims for indemnification under Section 7(b) of this Agreement shall be limited to and shall not exceed, in the aggregate for all such claims, $1,000,000 (the “Cap”); provided, however, that nothing in this paragraph (ii) shall limit in any way any Party’s remedies against any Person in respect of any fraud or willful misrepresentation by such Person in connection with this Agreement.

(e) Procedure for Indemnification — Third Party Claims.

(i) Promptly after receipt by an Investor Indemnified Person of notice of the commencement of any Proceeding against it, such Investor Indemnified Person will, if a claim is to be made against the Company, give notice to the Company of the commencement of such claim. The failure of an Investor Indemnified Person to provide notice as specified in the preceding sentence will not relieve the Company (herein, the “Indemnifying Person”) of any liability that they may have to any Investor Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such action is prejudiced by the Investor Indemnified Person’s failure to give such notice.

(ii) If any Proceeding referred to in Section 7(e)(i) is brought against an Investor Indemnified Person and it gives notice as provided therein of the commencement of such Proceeding, the Indemnifying Person will, unless the claim involves Taxes, be entitled to participate and, to the extent that it wishes (unless (A) the Indemnifying Person also is party to such Proceeding and the Investor Indemnified Person determines in good faith that joint representation would be inappropriate; or (B) the Indemnifying Person fails to provide reasonable assurance to the Investor Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Investor Indemnified Person and, after notice from the Indemnifying Person to the Investor Indemnified Person of the Indemnifying Person’s election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Investor Indemnified Person under this Section 7 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Investor Indemnified Person in connection with the defense of such Proceeding. If the Indemnifying Person assumes the defense of a Proceeding, (I) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Investor Indemnified Person’s consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Investor Indemnified Person; and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (II) the Investor Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within ten (10) days after the Investor Indemnified Person’s notice is given, give notice to the Investor Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or, with the consent of the Indemnifying Person (which will not be unreasonably withheld), any compromise or settlement effected by the Investor Indemnified Person.

(iii) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(g) Procedure for Indemnification — Other Claims. A claim by an Indemnified Person for indemnification for any matter not involving a third-party claim may be asserted by written notice to the Indemnifying Person.

8. Miscellaneous.

8.1. Board of Directors; Officers.

(a) Effective at the Investment Closing Date, the Board of Directors of the Company shall consist of seven (7) directors (the “Directors”), of whom four (4) Directors shall have been duly appointed by the Company, one (1) shall be the Chief Executive Officer of the Company, and two (2) Directors shall have been duly appointed by Behrman. Immediately prior to the Closing Date, any Directors of the Company not included among the four (4) Directors appointed by the Company shall resign and the Company and its Directors shall take all action prior to the Closing Date (including obtaining all necessary stockholder approvals) so that at the Closing Date the Board of Directors of the Company shall be as set forth on Schedule 8.1 hereto. At the annual meeting of Daleen’s stockholders to be held in 2003, Daleen shall, or shall cause its nominating committee to, (i) nominate the two Directors designated by Behrman to serve for an additional term of at least two years and (ii) nominate the Director designated by HarbourVest Partners V — Direct Fund L.P., HarbourVest Partner VI — Direct Fund L.P. Effective at the Closing Date, James Daleen shall serve as Chairman of the Board of the Company and Gordon D. Quick shall serve as Chief Executive Officer and President of the Company.

(b) Concurrently with the execution of this Agreement, the Company and each of Gordon D. Quick, William McCausland and Roland Espinosa have executed a legal, valid, binding and enforceable Employment Agreement substantially in the form attached hereto as Exhibits F, G and H, respectively, which shall become effective immediately after the Closing.

8.2. Construction. As used in this Agreement, unless the context otherwise requires: (a) references to “Section” are to a section of this Agreement; (b) all “Exhibits” referred to in this Agreement are to Exhibits attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (c) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; and (d) the headings of the various sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement.

8.3. Termination. This Agreement shall terminate only upon the termination of the Purchase Agreement pursuant to its terms. In the event of termination because of the termination of the Purchase Agreement pursuant to its terms, this Agreement shall become null and void and have no further force or effect, with no liability on the part of the Company or the Investors, or their respective directors, officers, agents or shareholders, with respect to this Agreement; provided, however, that, if such termination shall result from the willful failure of any Party to fulfill a condition to the performance of the obligations of another Party, or from a willful breach of any covenant or agreement contained in this Agreement, such Party shall be fully liable for damages incurred or sustained as a result thereof.

8.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the documents referred to herein and therein, together with any confidentiality agreement entered into by and between the Company and any Investor, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and no other agreements, warranties, representations or covenants regarding the subject matter hereof or thereof shall be of any force of effect unless in writing, executed by the Party to be bound thereby and dated on or after the date hereof. Except with respect to the Company’s obligation to nominate the Director designated by HarbourVest Partners V — Direct Fund L.P., HarbourVest Partner VI — Direct Fund L.P. pursuant to Section 8.1(a), this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

8.5. Notices. Any and all notices or other communications or deliveries provided for or permitted hereunder shall be made in writing and shall be deemed to have been duly given or made for all purposes if sent by hand-delivery, registered first-class mail, facsimile, or courier guaranteeing overnight delivery, as follows:

(a)	if to the Company, to:

Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33487
Attention: Chief Executive Officer
Facsimile No. (561) 999-8080

with a copy to:

Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun, Esq.
Facsimile No. (404) 365-9532

(b) if to any Investor, to the address as set forth opposite such Investor’s name on Exhibit D hereto;

or at such other address or facsimile number as any Party specifies by notice given to the other Parties in accordance with this Section 8.5.

      All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if faxed; and on the next business day, if timely delivered to a courier guaranteeing overnight delivery.

8.6. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and any terms hereof may be waived only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party waiving compliance with such terms.

8.7. Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

8.8. Governing Law; Severability. This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Delaware. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect.

8.9. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors. This Agreement and all rights and obligations hereunder shall not be assignable by any Party without the prior written consent of the other Parties.

8.10. Waiver of Jury Trial. THE PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING FROM OR RELATING TO THIS AGREEMENT AND THE SCHEDULES HERETO OR OTHERWISE ARISING FROM OR RELATING TO THE INVESTMENT. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

8.11. Expenses. Each Party will be responsible for its own costs and expenses, including legal fees, costs, and expenses; provided, however, that the Company shall reimburse Behrman Brothers, L.P. for $25,000, representing the costs and expenses of the Investors and of Behrman Brothers, L.P. in connection with the transactions contemplated by this Agreement and the Purchase Agreement.

8.12. Submission to Jurisdiction. Each Party to this Agreement (a) hereby irrevocably submits itself and consents to the jurisdiction of the United States District Court for the State of Delaware located in Wilmington or the state courts of the State of Delaware located in Wilmington, for the purpose of any suit, action, or other proceeding in connection with this Agreement or to enforce a resolution, settlement, order or award made regarding this Agreement, (b) hereby irrevocably waives the right to commence any suit, action or other proceeding in connection with this Agreement in any other jurisdiction (including any foreign jurisdiction) that might otherwise be available by reason of their presence or other circumstances in connection with this Agreement, and (c) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court or that the suit, action or proceeding is improper.

8.13. Certain Understandings. This Agreement does not constitute a partnership or joint venture among the Parties.

8.14. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such Party is entitled.

8.15. Specific Performance. The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court permissible in accordance with Section 8.12 hereof, such right being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on the date and year first above written.

BEHRMAN CAPITAL II, L.P.

By: Behrman Brothers, LLC
its General Partner

By:	/s/ WILLIAM M. MATTHES

William M. Matthes
Managing Member

Shares to be purchased:

10,845,090 shares of Common Stock

114,133 shares of Series F Preferred Stock
Warrants to purchase 5,590,272 shares of
Common Stock
Additional Warrants to purchase 493,311 shares of Common Stock

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ WILLIAM M. MATTHES

William M. Matthes,
General Partner

Shares to be purchased:

147,046 shares of Common Stock

1,548 shares of Series F Preferred Stock Warrants
to purchase 75,797 shares of Common Stock
Additional Warrants to purchase 6,689 shares of Common Stock

DALEEN TECHNOLOGIES, INC.

By:	/s/ JAMES DALEEN

Its: President and Chief Executive Officer

ANNEX C

REGISTRATION RIGHTS AGREEMENT

      THIS REGISTRATION RIGHTS AGREEMENT (this “AGREEMENT”), dated as of October 7, 2002, and shall be effective as of the Closing Date, is made by and among Daleen Technologies, Inc., a Delaware corporation (the “COMPANY”), Abiliti Solutions, Inc., a Missouri corporation (“ABILITI”), the investors in the Investment Agreement (as defined below) (each an “INVESTOR” and collectively, the “INVESTORS”), Kaufman Bros., L.P., a Delaware limited partnership, (“KBRO”), and the Permitted Transferees who become party to this Agreement from time to time pursuant to the terms hereof.

RECITALS

      A. In connection with the Asset Purchase Agreement dated October 7, 2002, by and among the Company, Daleen Solutions, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of the Company (“ACQUISITION SUB”) and Abiliti (the “PURCHASE AGREEMENT”), the Company has agreed, upon the terms and subject to the conditions of the Purchase Agreement, to issue to Abiliti (i) shares of the Company’s Series F convertible preferred stock, par value $.01 per share (the “SERIES F PREFERRED STOCK”), which are convertible into shares of the Company’s common stock, par value $.01 per share (the “COMMON STOCK”; and together with the shares of Common Stock issuable upon conversion of the Series F Preferred Stock, the “PURCHASE CONVERSION SHARES”), in accordance with the terms of the Company’s Certificate of Incorporation (the “CERTIFICATE OF INCORPORATION”), (ii) shares of Common Stock (the “PURCHASE COMMON SHARES”), and (iii) warrants in the form of Exhibit A to the Purchase Agreement to purchase additional shares of Common Stock (with the KBRO Warrants (as defined below), the “ORIGINAL WARRANTS”; and together with the shares of Common Stock issuable upon exercise of the Warrants, including the KBRO Warrant Shares (as defined below), the “ORIGINAL WARRANT SHARES”).

      B. In connection with the Investment Agreement dated October 7, 2002, by and among the Company and the Investors (the “INVESTMENT AGREEMENT”), the Investors have agreed to purchase from the Company, and the Company has agreed to issue and sell to the Investors (i) an aggregate of 115,681 shares of Series F Preferred Stock (the “INVESTMENT SERIES F SHARES”), which are convertible into shares of Common Stock (the “INVESTMENT CONVERSION SHARES”), (ii) an aggregate of 10,992,136 shares of Common Stock (the “INVESTMENT COMMON SHARES”), (iii) original warrants in the form attached as Exhibit B to the Investment Agreement to purchase an additional 5,666,069 shares of Common Stock (the “INVESTMENT ORIGINAL WARRANT EXERCISE SHARES”) and (iv) additional warrants in the form attached to the Investment Agreement as Exhibit C (the “ADDITIONAL WARRANTS”) to purchase an additional 500,000 shares of Common Stock (the “Additional Warrant Exercise Shares”).

      C. To induce Abiliti to execute and deliver the Purchase Agreement, and to induce the Investors to enter into the Investment Agreement, the Company has agreed to provide Abiliti, the Investors and the Permitted Transferees rights with respect to the registration of Registrable Securities (as defined below) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any similar successor statute (collectively, the “SECURITIES ACT”), and applicable state securities laws.

      D. In connection with the closing of the Contemplated Transactions, and as compensation to KBRO, the Company agreed to issue to KBRO a warrant to purchase an aggregate of 250,000 shares of Common Stock (the “KBRO WARRANTS” and the shares issuable upon exercise, the “KBRO WARRANT SHARES”).

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders hereby agree as follows:

      1.     Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “BEST EFFORTS” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible.

(b) “EFFECTIVENESS PERIOD” means the period beginning on the date on which a Registration Statement on Form S-3 (as described in Section 2(a)) is declared effective and ending on the earliest of (i) the date as of which each Demanding Holder (as defined in Section 2(a)) may sell all of its Registrable Securities during a single three (3) month period pursuant to Rule 144 (or successor thereto) promulgated under the Securities Act (“RULE 144”), (ii) the date as of which each Demanding Holder may sell all of its Registrable Securities pursuant to paragraph (k) of Rule 144, or any successor thereto, (iii) the date on which (A) the Demanding Holders shall have sold or otherwise disposed of all the Registrable Securities included in the Registration Statement and (B) none of the Registrable Securities (and related Series F Preferred Stock, Purchase Original Warrants, Investment Original Warrants, KBRO Warrants and Additional Warrants) included in the Registration Statement are held by Persons entitled to the registration rights granted by this Agreement, or (iv) such date on which the Company is no longer required to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) “HOLDER” means Abiliti, the Investors, KBRO and any other Person who becomes a transferee or assignee of the rights hereunder in accordance with Section 9 herein and who agrees in writing to become bound by the provisions of this Agreement in accordance with Section 9 herein. Any Person (as defined below) shall no longer be a Holder if such Person no longer holds Registrable Securities, or Purchase Series F Shares, Investment Series F Shares, Purchase Original Warrants, Investment Original Warrants, Additional Warrants, or KBRO Warrant Shares.

(d) “MAJORITY IN INTEREST OF THE REGISTRABLE SECURITIES” means the Holders of greater than 50% of all Registrable Securities (or, where reference is made to a Majority in Interest of Registrable Securities proposed to be included in a Registration Statement, the Holders of greater than 50% of the Registrable Securities so proposed to be included), deeming for such purposes (i) all shares of Series F Preferred Stock to have been converted into either Purchase Conversion Shares or Investment Conversion Shares, as applicable, at the applicable conversion ratio immediately prior to the applicable time of determination, (ii) all Purchase Original Warrants to have been exercised for Purchase Original Warrant Exercise Shares, (iii) all Investment Original Warrants to have been exercised for Investment Original Warrant Exercise Shares, (iv) all Additional Warrants to have been exercised for Additional Warrant Exercise Shares, and (v) all KBRO Warrants to have been exercised for KBRO Warrant Shares, each in accordance with the terms thereof immediately prior to the applicable time of determination.

(e) “PERSON” means a corporation, a limited liability company, an association, a partnership, an organization, a business, a trust, an individual, a governmental or political subdivision thereof or a governmental agency.

(f) “REGISTER,” “REGISTERED,” and “REGISTRATION” refer to a registration effected by preparing and filing one or more Registration Statements (as defined below) in compliance with the Securities Act and any applicable rules and regulations promulgated thereunder (including, in the case of a Registration Statement on Form S-3, Rule 415), and the declaration or ordering of effectiveness of such Registration Statement(s) by the United States Securities and Exchange Commission (the “SEC”).

(g) “REGISTRABLE SECURITIES” means (i) any and all Purchase Common Shares, Investment Common Shares, Purchase Original Warrant Exercise Shares, Investment Original

Warrant Exercise Shares, Additional Warrant Exercise Shares, Purchase Conversion Shares, Investment Conversion Shares and KBRO Warrant Shares issued to Abiliti pursuant to the Purchase Agreement, issued to an Investor pursuant to the Investment Agreement or issued to KBRO upon exercise of the KBRO Warrant, and (ii) any shares of Common Stock issued or issuable with respect to the Registrable Securities, as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise; provided, however, that any shares of Common Stock issued as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise with respect to any Registrable Securities shall not be considered Registrable Securities to the extent such shares of Common Stock are covered by another, current and effective registration statement permitting the resale without restriction of such shares. All of the Registrable Securities shall cease to be Registrable Securities upon termination or expiration of the Effectiveness Period. Additionally, Registrable Securities shall cease to be Registrable Securities if and when such securities (A) can be resold under Rule 144(k) under the Securities Act, (B) are sold in a registered public offering, (C) are sold in any transaction in which the recipient receives shares that are freely tradable under the Securities Act, (D) are transferred to, or are otherwise held by, any Person not entitled to the registration rights granted under this Agreement, or (E) are sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

(h) “REGISTRATION PERIOD” means the period beginning on the later of November 8, 2002 and the Closing Date, and ending on the earliest of (i) the date on which no Registrable Securities are outstanding or (ii) the end of the Effectiveness Period.

(i) “REGISTRATION STATEMENT” means a registration statement or registration statements of the Company filed under the Securities Act registering Registrable Securities, provided, however, that the term “Registration Statement” shall not include any registration statement on Form S-4 or Form S-8 filed or to be filed by the Company.

(j) “RULE 415” means Rule 415 promulgated under the Securities Act or any successor rule providing for offering securities on a continuous or delayed basis.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement and its exhibits, schedules and attachments.

      2.     Registration.

(a) Demand Registration.

(i) Timing of Demand Registrations. At any time during the Registration Period, the Holders of a Majority in Interest of the Registrable Securities (individually, a “DEMANDING HOLDER” and collectively, the “DEMANDING HOLDERS”), may request by notice to the Company (the “DEMAND NOTICE”) that the Company prepare, and, as soon as practicable, using its Best Efforts to file within 45 days after receipt of the Demand Notice but in no event later than 90 days after receipt of the Demand Notice (the “FILING DEADLINE”), file with the SEC a Registration Statement on Form S-3 (“FORM S-3” being deemed to include, for purposes of this Agreement, any comparable or successor form or forms) for an offering to be made on a continuous basis pursuant to Rule 415 covering the sale by the Demanding Holders of the Registrable Securities as provided for in this Section 2(a), provided, however, that in the event that the Company does not then qualify for registration on Form S-3, or that the SEC, pursuant to its rules, regulations or otherwise, prohibits the Company from filing a Registration Statement on Form S-3, then either (i) the Filing Deadline shall be the day that is 30 days following the Company’s eligibility to file a Registration Statement on Form S-3 or, if the SEC is not open for business on such day, the next day that the SEC is open for business, or (ii) if a Majority in Interest of the Registrable Securities proposed to be included in such registration statement elect to require that the Company effect such registration in respect of an underwritten offering on a form other than Form S-3, then the Filing Deadline by which the Company must file a registration statement on such form as is available for such a registration shall be the day that is 90 days after written notice of such election is given, subject to the provisions of Section 2(d) and to the restrictions set forth in Section 4(a) (including, without limitation, the absence of any requirement that the Company maintain the effectiveness on a Registration Statement for a continuous or delayed offering basis on any form other than Form S-3). The Company (a) shall use its Best Efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof and (b) shall use its Best Efforts to cause such Registration Statement to be declared effective by the SEC no later than the date which is 90 days after the filing of such Registration Statement, or such later date as the Company and the Holders of a Majority in Interest of the Registrable Securities shall agree in writing (as so extended, the “EFFECTIVENESS DEADLINE”). Notwithstanding any other provision herein, the Company shall have no liability hereunder for its failure to file with the SEC a Registration Statement by the Filing Deadline, or to cause such Registration Statement to be declared effective by the SEC by the Effectiveness Deadline, in the event the failure to file a Registration Statement or to cause the effectiveness of such Registration Statement, on or before such respective dates arises from the action or inaction of any Holder, including any Holder’s failure to comply with its obligations pursuant to Section 5 herein (a “HOLDER DELAY”). Notwithstanding any other provision herein, so long as the Company has used its Best Efforts to cause the Registration Statement to be declared effective by the SEC by the Effectiveness Deadline, the Company shall have no liability to any Holder as a result of the failure to cause such Registration Statement to be declared effective by such date. The right to require that the Company file a Registration Statement to register Registrable Securities under this Section 2(a)(i) is referred to as a “DEMAND REGISTRATION RIGHT.”

(ii) Number of Demand Registrations. The Company shall be obligated to prepare, file and cause to become effective pursuant to this Section 2(a) an aggregate of no more than three Registration Statements, which shall be on Form S-3 or, in the event Form S-3 is not available, such other form as is available for such registration, subject to the provisions of Sections 2(a)(i), 2(d) and 4(a); provided, however, that the Company shall not be obligated to file more than one Registration Statement pursuant to this Section 2(a) during any six month period. A Registration Statement will not count as a Registration Statement unless it is declared effective by the SEC; provided, however, that in the event a Registration Statement is withdrawn at the request of the Demanding Holders (other than pursuant to a Cutback Withdrawal Notice in accordance with the following paragraph (iii) and other than a withdrawal of a Form S-3 that is refiled as a different form of Registration Statement), the Demanding Holders will pay all Registration Expenses with respect to such registration unless they agree to forfeit the Demand Registration Right that they exercised in connection with such registration.

(iii) Underwriter’s Cutback. The Company and any other holders of the Company’s securities with “piggyback” rights shall have the right to include securities in a Registration Statement. If, in the good faith judgment of the managing underwriter, if any, marketing factors require a limitation of the number of Registrable Securities to be underwritten, the number of shares of Registrable Securities and other shares to be included in such Registration Statement shall be reduced in the following order until such inclusion, in the good faith judgment of the managing underwriter, will not interfere with the successful marketing of the remaining Registrable Securities (such reduced aggregate number as so determined by the managing underwriter, the “MAXIMUM NUMBER OF MARKETABLE SECURITIES”): first, all securities that are not contractually entitled to be included in such Registration Statement shall be excluded; second, all securities that are entitled to be included in such Registration Statement pursuant to contractual commitments made by the Company that by their terms are junior to the rights granted under this Agreement shall be excluded; and third, securities that are entitled to be included in such Registration Statement pursuant to this Agreement and any other shares (the “OTHER SHARES”) included pursuant to registration rights that rank equal to the rights granted under this Agreement, with such number of excluded securities to be allocated on a pro rata basis among the holders of such securities in accordance with the number of Registrable Securities then outstanding and held by each such Holder. Prompt written notice of such reduction (the “REDUCTION NOTICE”), specifying the number of Registrable Securities to be included in the Registration Statement as so reduced (the “REDUCED SHARES”), shall be delivered to each Demanding Holder. In the event (A) Other Shares are included in the Registration Statement, and (B) the Reduced Shares are less than 75% of the lesser of (i) the Maximum Number of Marketable Securities and (ii) the number of Registrable Securities originally requested to be included in the Registration Statement, then within ten days of receipt by the Demanding Holders of the Reduction Notice, the Holders of a Majority in Interest of the Registrable Securities proposed to be included in such Registration Statement may withdraw the Demand Notice by delivering written notice of such withdrawal to the Company (a “CUTBACK WITHDRAWAL NOTICE”). If a Demand Notice is withdrawn pursuant to a Cutback Withdrawal Notice, the Company shall not be obligated to effect the registration initiated pursuant to this Section 2(a), such Demand Registration Right shall again become available to be exercised.

(iv) Managing Underwriter. The managing underwriter or other underwriters of any underwritten public offering covered by a Registration Statement shall be selected by the mutual agreement of Demanding Holders holding a Majority in Interest of the Registrable Securities proposed to be included in such Registration Statement, which shall be reasonably acceptable to the Board of Directors of the Company.

(v) Underwriter’s Agreement. Upon receipt of a valid Demand Notice, the Company shall enter into and perform customary agreements (including an underwriting agreement in customary form with the managing underwriter) and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including, without limitation, causing its officers to be reasonably available for and to participate in “road shows,” due diligence inquiries and other information meetings as reasonably requested by the managing underwriter, if any.

(b) Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and each increase in the number of Registrable Securities included therein shall be allocated pro rata among the Holders based on the number of Registrable Securities held by each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the SEC. In the event that a Holder sells or otherwise transfers any of such Holder’s Registrable Securities to another party who becomes a Holder, each transferee Holder shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor Holder. Any shares of Common Stock included in a Registration Statement and that remain allocated to any Person that ceases to hold any Registrable Securities covered by such Registration Statement shall be allocated to the remaining Holders, pro rata based on the number of Registrable Securities then held by such Holders that are covered by such Registration Statement.

(c) Legal Counsel. Subject to Section 6 hereof, the holders of a Majority in Interest of the Registrable Securities shall have the right to select one legal counsel (“LEGAL COUNSEL”) to review and, if applicable, comment on, the Registration Statement and any amendments thereto pursuant to this Section 2, provided such Holders provide a written certificate to the Company of such selection. The Company shall reasonably cooperate with Legal Counsel in connection with its review of the Registration Statement.

(d) Ineligibility for Form S-3. Notwithstanding anything to the contrary herein, in the event that Form S-3 is not available to the Company for any registration of Registrable Securities hereunder, and if a Majority in Interest of the Registrable Securities so elect, pursuant to Section 2(a)(i), the Company shall file one or more Registration Statements to register the sale of the Registrable Securities on another appropriate form, including a Form S-1; provided, however, that the Company shall not be required to file such Registration Statement pursuant to Rule 415 or any successor rule providing for offering securities on a continuous or delayed basis.

(e) Incidental or “Piggyback” Registration. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock by the Company for its own account (other than a Registration Statement on Form S-4 or S-8 or any successor thereto) or for the account of any stockholder of the Company, then the Company shall give written notice of such proposed filing to each of the Holders of Investment Series F Shares, Investment Conversion Shares, Investment Common Shares, Investment Original Warrants, Investment Original Warrant Exercise Shares, Additional Warrants and Additional Warrant Exercise Shares (the “INVESTMENT HOLDERS”) at least twenty (20) days before the anticipated filing date, and such notice shall describe the proposed registration and distribution and offer such Investment Holders the opportunity to register the number of Investment Registrable Securities (as defined below) as each such Investment Holder may request, subject in each case to the terms of any existing registration rights agreement(s) (an “INCIDENTAL REGISTRATION”). The Company shall use its Best Efforts (as defined herein) (within twenty (20) days of the notice provided for in the preceding sentence) to cause the managing underwriter or underwriters in the case of a proposed firm commitment underwritten offering (the “Underwriter”) to permit each of the Investment Holders who have requested in writing to participate in the Incidental Registration to include its or his Investment Conversion Shares, Investment Common Shares, Investment Original Warrant Exercise Shares and Additional Warrant Exercise Shares that are Registrable Securities (the “INVESTMENT REGISTRABLE SECURITIES”) in such offering on the same terms and conditions as the securities of the Company or the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 2(e) involving an underwritten offering, the Company shall not be required to include any Registrable Securities in such underwritten offering unless the Investment Holders thereof accept the terms of the underwritten offering as agreed upon between the Company, such other stockholders, if any, and the Underwriter, and then only in such quantity as the Underwriter believes will not jeopardize the success of the offering by the Company. If the Underwriter determines that the registration of all or part of the Investment Registrable Securities that the Investment Holders have requested to be included would materially adversely affect the success of such offering, then the Company shall be required to include in such Incidental Registration, to the extent of the amount that the Underwriter believes may be sold without causing such adverse effect: first, all of the securities to be offered for the account of the Company; second, securities requested to be included in such offering pursuant to registration rights granted by the Company whose rights are, by their terms, superior to those granted to the Investment Holders hereunder; third, to the Registrable Securities to be offered for the account of the Investment Holders pursuant to this Section 2(e) and any securities requested to be included in such offering pursuant to registration rights granted by the Company whose rights are, by their terms, pari passu to those granted to Investment Holders hereunder, which includes, without limitation, the rights granted in the registration rights agreement dated March 30, 2001, between the Company and the investors therein, pro rata based on the number of Registrable Securities owned by each such Investment Holder and securities owned by each such other holder or registration rights; and fourth, any other securities requested to be included in such offering. Notwithstanding anything herein to the contrary, no holder of Investment Registrable Securities may participate in any underwritten registration hereunder unless such holder (i) agrees to enter into an underwriting agreement in customary form with the Underwriter or Underwriters and (ii) accurately completes and executes in a timely manner all questionnaires, powers of attorney, indemnities, custody agreements, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting agreements.

(f) Liquidated Damages. If, other than as a result of Holder Delay, the first Registration Statement required to be filed pursuant to Section 2(a) of this Agreement is not filed with the SEC on or prior to 90 days after the Company’s receipt of the Demand Notice (any such event, a

“REGISTRATION DEFAULT”), then the Company shall pay each Investor liquidated damages in an amount equal to one percent (1.0%) of the aggregate purchase price paid by such Investor for the Investment Common Shares, Investment Series F Shares, Investment Original Warrants and Additional Warrants that are convertible or exercisable for the Registrable Securities not included in the Registration Statement per calendar month, including a pro rata portion thereof for any partial calendar month, that such Registration Default continues (“LIQUIDATED DAMAGES”). Upon cure of a Registration Default (by the filing of the Registration Statement, as applicable) such Liquidated Damages shall cease to accrue. All accrued Liquidated Damages shall be paid in cash to the Investors entitled thereto, in proportion to the aggregate number of Registrable Securities beneficially owned by each such Investor, on the last business day of March, June, September or December, as applicable, following the Filing Deadline. The provisions of this Section 2(f) may be waived by the Investors representing a majority of the Investment Common Shares, Investment Conversion Shares (or Investment Series F Shares, voting on an as converted basis), Investment Original Warrant Exercise Shares and Additional Warrant Exercise Shares that are included in the Demand Notice.

      3.     Limitations on Registration Rights. Any other provision of this Agreement notwithstanding, if the Company furnishes to the Holders a certificate signed by a duly authorized officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company for such Registration Statement to be filed on or before the date filing would be required or to update or correct the Registration Statement or prospectus pursuant to Section 4 hereof prior to its effectiveness, then the Company shall be entitled to postpone filing the Registration Statement or updating or correcting the Registration Statement or prospectus, as applicable, or otherwise be obligated to effect any registration pursuant to this Agreement for up to 90 days; provided, however, that the Company shall only be allowed to postpone filing the Registration Statement or updating or correcting the Registration Statement or prospectus prior to its effectiveness, as applicable, pursuant to this Section 3, one time during any 12 month period unless such postponement is consented to by the Holders of a Majority in Interest of the Registrable Securities to be included in such Registration Statement.

      4.     Company Obligations. At such time as the Company is obligated to file a Registration Statement with the SEC pursuant to Section 2, the Company will use its Best Efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Company shall have the following obligations:

(a) When preparing and filing with the SEC a Registration Statement with respect to the Registrable Securities as described in Section 2 and until the effectiveness thereof, the Company shall use its Best Efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as possible after such filing and, provided the Registration Statement is filed on Form S-3, to keep such Registration Statement effective pursuant to Rule 415 at all times from and after the effective date of the Registration Statement until the expiration of the Effectiveness Period. In the event the Registration Statement is on a form other than Form S-3, the Company shall have no obligation to maintain the effectiveness of such Registration Statement under Rule 415 (or any successor thereto). The term “BEST EFFORTS” as used in the first sentence of this Section 4(a) shall mean, among other things, that the Company shall submit to the SEC, within three business days after the Company learns that no review of a particular Registration Statement will be made by the staff of the SEC or that the staff has no further comments on the Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than 48 hours or two business days (whichever is later) after the submission of such request.

(b) Subject to Section 4(l), the Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement on Form S-3 and the prospectus used in connection with such Registration Statement on Form S-3, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement on Form S-3 effective at all times during the Effectiveness Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by such Registration Statement on Form S-3 until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement on Form S-3.

(c) The Company shall (i) permit Legal Counsel, as selected and certified pursuant to Section 2(c), to review and comment upon a Registration Statement and all amendments and supplements thereto at least five days prior to their filing with the SEC and (ii) not file any document in a form to which Legal Counsel reasonably objects and has advised the Company in writing of its objection and the basis for such objection, provided that notwithstanding anything to the contrary in this Agreement, the Company shall suffer no adverse consequence from any delay in the filing of a Registration Statement if such delay is caused by any delay in review of or comment on such Registration Statement by Legal Counsel. The Company shall furnish to Legal Counsel, without charge, (A) copies of any correspondence with the SEC or the staff of the SEC to the Company or its representatives relating to the effectiveness of the Registration Statement, (B) promptly after the same is prepared and filed with the SEC, one copy of any Registration Statement and any amendment(s) thereto, including financial statements and schedules, and all exhibits, and (C) upon the effectiveness of any Registration Statement, one copy of the prospectus included in such Registration Statement and all amendments and supplements thereto.

(d) The Company shall furnish to each Holder whose Registrable Securities are included in any Registration Statement, without charge, (i) promptly after the same is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules, and all exhibits, (ii) upon the effectiveness of any Registration Statement, five copies of the prospectus included in such Registration Statement and all amendments and supplements thereto (or such other number of copies as such Holder may reasonably request), and (iii) such other documents, including copies of any preliminary or final prospectus, as such Holder may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities owned by such Holder.

(e) Subject to Section 4(l), the Company shall use its Best Efforts to (i) register and qualify the Registrable Securities covered by a Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Legal Counsel or any Demanding Holder reasonably requests, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Effectiveness Period (in the case of a Registration Statement on Form S-3), (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Effectiveness Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e), (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify each Holder who holds Registrable Securities included in the Registration Statement of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(f) As promptly as practicable after becoming aware of such event or development, the Company shall notify each Holder whose Registrable Securities are included in the Registration Statement in writing of the happening of any event as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that such notice shall not contain any material, non-public information), and, in the case of a Registration Statement on Form S-3, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver five copies of such supplement or amendment to each Holder whose Registrable Securities are included in the Registration Statement (or such other number of copies as such Holder may reasonably request). The Company shall also promptly notify each Holder whose Registrable Securities are included in the Registration Statement in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective (notification of such effectiveness shall be delivered to Legal Counsel by overnight mail as promptly as possible), (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information, and (iii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(g) The Company shall use its Best Efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify Legal Counsel and each Holder who holds Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

(h) At the reasonable request of any Holder whose Registrable Securities are included in the Registration Statement and at the Company’s expense, the Company shall use its Best Efforts to furnish to such Holder, on the date of the effectiveness of the Registration Statement and thereafter from time to time upon any change or addition (including by way of incorporation by reference) to the financial statements or financial information included in the Registration Statement (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to such Holder and the Company and any underwriter and (ii) an opinion, dated as of such date, of counsel representing the Company for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering, addressed to such Holder and any underwriter.

(i) During the Effectiveness Period, the Company shall use its Best Efforts to cause all the Registrable Securities covered by a Registration Statement to be listed on the securities exchange, The Nasdaq Stock Market, the OTC Bulletin Board, or other inter-dealer quotation system, if any, on which the Common Stock is then listed or quoted for trading. The Company shall pay all fees and expenses in connection with satisfying its obligation under this Section 4(i).

(j) The Company shall reasonably cooperate with the Holders who hold Registrable Securities being offered and, to the extent applicable, facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be offered pursuant to a Registration Statement and enable such certificates to be in such denominations or amounts, as the case may be, as the Holders may reasonably request and registered in such names as the Holders may request.

(k) Within two business days after a Registration Statement that includes the Registrable Securities is declared effective by the SEC, the Company shall deliver, and shall cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Holders whose Registrable Securities are included in such Registration Statement) written confirmation that such Registration Statement has been declared effective by the SEC.

(l) Notwithstanding anything to the contrary herein, at any time after the applicable Registration Statement has been declared effective by the SEC, the Company may delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Board of Directors of the Company, in the best interest of the Company (a

“GRACE PERIOD”); provided, that the Company shall promptly (i) notify the Holders whose Registrable Securities are included in the Registration Statement in writing of the existence of material non-public information giving rise to a Grace Period (provided that in each notice the Company will not disclose the content of such material non-public information to the Holders) and the date on which the Grace Period will begin, and (ii) notify the Holders in writing of the date on which the Grace Period ends; and, provided further, that no Grace Period shall exceed 45 consecutive days and during any consecutive 365 day period, such Grace Periods shall not exceed an aggregate of 120 days (an “ALLOWABLE GRACE PERIOD”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Holders receive the notice referred to in clause (i) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) and the date referred to in such notice. The provisions of Section 4(f) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Company shall again be bound by the first sentence of Section 4(f) with respect to the information giving rise thereto. The Holders agree to hold confidential the existence of the Company’s request for a Grace Period and to execute such agreements as reasonably requested by the Company to keep such information confidential.

(m) If requested by a Holder whose Registrable Securities are included in the Registration Statement, the Company shall (i) as soon as practicable incorporate in a prospectus supplement or post-effective amendment such information as a Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such other offering provided that such information is required to be included in the Registration Statement by the Securities Act; (ii) as soon as practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) as soon as practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Holder of such Registrable Securities.

(n) The Company shall use its Best Efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities.

(o) The Company shall make generally available to its security holders as soon as practical, but not later than 90 days after the close of the period covered thereby, an earnings statement as contemplated by Section 11(a) of the Securities Act (in form and in a manner complying with the provisions of Rule 158 promulgated under the Securities Act). The Company shall otherwise use its Best Efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(p) The Company shall make available for inspection by (i) any Holder, (ii) Legal Counsel, (iii) one firm of accountants or other agents retained by consent of the Holders of a Majority in Interest of the Registrable Securities and upon delivery to the Company of a certificate executed by such Holders giving notice of such selection and (iv) any underwriter (collectively, the “INSPECTORS”), all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the “RECORDS”), as shall be reasonably requested by each Inspector, and cause the Company’s officers, directors and employees to supply all information which any Inspector may reasonably request; provided, however, that each Inspector shall agree to hold in strict confidence and shall not make any disclosure (except to a Holder) or use any Record or other information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (A) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement or is otherwise required under the Securities Act at a time when there is no Grace Period, (B) the release of such Records is ordered pursuant to a final, non-appealable subpoena or order from a court or government body of competent jurisdiction, or (C) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement of which the Inspector has knowledge. Each Holder agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential.

      5.     Obligations of the Holders.

(a) At least seven days prior to the first anticipated filing date of a Registration Statement, the Company shall notify each Holder in writing of the information the Company requires from each such Holder if such Holder elects to have any of such Holder’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request.

(b) Each Holder by such Holder’s acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of any Registration Statement hereunder, unless such Holder has notified the Company in writing of such Holder’s election to exclude all of such Holder’s Registrable Securities from such Registration Statement.

(c) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(g), the first sentence of Section 4(f), or Section 4(l), such Holder will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(d) or the first sentence of Section 4(f) or receipt of notice that no supplement or amendment is required, or in the case of Section 4(l) that the Grace Period has expired and if so directed by the Company, such Holder shall deliver to the Company or destroy (and deliver to the Company a written certificate of destruction) all copies in such Holder’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(d) To the extent requested by the managing underwriter in the case of an underwritten public offering, and if all of the Company’s executive officers, directors and holders in excess of five percent (5%) of its outstanding capital stock execute agreements identical to those referred to in this Section 5(d), each Holder agrees not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exchangeable or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 promulgated under the Securities Act, during the 90 day period or such shorter period, if any, mutually agreed upon by such Holder and the managing underwriter beginning on the effective date of such Registration Statement (except as part of such registration).

(e) If a Holder has entered into a contract for sale of its Registrable Securities prior to the Holder’s receipt of a notice from the Company of the happening of any event of the kind described in Section 4(g), the first sentence of Section 4(f), or Section 4(l) and for which the Holder has not yet settled, the Company agrees to (i) cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of the Holder in accordance with the terms of the purchase agreement in connection with any sale, or (ii) be fully liable for any damages resulting from any breach of such contract for sale by the Holder resulting from such Holder’s compliance with this Section 5(e).

      6.     Expenses of Registration. Except as otherwise set forth herein, all reasonable expenses (including up to $25,000 of Legal Counsel fees and expenses), other than underwriting discounts, Legal

Counsel fees and expenses in excess of $25,000, and brokerage commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 4, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees shall be paid by the Company.

      7.     Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement and without limitation as to time, indemnify and hold harmless each Holder, such Holder’s officers, directors, agents (including any underwriters retained by such Holder in connection with the offer and sale of Registrable Securities), each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and attorneys’ fees) and expenses (collectively, “LOSSES”), that arise out of or are based upon (x) any untrue statement of a material fact or alleged untrue statement of material fact contained in the Registration Statement, any prospectus, or any form of prospectus or amendment or supplement thereto, (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by the Holder (or its underwriter) of the prospectus delivery requirements of the Securities Act. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(a): (w) shall not apply to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by or on behalf of such Holder expressly for use in any Registration Statement, prospectus or any amendment or supplement thereto, which information was reasonably relied on by the Company for use therein or to the extent that such information relates to such Holder or such Holder’s or managing underwriter’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder or underwriter for use in the Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto; (x) with respect to any preliminary prospectus, shall not inure to the benefit of any such Holder, managing underwriter or any related Indemnified Party (as defined in subsection (c) below) from whom the Person asserting any such Losses purchased the Registrable Securities that are the subject thereof (or to the benefit of any Person controlling such Person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such prospectus was timely made available by the Company pursuant to Section 4(d) hereof; (y) shall not be available to the extent such Losses are based on a failure of a Holder to deliver or to cause to be delivered the prospectus made available by the Company; and (z) shall not apply to amounts paid in settlement of any losses, claims, damages, liabilities, costs if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld.

(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, the directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses to the extent they arise out of or are based upon (x) any untrue statement of a material fact or alleged untrue statement of material fact contained in the Registration Statement, any prospectus, or any form of prospectus or amendment or supplement thereto, or (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation or alleged violation by the Holder (or its underwriter) of the prospectus delivery requirements of the Securities Act, including, without limitation, Losses arising out of the failure to deliver, or to cause to be delivered, or alleged failure to deliver or cause to be delivered any amendments or supplements to the prospectus or supplement, if such amendment or supplement was timely made available to such

Holder; provided, however, that the Holder shall be liable under this Section 7(b) to the extent, but only to the extent, that such untrue statement is contained in, or such omitted information is required to be contained in, any information furnished in writing by such Holder to the Company specifically for use in connection with the Registration Statement or such prospectus or any amendment or supplement thereto, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement, such prospectus or such form of prospectus or any amendment or supplement thereto; provided, further that the Holder shall be liable under this Section 7(b) for only that amount of a claim or Losses as does not exceed the net proceeds to such Holder as a result of the sale of Registrable Securities pursuant to such Registration Statement.

(c) Conduct of Indemnification Proceedings.

(i) If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (each an “INDEMNIFIED PARTY” and collectively, the “INDEMNIFIED PARTIES”), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (each the “INDEMNIFYING PARTY” and collectively, the “INDEMNIFYING PARTIES”) in writing promptly after receipt by the Indemnified Party of notice of such proceeding, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and adversely prejudiced the Indemnifying Party or the defense of such proceeding or is shown to be the proximate cause of additional Losses.

(ii) An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable expenses of such counsel shall be at the expense of the Indemnifying Party). Notwithstanding the foregoing, in no event shall an Indemnifying Party be required to pay the expenses of more than one separate counsel. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(d) Contribution. If a claim for indemnification under Section 7(a) or Section 7(b) is unavailable to an Indemnified Party because of a failure or refusal of a governmental authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7(c), any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 7 was available to such party in accordance with its terms. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by the Holder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that the Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e) Fees and Expenses — Indemnification. All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section 7) shall be paid to the Indemnified Party, as incurred, within ten (10) business days after written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder); provided, however, this Section 7(e) shall not apply if there is a bona fide dispute between the Indemnifying Party and the Indemnified Party as to the Indemnified Party’s right to indemnification in the instance in question.

(f) Cumulative. The indemnity and contribution agreements contained in this Section 7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

      8. Reports Under the Securities Act and the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 or any other similar rule or regulation of the SEC that may at any time permit the Holders to sell securities of the Company to the public without registration, the Company agrees to:

(a) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

(b) furnish to each Holder so long as such Holder owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act or, if applicable, that there is publicly available the information concerning the Company described in Rule 144(C)(2), (ii) unless available on the EDGAR system, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Holders to sell such securities pursuant to Rule 144 without registration.

      9. Assignment of Registration Rights. The rights of the Holders hereunder, including the right to have the Company register Registrable Securities pursuant to this Agreement, shall be assignable by each Holder to any Permitted Transferee (as defined below) of such Holder with respect to all or any portion of the Registrable Securities if: (i) the Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) the Company is furnished with written notice of (a) the name and address of such transferee or assignee and (b) the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (iv) the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, and (v) such transfer shall have been made in accordance with the applicable requirements of the Purchase Agreement and the other agreements contemplated thereby. Further, the Holder shall execute and deliver to the Company a certificate representing to the Company that such transferee or assignee is a Permitted Transferee of the Holder and stating the number of Registrable Securities affected by such transfer or assignment. A “PERMITTED TRANSFEREE” of a Holder shall mean (a) any successor by merger to Abiliti (so long as such merger is with and into a newly formed entity, the membership interests of which after giving effect to such merger are held solely by creditors of Abiliti), (b) each creditor of Abiliti (or stakeholder of such successor) to whom shares of Common Stock and Series F Preferred Stock or Original Warrants are distributed in respect of amounts owed to such creditor by Abiliti (or, as the case may be, in respect of their interests in the successor referred to in the preceding clause (a)) (the “ABILITI DISTRIBUTEES”) and (c) any transferee or assignee who, after giving effect to such transfer or assignment by an Abiliti Distributee, holds at least 40% of the Registrable Securities held by such Abiliti Distributee (i) after giving effect to all distribution(s) by Abiliti (or such successor) to such Abiliti Distributee, plus (ii) pursuant to the Investment Agreement.

      10.     Amendment of Registration Rights. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holders who then hold a Majority in Interest of the Registrable Securities. Any amendment or waiver affected in accordance with this Section 10 shall be binding upon each Holder and the Company.

      11.     Miscellaneous.

(a) A Person is deemed to be a holder of Registrable Securities whenever such Person owns or is deemed to own of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

(b) All notices, consents, waivers or other communications under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (with written confirmation of receipt); (ii) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested or nationally recognized overnight delivery service; or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

(A)	if to the Company: Daleen Technologies, Inc. 902 Clint Moore Road Boca Raton, Florida 33487 Attention: James Daleen, President and CEO Telephone No.: (561) 981-2202 Facsimile No.: (561) 999-8080

                       With a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun
Telephone No.: (404) 233-7000
Facsimile No.: (404) 365-9532; and

(B) if to a Holder, to it at the address and facsimile number set forth below adjacent to such Holder’s name on EXHIBIT A hereto, with copies to such Holder’s representatives as set forth on EXHIBIT A.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be reputable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(c) Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(d) The corporate laws of the State of Delaware shall govern all issues concerning the relative rights of the Company and the Holders. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction. Each party hereby irrevocably waives any right it might have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder of in connection herewith or arising out of this Agreement or any transaction contemplated hereby.

(e) This Agreement, the Purchase Agreement, the Investment Agreement, the Escrow Agreement, the Abiliti Voting Agreements and the Warrants are the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

(f) Subject to the requirements of Section 9, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(g) The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h) This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

(i) Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j) All consents and other determinations to be made by the Holders pursuant to this Agreement shall be made, unless otherwise specified in this Agreement, by Holders holding a Majority in Interest of the Registrable Securities.

(k) The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(l) If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, it being intended that all of the rights and privileges of the Holders shall be enforceable to the fullest extent permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of day and year first above written.

DALEEN TECHNOLOGIES, INC.

By:	/s/ JAMES DALEEN

Name: James Daleen
Title: Chairman, President and Chief
Executive Officer

ABILITI SOLUTIONS, INC.

By:	/s/ GORDON D. QUICK

Name: Gordon D. Quick
Title: President and Chief Executive
Officer

BEHRMAN CAPITAL II, L.P.

By Behrman Brothers, LLC,
its General Partner

By:	/s/ WILLIAM M. MATTHES

William M. Matthes
Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:	/s/ WILLIAM M. MATTHES

William M. Matthes
General Partner

KAUFMAN BROTHERS, L.P.

By:	/s/ KAUFMAN BROS., L.P.

Name: Craig Kaufman
Title: Chief Executive Officer

ANNEX D

INDEMNITY ESCROW AGREEMENT

      This Indemnity Escrow Agreement (the “Agreement”) is entered into as of                     , 2002 by and among Daleen Technologies, Inc., a Delaware corporation (“Daleen”), Abiliti Solutions, Inc., a Missouri corporation (“Abiliti”), and SunTrust Bank, as escrow agent (the “Escrow Agent”).

RECITALS

      WHEREAS, pursuant to an Asset Purchase Agreement dated October 7, 2002 (the “Asset Purchase Agreement”), by and among Daleen, Daleen Solutions, Inc., a Delaware corporation (“Acquisition Sub”), and Abiliti, Acquisition Sub is purchasing substantially all of the assets of Abiliti and assuming certain liabilities of Abiliti, and in consideration therefor Abiliti is receiving shares of Daleen Series F convertible preferred stock, $0.01 par value per share (the “Series F Preferred Stock”), Daleen common stock, $0.01 par value per share (the “Common Stock”) and warrants to purchase additional shares of Common Stock (the “Warrants”); and

      WHEREAS, upon the closing of the transactions contemplated by the Asset Purchase Agreement, Abiliti has agreed to indemnify Daleen against breaches of the representations, warranties, covenants and obligations made by Abiliti in the Asset Purchase Agreement, subject to the terms and conditions thereof; and

      WHEREAS, to secure Abiliti’s indemnification obligations, pursuant to Section 12.3 of the Asset Purchase Agreement, Abiliti is depositing into escrow the Escrow Shares, as set forth on Schedule A, to be held as hereinafter provided; and

      WHEREAS the foregoing recitals are made as representations and statements of fact by the parties hereto other than the Escrow Agent;

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties herein contained, and other good and valuable consideration, receipt and sufficiency of which hereby are acknowledged conclusively, the parties, intending to be legally bound, agree as follows:

1. Escrow and Escrow Shares. Pursuant to the Asset Purchase Agreement, Abiliti shall deposit in escrow with the Escrow Agent, as escrow agent, such amount in Series F Preferred Stock, Common Stock and Warrants (collectively, the “Escrow Shares” and together with additions to or earnings or distributions on the same, the “Escrow Deposit”), as set forth on Schedule A, which Escrow Shares shall be registered in the name of Abiliti (or the permitted assignees of Abiliti’s rights in such shares, as described in Section 5 below) as the beneficial owner of such shares. The Escrow Shares shall be held and distributed by the Escrow Agent in accordance with the terms and conditions hereof.

2. Investment of Escrow. Any cash that may from time to time be part of the Escrow Deposit, and all interest earned thereon shall be invested by the Escrow Agent at the written direction of an executive officer of Abiliti; provided, however, that no investment or reinvestment may be made except in the following:

(a) direct general obligations of, or obligations, the payment of principal of and interest on which are unconditionally guaranteed by, the United States of America or any agency thereof, maturing within the earlier of six months from the date of purchase or 2003;

(b) certificates of deposit or other evidences of indebtedness issued by any bank or savings institution which is insured by the Federal Deposit Insurance Corporation, maturing within the earlier of six months from the date of purchase or 2003, provided that such certificates of deposit or evidences of indebtedness, to the extent they exceed the amounts covered by such insurance, are fully secured by obligations described in clause (a) above;

(c) prime commercial paper of companies whose commercial paper is rated A-1 or P-1 by Moody’s or Standard & Poor’s;

(d) any money market fund substantially all of which is invested in the foregoing investment categories, such as the STI Classic U.S. Treasury Securities Money Market Fund; or

(e) an interest bearing trust account of the Escrow Agent insured by the Federal Deposit Insurance Corporation.

If the Escrow Agent has not received written direction at any time with respect to the investment of cash, the cash or such portion thereof as to which no written direction has been received, shall be invested in investments described in (e) above. If the amount of cash is insufficient to invest, the cash will be deposited into an interest bearing trust account of the Escrow Agent.

3. Rights and Obligations of the Parties. The Escrow Agent shall be entitled to such rights and shall perform such duties of the escrow agent as set forth herein (collectively, the “Duties”), in accordance with the terms and conditions of this Agreement. Daleen and Abiliti shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein, in accordance with the terms hereof.

4. [Intentionally Omitted].

5. Delivery of Escrow Shares to Abiliti. Promptly following the termination of the Escrow Period as set forth in Section 9 below, the Escrow Agent shall deliver to Abiliti the number of Escrow Shares and the amount of other property in the Escrow Deposit which exceed the number of Escrow Shares and the amount of any other property, including any Set Aside Amount (as defined below), sufficient to satisfy any unsatisfied claims specified in any notice of claim delivered to the Escrow Agent and Abiliti prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period. As soon as all such claims have been resolved and the Escrow Agent has received a written notice executed by Daleen and Abiliti pursuant to Section 8(f), or notification of a determination of the arbitrators pursuant to Section 8(b) to such effect, the Escrow Agent shall deliver to Abiliti all of the Escrow Shares and other property remaining in the Escrow Deposit and not required to satisfy such claims. Abiliti may assign and transfer, prior to the distribution described in the immediately preceding sentence and solely in compliance with Section 2.1 of the Asset Purchase Agreement, its rights in respect of the distribution of such Escrow Shares and other property to one or more of its creditors, in which event (a) Abiliti shall provide written instruction to the Escrow Agent (in accordance with Section 14 hereof, and with a copy to Daleen) instructing the Escrow Agent to distribute such Escrow Shares and other property described in the preceding sentence to such creditors in such proportions as are set forth in such written instruction, when and to the extent such Escrow Shares and other property in the aggregate would have been released to Abiliti pursuant to the preceding sentence and (b) the Escrow Agent shall be entitled to rely without further investigation or inquiry on the written instructions so provided in making such distribution; provided, however, that any such assignee shall, in connection with and as a condition precedent to such assignment, execute any documents reasonably requested by either the Escrow Agent or Daleen.

6. Amounts Earned on Escrow Deposit: Tax Matters. All amounts earned, paid or distributed with respect to the Escrow Deposit, if any (whether interest, dividends, distributions from Daleen with respect to the Escrow Shares or otherwise), shall become a part of the Escrow Deposit, shall be held hereunder upon the same terms as the original Escrow Deposit and shall be distributed pursuant to the terms of this Agreement. The parties agree that the Abiliti will include all amounts earned on the Escrow Deposit (or allocated or distributed with respect thereto) in its gross income for federal, state and local income tax purposes and pay any such income tax resulting therefrom.

7. Claims Against Escrow Deposit.

(a) At any time or from time to time prior to the termination of the Escrow Period, Daleen or any successor of Daleen may make claims against the Escrow Deposit for indemnification pursuant to and in accordance with Article XII of the Asset Purchase Agreement. Daleen shall notify Abiliti and the Escrow Agent in writing (in accordance with Section 14 hereof) promptly upon its determination to make a claim, including a summary of the amount (on a good faith estimated basis, if practicable) of, and bases for, such claim. The Escrow Agent shall have no duty to ensure the sufficiency of any claim. If Abiliti disputes such claim, Abiliti shall give written notice thereof to Daleen and to the Escrow Agent within thirty (30) days after receipt by Escrow Agent of written notice of Daleen’s claim, in which case the Escrow Agent shall continue to hold the Escrow Deposit in accordance with the terms of this Agreement; should Abiliti fail to provide such written notice within the foregoing time period, such claim shall be deemed to have been acknowledged to be payable out of the Escrow Deposit in the full amount thereof and the Escrow Agent shall use its best efforts to pay such claim to Daleen within three (3) business days after expiration of said thirty (30) day period or as soon thereafter as possible following the determination of the value of the Escrow Shares, as set forth in Section 7(b)(iii). If the amount of the claim exceeds the value of the Escrow Deposit, the Escrow Agent shall have no liability or responsibility for any deficiency.

(b) The Escrow Agent shall follow the procedure below in making any payment in satisfaction of a claim against the Escrow Deposit:

(i) The Escrow Agent shall make such payment to Daleen first from cash additions to or earnings on the Escrow Shares or from the cash initially deposited, if any, until all cash in the Escrow Deposit has been exhausted.

(ii) To the extent that any claim exceeds the amount of cash in the Escrow Deposit, the Escrow Agent shall make payment to Daleen from the Escrow Shares in such number of Escrow Shares (computed to the nearest whole unit) having a value equal to the value of the claim not satisfied by cash payment. The number of shares of Common Stock and Series F Preferred Stock and the number of Warrants to be distributed in payment of a claim hereunder shall be as follows: (A) payment shall first be made from the Series F Preferred Stock (calculated on an as-if-converted to Common Stock basis) then held in the Escrow Deposit; (B) to the extent any claim exceeds the amount of Series F Preferred Stock in the Escrow Deposit, payment shall then be made from the Common Stock then held in the Escrow Deposit; and (C) to the extent any claim exceeds the amount of Common Stock and Series F Preferred Stock in the Escrow Deposit, payment shall be made from the Warrants then held in the Escrow Deposit.

(iii) The value of an Escrow Share for purposes of this Section shall be determined as follows:

(A) With respect to a share of Series F Preferred Stock, the value shall be equal to (I) the Current Market Price Per Share of Common Stock (as defined in (B) below) as of the date of distribution from the Escrow Deposit multiplied by (II) the number of shares of Common Stock then issuable upon conversion of a single share of Series F Preferred Stock.

(B) With respect to a share of Common Stock, the value shall be equal to the Current Market Price Per Share of Common Stock (as hereinafter defined) as of the date of distribution of such share from the Escrow Deposit. For purposes of this Agreement, “Current Market Price Per Share of Common Stock” for any date means the average of the closing prices of a share of Common Stock during a period of 20 consecutive Trading Days (as defined below) ending five trading days before such date on the principal national securities exchange or The Nasdaq Stock Market (including The Nasdaq National Market and The Nasdaq SmallCap Market, as the case may be) on which the Common Stock is then listed or admitted to trading. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked price, as reported by said exchange or market or quotation system. If the Common Stock is not then so listed on a national securities exchange or in such market system, the Current Market Price Per Share of Common Stock shall be deemed to be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by The Nasdaq Stock Market, Inc. or other operator of the applicable over-the-counter market. If the Common Stock is not then listed on a national securities exchange, market system or quoted on an over-the-counter market, the Current Market Price Per Share of Common Stock shall be determined in good faith by the Board of Directors of Daleen. For purposes of this Agreement, “Trading Day” shall mean any day on which The Nasdaq Stock Market is open for trading.

(C) With respect to a Common Stock Warrant, the value shall be equal to the result obtained by dividing (I) the aggregate Black-Scholes value of all of the Warrants then held in the Escrow Deposit as of the date of distribution of such warrant from the Escrow Deposit by (II) the Current Market Price Per Share of Common Stock as of the date of distribution.

      Daleen shall, in accordance with Section 14, notify Abiliti and the Escrow Agent in writing of the Current Market Price Per Share of Common Stock. Additionally, Daleen will deliver to the Escrow Agent and Abiliti written notice of the number of Escrow Shares that are to be set aside or paid out with respect to any claim under this Agreement, based on its determination of the Current Market Price Per Share of Common Stock, and the Escrow Agent is entitled to rely conclusively and without inquiry on such written notice.

      In the event that the Escrow Agent must make payment with a number of Escrow Shares less than or different from the number of Escrow Shares represented by a certificate or Warrant agreement in the Escrow Deposit, the Escrow Agent shall surrender such certificate or Warrant agreement to Daleen and Daleen shall issue to the Escrow Agent certificates or Warrant agreements of Daleen identical in form but for the number of Escrow Shares as necessary to allow for proper payment of the claim, so long as the number of Escrow Shares represented by the new certificates or Warrant agreements plus the amount of Escrow Shares used to satisfy such claim shall be equivalent to the total number of Escrow Shares covered by the surrendered certificate or Warrant agreement.

8. Disputed Claims.

(a) If Abiliti shall dispute an indemnification claim by Daleen as above provided, the Escrow Agent shall set aside a portion of the Escrow Deposit sufficient to pay such claim in full as reasonably determined by Daleen in good faith (the “Set Aside Amount”). Daleen shall notify the Escrow Agent in writing of the Set Aside Amount. If Daleen notifies the Escrow Agent in writing that it has made out-of-pocket expenditures in connection with any such disputed claim for which it is entitled to be indemnified under the Asset Purchase Agreement and provides paid receipts for such expenditures, in addition to expenditures included in the Set Aside Amount, an amount equal to such additional expenditures shall be added to the Set Aside Amount. The appropriate number of Escrow Shares in the Set Aside Amount shall be determined by the procedure described in Section 7(b) above.

(b) If the disputed indemnification claim has not been resolved or compromised within forty-five (45) days after the Escrow Agent’s receipt of Abiliti’s notice of dispute of the same, or in the event of a third-party claim or suit, within fifteen (15) days after its resolution or compromise, such indemnification claim shall be referred by Daleen or Abiliti to the American Arbitration Association (the “Association”), to be settled by binding arbitration before a panel of three arbitrators in Miami, Florida, in accordance with the Commercial Dispute Resolution Procedures, as amended and effective July 1, 2002 (or the successor rules thereto) of the Association, with the Association to provide for purposes of Rule R-13 a list of at least 6 and not more than 10 proposed names. The fees and expenses of the arbitrators shall be borne by Daleen. In no event shall the Escrow Agent be responsible for any fee or expense of any party to any arbitration proceeding or be a participant in any such arbitration proceeding. The written determination of the arbitrators as to the amount, if any, of the indemnification claim which is properly allowable shall be conclusive and binding upon the parties hereto and judgment may be entered thereon in any court having jurisdiction thereof. The arbitrators shall have the authority in their discretion to award to the prevailing party reasonable costs and expenses including attorneys’ fees and the cost of arbitration. The Escrow Agent shall use its best efforts to make payment of such claim, as and to the extent allowed, to Daleen, of or out of the Set Aside Amount (or if insufficient, out of the Escrow Deposit) within three (3) business days following the Escrow Agent’s receipt of said written determination or as soon thereafter as possible.

(c) Notwithstanding Section 8(b), if a disputed indemnification claim has not been resolved or compromised as of the date of termination of the Escrow Period, and such claim does not involve a third-party claim or suit, Daleen and Abiliti shall continue to negotiate in good faith a settlement of such claims for a period of ten (10) days after the date of termination of the Escrow Period. If, after the expiration of such ten-day period, such indemnification claim still has not been resolved or compromised, such claim shall be settled in accordance with the arbitration provisions set forth in Section 8(b).

(d) It is understood and agreed that should any dispute arise under this Section 8, the Escrow Agent, upon receipt of written notice of such dispute or claim by Abiliti, is authorized and directed to retain in its possession, without liability to any party, the Set Aside Amount relating to such dispute plus any expenditures of Daleen made pursuant to Section 8(a) until such dispute shall have been settled pursuant to this Section 8. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Deposit. In case of any dispute or disagreement with respect to the Escrow Deposit, the Escrow Agent may elect to deposit the Escrow Deposit into the registry of a court of appropriate jurisdiction and shall thereupon be relieved of further obligations as Escrow Agent under this Agreement.

(e) Other than as otherwise provided for in Article XII of the Asset Purchase Agreement, the Escrow Deposit shall constitute the sole recourse of Daleen to satisfy its claims pursuant to such Article XII of the Asset Purchase Agreement.

(f) Upon resolution of all outstanding claims, Daleen and Abiliti jointly shall execute a written notice to such effect and deliver such notice to the Escrow Agent.

      9.     Termination; Escrow Period. This Agreement shall terminate with respect to the Escrow Deposit on the earlier of (a) the expiration of 12 months after the date of this Agreement, or (b) the date on which the Escrow Deposit is reduced to zero as the result of payments by the Escrow Agent to Daleen in accordance with the provisions of Section 7 or Section 8 (the “Escrow Period”); if, however, the Escrow Deposit has not been reduced to zero as of the last day of the Escrow Period, the Escrow Agent shall distribute the amount remaining in the Escrow Deposit to Abiliti in accordance with Section 5 hereof. After such payment, this Agreement shall terminate, provided that (a) the provisions of Sections 10(b) and 10(c) shall survive the termination of this Agreement, and (b) this Agreement shall continue in effect until all indemnification claims Daleen has made pursuant to Section 8 hereof on or prior to the date of termination of the Escrow Period shall have been disposed of.

      10.     The Escrow Agent.

(a) Direction from Daleen and Abiliti. Notwithstanding anything herein to the contrary, the Escrow Agent shall promptly dispose of all or any part of the Escrow Deposit as directed by a writing signed jointly by Daleen and Abiliti.

(b) Reliance by Escrow Agent; Liability of Escrow Agent. The Escrow Agent will not be subject to, or be obliged to recognize, any other agreement between the parties hereto, including but not limited to the Asset Purchase Agreement, or directions or instructions not specifically set forth herein. The Escrow Agent will not make any payment or disbursement from or out of the Escrow Deposit that is not expressly authorized pursuant to this Agreement. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payment that may be due hereunder. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, unless a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or wilful misconduct was the primary cause of any loss to Daleen or Abiliti. In the administration of the Escrow Deposit hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. Daleen and Abiliti, jointly and severally, hereby agree to indemnify and hold the Escrow Agent and each of its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and attorneys’ fees and expenses (“Losses”) that may be imposed on, incurred by, or asserted against the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, Daleen and Abiliti also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them directly or indirectly in connection with or arising out of this Agreement, provided that the Indemnitees have not acted with gross negligence or engaged in wilful misconduct. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential losses or damages of any kind whatsoever. As between Daleen, on the one hand, and Abiliti, on the other hand, each shall bear equally the indemnification obligations set forth in this Section 10(b). The provisions of this Section 10(b) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason.

(c) Fees and Expenses of the Escrow Agent. All fees of the Escrow Agent for its services hereunder, together with any expenses reasonably incurred by the Escrow Agent in connection with this Agreement, shall be paid by Daleen, as set forth on Schedule B attached hereto. All fees of the Escrow Agent in connection herewith shall be due upon receipt of an invoice from the Escrow Agent delivered to Daleen.

(d) Resignation and Removal of Escrow Agent; Successor Escrow Agent.

(i) The Escrow Agent may resign from its duties hereunder by giving each of the parties hereto not less than thirty (30) days prior written notice of the effective date of such resignation (which effective date shall be at least thirty (30) days after the date such notice is given). In addition, the Escrow Agent may be removed and replaced on a date designated in a written instrument (which effective date shall be at least thirty (30) days after the date such notice is given) signed by Daleen and Abiliti and delivered to the Escrow Agent. The parties hereto intend that a successor escrow agent mutually acceptable to Abiliti and Daleen will be appointed to fulfill the duties of the Escrow Agent hereunder for the remaining term of this Agreement in the event of the Escrow Agent’s resignation or removal. Upon the effective date of such resignation or removal, the Escrow Agent shall deliver the property comprising the Escrow Deposit to such successor escrow agent, together with an accounting of the investments held by it and all transactions related to this Agreement, including any distributions made and such records maintained by the Escrow Agent in connection with its duties hereunder and other information with respect to the Escrow Deposit as such successor may reasonably request. If on or before the effective date of such resignation or removal, a successor escrow agent has not been appointed, the Escrow Agent shall cease its functions at the expiry of the notice period and (i) may retain any and all property in its possession hereunder on a merely safe keeping basis, at a fee to be determined by the Escrow Agent, acting reasonably, or (ii) deposit the Escrow Deposit into the registry of a court of proper jurisdiction and thereupon be discharged from all duties as Escrow Agent hereunder.

Upon deposit into the registry of a court or upon written acknowledgement by a successor escrow agent appointed in accordance with this Agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Escrow Deposit, the Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to Section 10(b) of this Agreement, and such successor escrow agent shall for all purposes hereof be the Escrow Agent.

(ii) Any corporation, association or other entity into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or otherwise transfer all or substantially all of its corporate trust business, or any corporation, association or other entity resulting from any such merger, conversion, consolidation, sale or other transfer, shall, ipso facto, be and become the successor Escrow Agent hereunder, vested with all of the powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act on the part or any of the parties hereto, anything herein to the contrary notwithstanding.

(e) The Escrow Agent shall have the right to consult with and obtain advice from legal counsel employed or appointed by it in the event of any questions as to any of the provisions hereof or its duties hereunder. The cost of such services shall be reasonable expenses pursuant to Section 10(c) hereof.

(f) The Escrow Agent shall disburse monies hereunder only to the extent that monies have been deposited with it.

(g) The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment.

(h) The Escrow Agent shall incur no liability with respect to the delivery or non-delivery of any certificate or certificates whether delivered by hand, mail or any other means.

(i) [Intentionally omitted.]

(j) None of the provisions contained in this Agreement require the Escrow Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

      11.     Abiliti Officer. Abiliti hereby acknowledges and agrees that for purposes of this Agreement Gordon Quick initially shall be Abiliti’s officer authorized, on behalf of Abiliti, to execute and deliver, and perform or cause Abiliti to perform, Abiliti’s obligations hereunder, and that Daleen and Escrow Agent shall be entitled to rely upon any document delivered or action taken by such officer. At any time during the Escrow Period, Abiliti may notify Daleen and Escrow Agent that it has designated another officer or officers as being authorized to act on behalf of Abiliti hereunder, provided, that such notification is in accordance with Section 15 of this Agreement.

      12.     Governing Law. IT IS THE PARTIES’ INTENT THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

      13.     Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall be considered one and the same document.

      14.     Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, or (c) received or rejected by the addressee, if sent by certificate mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below:

      To Daleen:

Daleen Technologies, Inc.
902 Clint Moore Road
Suite 230
Boca Raton, Florida 33487
Attention: Legal Department
Telephone No.: (561) 999-8000
Fax: (561) 995-1979

      With a copy to:

Morris, Manning & Martin L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun, Esq.
Telephone No.: (404) 504-7613
Fax: (404) 365-9532

      To Abiliti:

Abiliti Solutions, Inc.
400 Chesterfield Center
Chesterfield, Missouri 63107
Attention: Gordon D. Quick, President and CEO
Telephone No.: (636) 237-3006
Facsimile No.: (636) 237-3010

      With a copy to:

Kirkpatrick & Lockhart, LLP
599 Lexington Avenue
New York, New York 10022
Attention: William J. Phillips, Esq.
Telephone No.: (412) 355-8687
Facsimile No.: (412) 355-6501

      To Escrow Agent:

SunTrust Bank, Atlanta
Corporate Trust Department
25 Park Place, 24th Floor
Atlanta, Georgia 30303-2900
Attention: Rebecca Fisher
Telephone No.: (404) 588-7262
Fax: (404) 588-7335

      Addresses may be changed by written notice given pursuant to this Section 14. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

      15.     Force Majeure. Neither Daleen, Abiliti nor the Escrow Agent shall be responsible for delays or failures in performance under this Agreement resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

      16. Modifications. This Agreement may not be altered or modified, nor may any condition or covenant set forth herein be waived without the express written consent of the parties hereto. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms of this Agreement, or of such terms and conditions on any other occasion.

      17. No Assignment. This Agreement may not be assigned, other than as provided by and in compliance with Section 5 herein, without the express written consent of each of the parties hereto, which consent shall not be unreasonably withheld.

      18. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by a photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

ABILITI:

ABILITI SOLUTIONS, INC.

By:

Name:
Title:

DALEEN:

DALEEN TECHNOLOGIES, INC.

By:

Name:
Title:

ESCROW AGENT:

SUNTRUST BANK, ATLANTA

By:

Name:
Title:

ANNEX E

      THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES ACT AND SUCH LAWS.

                    , 2002

DALEEN TECHNOLOGIES, INC.

COMMON STOCK PURCHASE WARRANT

      THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for good and valuable consideration, DALEEN TECHNOLOGIES, INC., a Delaware corporation (the “Company”), grants to                     (the “Warrantholder”), the right to subscribe for and purchase from the Company, during the Exercise Period (as hereinafter defined),                     (                    ) duly authorized, validly issued, fully paid and nonassessable shares (the “Warrant Shares”), par value $.01 per share, of Common Stock of the Company (the “Common Stock”), at the exercise price per share of $0.906 (subject to adjustment as set forth below, the “Exercise Price”), all subject to the terms, conditions and adjustments herein set forth. Capitalized terms used herein shall have the meanings ascribed to such terms in Paragraph 11 below.

      1.     Warrant. This Warrant is issued pursuant to, and in accordance with, the [Asset Purchase Agreement/ Investment Agreement] by and among the Company,                     , dated as of October 7, 2002, and is subject to the terms thereof.

      2.     Exercise of Warrant; Payment of Taxes.

2.1 Exercise of Warrant. Subject to the terms and conditions set forth herein, this Warrant may be exercised at any time, in whole or in part, by the Warrantholder or any assignee or transferee of this Warrant pursuant to, and in compliance with Paragraph 3 herein, during the Exercise Period by:

(a) the surrender of this Warrant to the Company, with a duly executed Exercise Form; and

(b) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds, certified or official bank check or any other means approved by the Company, of the aggregate Exercise Price in lawful money of the United States of America. The Company agrees that the Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid (the “Exercise Date”).

2.2 Conversion Option.

(a) In lieu of the payment of the aggregate Exercise Price, the Warrantholder, at its sole discretion, may have the Company convert this Warrant, in whole or in part, into shares of Common Stock (the “Conversion Option”) as provided for in this Paragraph 2.2. Upon exercise of the Conversion Option, the Company shall deliver to the Warrantholder (without payment by the Warrantholder of any of the Exercise Price in accordance with Paragraph 2.1(b)) that number of Warrant Shares computed using the following formula:

X	=	Y(A-B) ------ A

                Where:

X	=	the number of Warrant Shares to be issued to the Warrantholder;
Y	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being converted, the portion of the Warrant being converted;
A	=	the current Market Price per share of the Common Stock (at the date of such conversion); and
B	=	the Exercise Price (as adjusted to the date of such calculation).

For the purpose of this Paragraph 2.2(a), the market price per share of Common Stock on any date (the “Market Price”) shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or The Nasdaq Stock Market (including The Nasdaq National Market and The Nasdaq SmallCap Market, as the case may be), if the Common Stock is then listed or admitted to trading on any national securities exchange or in such market system. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked price, as reported by said exchange or market system. If the Common Stock is not then so listed on a national securities exchange or in such market system, the Market Price shall be deemed to be the mean between the representative closing bid and asked prices of the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board or, if the Common Stock is not then quoted by the OTC Bulletin Board, the Market Price shall be determined in good faith by the “independent directors” of the Board of Directors of the Corporation, as defined by The Nasdaq Stock Market.

(b) The Conversion Option may be exercised by the Warrantholder at its sole discretion on any Business Day prior to the end of the Exercise Period by surrender of this Warrant to the Company, with a duly executed Exercise Form with the conversion section completed, exercising the Conversion Option and specifying the total number of shares of Common Stock that the Warrantholder will be issued pursuant to such conversion.

2.3 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within five (5) Business Days after receipt of the Exercise Form by the Company and, unless the Conversion Option is exercised, the payment by the Warrantholder of the aggregate Exercise Price. If this Warrant is exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant.

2.4 Payment of Taxes. The Company will pay all documentary stamp or other issuance taxes, if any, attributable to the original issuance of Warrant Shares upon the exercise of this Warrant; except that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or Warrant certificates or Warrant Shares in a name other than that of the then existing Warrantholder as reflected upon the books of the Company.

      3.     Transfer of Warrants; Compliance with Securities Laws.

(a) The Company shall maintain a register (the “Warrant Register”) containing the names and addresses of the Warrantholder or Warrantholders. Any Warrantholder of this Warrant or any portion hereof may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the

Warrantholder may be delivered or given by mail to such Warrantholder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register, the Company may treat the Warrantholder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(b) This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the provisions of this Warrant with respect to compliance with the Securities Act, title to this Warrant may be transferred by endorsement (by the Warrantholder executing the assignment form that will be provided by the Company upon request (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(c) On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Securities Act and with the limitations on assignments and transfers contained in this Paragraph 3, the Company shall issue to or on the order of the Warrantholder a new warrant or warrants with the same terms and conditions, dated as of the Closing Date (as defined in the Asset Purchase Agreement), in the name of the Warrantholder and/or as the Warrantholder (on payment by the Warrantholder of any applicable transfer and stamp taxes) may direct, for the aggregate number of Warrant Shares issuable upon exercise thereof.

      4.     Reservation and Registration of Shares. The Company covenants and agrees as follows:

(a) All Warrant Shares that are issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive rights, and be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue and other than any liens, security interests, and other encumbrances not created by the Company or its subsidiaries.

(b) The Company shall at all times have authorized and reserved, and shall keep available and free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant and the Warrant Shares.

      5.     Adjustment to Exercise Price and Warrant Share Number. The Exercise Price and the number of Warrant Shares to be received upon exercise of this Warrant shall be subject to adjustment as follows:

5.1 Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, (a) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock, (b) subdivide the outstanding shares of Common Stock into a larger number of shares, (c) combine the outstanding shares of Common Stock into a smaller number of shares or (d) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Paragraph 5), then, and in each such case, (i) the aggregate number of Warrant Shares for which this Warrant is exercisable (the “Warrant Share Number”) immediately prior to such event shall be adjusted so that the Warrantholder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (ii) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the Warrant Share Number immediately prior to such adjustment, and the denominator of which shall be the Warrant Share Number immediately thereafter. An adjustment made pursuant to this Paragraph 5.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

5.2 Adjustment of Exercise Price and Warrant Shares. In the event of any adjustment (the “Series F Adjustment”) of the Conversion Price of the Series F Preferred Stock (as such terms are defined in the Certificate of Incorporation of the Company, as amended), (a) the Warrant Share Number shall be adjusted to equal the number obtained by multiplying the Warrant Share Number, as in effect immediately prior to such Series F Adjustment, by a fraction, the numerator of which shall be the Conversion Price as in effect immediately prior to such Series F Adjustment and the denominator of which is the Conversion Price after giving effect to such Series F Adjustment; and (b) the Exercise Price shall be adjusted to equal the Conversion Price as in effect immediately after such Series F Adjustment.

5.3 Other Changes. If the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Paragraphs 5.1, 5.2 or 5.7 herein (but not including any action described in any such Paragraph) then, and in each such case, the Exercise Price and Warrant Share Number shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Warrantholder).

5.4 No Adjustment; Par Value Minimum. Notwithstanding anything herein to the contrary, no adjustment under this Paragraph 5 need be made to the Exercise Price or Warrant Share Number if the Company receives written notice from the Warrantholder that no such adjustment is required. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be adjusted below the par value of a share of Common Stock

5.5 Abandonment. If the Company shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or Warrant Share Number shall be required by reason of the taking of such record.

5.6 Certificate as to Adjustments. Upon any adjustment in the Exercise Price or Warrant Share Number, the Company shall within a reasonable period (not to exceed ten days) following any of the foregoing transactions deliver to the Warrantholder a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and Warrant Share Number then in effect following such adjustment.

5.7 Reorganization, Reclassification, Merger or Sale Transaction. In case of any capital reorganization, reclassification, Sale Transaction, mandatory share exchange (other than a Sale Transaction or a mandatory share exchange in which the Company is the surviving corporation and in which the Common Stock is not exchanged) of the Company (each, a “Transaction”) at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall execute and deliver to the Warrantholder at least ten Business Days prior to effecting such Transaction a certificate and, if following a Transaction, the Warrant shall be exercisable for securities of any Person other than the Company, such Person shall, no later than simultaneously with the closing of the Transaction, issue a certificate, stating that the Warrantholder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock or other securities, property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which this Warrant could have been exercised immediately prior to such Transaction, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Such certificates shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 5. The provisions of this Paragraph 5.7 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

5.8 Notices. In case at any time or from time to time:

(a) the Company shall pay a dividend (or other distribution) on its shares of Common Stock, or

(b) the Company shall authorize the granting to the holders of shares of its Common Stock, rights or warrants to subscribe for or purchase any shares of Capital Stock or any other rights or warrants, then the Company shall mail to the Warrantholder, as promptly as possible but in any event at least ten Business Days prior to the applicable date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined. Notwithstanding the foregoing, in the case of any event to which Paragraph 5.7 is applicable, the Company shall also deliver the certificate described in such Paragraph 5.7 to the Warrantholder at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

      6. No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder under this Warrant.

      7. Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor; provided, however, in the event of the loss, theft or destruction of this Warrant, or the mutilation of this Warrant if the Warrantholder shall not have delivered such mutilated Warrant to the Company, the Company may require that the Warrantholder provide a bond or written indemnification in favor of the Company with respect to any claims, expenses or losses the Company may incur in connection with such lost, stolen, destroyed or mutilated Warrant.

      8. Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant, together with proper written notice, for transfer.

      9.     Amendments. Any provision of this Warrant may be amended and the observance thereof waived with the written consent of the Company and the Warrantholder or by the written consent of the Company and the Majority Warrantholders.

      10.     Representations and Warranties by the Warrantholder. By accepting this Warrant, the Warrantholder represents and warrants to the Company as follows:

(a) This Warrant and the Warrant Shares issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment for the Warrantholder’s own account and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption from the Securities Act.

(b) The Warrantholder understands and acknowledges that (i) the Warrant Shares issuable upon exercise of the Warrantholder’s rights contained herein are not registered under the Securities Act or qualified under applicable state securities laws because the issuance contemplated by this Warrant will be exempt from the registration and qualification requirements thereof, and (ii) the Company’s reliance on such exemptions is predicated on the accuracy of the representations set forth in this Paragraph 10.

(c) The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(d) The Warrantholder understands that if the Company’s Common Stock ceases to be registered with the Securities and Exchange Commission pursuant to Paragraph 12 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”), or if the Company ceases to file the reports required under the Exchange Act, or if a registration statement covering the securities under the Securities Act is not in effect when it desires to resell (i) this Warrant or (ii) the Warrant Shares issuable upon exercise of this Warrant, it may be required to hold such securities for an indefinite period. The Warrantholder is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e) The Warrantholder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any state securities laws.

(f) Upon exercise of this Warrant, the Warrantholder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Warrantholder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(g) The Warrantholder understands that this Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form set forth on the first page hereof.

      11.     Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Asset Purchase Agreement” has the meaning set forth in Paragraph 1 of this Warrant.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Change of Control Event” means the Company’s dissolution or liquidation, the consummation of the Company’s sale of all or substantially all of its assets, or the acquisition of a majority of the voting securities of the Company by another person or entity by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other transaction (other than pursuant to a resale of securities either under Rule 144 promulgated under the Securities Act or a registered offering), unless, after such stock sale, stock exchange, merger, consolidation or other transaction, the persons and entities who were shareholders of the Company immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least fifty percent (50%) of the economic and voting power of the surviving entity. The Company shall provide 10 days’ written notice to the Warrantholder prior to the consummation of such event (the “Change of Control Notice”).

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in the first paragraph of this Warrant.

“Exchange Act” has the meaning set forth in Paragraph 10(d).

“Exercise Date” has the meaning set forth in Paragraph 2.1(b) of this Warrant.

“Exercise Form” means an Exercise Form in the form annexed hereto as Exhibit A.

“Exercise Period” means the period beginning on the date six-months after the Closing Date (as defined in the Asset Purchase Agreement) to 5:00 p.m., Eastern time, on June 7, 2006; provided, however, the Exercise Period shall begin immediately prior to a Change of Control Event. In the event of a Change of Control Event resulting in an acceleration of the Exercise Period, deliverables required pursuant to Section 2.1 may be made by the Warrantholder prior to the beginning of the Exercise Period; provided, however, that no exercise shall occur until the beginning of the Exercise Period.

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Majority Warrantholders” means the holders of a majority of Warrant Shares issuable upon exercise of all of the warrants issued pursuant to the Asset Purchase Agreement, assuming the exercise of all such warrants.

“Market Price” has the meaning set forth in Paragraph 2.2(a) of this Warrant.

“Person” means an individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Sale Transaction” shall mean (a) (i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Company prior to such merger, consolidation, tender offer or other business combination do not retain at least 50% of the voting power of the surviving Person, or (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting Capital Stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least 50% of the voting power of the Company or (ii) all or substantially all of the assets of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Transaction” has the meaning set forth in Paragraph 5.6 of this Warrant.

“Warrant Share Number” has the meaning set forth in Paragraph 5.1 of this Warrant.

“Warrant Shares” has the meaning set forth in the first paragraph of this Warrant.

“Warrantholder” has the meaning set forth in the first paragraph of this Warrant.

      12.     Miscellaneous

12.1 Entire Agreement. This Warrant, [Asset Purchase Agreement/Investment Agreement] and the , among the Company, the Warrantholder and , constitute the entire agreement between the Company, the Warrantholder and with respect to the

Warrant and supersedes all prior agreements and understanding with respects to the subject matter of this Warrant.

12.2 Binding Effect; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective permitted successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

12.3 Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning of this Warrant.

12.4 Notices. All notices, consents, waivers or other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested or nationally recognized overnight delivery service; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                (i) if to the Company:

Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33487
Attention: James Daleen, President and CEO
Telephone No.: (561) 981-2202
Facsimile No.: (561) 999-8080

                With a copy to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun
Telephone No.: (404) 233-7000
Facsimile No.: (404) 365-9532; and

(ii) if to the Warrantholder to the name and address set forth in the Warrant Register.

      Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail, addressed (x) to the Warrantholder at the address set forth above, and (y) to the Company at the address set forth above, or, if sent by facsimile to the numbers set forth above, when receipt of such facsimile is verbally (but not mechanically) acknowledged by the recipient thereof. Any party may by notice given in accordance with this Paragraph 12.4 designate another address or Person for receipt of notices hereunder.

12.5 Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

12.6 GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

12.7 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be determined as conferring upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, the Company and the Warrantholder have caused this Warrant to be executed this                               day of                     , 2002.

DALEEN TECHNOLOGIES, INC.

By:

Name:
Title:

WARRANTHOLDER:

By:

Name:
Title:

Exhibit A

EXERCISE FORM

(To be executed upon exercise of this Warrant)

      The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase  shares of Common Stock and herewith tenders payment for such shares to the order of the Company in the amount of $                    ] or hereby exercises its Conversion Option in accordance with the terms of this Warrant. The undersigned requests that a certificate for such Warrant Shares or number of Warrant Shares to which the undersigned is entitled calculated pursuant to Paragraph 2.2 be registered in the name of the undersigned and that such certificates be delivered to the undersigned’s address below.

      The undersigned acknowledges and agrees that the representations and warranties set forth in Paragraph 10 of the Warrant are true and correct as to the Warrantholders as of the date hereof.

Dated:

Name

(Print)

Signature:

Title:

(Street Address)

(City) (State) (Zip Code)

ANNEX F

      THIS WARRANT AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. NEITHER THIS WARRANT, SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES ACT AND SUCH LAWS.

                    , 2002

DALEEN TECHNOLOGIES, INC.

COMMON STOCK PURCHASE WARRANT

      THIS COMMON STOCK PURCHASE WARRANT (this “Warrant”) certifies that, for good and valuable consideration, DALEEN TECHNOLOGIES, INC., a Delaware corporation (the “Company”), grants to                               (the “Warrantholder”), the right to subscribe for and purchase from the Company, during the Exercise Period (as hereinafter defined),  (                              ) duly authorized, validly issued, fully paid and nonassessable shares (the “Warrant Shares”), par value $.01 per share, of Common Stock of the Company (the “Common Stock”), at the exercise price per share of equal to $0.17 (subject to adjustment as set forth below, the “Exercise Price”), all subject to the terms, conditions and adjustments herein set forth. Capitalized terms used herein shall have the meanings ascribed to such terms in Paragraph 11 below.

      1.     Warrant. This Warrant is issued pursuant to, and in accordance with, the Investment Agreement by and among the Company, Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P. (the “Investment Agreement”), and is subject to the terms thereof.

      2.     Exercise of Warrant; Payment of Taxes.

2.1 Exercise of Warrant. Subject to the terms and conditions set forth herein, this Warrant may be exercised at any time, in whole or in part, by the Warrantholder or any assignee or transferee of this Warrant pursuant to, and in compliance with Paragraph 3 herein, during the Exercise Period by:

(a) the surrender of this Warrant to the Company, with a duly executed Exercise Form; and

(b) the delivery of payment to the Company, for the account of the Company, by cash, wire transfer of immediately available funds, certified or official bank check or any other means approved by the Company, of the aggregate Exercise Price in lawful money of the United States of America. The Company agrees that the Warrant Shares shall be deemed to be issued to the Warrantholder as the record holder of such Warrant Shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for the Warrant Shares as aforesaid (the “Exercise Date”).

2.2 Conversion Option.

(a) In lieu of the payment of the aggregate Exercise Price, the Warrantholder, at its sole discretion, may have the Company convert this Warrant, in whole or in part, into shares of Common Stock (the “Conversion Option”) as provided for in this Paragraph 2.2. Upon exercise of the Conversion Option, the Company shall deliver to the Warrantholder (without payment by the Warrantholder of any of the Exercise Price in accordance with Paragraph 2.1(b)) that number of Warrant Shares computed using the following formula:

X	=	Y(A-B) ------ A

                Where:

X	=	the number of Warrant Shares to be issued to the Warrantholder;
Y	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being converted, the portion of the Warrant being converted;
A	=	the current Market Price per share of the Common Stock (at the date of such conversion); and
B	=	the Exercise Price (as adjusted to the date of such calculation).

For the purpose of this Paragraph 2.2(a), the market price per share of Common Stock on any date (the “Market Price”) shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or The Nasdaq Stock Market (including The Nasdaq National Market and The Nasdaq SmallCap Market, as the case may be), if the Common Stock is then listed or admitted to trading on any national securities exchange or in such market system. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked price, as reported by said exchange or market system. If the Common Stock is not then so listed on a national securities exchange or in such market system, the Market Price shall be deemed to be the mean between the representative closing bid and asked prices of the Common Stock in the over-the-counter market as reported by the OTC Bulletin Board or, if the Common Stock is not then quoted by the OTC Bulletin Board, the Market Price shall be determined in good faith by the “independent directors” of the Board of Directors of the Corporation, as defined by The Nasdaq Stock Market.

(b) The Conversion Option may be exercised by the Warrantholder at its sole discretion on any Business Day prior to the end of the Exercise Period by surrender of this Warrant to the Company, with a duly executed Exercise Form with the conversion section completed, exercising the Conversion Option and specifying the total number of shares of Common Stock that the Warrantholder will be issued pursuant to such conversion.

2.3 Warrant Shares Certificate. A stock certificate or certificates for the Warrant Shares specified in the Exercise Form shall be delivered to the Warrantholder within five (5) Business Days after receipt of the Exercise Form by the Company and, unless the Conversion Option is exercised, the payment by the Warrantholder of the aggregate Exercise Price. If this Warrant is exercised only in part, the Company shall, at the time of delivery of the stock certificate or certificates, deliver to the Warrantholder a new Warrant evidencing the right to purchase the remaining Warrant Shares, which new Warrant shall in all other respects be identical to this Warrant.

2.4 Payment of Taxes. The Company will pay all documentary stamp or other issuance taxes, if any, attributable to the original issuance of Warrant Shares upon the exercise of this Warrant; except that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any Warrants or Warrant certificates or Warrant Shares in a name other than that of the then existing Warrantholder as reflected upon the books of the Company.

      3.     Transfer of Warrants; Compliance with Securities Laws.

(a) The Company shall maintain a register (the “Warrant Register”) containing the names and addresses of the Warrantholder or Warrantholders. Any Warrantholder of this Warrant or any portion hereof may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the

Warrantholder may be delivered or given by mail to such Warrantholder as shown on the Warrant Register and at the address shown on the Warrant Register. Until this Warrant is transferred on the Warrant Register, the Company may treat the Warrantholder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary.

(b) This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, if such are requested by the Company). Subject to the provisions of this Warrant with respect to compliance with the Securities Act, title to this Warrant may be transferred by endorsement (by the Warrantholder executing the assignment form that will be provided by the Company upon request (the “Assignment Form”)) and delivery in the same manner as a negotiable instrument transferable by endorsement and delivery.

(c) On surrender of this Warrant for exchange, properly endorsed on the Assignment Form and subject to the provisions of this Warrant with respect to compliance with the Securities Act and with the limitations on assignments and transfers contained in this Paragraph 3, the Company shall issue to or on the order of the Warrantholder a new warrant or warrants with the same terms and conditions, in the name of the Warrantholder and/or as the Warrantholder (on payment by the Warrantholder of any applicable transfer and stamp taxes) may direct, for the aggregate number of Warrant Shares issuable upon exercise thereof.

      4.     Reservation and Registration of Shares. The Company covenants and agrees as follows:

(a) All Warrant Shares that are issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, not subject to any preemptive rights, and be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof, other than taxes in respect of any transfer occurring contemporaneously with such issue and other than any liens, security interests, and other encumbrances not created by the Company or its subsidiaries.

(b) The Company shall at all times have authorized and reserved, and shall keep available and free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant and the Warrant Shares.

      5.     Adjustment to Exercise Price and Warrant Share Number. The Exercise Price and the number of Warrant Shares to be received upon exercise of this Warrant shall be subject to adjustment as follows:

5.1 Dividend, Subdivision, Combination or Reclassification of Common Stock. If the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, (a) make a dividend or distribution on the outstanding shares of Common Stock payable in Capital Stock, (b) subdivide the outstanding shares of Common Stock into a larger number of shares, (c) combine the outstanding shares of Common Stock into a smaller number of shares or (d) issue any shares of its Capital Stock in a reclassification of the Common Stock (other than any such event for which an adjustment is made pursuant to another clause of this Paragraph 5), then, and in each such case, (i) the aggregate number of Warrant Shares for which this Warrant is exercisable (the “Warrant Share Number”) immediately prior to such event shall be adjusted so that the Warrantholder shall be entitled to receive upon exercise of this Warrant the number of shares of Common Stock or other securities of the Company that it would have owned or would have been entitled to receive upon or by reason of any of the events described above, had this Warrant been exercised immediately prior to the occurrence of such event and (ii) the Exercise Price payable upon the exercise of this Warrant shall be adjusted by multiplying such Exercise Price immediately prior to such adjustment by a fraction, the numerator of which shall be the Warrant Share Number immediately prior to such adjustment, and the denominator of which shall be the Warrant Share Number immediately thereafter. An adjustment made pursuant to this Paragraph 5.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

5.2 Other Changes. If the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Paragraphs 5.1 or 5.6 herein (but not including any action described in any such Paragraph) then, and in each such case, the Exercise Price and Warrant Share Number shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Warrantholder).

5.3 No Adjustment; Par Value Minimum. Notwithstanding anything herein to the contrary, no adjustment under this Paragraph 5 need be made to the Exercise Price or Warrant Share Number if the Company receives written notice from the Warrantholder that no such adjustment is required. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be adjusted below the par value of a share of Common Stock

5.4 Abandonment. If the Company shall take a record of the holders of shares of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Exercise Price or Warrant Share Number shall be required by reason of the taking of such record.

5.5 Certificate as to Adjustments. Upon any adjustment in the Exercise Price or Warrant Share Number, the Company shall within a reasonable period (not to exceed ten days) following any of the foregoing transactions deliver to the Warrantholder a certificate, signed by (i) the Chief Executive Officer of the Company and (ii) the Chief Financial Officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the adjusted Exercise Price and Warrant Share Number then in effect following such adjustment.

5.6 Reorganization, Reclassification, Merger or Sale Transaction. In case of any capital reorganization, reclassification, Sale Transaction, mandatory share exchange (other than a Sale Transaction or a mandatory share exchange in which the Company is the surviving corporation and in which the Common Stock is not exchanged) of the Company (each, a “Transaction”) at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall execute and deliver to the Warrantholder at least ten Business Days prior to effecting such Transaction a certificate and, if following a Transaction, the Warrant shall be exercisable for securities of any Person other than the Company, such Person shall, no later than simultaneously with the closing of the Transaction, issue a certificate, stating that the Warrantholder shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock or other securities, property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which this Warrant could have been exercised immediately prior to such Transaction, and provision shall be made therefor in the agreement, if any, relating to such Transaction. Such certificates shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Paragraph 5. The provisions of this Paragraph 5.6 and any equivalent thereof in any such certificate similarly shall apply to successive transactions.

5.7 Notices. In case at any time or from time to time:

(a) the Company shall pay a dividend (or other distribution) on its shares of Common Stock, or

(b) the Company shall authorize the granting to the holders of shares of its Common Stock, rights or warrants to subscribe for or purchase any shares of Capital Stock or any other rights or warrants, then the Company shall mail to the Warrantholder, as promptly as possible but in any event at least ten Business Days prior to the applicable date hereinafter specified, a notice stating the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or granting of rights or warrants are to be determined. Notwithstanding the foregoing, in the case of any event to which Paragraph 5.6 is applicable, the Company shall also deliver the certificate described in such Paragraph 5.6 to the Warrantholder at least ten (10) Business Days prior to effecting such reorganization or reclassification as aforesaid.

      6.     No Dilution or Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder under this Warrant.

      7.     Loss or Destruction of Warrant. Subject to the terms and conditions hereof, upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, such bond or indemnification as the Company may reasonably require, and, in the case of such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor; provided, however, in the event of the loss, theft or destruction of this Warrant, or the mutilation of this Warrant if the Warrantholder shall not have delivered such mutilated Warrant to the Company, the Company may require that the Warrantholder provide a bond or written indemnification in favor of the Company with respect to any claims, expenses or losses the Company may incur in connection with such lost, stolen, destroyed or mutilated Warrant.

      8.     Ownership of Warrant. The Company may deem and treat the Person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant, together with proper written notice, for transfer.

      9.     Amendments. Any provision of this Warrant may be amended and the observance thereof waived with the written consent of the Company and the Warrantholder or by the written consent of the Company and the Majority Warrantholders.

      10.     Representations and Warranties by the Warrantholder. By accepting this Warrant, the Warrantholder represents and warrants to the Company as follows:

(a) This Warrant and the Warrant Shares issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment for the Warrantholder’s own account and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption from the Securities Act.

(b) The Warrantholder understands and acknowledges that (i) the Warrant Shares issuable upon exercise of the Warrantholder’s rights contained herein are not registered under the Securities Act or qualified under applicable state securities laws because the issuance contemplated by this Warrant will be exempt from the registration and qualification requirements thereof, and (ii) the Company’s reliance on such exemptions is predicated on the accuracy of the representations set forth in this Paragraph 10.

(c) The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

(d) The Warrantholder understands that if the Company’s Common Stock ceases to be registered with the Securities and Exchange Commission pursuant to Paragraph 12 of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder (the “Exchange Act”), or if the Company ceases to file the reports required under the Exchange Act, or if a registration statement covering the securities under the Securities Act is not in effect when it desires to resell (i) this Warrant or (ii) the Warrant Shares issuable upon exercise of this Warrant, it may be required to hold such securities for an indefinite period. The Warrantholder is aware of the provisions of Rule 144 promulgated under the Securities Act.

(e) The Warrantholder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act or any state securities laws.

(f) Upon exercise of this Warrant, the Warrantholder shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the Warrant Shares so purchased are being acquired solely for the Warrantholder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

(g) The Warrantholder understands that this Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form set forth on the first page hereof.

      11.     Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of such Person’s capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security whether or not it is exchangeable for or convertible into such capital stock).

“Change of Control Event” means the Company’s dissolution or liquidation, the consummation of the Company’s sale of all or substantially all of its assets, or the acquisition of a majority of the voting securities of the Company by another person or entity by means of a stock sale, stock exchange or a merger (other than a merger which solely effects a change of domicile) or consolidation or other transaction (other than pursuant to a resale of securities either under Rule 144 promulgated under the Securities Act or a registered offering), unless, after such stock sale, stock exchange, merger, consolidation or other transaction, the persons and entities who were shareholders of the Company immediately before the stock sale, stock exchange, merger, consolidation or other transaction continue to hold at least fifty percent (50%) of the economic and voting power of the surviving entity. The Company shall provide 10 days’ written notice to the Warrantholder prior to the consummation of such event (the “Change of Control Notice”).

“Common Stock” means the Common Stock, par value $.01 per share, of the Company.

“Company” has the meaning set forth in the first paragraph of this Warrant.

“Exchange Act” has the meaning set forth in Paragraph 10(d).

“Exercise Date” has the meaning set forth in Paragraph 2.1(b) of this Warrant.

“Exercise Form” means an Exercise Form in the form annexed hereto as Exhibit A.

“Exercise Period” means the period beginning on the date one year after the Investment Closing Date (as defined in the Investment Agreement) to 5:00 p.m., Eastern time, on June 7, 2006;

provided, however, the Exercise Period shall begin immediately prior to a Change of Control Event. In the event of a Change of Control Event resulting in an acceleration of the Exercise Period, deliverables required pursuant to Section 2.1 may be made by the Warrantholder prior to the beginning of the Exercise Period; provided, however, that no exercise shall occur until the beginning of the Exercise Period.

“Exercise Price” has the meaning set forth in the first paragraph of this Warrant.

“Investment Agreement” has the meaning set forth in Paragraph 1 of this Warrant.

“Majority Warrantholders” means the holders of a majority of Warrant Shares issuable upon exercise of all of the warrants issued pursuant to the Investment Agreement, assuming the exercise of all such warrants.

“Market Price” has the meaning set forth in Paragraph 2.2(a) of this Warrant.

“Person” means an individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

“Sale Transaction” shall mean (a) (i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company or (iii) a tender offer or other business combination if, in the case of (i), (ii) or (iii), the stockholders of the Company prior to such merger, consolidation, tender offer or other business combination do not retain at least 50% of the voting power of the surviving Person or (b) the voluntary sale, conveyance, exchange or transfer to another Person of (i) the voting Capital Stock of the Company if, after such sale, conveyance, exchange or transfer, the stockholders of the Company prior to such sale, conveyance, exchange or transfer do not retain at least 50% of the voting power of the Company or (ii) all or substantially all of the assets of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Transaction” has the meaning set forth in Paragraph 5.6 of this Warrant.

“Warrant Share Number” has the meaning set forth in Paragraph 5.1 of this Warrant.

“Warrant Shares” has the meaning set forth in the first paragraph of this Warrant.

“Warrantholder” has the meaning set forth in the first paragraph of this Warrant.

      12.     Miscellaneous

12.1 Entire Agreement. This Warrant, the Escrow Agreement, the Registration Rights Agreement (as defined in the Investment Agreement), the Investment Agreement and the Voting Agreement dated October 7, 2002, among the Company, Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P., constitute the entire agreement between the Company and the Warrantholder with respect to the Warrant and supersedes all prior agreements and understanding with respects to the subject matter of this Warrant.

12.2 Binding Effect; Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Warrantholder and their respective permitted successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Warrantholder, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

12.3 Headings. The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning of this Warrant.

12.4 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                (a) if to the Company:

Daleen Technologies, Inc.
902 Clint Moore Road
Boca Raton, Florida 33486
Telecopy: (561) 999-8080
Attention: Legal Department

                with a copy to:

Morris, Manning & Martin, L.L.P.
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Telecopy:(404) 365-9532
Attention:David M. Calhoun, Esq.

(b) if to the Warrantholder to the name and address set forth in the Warrant Register.

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail, addressed (i) to the Warrantholder at the address set forth above, and (ii) to the Company at the address set forth above, or, if sent by facsimile to the numbers set forth above, when receipt of such facsimile is verbally (but not mechanically) acknowledged by the recipient thereof. Any party may by notice given in accordance with this Paragraph 12.4 designate another address or Person for receipt of notices hereunder.

12.5 Severability. Any term or provision of this Warrant which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of the terms and provisions of this Warrant or affecting the validity or enforceability of any of the terms or provisions of this Warrant in any other jurisdiction.

12.6 GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

12.7 No Rights or Liabilities as Stockholder. Nothing contained in this Warrant shall be determined as conferring upon the Warrantholder any rights as a stockholder of the Company or as imposing any liabilities on the Warrantholder to purchase any securities whether such liabilities are asserted by the Company or by creditors or stockholders of the Company or otherwise.

[Remainder of this page intentionally left blank]

      IN WITNESS WHEREOF, the Company and the Warrantholder have caused this Warrant to be executed this                               day of                     , 2002.

DALEEN TECHNOLOGIES, INC.

By:

Name:
Title:

WARRANTHOLDER:

By:

Name:
Title:

Exhibit A

EXERCISE FORM

(To be executed upon exercise of this Warrant)

      The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant, to purchase  shares of Common Stock and herewith tenders payment for such shares to the order of the Company in the amount of $                    ] or hereby exercises its Conversion Option in accordance with the terms of this Warrant. The undersigned requests that a certificate for such Warrant Shares or number of Warrant Shares to which the undersigned is entitled calculated pursuant to Paragraph 2.2 be registered in the name of the undersigned and that such certificates be delivered to the undersigned’s address below.

      The undersigned acknowledges and agrees that the representations and warranties set forth in Paragraph 10 of the Warrant are true and correct as to the Warrantholders as of the date hereof.

Dated:

Name

(Print)

Signature:

Title:

(Street Address)

(City) (State) (Zip Code)

ANNEX G

VOTING AGREEMENT

      This VOTING AGREEMENT (this “Agreement”) is made as of September      , 2002, among the stockholder(s) listed on the signature pages hereto (each, a “Stockholder”) of Daleen Technologies, Inc., a Delaware corporation (“Daleen”), and Abiliti Solutions, Inc., a Missouri corporation (“Abiliti”).

      A. Abiliti, Daleen and Daleen Solutions, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Daleen (“Acquisition Sub”) are entering into an Asset Purchase Agreement on substantially the terms and conditions set forth in the draft dated October 1, 2002 and provided to the undersigned herewith (a definitive agreement on substantially such terms and conditions, as the same may be modified or amended from time to time, the “Asset Purchase Agreement”), providing for the purchase by Acquisition Sub of substantially all of the assets of Abiliti (the “Purchase”). Concurrent with the consummation of the Purchase, certain stakeholders of Abiliti will invest approximately $5 million into securities issued by Daleen (the “Investment”), on substantially the terms and conditions set forth in the Investment Agreement attached as an exhibit to the Asset Purchase Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Asset Purchase Agreement.

      B. It is a condition to the execution and delivery of the Asset Purchase Agreement that the Stockholders execute and deliver this Agreement committing to vote for and consent to the Purchase, the Investment and the other Contemplated Transactions.

      Accordingly, the parties hereto agree as follows:

      SECTION 1.     Representations, Warranties and Covenants. Each Stockholder (with respect to itself only) hereby represents, warrants and covenants, severally and not jointly, to Abiliti as follows:

(a) Title. As of the date hereof, such Stockholder owns beneficially and of record the number of shares of each class of capital stock of Daleen set forth after such Stockholder’s name on Exhibit A hereto (with respect to each Stockholder, the capital stock specified after such Stockholder’s name on Exhibit A hereto shall be referred to herein as the “Shares”). The term “beneficial owner” and all correlative expressions are used in this Agreement as defined in Rules 13d-3 and 16a-1 under the Securities Exchange Act of 1934, as amended.

(b) Right to Vote. As of the date hereof and as of date of each vote or consent of such Stockholder through and including the Closing Date, except for this Agreement or as otherwise permitted by this Agreement, such Stockholder has full legal power, authority and right to vote all of the Shares in favor of the approval and authorization of the Asset Purchase Agreement, the Purchase, the authorization and issuance of the Purchase Price in connection therewith, the Investment Agreement, the Investment and the authorization and issuance of the securities to be issued therewith, the amendment of the Certificate of Incorporation of Daleen in substantially the form of the amendments attached as Exhibit F to the Asset Purchase Agreement, and the other Contemplated Transactions (to the extent Daleen is a party thereto) (collectively, the “Daleen Proposals”) without the consent or approval of, or any other action on the part of, any other person or entity. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement with any person or entity with respect to any of the Shares, granted any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposited any of the Shares in a voting trust or entered into any arrangement or agreement with any person or entity limiting or affecting its legal power, authority or right to vote the Shares in favor of the Daleen Proposals except for this Agreement.

      From and after the date hereof, except as otherwise permitted by this Agreement or prohibited by order of a court of competent jurisdiction, such Stockholder will not commit any act that could restrict or otherwise affect its legal power, authority and right to vote all of the Shares in favor of the Daleen

Proposals. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, from and after the date hereof, each Stockholder will not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting such Stockholder’s legal power, authority or right to vote the Shares in favor of the approval of the Daleen Proposals.

(c) Authority. Such Stockholder has full legal power, authority and right to execute and deliver, and to perform his or its obligations under, this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d) Conflicting Instruments. The execution and delivery of this Agreement and the performance by such Stockholder of his or its agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which such Stockholder is a party or by which such Stockholder (or any of his or its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or adversely affect such Stockholder’s ability to perform its obligations under this Agreement.

      SECTION 2.     Restrictions on Transfer. Until the termination of this Agreement in accordance with its terms, each Stockholder agrees not to Transfer (or to agree to Transfer) any Shares owned of record or beneficially by such Stockholder. “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession) or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, constructive sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “constructive sale” means a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

      SECTION 3.     Agreement to Vote. Until the termination of this Agreement in accordance with its terms, each Stockholder hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of the Shares, to the extent the Shares carry the right to vote thereon, at any other annual or special meeting of stockholders of Daleen where any such proposal is submitted, and in connection with any written consent of stockholders (including, without limitation, any vote or consent of any class or series of stockholders to which such Stockholder belongs), (a) in favor of the Daleen Proposals and (b) against (i) approval of any proposal made in opposition to or in competition with the transactions contemplated by the Asset Purchase Agreement, (ii) any merger, consolidation, sale of assets, business combination, share exchange, reorganization or recapitalization of Daleen or any of its subsidiaries, with or involving any party other than as contemplated by the Asset Purchase Agreement, (iii) any liquidation or winding up of Daleen, (iv) any extraordinary dividend by Daleen, (v) any change in the capital structure of Daleen (other than pursuant to the Asset Purchase Agreement) and (vi) any other action that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of the Purchase or any other Contemplated Transaction or result in a breach of any of the covenants, representations, warranties or other obligations or agreements of Daleen under the Asset Purchase

Agreement which would materially and adversely affect Abiliti or Daleen or their respective abilities to consummate the Purchase or any other Contemplated Transaction.

      SECTION 4.     Granting of Proxy. In furtherance of the terms and provisions of this Agreement, each Stockholder hereby grants an irrevocable proxy (subject to Section 9(b)), coupled with an interest, to each of the President and the Secretary of Abiliti, for the sole purpose to vote all of the Shares beneficially owned by such Stockholder in favor of the Daleen Proposals and in accordance with the provisions of Section 3. Each Stockholder hereby ratifies and approves of each and every action taken by the President or the Secretary of Abiliti pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by Abiliti, each Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 3 and this Section 4.

      SECTION 5.     Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

      SECTION 6.     Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

      SECTION 7.     Specific Performance. The parties hereto agree that the failure for any reason of a Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury to Abiliti with respect to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, Abiliti shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

      SECTION 8.     GOVERNING LAW; SUBMISSION TO JURISDICTION. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETERMINED IN THE STATE AND FEDERAL COURTS OF THE STATE OF DELAWARE, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY CLAIM (A) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS FOR ANY REASON, (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), AND (C) TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW, THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

      SECTION 9.     Amendments; Termination.

      (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto.

      (b) Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the consummation of the Contemplated Transactions and (ii) the termination of the Asset Purchase Agreement in accordance with its terms.

      SECTION 10.     Additional Shares. If, after the date hereof, any Stockholder acquires beneficial or record ownership of any additional shares of capital stock of Daleen (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Daleen or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Stockholder of beneficial ownership of such Additional Shares.

      SECTION 11.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder or such individual) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations, under this Agreement, without (a) the consent of Abiliti, in the case of any Stockholder, or (b) the consent of the Stockholders, in the case of Abiliti. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

      SECTION 12.     Counterparts. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. The parties also expressly agree that this Agreement may be executed by original signatures delivered by facsimile.

[Remainder of page intentionally left blank; signature page follows]

ANNEX H

SUPPLEMENTAL VOTING AGREEMENT

      This VOTING AGREEMENT (this “Agreement”) is made as of October 7, 2002, among HarbourVest Partners V — Direct Fund and L.P., HarbourVest Partners VI — Direct Fund, L.P. (the “HarbourVest Funds”), Abiliti Solutions, Inc., a Missouri corporation (“Abiliti”, and together with the HarbourVest Funds, the “Stockholders”) and Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. (together, the “Behrman Entities”).

      A. Daleen Technologies, Inc. (“Daleen”), and the Behrman Entities are entering concurrent with the execution of this Agreement into an Investment Agreement (the “Investment Agreement”) pursuant to which the Behrman Entities are investing approximately $5 million into securities and warrants issued by Daleen.

      B. The Stockholders and the Behrman Entities are or, in the case of Abiliti and the Behrman Entities, upon the consummation of the transactions contemplated by the Asset Purchase Agreement, of even date herewith, among Abiliti, Daleen and Daleen Solutions, Inc. (the “Purchase Agreement”) and the transactions contemplated by the Investment Agreement, of even date herewith, among Daleen and the Behrman Entities (the “Investment Agreement”), will be, holders of the capital stock of Daleen.

      C. It is a condition to the execution and delivery of the Investment Agreement that the Stockholders execute and deliver this Agreement pursuant to which the Stockholders commit to vote, at the next annual meeting of the stockholders in favor of the election as Class I Directors of Daleen, of two individuals to be designated by the Behrman Entities and Abiliti and the Behrman Entities commit to vote at the next annual meeting of stockholders in favor of the election as Class I Directors of Daleen, of one individual to be designated by the HarbourVest Entities.

      Accordingly, the parties hereto agree as follows:

      SECTION 1.     Restrictions on Transfer. Until the termination of this Agreement in accordance with its terms, each Stockholder and each Behrman Entity agrees not to Transfer (or to agree to Transfer) any shares of the capital stock of Daleen (“Shares”) owned of record or beneficially by such Stockholder or Behrman Entity; provided, however, that nothing herein shall prohibit a Stockholder or any Behrman Entity from making a Transfer of (or agreeing to Transfer) any Shares to any Affiliate (and, in the case of Abiliti, any creditor) of such Stockholder or Behrman Entity that prior to such Transfer has assumed such Stockholder’s or Behrman Entity’s, as the case may be, obligations under this Agreement by a written agreement in form and substance reasonably satisfactory to the HarbourVest Funds and the Behrman Entities. “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or sufferage of a lien or encumbrance in or upon, or the gift, placement in trust, or the constructive sale or other disposition of such security (including transfers by testamentary or intestate succession) or any right, title or interest therein (including but not limited to any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, or other disposition of voting rights with respect to the Shares, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. The term “Affiliate” is used in this Agreement as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

      SECTION 2.     Agreement to Vote. Until the termination of this Agreement in accordance with its terms, and conditioned solely upon the consummation of the transactions contemplated by the Purchase Agreement and the Investment Agreement having occurred, each Stockholder and Behrman Entity hereby irrevocably and unconditionally agrees to vote or to cause to be voted all of its Shares, to the extent the Shares carry the right to vote thereon, at the 2003 annual meeting of stockholders of Daleen or any postponement or continuation thereof, and in connection with any written consent of stockholders in lieu thereof, in favor of the election of the two persons who will be designated by the Behrman Entities and nominated by Daleen as Class I Directors of Daleen (the “Behrman Designees”) and in favor of the election of the one person who will be designated by the HarbourVest Funds and nominated by Daleen as

Class I Directors of Daleen (the “HarbourVest Designee”), and against the election of any nominees other than the Behrman Designees and the HarbourVest Designee.

      SECTION 3.     Granting of Proxy.

      (a) In furtherance of the terms and provisions of this Agreement, each Stockholder hereby grants, conditioned solely upon the consummation of the transactions contemplated by the Purchase Agreement and the Investment Agreement having occurred, an irrevocable proxy (subject to Section 8(b)), coupled with an interest, to each of the Behrman Entities, for the sole purpose to vote all of the Shares beneficially owned by such Stockholder in favor of the election of the Behrman Designees in accordance with the provisions of Section 2. Each Stockholder hereby ratifies and approves of each and every action taken by each of the Behrman Entities pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by the Behrman Entities, each Stockholder will execute and deliver applicable proxy material in furtherance of the provisions of Section 2 and this Section 3.

      (b) In furtherance of the terms and provisions of this Agreement, each of Abiliti and the Behrman Entities hereby grants, conditioned solely upon the consummation of the transactions contemplated by the Purchase Agreement and the Investment Agreement having occurred, an irrevocable proxy (subject to Section 8(b)), coupled with an interest, to each of the HarbourVest Funds, for the sole purpose to vote all of the Shares beneficially owned by Abiliti and the Behrman Entities in favor of the election of the HarbourVest Designee in accordance with the provisions of Section 2. Abiliti and each Behrman Entity hereby ratifies and approves of each and every action taken by each of the HarbourVest Funds pursuant to the foregoing proxy. Notwithstanding the foregoing, if requested by the HarbourVest Funds, each of Abiliti and each Behrman Entity will execute and deliver applicable proxy material in furtherance of the provisions of Section 2 and this Section 3.

      SECTION 4.     Invalid Provisions. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without it affecting the remaining provisions of this Agreement.

      SECTION 5.     Executed in Counterparts. This Agreement may be executed in counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

      SECTION 6.     Specific Performance.

      (a) The parties hereto agree that the failure for any reason of a Stockholder to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury to the Behrman Entities with respect to which money damages would not be an adequate remedy. Accordingly, each Stockholder agrees that, in seeking to enforce this Agreement against such Stockholder, the Behrman Entities shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

      (b) The parties hereto agree that the failure for any reason of either Abiliti or any Behrman Entity to perform any of his or its agreements or obligations under this Agreement would cause irreparable harm or injury to the HarbourVest Funds with respect to which money damages would not be an adequate remedy. Accordingly, each of Abiliti and each Behrman Entity agrees that, in seeking to enforce this Agreement against such person or entity, the HarbourVest Funds shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy available at law, equity or otherwise.

      SECTION 7.     GOVERNING LAW; SUBMISSION TO JURISDICTION. THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES THAT ANY

LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY ANY OTHER PARTY HERETO OR ITS SUCCESSORS OR ASSIGNS SHALL BE BROUGHT AND DETERMINED IN THE STATE AND FEDERAL COURTS OF THE STATE OF MASSACHUSETTS, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY CLAIM (A) THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS FOR ANY REASON, (B) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF JUDGMENT, EXECUTION OF JUDGMENT, OR OTHERWISE), AND (C) TO THE FULLEST EXTENT PERMITTED BY THE APPLICABLE LAW, THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

      SECTION 8.     Amendments; Termination.

      (a) This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto.

      (b) Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the earliest to occur of (i) the final adjournment of the 2003 annual meeting of the stockholders of Daleen and (ii) the termination of the Purchase Agreement in accordance with its terms.

      SECTION 9.     Additional Shares. If, after the date hereof, any Stockholder or Behrman Entity acquires beneficial or record ownership of any additional shares of capital stock of Daleen (any such shares, “Additional Shares”), including, without limitation, upon exercise of any option, warrant or right to acquire shares of capital stock of Daleen or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall thereafter be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any person or entity immediately upon the acquisition by any Stockholder of beneficial ownership of such Additional Shares.

      SECTION 10.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors (including, in the case of any individual Stockholder, any Behrman Entity or any other individual, any executors, administrators, estates, legal representatives and heirs of such Stockholder, Behrman Entity or such individual) and permitted assigns; provided, however, that, except as otherwise provided in this Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations, under this Agreement, without (a) the consent of the Behrman Entities, in the case of any Stockholder, or (b) the consent of the HarbourVest Funds, in the case of the Behrman Entities. Without limiting the scope or effect of the restrictions on Transfer set forth in Section 2, each Stockholder and each Behrman Entity agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.

      SECTION 12.     Counterparts. This Agreement may be executed in any number of counterparts, all of which, when taken together, shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. The parties also expressly agree that this Agreement may be executed by original signatures delivered by facsimile.

[Remainder of page intentionally left blank; signature pages follow]

      In witness whereof, the parties hereto have executed this Agreement as of the date first written above.

Stockholders:

HARBOURVEST PARTNERS V — DIRECT FUND, L.P.

By:

HVP V — Direct Associates, L.L.C Its General Partner

By:

HarbourVest Partners, LLC Its Managing Member

By:

Ofer Nemirovsky Managing Director

HARBOURVEST PARTNERS VI — DIRECT FUND, L.P.

By:

HVP VI — Direct Associates, L.L.C Its Managing Member

By:

HarbourVest Partners, LLC Its Managing Member

By:

Ofer Nemirovsky Managing Director

ABILITI SOLUTIONS, INC.

By:

Name: Title:

[Signature page of Behrman Entities follows]

BEHRMAN ENTITIES:

BEHRMAN CAPITAL II, L.P.

By:

Behrman Brothers, LLC Its General Partner

By:

William M. Matthes, Managing Member

STRATEGIC ENTREPRENEUR FUND II, L.P.

By:

William M. Matthes, General Partner

ANNEX I

October 4, 2002

To the Board of Directors of

Daleen Technologies, Inc.
902 Clint Moore Rd.
Suite #230
Boca Raton, FL 33487

Gentlemen:

      We understand that Daleen Technologies, Inc. (the “Company”) is contemplating a transaction pursuant to which the Company would (a) purchase substantially all of the assets of Abiliti Solutions, Inc. (“Abiliti”) and assume certain liabilities of Abiliti (the “Purchase”) in exchange for (i) 115,681 shares of the Company’s Series F Preferred Stock, par value $.01 per share (the “Series F Preferred Stock”), (ii) 11,492,136 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), and (iii) warrants to purchase 5,666,069 shares of Common Stock at an exercise price of $0.906 per share (the “Abiliti Warrants”). The consideration payable by the Company in the Purchase is subject to reduction under certain circumstances. The terms and conditions of the Purchase are more fully described in the proposed Asset Purchase Agreement between the Company and Abiliti with respect thereto (the “Asset Purchase Agreement”).

      Simultaneously with the Purchase, and as an inducement for the Company to enter into the Asset Purchase Agreement, Behrman Capital II, L.P. and Strategic Enterprise Fund II, L.P. (collectively, the “Investors”) have agreed to acquire, for an aggregate consideration of $5,100,000 as adjusted by the exercise price of Additional Warrants, (i) 115,681 shares of Series F Preferred Stock, (ii) 10,992,136 shares of Common Stock, and (iii) warrants to purchase 5,666,069 shares of Common Stock at an exercise price of $0.906 per share (the “Warrants”) and 500,000 shares of Common Stock at an exercise price equal to the trading price of the common stock on the date prior to the announcement of the Transaction (the “Additional Warrants” and together with the Warrants, the “Investor Warrants”). (The acquisition of such securities is referred to herein as the “Investment”, and collectively with the Purchase, the “Transaction”.) The terms and conditions of the Investment are more fully described in the proposed Investment Agreement among the Company and the Investors (the “Investment Agreement”).

      In connection with your review and analysis of the Transaction, you have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in connection with the Purchase and to be received by the Company in connection with the Investment, taken as a whole.

      Kaufman Bros., L.P., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of securities of public and private companies and valuations for corporate and other purposes. We have acted as financial advisor to the Company with respect to the Transaction for which we have received fees and will receive additional fees, contingent upon consummation of the Transaction. In addition, in June 2001, we acted as placement agent for the Company in connection with a private placement of Series F Preferred Stock for which we received customary fees.

      In conducting our analysis and arriving at our opinion as expressed herein, we have, among other things:

•	reviewed a draft of the Asset Purchase Agreement, dated October , 2002, and the schedules and exhibits attached thereto;

•	reviewed a draft of the Investment Agreement, dated October , 2002, and the schedules and exhibits attached thereto;

•	reviewed the terms of the Series F Preferred Stock;

•	reviewed the proposed forms of Warrant Agreements representing the Abiliti Warrants and the Investor Warrants;

•	reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as filed with the Securities and Exchange Commission;

•	reviewed certain internal information relating to the Company provided to us by management of the Company, including historical financial information and financial forecasts;

•	reviewed certain internal information relating to Abiliti provided to us by Abiliti’s management, including historical financial information and financial forecasts;

•	held discussions with the Company’s and Abiliti’s respective managements regarding the respective businesses, operations and prospects of the Company and Abiliti;

•	prepared and analyzed proforma financial information for the combined company based upon discussions with, and information provided by the managements of, both companies;

•	visited Abiliti’s facilities in Chesterfield, Missouri;

•	reviewed the historical trading prices and volumes of the Company’s Common Stock;

•	reviewed certain publicly available information concerning certain other companies engaged in businesses which we believe to be reasonably comparable to Abiliti;

•	reviewed information concerning certain other business transactions which we believe to be reasonably comparable to the Purchase;

•	performed various valuation analyses as we deemed appropriate using generally accepted analytical methodologies; and

•	performed such other financial studies, analyses, inquiries and investigations as we deemed appropriate.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and upon the assurances of the managements of the Company and Abiliti that they are not aware of any information that would make the information provided to us incomplete or misleading. We have not attempted to independently verify such information, and have not made, obtained or been provided with any independent evaluation or appraisal of the properties and facilities or of any of the assets or liabilities (contingent or otherwise) of the Company or Abiliti. With respect to financial forecasts, we were advised by the managements of the Company and Abiliti, and we have assumed, without independent investigation, that they were reasonably prepared and reflect the best currently available estimates and judgment as to the expected future financial performance of the Company and Abiliti. With respect to forecasts included in the proforma financial information for the combined company which we prepared, we have been advised by the managements of the Company and Abiliti that such forecasts and the assumptions upon which they are based are reasonable. We have also assumed, with your permission and without independent investigation, that:

•	the Purchase and the Investment will be consummated in accordance with the terms set forth in the drafts of the Asset Purchase Agreement and the Investment Agreement, respectively, reviewed by us without any amendment thereto and without any waiver by any of the parties of any of the conditions to their respective obligations; and

•	all regulatory and other approvals and third party consents required for consummation of the Transaction will be obtained without material cost to the Company or Abiliti.

      Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information available to us, as of the date hereof. We disclaim any undertakings or obligation to advise any person of any change in any fact or matter affecting our opinion which may come or be brought to our attention after the date hereof. Although we evaluated the consideration to be paid by the Company in connection with the Purchase and issued by the Company in connection with the Investment from a financial point of view, we did not recommend the specific consideration payable in the Transaction, which was determined through negotiations between the Company and Abiliti.

      In the ordinary course of our business, we may hold and actively trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion does not constitute a recommendation as to any action the Board of Directors or any stockholder of the Company should take in connection with the Purchase or the Investment or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Purchase or the Investment. Our opinion relates solely to the fairness, as of the date hereof, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in connection with the Purchase and to be received by the Company in connection with the Investment, taken as a whole. We express no opinion herein as to the structure, terms or effect of any other aspect of the Purchase or the Investment, the merits of the underlying decision of the Company to consummate the Purchase or the Investment, any other actions taken or proposed to be taken by the Company or Abiliti in connection with the Purchase or the Investment, or any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Purchase or the Investment.

      This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Company for its use in evaluating the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be paid by the Company in connection with the Purchase and to be received by the Company in connection with the Investment, taken as a whole. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

      Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the consideration to be paid by the Company in connection with the Purchase and received by the Company in connection with the Investment, taken as a whole, is fair, from a financial point of view, to the stockholders of the Company.

Very truly yours,

KAUFMAN BROS., L.P.

ANNEX J

DALEEN TECHNOLOGIES, INC.

LONG-TERM INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

      1.01     Purpose. The purpose of the Daleen Technologies, Inc. Long-Term Incentive Compensation Plan is to attract and retain Employees and provide appropriate incentive to other eligible Participants by providing Participants with a long-term opportunity to share in the appreciation of the Company’s value.

      1.02     Effective Date. This Plan shall become effective as of the Closing Date as defined in the Asset Purchase Agreement among the Company, Daleen Solutions, Inc. and Abiliti Solutions, Inc., dated October 7, 2002.

ARTICLE II

DEFINITIONS

      2.01     Definitions. For purposes of this Plan, the following terms shall have the following meanings:

(a) “Board” shall mean the board of directors of the Company. The Compensation Committee of the Board may exercise any authority reserved to the Board under this Plan.

(b) “Common Stock” shall mean the Common Stock of the Company.

(c) “Company” shall mean Daleen Technologies, Inc., a Delaware corporation.

(d) “Employee” shall mean an employee of the Company.

(e) “Enterprise Value” shall mean for purposes of the calculation of the Payout Equity Pool, (i) in the case of a sale of 100% of the common stock, preferred stock and other equity securities of the Company, the then fair market value of the securities or other consideration paid for such equity securities and (ii) in the case of any other transaction, the implied pre-tax value of the equity of the Company in such transaction. In each case, the fair market value of securities or other consideration or assets or implied value of the equity of the Company shall be determined in good faith by the Board without applying any discounts or premiums and without regard to the amounts payable under this Plan.

(f) “Options” shall mean (i) the vested portion of any stock options to acquire Common Stock or other capital securities of the Company granted to each Participant as of or prior to the Effective Date and held by such Participant at the time of a Payout Event, (ii) the vested portion of any stock options to acquire Common Stock or other capital securities of the Company granted to each Participant after the Effective Date and held by such Participant at the time of a Payout Event and which the Board has designated at grant to be “Options” for purposes of the Plan, and (iii) all such stock options described in (i) and (ii) above that would have been so held but for a prior exercise of such stock option by or on behalf of the Participant.

(g) “Option Shares” shall mean the shares of Common Stock or other capital securities of the Company underlying a Participant’s Options.

(h) “Option Value” shall mean, for any Participant, the excess of (i) the aggregate value of all of that Participant’s Option Shares at the time of a Payout Event based upon the value attributable to the Common Stock in connection with such Payout Event over (ii) the aggregate exercise price of such Participant’s Options.

(i) “Participant” shall mean, with respect to the Payout Equity Pool, any Employee of the Company, individual, or specified entity who is eligible to participate in such Payout Equity Pool, as provided in Section 3.01.

(j) “Participation Percentage” shall mean, with respect to a Participant’s participation in the Payout Equity Pool, the percentage assigned by the Board. The Participation Percentage assigned to a Participant shall be communicated to the Participant in writing.

(k) “Payout Equity Pool” shall mean, with respect to a Payout Event, the sum of (i) 15% of the excess of (A) the amount of the Enterprise Value not exceeding $100,000,000 over (B) $20,000,000, and (ii) 10% of the amount by which the Enterprise Value exceeds $100,000,000. The Payout Equity Pool is notional only; no segregation of securities or other assets is intended or required.

(l) “Payout Event” shall mean any (i) liquidation, dissolution or winding up of the Company; (ii) a sale of all or substantially all of the assets of the Company to a third party; (iii) a merger or consolidation of the Company with or into another entity pursuant to which (a) the capital stock of the Company outstanding immediately prior to the merger or consolidation is converted into or exchanged for securities of another entity or cash or property and (b) the stockholders of the Company immediately prior to the merger or consolidation own less than 50% of the combined voting stock of the surviving company (or the parent of the surviving company) in the merger or consolidation.; or (iv) a sale or other disposition in one transaction or series of transactions, regardless of the form of the transaction or of the form of consideration received, of 60% or more (based on voting control) of the capital stock of the Company to a single person or group (within the meaning of Rule 13d-5(b)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

(m) “Plan” shall mean the Daleen Technologies, Inc. Long-Term Incentive Compensation Plan, as the same may be amended from time to time.

(n) “Unallocated Equity Pool” shall mean that percentage of the Payout Equity Pool that is not allocated to a specific Participant at the time of a Payout Event.

ARTICLE III

OPERATION OF THE PROGRAM

      3.01     Eligibility. The initial Participants shall be those Employees, individuals or others as set forth in Exhibit A attached to this Plan. Prior to a Payout Event, additional Participants may be designated by the Board. The Unallocated Equity Pool, including any portion of the Payout Equity Pool forfeited or otherwise terminated in accordance with Section 3.04 hereof, will be distributed as determined by the Board; provided, however, that the Board shall not be required to distribute any of the Unallocated Equity Pool. The Board may, at the time of grant of a Plan interest to a Participant, establish vesting, forfeiture and other terms and conditions applicable to such grant.

      3.02     Distribution of the Payout Equity Pool

(a) As soon as practicable after the occurrence of a Payout Event, the Board shall determine and approve the Payout Equity Pool as of the date of the Payout Event.

(b) As soon as practicable after the Board approves the calculation of the Payout Equity Pool, the Company shall pay to each Participant an amount equal to (i) the Payout Equity Pool multiplied by (ii) that Participant’s Participation Percentage, reduced by (iii) that Participant’s Option Value.

(c) Payment of the amounts described in (b) above may be made in cash or in the same consideration as is paid to the Company’s stockholders in connection with the Payout Event. Such determination shall be made by the Board. If some or all of such payment is paid in property other than cash, the value of the portion of such distribution or consideration not paid in cash shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company. In the event that all or any portion of payments made to Participants consists of consideration other than cash or immediately tradable securities, the Company shall use reasonable best efforts to make appropriate arrangements to ensure that Participants have sufficient cash as part of the payout under the Plan to pay taxes incurred with respect to such payments, or, if sufficient cash is not available for distribution as part of the payout, the Company shall use reasonable best efforts to distribute as part of the payout publicly traded stock that has been registered under the Securities Act of 1933, as amended, sufficient to pay such taxes.

      3.03     Payments to Former Employees. If, at the time a payment is to be made pursuant to Section 3.02 above, a Participant is no longer employed by the Company, the Board shall determine, in its sole discretion, whether and under what conditions payment shall be made to such former Employee; provided, however, that the Board shall be entitled to make such determination at any time prior to such payment; and provided, further, that if the Participant is a party to an employment agreement with the Company, payment to such Participant shall be made in accordance with the terms of such agreement.

      3.04     Certain Adjustments. In the event of any acquisition, stock issuance, reorganization, merger, consolidation or similar transaction involving the Company, other than a Payout Event, that would have the effect of diluting the percentage equity ownership (in the Company or its successor) of the Company’s then existing stockholders, or enlarging the rights of Participants hereunder, the Board may make equitable and reasonable adjustments to the Participation Percentages of Participants and/or the method of calculating the Payout Equity Pool (including changes in the percentages set forth in Section 2.01(k)(i) and (ii)) in order to adjust the Payout Equity Pool to reflect approximately the same level of dilution to the Payout Equity Pool as the dilution of the Company’s capital stock resulting from said transaction.

ARTICLE IV

AMENDMENT, TERMINATION AND CONVERSION

      4.01     Amendment and Termination. The Board may, in its sole and complete discretion, amend or terminate this Plan at any time and for any reason that the Board deems necessary or appropriate. The termination or amendment of the Plan shall not adversely affect any Participant’s rights previously granted under the Plan unless approved by Participants holding in the aggregate more than one-half of the total Participation Percentages then outstanding. This Plan shall terminate upon the payment of all amounts payable following Payout Event.

      4.02     Plan Conversion. At any time after the adoption of this Plan, the Board may elect to replace this Plan in its entirety by a new equity-based compensation plan; provided, however, that any such new plan shall be substantially equivalent to or more favorable than this Plan for Participants from a financial and tax standpoint.

ARTICLE V

MISCELLANEOUS

      5.01     Governing Law and Venue. All rights under this Plan shall be governed and construed in accordance with the laws of the State of Florida. The parties acknowledge that a substantial portion of negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Boca Raton, Florida, therefore, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement must be brought in Boca Raton, Florida; (b) consents to the jurisdiction of such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such manner as may be provided under applicable laws or court rules in the State of Florida.

      5.02     Funding. All cash payments under the Plan will be made from the general assets of the Company. Any shares issued in payment of the Company’s obligations under this Plan may be newly-issued shares or treasury shares. No portion of the assets of the Company will be segregated or separately identifiable as a source of payment under the Plan.

      5.03     Withholding Taxes. The Company shall withhold from any payment to be made to a Participant under the terms of the Plan an amount sufficient to satisfy the Company’s withholding obligation under any federal, state or local withholding tax requirement applicable to such payment and shall promptly remit the withheld amount to the appropriate taxing bodies.

      5.04     Employment Rights. Nothing in this Plan shall confer upon any Employee the right to continue in the employment of the Company or any affiliate of the Company or affect any right which the Company or any affiliate of the Company may have to terminate the employment of such Participant.

      5.05     Successors. This Plan shall bind any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, of all or substantially all of the assets of the Company. In the case of any transaction in which a such a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

      5.06     Captions. The captions of Articles and Sections of this Plan are for the convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

ANNEX K

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DALEEN TECHNOLOGIES, INC.

      Daleen Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

      FIRST: In accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, (a) the Board of Directors of the Corporation, at a meeting duly called and held, duly adopted resolutions: (i) proposing and declaring advisable the amendments to the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), set forth herein; and (ii) directing that such amendments be submitted to the stockholders of the Corporation for consideration, action and approval and (b) the stockholders of the Corporation duly approved and adopted the amendments to the Certificate of Incorporation at a special meeting of stockholders duly called and held in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware.

      SECOND: Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph of such Article FOURTH in its entirety and substituting in lieu thereof the following:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Hundred Twenty-One Million Eight Hundred Seventy-Seven Thousand Two Hundred Thirty-Six (221,877,236) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, having a par value of $0.01 per share (the “Common Stock”), and Twenty-One Million Eight Hundred Seventy-Seven Thousand Two Hundred Thirty-Six (21,877,236) shares shall be classified as Preferred Stock, par value $0.01 per share (the “Preferred Stock”). The Preferred Stock shall consist of 3,000,000 shares which shall be designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), 1,250,000 shares which shall be designated as the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”), 1,222,222 shares which shall be designated as the “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”), 4,221,846 shares which shall be designated as the “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), 686,553 shares which shall be designated as the “Series D-1 Convertible Preferred Stock” (the “Series D-1 Preferred Stock”), 1,496,615 shares which shall be designated as the “Series E Convertible Preferred Stock” (the “Series E Preferred Stock”), and 588,312 shares which shall be designated as the “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”), with the remaining Preferred Stock having no designations or preferences set forth herein. The Board of Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Common Stock or Preferred Stock and the issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation. The designations, relative rights, preferences and limitations of each class of shares of the Corporation shall be as follows:”

      THIRD: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 2 in its entirety and substituting in lieu thereof the following:

“Section 2. Designation of the Number of Shares. There shall be a series of Preferred Stock that shall be designated as “Series F Convertible Preferred Stock”. The Series F Preferred Stock shall consist of 588,312, shares shall be entitled to dividends when, as and if declared pursuant to Section 3 hereof, shall be entitled to a preference in liquidation as provided in Section 4 hereof, shall be convertible as provided in Section 6 hereof, and shall be entitled to vote as provided in Section 7 hereof.”

      FOURTH: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 5 in its entirety and substituting in lieu thereof the following:

“Section 5. Redemption.

(a) No holder of Series F Preferred Stock shall have the right solely by virtue of holding such stock to require redemption of such shares nor, except as set forth in Section 5(b) below, shall the Corporation have the right to call or require redemption of any shares of Series F Preferred Stock.

(b) Unless otherwise agreed by the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting or consenting as a separate class, in the event of:

(i) the acquisition of the Corporation by another entity by means of merger or consolidation resulting in the exchange of at least 50% of the outstanding shares of capital stock of this Corporation for securities issued or other consideration paid by the acquiring entity or any parent or subsidiary thereof (except for a merger or consolidation after the consummation of which the stockholders of the Corporation immediately prior to such merger or consolidation own in excess of 50% of the voting securities of the surviving corporation or its parent corporation); or

(ii) the sale or other disposition by the Company of substantially all of its assets (other than an sale or transfer of assets to one or more wholly-owned subsidiaries of the Corporation),

the Corporation shall redeem all of the then issued and outstanding shares of Series F Preferred Stock for a redemption price equal to the Preferential Amount. Notwithstanding the foregoing, neither the sale by the Company of PartnerCommunity, the distribution to the Corporation’s stockholders of the Corporation’s capital stock in PartnerCommunity, any transaction resulting in a reduction in the Corporation’s ownership interest in PartnerCommunity, nor the sale by PartnerCommunity of shares of its capital stock or its assets to any other entity or person shall be deemed to be a merger or consolidation or sale or other disposition of substantially all of the assets of the Corporation as contemplated by this Section 5(b).

(c) Notwithstanding the forgoing Section 5(b), such Section shall not be applicable, nor shall the Corporation be required to redeem any issued and outstanding shares of Series F Preferred Stock in connection with or upon the consummation of the transactions contemplated by the Asset Purchase Agreement dated October 7, 2002, by and among the Corporation, Daleen Solutions, Inc. and Abiliti Solutions, Inc. (the “Abiliti Asset Purchase Agreement”) or the Investment Agreement dated October 7, 2002, among the Corporation, Behrman Capital II, L.P. and Strategic Entrepreneur Fund II, L.P. (the “Behrman Investment Agreement”).”

      FIFTH: The Certificate of Incorporation is hereby amended by deleting Article FOURTH, Part B-VII, Section 6(e)(iv)(E) in its entirety and substituting in lieu thereof the following:

“(E) There shall be no adjustment of the Conversion Price pursuant to Section 6(e)(iv) in the case of Common Stock, Options or Convertible Securities to be issued (1) to an employee, consultant, officer or director of the Corporation or Subsidiary pursuant to any stock-based incentive plan or agreement that has been duly approved by the Corporation’s Board of Directors (including, without limitation, the Daleen Technologies, Inc. Amended and Restated 1999 Stock Incentive Plan), (2) upon the issuance of no more than $5,000,000 of Common Stock, Options or Convertible Securities to investors who the Board of Directors of the Corporation determines are strategic to the future success of the Corporation, (3) upon the issuance of Common Stock, Options or Convertible Securities in transactions where the Corporation is acquiring all or substantially all of a third-parties’ assets or voting securities in a transaction that would constitute a change of control for such third party, (4) upon conversion of the Series F Preferred Stock or upon exercise of the Warrants (as defined in the Securities Purchase Agreement dated as of March 30, 2001, by and among the Corporation and the purchasers of Series F Preferred Stock named therein (the “Securities Purchase

Agreement”)), (5) in connection with the transactions contemplated by the Abiliti Asset Purchase Agreement or the Behrman Investment Agreement (each as defined in Article FOURTH, Part B-VII, Section 5(c) above), including without limitation the issuance of Common Stock, Series F Preferred Stock, Options and/or Convertible Securities in connection therewith and the issuance of Common Stock upon conversion or exercise of the Series F Preferred Stock, Options and Convertible Securities issued in connection therewith, or (6) upon the exercise or conversion of Options, Convertible Securities, warrants or other securities or instruments convertible into Common Stock granted prior to March 30, 2001.”

      SIXTH: That this Certificate of Amendment to the Certificate of Incorporation shall become effective upon filing with the Delaware Secretary of State pursuant to Section 103(d) of the General Corporation Law.

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

      IN WITNESS WHEREOF, Daleen Technologies, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by                          , its                          , on            ,         .

DALEEN TECHNOLOGIES, INC.

By:

Name:
Title:

COMMON STOCK PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints James Daleen, Jeanne Prayther and Dawn Landry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Daleen Technologies, Inc. (the “Company”) held of record by the undersigned on                 , 2002, at the Special Meeting of Stockholders to be held on                 , 2002, or any adjournment thereof, as designated hereon and in their discretion as to other matters.

    Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” Proposal 1, Proposal 2 and Proposal 3.

PLEASE MARK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING  ☐

(PLEASE DATE AND SIGN ON REVERSE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

Proposal 1 — To approve an asset purchase agreement between the Company, Daleen Solutions, Inc., and Abiliti Solutions, Inc. and the transactions contemplated thereby, including the issuance by the Company to Abiliti of shares of the Company’s common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

(Continued on reverse side)

Proposal 2 — To approve an investment agreement between the Company, Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P. and the transactions contemplated thereby, including the issuance and sale by the Company in a private placement to Behrman Capital and Strategic Entrepreneur Fund of shares of common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock for an aggregate purchase price of $5.015 million and the adoption of a new Long-Term Incentive Compensation Plan.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

Proposal 3 — To approve amendments to our Certificate of Incorporation to (i) increase our authorized shares of series F convertible preferred stock from 356,950 shares to 588,312 shares, and (ii) amend the terms of the series F convertible preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F convertible preferred stock or (B) give rise to redemption rights in favor of the holders of series F convertible preferred stock.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.
Dated:

Signature

Signature if held jointly

Please mark, date and sign as your name appears above and return in the enclosed envelope.

SERIES F CONVERTIBLE PREFERRED STOCK PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James Daleen, Jeanne Prayther and Dawn Landry, and each of them, with full power of substitution, as Proxy, to represent and vote all the shares of common stock of Daleen Technologies, Inc. (the “Company”) held of record by the undersigned on                 , 2002, at the Special Meeting of Stockholders to be held on                 , 2002, or any adjournment thereof, as designated hereon and in their discretion as to other matters.

        Please sign exactly as name appears on the reverse side. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

        The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” Proposal 1, Proposal 2 and Proposal 3.

PLEASE MARK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING    ☐

(PLEASE DATE AND SIGN ON REVERSE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3.

Proposal 1 — To approve an asset purchase agreement between the Company, Daleen Solutions, Inc., and Abiliti Solutions, Inc. and the transactions contemplated thereby, including the issuance by the Company to Abiliti of shares of the Company’s common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

(Continued on reverse side)

Proposal 2 — To approve an investment agreement between the Company, Behrman Capital II, L.P., and Strategic Entrepreneur Fund II, L.P. and the transactions contemplated thereby, including the issuance and sale by the Company in a private placement to Behrman Capital and Strategic Entrepreneur Fund of shares of common stock, series F convertible preferred stock and warrants to purchase additional shares of common stock for an aggregate purchase price of $5.015 million and the adoption of a new Long-Term Incentive Compensation Plan.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

Proposal 3 — To approve amendments to our Certificate of Incorporation to (i) increase our authorized shares of series F convertible preferred stock from 356,950 shares to 588,312 shares, and (ii) amend the terms of the series F convertible preferred stock to provide that the transactions contemplated by the asset purchase agreement and investment agreement will not (A) result in an adjustment to the conversion price of the series F convertible preferred stock or (B) give rise to redemption rights in favor of the holders of series F convertible preferred stock.

☐  FOR                    ☐  AGAINST                    ☐  ABSTAIN

PLEASE MARK YOUR CHOICE LIKE THIS X IN BLUE OR BLACK INK.
Dated:

Signature

Signature if held jointly
Please mark, date and sign as your name appears above and return in the enclosed envelope.